As filed with the Securities and Exchange Commission on May 21, 2008
Registration No. 333-150172

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROYAL BANK OF CANADA
(Exact Name of Registrant as Specified in Its Charter)

Canada	6029	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Royal Bank of Canada
200 Bay Street
Toronto, Ontario
Canada M5J 2J5
(416) 974-5151
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

LaBrena Jones Martin
Royal Bank of Canada
One Liberty Plaza
New York, New York 10006-1404
(212) 858-7110
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David B. Miller, Esq. Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 (612) 766-7000	Dana S. Gloor, Esq. General Counsel Ferris, Baker Watts, Incorporated 100 Light Street Baltimore, Maryland 21202 (410) 685-2600	Thomas D. Washburne, Jr., Esq. Elizabeth R. Hughes, Esq. Venable LLP Two Hopkins Plaza, Suite 1800 Baltimore, Maryland 21201 (410) 244-7400

Approximate date of commencement of proposed sale to the public:  As promptly as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY DRAFT DATED MAY 21, 2008, SUBJECT TO COMPLETION

PROXY STATEMENT OF FERRIS, BAKER WATTS, INCORPORATED
PROSPECTUS OF ROYAL BANK OF CANADA

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder of Ferris, Baker Watts, Incorporated:

You are cordially invited to attend a special meeting of the stockholders of Ferris, Baker Watts, Incorporated, or FBW, on June 20, 2008, at 8:30 a.m., local time, at the offices of Venable LLP, 575 Seventh Street, N.W., Washington, D.C. 20004. At the special meeting, you will be asked to consider and vote upon a proposal to adopt an agreement and plan of merger, which we refer to as the merger agreement, that provides for the merger of Steamer Acquisition Corp., a wholly-owned subsidiary of Royal Bank of Canada, or RBC, with and into FBW. As a result of the merger, FBW will become a wholly-owned subsidiary of RBC.

If the merger is completed, you will be entitled to receive consideration solely in the form of RBC common shares. The amount of the merger consideration that you will be entitled to receive for each share of FBW common stock will be determined in accordance with the merger agreement, as described in “The Merger Agreement — Merger Consideration” beginning on page 57 of this proxy statement/prospectus. The number of RBC common shares that you will be entitled to receive will be determined by dividing the total amount of merger consideration to which you are entitled by the volume-weighted average trading price of RBC common shares on the New York Stock Exchange over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger, subject to a collar that prevents this trading price from exceeding $55.8082 or being less than $45.6612. This prospectus of RBC also relates to RBC common shares to be issued to holders of FBW stock options outstanding under FBW’s stock option plans in connection with the termination and cancellation of these options; these FBW option holders are not entitled to vote at the special meeting. Option holders will be entitled to receive merger consideration of the same kind and amount as FBW stockholders, net of the exercise price applicable to each share of FBW common stock subject to the option.

The initial total amount of merger consideration in the aggregate is equal to RBC common shares valued at $230 million, and is subject to adjustment based on a determination of the net equity of FBW on the date of closing (determined in accordance with U.S. Generally Accepted Accounting Principles, subject to agreed modifications), which we refer to as closing net equity, and on a calculated measure of financial consultant attrition between December 31, 2007 and a date shortly after closing. A portion of the merger consideration to which you would become entitled upon consummation of the merger will be held back until final determination of these adjustments. Additionally, a portion of the merger consideration that may be distributable to you will be deposited in escrow with U.S. Bank National Association to provide financial assets to satisfy claims for indemnification by RBC and related persons and expenses of the shareholders’ representative, as provided in the merger agreement and in an escrow agreement to be entered into before the closing of the merger.

Neither the final amount of the merger consideration nor the exchange ratio of shares of FBW common stock into RBC common shares will be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise amount of the merger consideration you will receive as a result of the merger.

For purposes of illustration and based on the number of shares of FBW common stock and options to acquire shares of FBW common stock outstanding as of February 29, 2008, the volume-weighted average trading price of an RBC common share on the NYSE over the five-trading-day period ended February 28, 2008 ($50.5572), the last full trading day immediately before an assumed closing date of the merger of February 29, 2008, the parties’ estimate of the closing net equity adjustment based on the FBW balance sheet as of February 29, 2008, and any financial consultant attrition as of that date, RBC would issue approximately 4,746,465 RBC common shares in the aggregate to FBW stockholders and option holders upon completion of the merger, or approximately 4.90383 RBC common shares per outstanding share of FBW common stock held by FBW stockholders, in each case before giving effect to any reduction due to the holdback and escrow.

Based on the merger agreement, RBC and FBW estimate that the maximum number of RBC common shares to be issued in the merger could be approximately 5,475,000 shares, before giving effect to the holdback and escrow. It is a condition to completion of the merger that the RBC common shares to be issued in the merger be listed and eligible for trading on the New York Stock Exchange and the Toronto Stock Exchange under the trading symbol “RY.”

After careful consideration, your board of directors has unanimously determined that the merger agreement and the merger are advisable and in the best interests of FBW and its stockholders, has unanimously approved the merger agreement and the merger, and unanimously recommends that you vote “FOR” adoption of the merger agreement.

The accompanying materials provide a detailed description of the proposed merger and the consideration that you will be entitled to receive if the merger is completed. We urge you to read these materials carefully. Please pay particular attention to the “Risk Factors” beginning on page 26 for a discussion of risks related to the transaction.

The merger cannot be completed unless we obtain the affirmative vote of the holders of at least a majority of the outstanding shares of FBW common stock. Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card.

If you have an account in the Employee Stock Ownership Plan component of the Ferris, Baker Watts, Incorporated 401(k) Employee Stock Ownership Plan, or ESOP, you will find enclosed with this proxy statement/prospectus a voting instruction card for directing the ESOP Trustee how to vote the shares of FBW common stock allocated to your ESOP account with respect to the adoption of the merger agreement and a letter from the ESOP Trustee. This voting instruction card should be completed in addition to any proxy card you receive due to FBW common stock ownership outside of the ESOP. Your voting directions will be held in confidence by the ESOP Trustee and will not be released or divulged to anyone, except as required by law.

Sincerely,

Roger L. Calvert
President and Chief Executive Officer
Ferris, Baker Watts, Incorporated

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the RBC common shares to be issued in the merger or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities that RBC is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of RBC, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This document is dated May 21, 2008, and is first being mailed to FBW’s stockholders on or about May 22, 2008.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about RBC from documents filed with or furnished to the U.S. Securities and Exchange Commission, or the SEC, that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to RBC that are incorporated by reference into this document without charge by requesting them in writing or by telephone from RBC at the following address and telephone number:

Royal Bank of Canada
Investor Relations Department
200 Bay Street
14th Floor, South Tower
Toronto, Ontario
Canada M5J 2J5
Telephone: (416) 955-7802

In order to receive timely delivery of the documents in advance of the special meeting of FBW stockholders, you should make your request no later than June 13, 2008.

For a more detailed description of the documents incorporated by reference into this document, see the section entitled “Where You Can Find More Information” beginning on page 113.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form F-4 filed with the SEC by RBC (File No. 333-150172), constitutes a prospectus of RBC under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the RBC common shares to be issued to FBW stockholders and option holders as required by the merger agreement. This document also constitutes a notice of special meeting of FBW stockholders and a proxy statement with respect to the special meeting of FBW stockholders, at which FBW stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 20, 2008

To the Stockholders of Ferris, Baker Watts, Incorporated:

We will hold a special meeting of the stockholders of Ferris, Baker Watts, Incorporated, or FBW, on June 20, 2008, at 8:30 a.m., local time, at the offices of Venable LLP, 575 Seventh Street, N.W., Washington, D.C. 20004, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 14, 2008 (which we refer to as the merger agreement), by and among FBW, Royal Bank of Canada, or RBC, Steamer Acquisition Corp., or Steamer, and Adrian G. Teel, solely in his capacity as the shareholders’ representative, a copy of which is attached as Appendix A to the enclosed proxy statement/prospectus, pursuant to which Steamer, a wholly-owned subsidiary of RBC, will merge with and into FBW, and FBW will become a wholly-owned subsidiary of RBC;

2. To vote upon an adjournment or postponement of the special meeting of FBW stockholders, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

3. To transact such other business as may properly be brought before the special meeting and any adjournments or postponements of the special meeting.

The FBW board of directors knows of no other business to be presented at the special meeting except business incidental to the conduct of the special meeting.

The proposal to adopt the merger agreement is more fully described in the enclosed proxy statement/prospectus.

Only holders of record of FBW common stock at the close of business on April 24, 2008 are entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of FBW common stock entitled to vote at the special meeting. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the special meeting and the merger.

If the merger is completed, FBW stockholders will be entitled to receive consideration solely in the form of RBC common shares. The amount of the consideration that FBW stockholders will be entitled to receive for each share of FBW common stock will be determined in accordance with the merger agreement, as described in the section entitled “The Merger Agreement — Merger Consideration” beginning on page 57 of the enclosed proxy statement/prospectus. The number of RBC common shares that FBW stockholders will be entitled to receive will be determined by dividing the total amount of merger consideration to which FBW stockholders are entitled by the volume-weighted average trading price of RBC common shares on the New York Stock Exchange over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger, subject to a collar that prevents this trading price from exceeding $55.8082 or being less than $45.6612.

Persons with accounts in the Employee Stock Ownership Plan component of the FBW 401(k) Employee Stock Ownership Plan (which we refer to as the ESOP) will receive a letter, enclosed with this notice, from the ESOP Trustee that will provide a description of the voting procedures for participants in the ESOP and certain other matters relevant to participants in the ESOP. Participants in the ESOP should read carefully the letter from the ESOP Trustee.

By order of the Board of Directors,

Wendy Weitzel
Corporate Secretary

Your Board of Directors unanimously recommends that you vote “FOR” adoption of the merger agreement.

YOUR VOTE IS IMPORTANT

Whether or not you expect to be present at the special meeting, please mark, sign, date and return the enclosed proxy card promptly. If you attend the special meeting, you may withdraw your proxy and vote in person.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you may have regarding the proposed merger being considered at the special meeting of FBW stockholders and brief answers to those questions. FBW and RBC urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the proposed merger. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. Unless the context otherwise requires, all references in this document to RBC are to Royal Bank of Canada, a Canadian chartered bank, and its consolidated subsidiaries; all references to FBW are to Ferris, Baker Watts, Incorporated, a Delaware corporation, and its consolidated subsidiaries; all references to Steamer are to Steamer Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of RBC; all references to we are to RBC and FBW, collectively; all references to you are to FBW stockholders; all references to securityholders are to FBW stockholders and holders of options outstanding under FBW’s stock option plans, collectively; all references to the ESOP Trustee are to Bank of America, National Association, as successor to United States Trust Company, National Association; and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of February 14, 2008, by and among FBW, RBC, Steamer and Adrian G. Teel, solely in his capacity as the shareholders’ representative, a copy of which is attached as Appendix A to this document. All references to “dollars,” “$” or “U.S.$” mean the lawful currency of the United States, and to “Canadian dollars” or “C$” mean the lawful currency of Canada. RBC prepares its consolidated financial statements in accordance with Canadian Generally Accepted Accounting Principles, or Canadian GAAP; the financial statement information of RBC included in this document has been reconciled from Canadian GAAP to U.S. Generally Accepted Accounting Principles, or U.S. GAAP.

Q:	What will happen under the merger agreement?

A:	Under the merger agreement you are being asked to adopt, FBW will merge with Steamer, an entity created solely for purposes of the merger, and your outstanding shares of FBW common stock and rights to purchase shares of FBW common stock will be exchanged for RBC common shares. FBW will continue to exist as a wholly-owned subsidiary of RBC.

Q:	What is this document and why am I receiving it?

A:	This document describes a proposal to adopt the merger agreement, which is attached to this document as Appendix A. The merger agreement provides for the merger of Steamer with and into FBW. This document also gives you information about FBW and RBC and provides other background information so that you can make an informed decision. You are receiving this document and proxy card because you own shares of FBW common stock and because FBW has called a special meeting of its stockholders to vote on the adoption of the merger agreement. Holders of outstanding stock options issued by FBW are receiving this document because these options are being terminated and cancelled as a result of the merger in exchange for RBC common shares.

When you cast your vote using the proxy card, you are appointing Adrian Teel and Patrick Vaughan as your representatives, or proxies, at the special meeting. They will vote your shares at the meeting as you have instructed them on the proxy card. Accordingly, if you send in your proxy card, your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the meeting, it is a good idea to cast your vote in advance of the meeting in case your plans change.

The board of directors of FBW knows of no other business to be presented at the special meeting, except business incidental to the conduct of the special meeting. If any matters other than the adoption of the merger agreement are properly presented for consideration at the meeting, Adrian Teel and Patrick Vaughan, as your proxies, will vote, or otherwise act, on your behalf in accordance with their judgment on such matters.

Q:	How does this document apply to me if I have an account in the ESOP component of the FBW 401(k) Employee Stock Ownership Plan?

A:	The FBW 401(k) Employee Stock Ownership Plan has two components: a 401(k) component and an employee stock ownership plan, or ESOP, component. If you have an account in the ESOP component of the FBW 401(k) Employee Stock Ownership Plan (we will refer to you as an ESOP participant), you are receiving this document and the ESOP Trustee voting instruction card because the FBW 401(k) Employee Stock Ownership Plan permits you to direct the ESOP Trustee how to vote the shares of FBW common stock allocated to your ESOP account with respect to the adoption of the merger agreement. The ESOP Trustee voting instruction card should be completed in addition to any proxy card you receive due to FBW common stock ownership outside of the ESOP. Your voting directions will be held in confidence by the ESOP Trustee and will not be released or divulged to anyone, except as required by law. You cannot vote your ESOP shares in person at the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting of FBW stockholders will take place on June 20, 2008, at 8:30 a.m., local time, at the offices of Venable LLP, 575 Seventh Street, N.W., Washington, D.C. 20004.

Q:	Who can vote at the special meeting?

A:	Holders of FBW common stock as of the close of business on the record date of April 24, 2008 are entitled to vote at the special meeting. Holders of options to acquire shares of FBW common stock are not entitled to vote at the special meeting. The ESOP Trustee will vote the shares of FBW common stock held in the ESOP. The ESOP participants cannot vote their ESOP shares in person at the special meeting.

Q:	Why is my vote important?

A:	Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of FBW common stock entitled to vote at the special meeting. Accordingly, the failure to submit a proxy card or to vote in person at the meeting, or the abstention from voting by FBW stockholders, will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Q:	If I beneficially own shares of FBW common stock held in an account in the ESOP component of the FBW 401(k) Employee Stock Ownership Plan, will I be able to vote on the merger agreement?

A:	Although the ESOP Trustee is the legal owner of the shares of FBW common stock held in the ESOP, you may direct the ESOP Trustee to vote the shares of FBW common stock allocated to your ESOP account with respect to the adoption of the merger agreement. You will find enclosed a voting instruction card for directing the ESOP Trustee. You may indicate on the voting instruction card how you want the ESOP Trustee to vote the shares of FBW common stock allocated to your ESOP account.

Q:	Will the ESOP Trustee always follow my directions as to how to vote the shares of FBW common stock allocated to my ESOP account?

A:	The ESOP Trustee will follow your voting directions as long as it determines that they are proper and are not contrary to the Employee Retirement Income Security Act of 1974, as amended, or ERISA. In determining whether directions are proper, the ESOP Trustee will consider whether you have received the information necessary to allow you to make an informed decision and whether you have been subject to undue influence in making your decision. The ESOP Trustee will make its final determination as to whether to follow your voting directions at the time of the special meeting. In the unusual circumstance where the ESOP Trustee determines that it cannot follow the directions of ESOP participants, ERISA requires the ESOP Trustee to exercise its own fiduciary judgment in deciding how to vote the ESOP shares. The ESOP Trustee has no obligation to inform an ESOP participant if the ESOP Trustee does not follow the ESOP participant’s directions, and the ESOP participant may not alter the ESOP Trustee’s decision not to follow the ESOP participant’s directions.

Q:	What do I need to do now in order to vote?

A:	After you have carefully read this document, indicate on your proxy card which of the following you would like to do: vote for adoption of the merger agreement, vote against adoption of the merger agreement, or abstain from voting on the merger agreement. Sign, date and mail the proxy card in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the special meeting. You should return your proxy card whether or not you plan to attend the meeting. If you attend the meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish.

If you are an ESOP participant, you should complete the voting instruction card and return the completed voting instruction card in the enclosed prepaid return envelope as soon as possible, so that you will be able to direct the ESOP Trustee to vote your ESOP shares at the special meeting in one of three ways: vote for adoption of the merger agreement, vote against adoption of the merger agreement, or abstain from voting on adoption of the merger agreement.

If you are both an FBW stockholder of record and an ESOP participant, you should return your completed proxy card to FBW and your completed voting instruction card to the ESOP Trustee.

Q:	What happens if I submit my proxy card or voting instruction card but do not indicate my preference for or against adoption of the merger agreement?

A:	If you submit a proxy card without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” adoption of the merger agreement.

If you are an ESOP participant and you sign, date and send in the voting instruction card but do not indicate how you want the ESOP Trustee to vote, the ESOP Trustee will vote your shares in its discretion. The ESOP Trustee has advised FBW that its present intention is to vote these ESOP shares “FOR” adoption of the merger agreement.

Q:	What happens if I do not vote at all?

A:	If you do not submit your proxy card and you do not vote in person at the special meeting, or if you indicate that you wish to abstain, the effect will be the same as if you voted “AGAINST” adoption of the merger agreement.

If you are an ESOP participant and you indicate that you wish to abstain, the ESOP Trustee has advised FBW that it will abstain from voting your ESOP shares, which will have the same effect as a vote “AGAINST” adoption of the merger agreement. If you fail to return the voting instruction card with your voting directions by the due date for its return, or if you sign, date and send in the voting instruction card but do not indicate how you want the ESOP Trustee to vote, the ESOP Trustee will vote your shares in its discretion. The ESOP Trustee has advised FBW that its present intention is to vote these ESOP shares “FOR” adoption of the merger agreement.

Q:	How does FBW’s board of directors recommend that I vote on the proposal?

A:	The FBW board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement.

Q:	How does the ESOP Trustee recommend that ESOP participants direct it to vote on the proposal with respect to the shares allocated to their ESOP accounts?

A:	The ESOP Trustee’s policy is not to make a recommendation with respect to voting directions.

Q:	How do FBW’s directors and executive officers intend to vote?

A:	As of the record date, the directors and executive officers of FBW owned of record, in the aggregate, 285,979 shares of FBW common stock, or approximately 31.8% of the shares of FBW common stock outstanding on that date. In connection with the merger agreement, RBC entered into a voting agreement with certain directors and executive officers of FBW, pursuant to which those directors and executive officers have agreed to vote all shares of FBW common stock owned of record by them (collectively 256,344 shares, or approximately 28.5% of the outstanding shares of FBW common stock) in favor of the adoption of the merger agreement and the merger. To FBW’s knowledge, all other directors and executive officers of FBW intend to vote “FOR” adoption of the merger agreement. However, no director or executive officer who has not entered into a voting agreement is bound to vote in any particular fashion.

The directors and executive officers of FBW have interests different from, or in addition to, those of other FBW securityholders that may have influenced their decisions to support or recommend that you adopt the merger agreement. See “Interests of FBW’s Directors and Executive Officers in the Merger.”

Q:	When is the merger expected to be completed?

A:	We expect to complete the merger during the second calendar quarter of 2008. Because the merger is subject to regulatory approvals and approval by FBW stockholders, as well as other conditions, we cannot predict the exact timing of its completion.

Q:	What will I receive for my shares of FBW common stock?

A:	If the merger is completed, you will be entitled to receive consideration solely in the form of RBC common shares. The amount of the consideration that you will be entitled to receive for each share of FBW common stock will be determined in accordance with the merger agreement, as described in “The Merger Agreement — Merger Consideration.” The number of RBC common shares that you will be entitled to receive will be determined by dividing the total amount of merger consideration to which you are entitled by the volume-weighted average trading price of RBC common shares on the New York Stock Exchange over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger, subject to a collar that prevents this trading price from exceeding $55.8082 or being less than $45.6612.

The initial total amount of merger consideration payable to FBW securityholders in the aggregate is equal to RBC common shares valued at $230 million. The total amount of merger consideration is subject to adjustment based on a determination of the net equity of FBW on the date of closing (determined in accordance with U.S. GAAP, subject to agreed modifications), which we refer to as closing net equity, and on a calculated measure of financial consultant attrition between December 31, 2007 and a date shortly after closing. A portion of the merger consideration (RBC common shares valued at $5.0 million) to which you would become entitled upon consummation of the merger will be held back until final determination of these adjustments. Additionally, a portion of the merger consideration that may be distributable to you will be deposited in escrow with U.S. Bank National Association, or the escrow agent, to provide financial assets to satisfy claims for indemnification by RBC and related persons (RBC common shares valued at $17.5 million) and expenses of the shareholders’ representative, and secondarily to satisfy claims for indemnification by RBC and related persons (RBC common shares valued at $2.5 million), as provided in the merger agreement and in an escrow agreement to be entered into before the closing of the merger.

Neither the final amount of the merger consideration nor the exchange ratio of shares of FBW common stock into RBC common shares will be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise amount of the merger consideration you will receive as a result of the merger.

Q:	What will I receive for my options to acquire shares of FBW common stock?

A:	If the merger is completed, without any action on your part, each of your outstanding FBW stock options will be deemed to have vested immediately before the effective time of the merger and will be cancelled and terminated, and you will become entitled to receive the consideration applicable to the stock option. The consideration will consist of, with respect to each share of FBW common stock for which the option is exercisable, the number of RBC common shares equal to the value of the RBC common shares issuable with respect to each share of FBW common stock, as described in “The Merger Agreement — Merger Consideration,” minus the exercise price that would be payable per share of FBW common stock upon exercise of the option by you, divided by the price of an RBC common share (subject to the collar). See “The Merger Agreement — Treatment of FBW Stock Options.”

Q:	When will I receive merger consideration in the form of RBC common shares?

A:	Promptly after the merger becomes effective, RBC will cause the exchange agent, Computershare Investor Services Inc., to deliver or mail to you a form of letter of transmittal and instructions for exchange of your shares of FBW common stock for RBC common shares. The exchange of your shares of FBW common stock for RBC common shares will not take place immediately after completion of the merger, but only after you return and the exchange agent receives the letter of transmittal properly completed and signed in accordance with its instructions, along with any other documents as may be reasonably requested. You will then be entitled to receive in exchange the merger consideration, when and as payable with respect to the shares of FBW common stock reflected by the letter of transmittal, after giving effect to any required withholding tax.

Some of the merger consideration will be payable upon closing and upon return of your properly completed and signed letter of transmittal. Additional consideration may be payable after determination of the closing net equity of FBW and the calculated measure of financial consultant attrition between December 31, 2007 and a date shortly after closing, as well as upon any release of RBC common shares from the indemnification and shareholders’ representative expense escrow accounts. As a consequence of these delays in receipt of the merger consideration by you, you will be unable to sell or otherwise transfer the RBC common shares distributable to you (either upon closing or upon any post-closing distribution of the holdback or escrow amounts) for a period of time following completion of the merger. The market value of the RBC common shares you receive as a result of the merger may be either lower or higher at the time you receive your RBC common shares than at the time of the merger. In addition, RBC will not pay you any dividends or other distributions declared after the merger is completed until you have properly completed and returned the letter of transmittal. After you have returned and the exchange agent receives your properly completed letter of transmittal, RBC will pay to you the amount of any dividends or other distributions that were declared after the merger was completed, without interest.

See “The Merger Agreement — Merger Consideration” for a more detailed discussion of when you may receive merger consideration. See “Additional Information for Participants in the FBW 401(k) Employee Stock Ownership Plan” for a discussion of the payment of the merger consideration for shares of FBW common stock held in the FBW 401(k) Employee Stock Ownership Plan.

Q:	How does the holdback work?

A:	The holdback is a portion of the merger consideration, RBC common shares valued at $5.0 million under the merger agreement, that will be retained by RBC until determination of the closing net equity of FBW and the calculated measure of financial consultant attrition between December 31, 2007 and a date shortly after closing. Upon finalization of those amounts, which we expect to occur within 120 days after the closing date, all or a portion of the holdback amount may be payable to the FBW securityholders in the form of RBC common shares. See “The Merger Agreement — Merger Consideration” for a more detailed discussion of when you may receive the holdback amount. It is possible that none of the holdback amount will be paid to the FBW securityholders.

Q:	How does the escrow work?

A:	The escrow is an agreement between RBC, the shareholders’ representative and the escrow agent pursuant to which the escrow agent will retain a portion of the merger consideration for two purposes: (a) RBC common shares valued at $17.5 million under the merger agreement will be placed into an escrow account to satisfy any claims for indemnification brought by RBC and related persons on or before the second anniversary of the closing date of the merger, and (b) RBC common shares valued at $2.5 million under the merger agreement will be placed into an escrow account to pay any costs and expenses incurred by the shareholders’ representative in connection with the performance of his duties under the merger agreement and the escrow agreement, and secondarily to satisfy claims for indemnification brought by RBC and related persons on or before the second anniversary of the closing date of the merger. See “The Merger Agreement — Merger Consideration” and “The Merger Agreement — Escrow Agreement” for a more detailed discussion of how and when RBC common shares may be released to the FBW securityholders.

Q:	Are there restrictions on the consideration I will receive as an FBW securityholder in the merger?

A:	The RBC common shares you receive after closing of the merger, and upon receipt of a properly completed letter of transmittal by the exchange agent, will not be subject to any restrictions under the Securities Act by reason of the merger. RBC common shares issued to you, but held in escrow, will be held by the escrow agent subject to the terms of the escrow agreement and may not be sold by you until released to you from escrow. The RBC common shares that may be issuable to you upon determination of the closing net equity of FBW and the calculated measure of financial consultant attrition will not, when issued, be subject to any restrictions under the Securities Act by reason of the merger. However, these shares may not be sold by you until issued to you. Your right to receive any contingent merger consideration is not transferable except by operation of law, by will, or to a self-directed individual retirement account, or IRA.

Q:	Do I have dissenters’ rights with respect to the merger?

A:	Yes. Under the Delaware General Corporation Law, or DGCL, holders of FBW common stock have the right to obtain an appraisal of the value of their shares of FBW common stock in connection with the merger. To perfect appraisal rights, an FBW stockholder must deliver a written demand for appraisal to FBW before the vote on the merger agreement is taken at the special meeting, must not vote in favor of the adoption of the merger agreement and must strictly comply with all of the procedures required under Section 262 of the DGCL. Casting a vote against the merger agreement will not cause an FBW stockholder to lose his or her dissenters’ rights. However, merely casting a vote against the merger agreement will not perfect dissenters’ appraisal rights. For more information on these procedures, see “Dissenters’ Rights of Appraisal” and Appendix C to this proxy statement/prospectus.

The ESOP Trustee has informed FBW that its present intention is not to exercise dissenters’ appraisal rights with respect to the shares of FBW common stock held in the ESOP, and the ESOP participants may not alter this decision of the ESOP Trustee.

Q:	Will the rights of FBW securityholders change as a result of the merger?

A:	Yes. As a result of the merger, FBW securityholders will receive RBC common shares in exchange for their shares, or options to acquire shares, of FBW common stock. FBW is a corporation organized under the laws of the State of Delaware and subject to the DGCL. RBC is a Canadian Schedule I bank chartered under and subject to the Bank Act (Canada), or the Bank Act. The Bank Act is RBC’s charter. Certain differences, including but not limited to those described in the section of this proxy statement/prospectus entitled “Comparison of Rights of FBW Stockholders and RBC Shareholders,” exist between the rights of FBW stockholders and the rights of RBC shareholders.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the merger that are discussed in this proxy statement/prospectus and in other documents incorporated by reference into this proxy statement/prospectus. Please read with particular care the detailed description of the risks associated with the merger on pages 26 through 30 and in the SEC filings of RBC referred to on pages 113 and 114.

Q:	What are the U.S. federal income tax consequences of the merger to FBW stockholders?

A:	The merger is intended to qualify as a “reorganization” under U.S. federal income tax laws. As a result, U.S. holders of FBW common stock will not recognize gain or loss except for gain or loss attributable to cash received in lieu of a fractional share. RBC common shares placed in escrow will be treated as shares received as a result of the merger. As such, U.S. holders of FBW common stock should not recognize gain or loss when the RBC common shares are deposited into or released from escrow. An FBW stockholder may recognize gain or loss if RBC common shares are sold in the escrow to satisfy claims or to pay for expenses of the shareholders’ representative. FBW stockholders will be subject to tax on dividends paid on RBC common shares held in escrow, even though the holders may not receive a distribution from the escrow. Dividends paid on RBC common shares to a former FBW stockholder will be subject to Canadian withholding tax, for which the holder may be entitled to claim a credit against the holder’s U.S. federal income tax. For a more detailed description of the tax consequences of the merger, see “Tax Consequences of the Merger.”

The merger agreement provides for FBW to take all actions necessary for the termination and complete distribution of all assets of the FBW 401(k) Employee Stock Ownership Plan, or the Plan, including all assets held in the ESOP, effective prior to the closing of the merger. As a result, persons with accounts in the Plan will no longer be eligible for continued U.S. federal income tax deferral on their account balances and will have additional taxable income in the year the Plan termination occurs, to the extent they do not, or are not eligible to, roll over their Plan distributions to an IRA or eligible employer plan. For a more detailed description of the tax consequences of the Plan termination, see “Additional Information for Participants in the FBW 401(k) Employee Stock Ownership Plan.”

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before the vote at the special meeting by submitting a written revocation to FBW at 100 Light Street, Baltimore, Maryland 21202, Attention: Wendy Weitzel, Corporate Secretary, or by submitting a new proxy card, in either case dated after the date of the proxy that is being revoked, or by attending the meeting and voting in person. For a description of voting procedures, see “The Special Meeting — Proxies; Revocation.”

ESOP participants may change their voting directions to the ESOP Trustee with respect to ESOP shares up to June 17, 2008, which is the deadline established for this purpose by the ESOP Trustee. To change their voting directions, ESOP participants must follow the voting procedures described in the letter from the ESOP Trustee that is enclosed with this proxy statement/prospectus. ESOP participants cannot vote their ESOP shares in person at the special meeting or change their voting directions after the deadline established by the ESOP Trustee.

Q:	Whom should I call with questions?

A:	If you have further questions, you may contact:

Ferris, Baker Watts, Incorporated 100 Light Street Baltimore, MD 21202 Attention: Dana Gloor Telephone: (410) 659-4660

SUMMARY

The following is only a summary of the material information contained in this document. To fully understand the proposal to adopt the merger agreement, we urge you to review this entire proxy statement/prospectus and the other documents to which we refer you. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. You should read the merger agreement for a complete understanding of the terms of the merger. In addition, we incorporate by reference into this document important business and financial information about RBC. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 113. Many of the items in this summary include a page reference directing you to a more complete description of that item.

Description of the companies (page 107)

Royal Bank of Canada

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, Ontario
Canada M5J 2J5
(416) 974-5151

Royal Bank of Canada is a Canadian Schedule I bank under the Bank Act (Canada), which constitutes its charter and governs its operations. Royal Bank of Canada and its subsidiaries operate under the master brand name of RBC. RBC is Canada’s largest bank as measured by assets and market capitalization and one of North America’s leading diversified financial services companies. RBC provides personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing services on a global basis. RBC employs more than 70,000 full- and part-time employees who serve more than 15 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 36 other countries. RBC provides wealth management services in the U.S. through RBC Capital Markets Corporation, or RBCCMC, a successor to RBC Dain Rauscher, Inc. As of January 31, 2008, RBC had consolidated assets of C$648 billion (U.S.$645 billion(1)), consolidated total deposits of C$381 billion (U.S.$380 billion(1)) and consolidated shareholders’ equity of C$25 billion (U.S.$25 billion(1)) under U.S. GAAP. RBC’s common shares are listed on the New York Stock Exchange, or NYSE, the Toronto Stock Exchange, or TSX, and the Swiss Exchange, or SWX, under the trading symbol “RY.”

On April 11, 2008, RBC announced that its four business segments (Canadian Banking, Wealth Management, U.S. & International Banking and Capital Markets) have been reorganized into five business segments and renamed as Canadian Banking, Wealth Management, International Banking, Capital Markets, and Insurance. RBC will begin reporting financial results of its five business segments commencing in the third fiscal quarter, which began May 1, 2008. All other enterprise level activities that are not allocated to these five business segments will be reported by RBC under a sixth segment, Corporate Support.

(1)	The applicable rate on January 31, 2008 was the exchange rate used to convert Canadian dollars to U.S. dollars, which was C$1.00=U.S.$0.996.

Ferris, Baker Watts, Incorporated

Ferris, Baker Watts, Incorporated
100 Light Street
Baltimore, MD 21202
(410) 685-2600

Ferris, Baker Watts, Incorporated is a full-service securities broker-dealer and investment banking firm with more than 850 employees, serving clients nationally from 42 retail branches and 17 capital markets and support services offices located in California, Colorado, Connecticut, Delaware, the District of Columbia, Maryland, Michigan, North Carolina, Ohio, Pennsylvania, Virginia and West Virginia. With one of the largest retail brokerage networks in the Mid-Atlantic region, FBW maintains a focus on building and preserving wealth for individual investors and, as of February 29, 2008, had approximately $19.7 billion in assets under management. FBW was formed in 1988 following the merger of Ferris & Company, Incorporated (founded in 1932) and Baker Watts & Co., Incorporated (founded in 1900), and has operated independently since that time serving corporations, government and non-profit entities, institutional investors, and private individuals.

FBW is holding a special meeting to vote on the merger agreement (page 31)

FBW will hold a special meeting of stockholders on June 20, 2008, at 8:30 a.m., local time, at the offices of Venable LLP, 575 Seventh Street, N.W., Washington, D.C. 20004. At the meeting, you will be asked to adopt the merger agreement.

As of the record date on April 24, 2008, 899,455 shares of FBW common stock were outstanding and entitled to receive notice of, and to vote at, the special meeting. Each share of FBW common stock outstanding as of the record date entitles the holder to one vote on any business to be considered at the special meeting. The presence, in person or by proxy, of a majority of the outstanding shares of FBW common stock entitled to vote at the meeting is required for a quorum for the transaction of business at the special meeting.

FBW Stockholders of Record

If you vote your shares of FBW common stock by completing and mailing a proxy card, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of FBW common stock will be voted “FOR” adoption of the merger agreement. An abstention or unreturned proxy card will have the same effect as a vote “AGAINST” adoption of the merger agreement.

You may revoke your proxy at any time before the vote at the special meeting by submitting a written revocation to FBW at 100 Light Street, Baltimore, Maryland 21202, Attention: Wendy Weitzel, Corporate Secretary, or by submitting a new proxy card, in either case dated after the date of the proxy that is being revoked. In addition, a proxy may also be revoked by voting in person at the special meeting. Simply attending the special meeting without voting will not revoke your proxy. Different rules apply to ESOP shares, as described below.

ESOP Participants

If you are an ESOP participant, you will find enclosed a voting instruction card for directing the ESOP Trustee how to vote the shares of FBW common stock allocated to your ESOP account with respect to the adoption of the merger agreement. On the voting instruction card, you will be able to direct the ESOP Trustee to vote your ESOP shares at the special meeting in one of three ways: vote for adoption of the merger agreement, vote against adoption of the merger agreement, or abstain from voting on adoption of the merger agreement. The ESOP Trustee has advised FBW that:

•	If you fail to return the voting instruction card with your voting directions by the due date for its return, the ESOP Trustee will vote your shares in its discretion. The ESOP Trustee has advised FBW that its present intention is to vote these ESOP shares “FOR” adoption of the merger agreement;

•	If you sign, date and send in the voting instruction card but do not indicate how you want the ESOP Trustee to vote, the ESOP Trustee will vote your shares in its discretion. The ESOP Trustee has advised FBW that its present intention is to vote these ESOP shares “FOR” adoption of the merger agreement; and

•	If you indicate that you wish to abstain, the ESOP Trustee will abstain from voting your shares, which will have the same effect as a vote “AGAINST” adoption of the merger agreement.

The actions of the ESOP Trustee with respect to voting the shares of FBW common stock held in the FBW 401(k) Employee Stock Ownership Plan are governed by the fiduciary duties and requirements of the Employee Retirement Income Security Act of 1974, as amended, or ERISA. Based on the standards established by ERISA, and on the advice of its independent legal counsel and independent financial advisor, the ESOP Trustee will follow the directions of the ESOP participants, unless the ESOP Trustee concludes that the directions are not proper or are contrary to ERISA.

In determining whether the ESOP participants’ voting directions are proper, the ESOP Trustee will consider whether the ESOP participants have received the information necessary to allow them to make an informed decision and whether the ESOP participants were subject to undue influence in making their decisions. In the unusual circumstance where the ESOP Trustee determines that it cannot follow the ESOP participants’ voting directions, the ESOP Trustee is obligated by ERISA to exercise its own fiduciary judgment in determining how to vote the shares of FBW common stock held in the FBW 401(k) Employee Stock Ownership Plan. The ESOP Trustee has no obligation to inform an ESOP participant if the ESOP Trustee does not follow the ESOP participant’s directions, and the ESOP participant may not alter the ESOP Trustee’s decision not to follow the ESOP participant’s directions.

The ESOP Trustee will ensure the confidentiality of your voting directions so that these directions are not released or divulged to anyone, except as required by law. The deadline for returning the voting instruction card with your voting directions to the ESOP Trustee is June 17, 2008, so that the ESOP Trustee has sufficient time to tabulate your voting directions in advance of the special meeting. ESOP participants may change their voting directions to the ESOP Trustee with respect to ESOP shares up to the deadline established for this purpose by the ESOP Trustee. To change their voting directions, ESOP participants must follow the voting procedures described in the letter from the ESOP Trustee that is enclosed with this proxy statement/prospectus. ESOP participants cannot vote their ESOP shares in person at the special meeting or change their voting directions after the deadline established by the ESOP Trustee.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of FBW common stock (page 32)

The affirmative vote of the holders of a majority of the outstanding shares of FBW common stock entitled to vote at the special meeting is necessary for the adoption of the merger agreement.

As of the record date, the directors and executive officers of FBW owned of record, in the aggregate, 285,979 shares of FBW common stock, or approximately 31.8% of the shares of FBW common stock outstanding on that date. In connection with the merger agreement, RBC entered into a voting agreement with certain directors and executive officers of FBW, pursuant to which those directors and executive officers have agreed to vote all shares of FBW common stock owned of record by them (collectively 256,344 shares, or approximately 28.5% of the outstanding shares of FBW common stock) in favor of the adoption of the merger agreement and the merger. To FBW’s knowledge, all other directors and executive officers of FBW intend to vote “FOR” adoption of the merger agreement. However, no director or executive officer who has not entered into a voting agreement is bound to vote in any particular fashion.

The FBW board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement (page 33)

After careful consideration, the FBW board of directors has unanimously determined that the merger agreement and the merger are advisable and in the best interests of FBW and its stockholders, has unanimously approved the merger agreement and unanimously recommends that FBW stockholders vote “FOR” adoption of the merger agreement.

In determining whether to approve the merger agreement, the FBW board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, the FBW board of directors considered the factors described under “The Merger — FBW’s Reasons for the Merger; Recommendation of the Board of Directors.”

FBW’s financial advisor advised that the merger consideration is fair to FBW stockholders from a financial point of view (page 37)

On February 14, 2008, at a meeting of FBW’s board of directors, Keefe, Bruyette & Woods, Inc., or Keefe, Bruyette & Woods, delivered to FBW’s board of directors its oral opinion, subsequently confirmed in writing, that as of that date and based upon and subject to the matters set forth in the opinion and such other matters as Keefe, Bruyette & Woods considered relevant, the consideration to be received for the shares of FBW common stock in the merger was fair, from a financial point of view, to the holders of FBW common stock. The opinion of Keefe,

Bruyette & Woods is addressed to the FBW board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to any FBW stockholder as to how that stockholder should vote with respect to the merger.

A copy of the written opinion of Keefe, Bruyette & Woods is attached as Appendix B to this document. You should read the opinion in its entirety for information about the assumptions made, and matters considered, by Keefe, Bruyette & Woods in rendering its opinion.

FBW has agreed to pay Keefe, Bruyette & Woods at the time of closing for aggregate transaction consideration up to and including $250 million, a cash fee equal to 0.75% of the fair market value on the date of closing of the aggregate merger consideration paid or payable to FBW and its securityholders. In addition, FBW has agreed to pay Keefe, Bruyette & Woods at the time of the closing of the merger a cash fee equal to 2.0% of the fair market value of the aggregate merger consideration, as of the closing date, in excess of $250 million. This fee is contingent on the closing of the merger.

Interests of certain FBW persons in the merger (page 51)

Each of FBW’s directors and executive officers have interests in the merger that are in addition to, or different from, the interests of FBW securityholders generally. For additional information regarding the individual interests of the FBW directors and executive officers pursuant to each of the following items, see “Interests of FBW’s Directors and Executive Officers in the Merger.”

Patrick Vaughan, executive vice president, has entered into an employment agreement with RBCCMC, pursuant to which Mr. Vaughan may receive consideration of at least $4.1 million (based on proration for 2008) if he remains employed by RBCCMC or an affiliate of RBCCMC until the fourth anniversary of the closing date. This amount includes a one time change of control payment to which Mr. Vaughan will be entitled in connection with the merger.

Certain executive officers of FBW have existing change of control or retention agreements that provide for severance benefits in connection with certain terminations following a change in control of FBW. Under these existing change of control agreements, the aggregate payment to the FBW directors and executive officers will be approximately $12.65 million. In addition, RBCCMC has agreed to modify the change of control agreement for each of Mr. Vaughan, Roger Calvert, president and chief executive officer, and Adrian Teel, executive vice president and chief operating officer, so that each is guaranteed to receive, by no later than January 2009, the amount that he would have otherwise received only upon certain terminations following a change in control. In addition, certain FBW executive officers may receive continued insurance benefits for 12 months following termination.

Under the merger agreement, RBC has agreed to establish a broker retention pool of up to $97 million to be allocated to the FBW financial consultants. Certain of FBW’s directors and executive officers will receive amounts pursuant to the broker retention pool. The aggregate amount payable to the FBW directors and executive officers under the broker retention pool is approximately $6.56 million.

In connection with the merger, RBC has agreed to provide additional severance benefits to certain FBW executive officers and directors. The aggregate value of these benefits, if they were to be received immediately after closing of the merger, is approximately $912,000.

RBC has agreed to cause FBW to indemnify and hold harmless each present and former director and officer of FBW against liabilities to the fullest extent that FBW would have been required to indemnify these directors and officers as of February 14, 2008.

Under the FBW stock option plans and the merger agreement, unvested FBW stock options will vest immediately before the effective time of the merger and will be cancelled and exchanged for the consideration, net of exercise price, described in the merger agreement. Based on the number of options outstanding as of February 29, 2008, the aggregate number of stock options that will have vesting accelerated as of the effective time of the merger for the executive officers and directors of FBW is 36,138.

Certain stock options granted under FBW’s stock option plans were intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended, or the Code, but were not appropriately qualified. To compensate option holders for the disqualification of the options as incentive stock options, FBW agreed to make certain payments to the applicable FBW option holders. In accordance with the merger agreement, previously agreed to payments to be made to these option holders may be accelerated to a lump sum cash payment in January 2009 in certain circumstances. The aggregate value of this benefit to the FBW directors and executive officers will be approximately $941,548.

FBW issued certain stock options under its 1995 stock option plan with an exercise price of $1.00 per share. These options may fail to meet the requirements of Section 409A of the Code, which may result in additional tax, including a 20% excise tax, on these stock options and interest payable from the date of any vesting after December 31, 2004. To compensate the holders of these options, FBW has agreed, in certain circumstances, to make a tax gross-up payment in the amount of the additional tax on these stock options. The aggregate value of this benefit to the FBW directors and executive officers will be approximately $112,706.

FBW has made contributions to a trust under the FBW Long Term Incentive Compensation Plan, or LTICP, on behalf of certain directors and executive officers. Under the terms of the LTICP, all of these contributions will fully vest upon a change of control of FBW. As of April 30, 2008, the estimated total value of the unvested contributions in which FBW’s directors and executive officers will become vested upon a change of control of FBW was $550,963.

Adrian G. Teel has been appointed shareholders’ representative for the FBW securityholders under the merger agreement. As compensation for serving as the shareholders’ representative, Mr. Teel will receive an annual fee of $25,000 for each year that any RBC common shares remain in escrow and a fee of $350 per hour, which amounts are payable out of the shareholders’ representative expense escrow account. Mr. Teel intends to remain an employee of FBW, which will be an affiliate of RBC after closing of the merger.

We expect to complete the merger during the second calendar quarter of 2008 (page 57)

Because the merger is subject to various regulatory approvals and approval by FBW stockholders, as well as other conditions, we cannot predict the exact timing of its completion. We expect, however, to complete the merger during the second calendar quarter of 2008.

FBW stockholders will receive RBC common shares in the merger (page 57)

If the merger is completed, FBW stockholders will be entitled to receive consideration solely in the form of RBC common shares. The amount of the consideration that you will be entitled to receive for each share of FBW common stock will be determined in accordance with the merger agreement, as described in “The Merger Agreement — Merger Consideration.” The number of RBC common shares that you will be entitled to receive will be determined by dividing the total amount of merger consideration to which you are entitled by the volume-weighted average trading price of RBC common shares on the NYSE over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger, subject to a collar that prevents this trading price from exceeding $55.8082 or being less than $45.6612.

The initial total amount of merger consideration payable to FBW securityholders in the aggregate is equal to RBC common shares valued at $230 million. The total amount of merger consideration is subject to adjustment based on a determination of closing net equity, and on a calculated measure of financial consultant attrition between December 31, 2007 and a date shortly after closing. A portion of the merger consideration (RBC common shares valued at $5.0 million) to which you would become entitled upon consummation of the merger will be held back until final determination of these adjustments, which we expect will occur within 120 days after the closing date of the merger. Additionally, a portion of the merger consideration that may be distributable to you (RBC common shares valued at $17.5 million and $2.5 million, respectively) will be deposited in escrow with the escrow agent to provide financial assets to satisfy claims for indemnification by RBC and related persons and for payment of expenses by a shareholders’ representative, as provided in the merger agreement and in an escrow agreement to be entered into before the closing of the merger.

Based on the formula used to calculate the number of RBC common shares to be exchanged for shares of FBW common stock, FBW stockholders may be entitled to fractional RBC common shares in exchange for their shares of FBW common stock. However, RBC will not issue any fractional common shares in the merger. An FBW stockholder who would receive a fraction of a RBC common share will instead receive an amount in cash (without interest) equal to the fraction of such RBC common share multiplied by the volume-weighted average trading price of RBC common shares on the NYSE over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger, subject to a collar that prevents this trading price from exceeding $55.8082 or being less than $45.6612. Any fractional share amounts to which an FBW stockholder may be entitled from merger consideration distributable upon closing and completion of the post-closing adjustments will be cumulated and paid, if a fractional share interest remains, in cash at the time of settlement of the post-closing adjustments. Fractional share interests that arise upon distribution of merger consideration from the escrow will likewise be paid in cash (without interest), but based on then current market prices.

Neither the final amount of the merger consideration nor the exchange ratio of shares of FBW common stock into RBC common shares will be determined until after the closing date of the merger, which will be after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise amount of the merger consideration you will receive as a result of the merger.

What holders of FBW stock options will receive (page 65)

As of the effective time of the merger, and without any action on the part of any option holder, each outstanding FBW stock option will be deemed to have vested immediately before the effective time of the merger and will be cancelled and terminated, and the holder thereof will become entitled to receive the consideration applicable to the stock option. The consideration will consist of, with respect to each share of FBW common stock for which the option is exercisable, the number of RBC common shares equal to the value of the RBC common shares issuable with respect to each share of FBW common stock, as described in “The Merger Agreement — Merger Consideration,” minus the exercise price payable per share of FBW common stock upon exercise of the option, divided by the price of an RBC common share, subject to the collar. See “The Merger Agreement — Treatment of FBW Stock Options.”

Market price information (page 106)

RBC

The table below presents the NYSE closing market prices for RBC common shares. These prices are presented on two dates:

•	February 13, 2008, the last trading day before the public announcement of the signing of the merger agreement; and

•	May 16, 2008, the latest practicable date before the printing of this proxy statement/prospectus.

RBC Common Share
Price

February 13, 2008	$50.87
May 16, 2008	$50.63

FBW

Presently, no active trading market exists for FBW common stock. If FBW were to remain independent, management of FBW does not expect that a market for FBW common stock would develop. No registered broker/dealer makes a market in FBW common stock, and FBW common stock is not listed or quoted on any stock exchange or automated quotation system.

There have been no trades or private sales of FBW’s common stock known to FBW, except those in which FBW or the ESOP was a party to the transaction. For purposes of conducting transactions in connection with the ESOP and engaging in repurchases by FBW, the price per share of FBW common stock was equal to the ESOP valuation, which ranged from $136.81 as of February 28, 2004 to $202.56 as of August 31, 2007, the last date as of which a valuation was conducted. FBW declared dividends of $12.00 per share of FBW common stock on each of November 19, 2003, November 16, 2004, December 15, 2005 and November 21, 2006.

It is a condition to completion of the merger that the RBC common shares to be issued in the merger will be listed and eligible for trading on the NYSE and the TSX (page 57)

It is a condition to completion of the merger that the RBC common shares to be issued in the merger be listed and eligible for trading on the NYSE and the TSX under the trading symbol “RY.” However, FBW securityholders may not trade RBC common shares held in escrow until the RBC common shares are released to the FBW securityholders.

There are several conditions to completion of the merger (page 66)

RBC and FBW are obligated to complete the merger only if several conditions are satisfied or waived. Some of these conditions include:

•	the adoption of the merger agreement by FBW stockholders;

•	the authorization for listing of the RBC common shares to be issued in the merger on the NYSE and the TSX, subject to official notices of issuance;

•	the absence of any stop order or proceedings initiated or threatened by the SEC to terminate the effectiveness of the registration statement with respect to the RBC common shares to be issued in the merger;

•	the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental authority that prohibits completion of the transactions contemplated by the merger agreement;

•	the other party’s representations and warranties in the merger agreement being true and correct, subject to the applicable materiality or material adverse effect standard contained in the merger agreement;

•	the performance by the other party in all material respects of its obligations under the merger agreement;

•	the receipt by each party of a legal opinion from its U.S. tax counsel or advisor with respect to certain federal income tax consequences of the merger;

•	the receipt and effectiveness of all banking and other regulatory approvals, registrations and consents, and the expiration of all waiting periods required to complete the merger;

•	the receipt and continued effectiveness of the releases signed by certain directors and executive officers of FBW;

•	the receipt by FBW of option cancellation agreements executed by (i) each holder of more than one percent of the outstanding FBW stock options; (ii) each holder of outstanding FBW stock options that have an exercise price of $1.00; and (iii) holders of outstanding FBW stock options that hold at least 95% of the total outstanding FBW stock options as of the closing date; and

•	no more than 5% of the total outstanding shares of FBW common stock will be subject to the exercise and perfection of dissenters’ rights under the DGCL by FBW stockholders.

Non-solicitation (page 73)

FBW has agreed that it will not solicit or encourage any inquiries or proposals by third parties regarding any alternative proposals to the merger. FBW may respond to unsolicited proposals in certain circumstances if failure to do so would be inconsistent with the FBW board of directors’ fiduciary duties and if the board has determined that such proposal is or is likely to result in a superior proposal under the merger agreement. FBW must promptly notify RBC if it receives any such alternative proposal. FBW’s right to consider superior proposals continues only until the special meeting, or any adjournment or postponement of the special meeting.

In addition, Bank of America, National Association, as the ESOP Trustee, has agreed that it will not solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or participate in any discussions with, or enter into an agreement with, any person relating to any alternative proposal to the merger or any alternative transaction, except to the extent that such conduct is expressly permitted to be taken by FBW pursuant to the merger agreement or would cause the ESOP Trustee to violate its fiduciary duties to the ESOP. The ESOP Trustee must promptly notify RBC if it receives any such alternative proposal.

RBC and FBW may terminate the merger agreement in some circumstances (page 74)

RBC and FBW may mutually agree to terminate the merger agreement at any time before the closing of the merger, whether before or after adoption of the merger agreement by FBW stockholders, by mutual written consent. Also, either RBC or FBW may unilaterally terminate the merger agreement:

•	at any time if the merger is not completed by July 1, 2008, except a party may not terminate the merger agreement on this basis if such party’s action or inaction caused the delay;

•	if any governmental authority whose approval is required for the merger has denied approval and such denial has become final and non-appealable or if any governmental authority of competent jurisdiction has issued any final and non-appealable order permanently enjoining or otherwise prohibiting completion of the merger, or denying approval of the merger;

•	if the terminating party is not then in material breach of the merger agreement, and the other party has breached any representation, warranty or covenant, which breach would result in the failure of the closing conditions to the merger agreement, and such breach is not cured within 30 days following written notice; or

•	if the merger agreement and the merger have not been adopted by FBW stockholders at the special meeting.

Additionally, RBC may terminate the merger agreement if the FBW board of directors fails to recommend that the stockholders adopt the merger agreement or, if after recommending the adoption of the merger agreement, the FBW board of directors withdraws, modifies or qualifies, or proposes to withdraw, modify or qualify, its recommendation; takes any public action or makes any public statement inconsistent with its recommendation; or recommends any alternative proposal.

FBW may also terminate the merger agreement, before the receipt of the requisite stockholder vote, to enter into a definitive agreement with respect to a superior proposal, which is an alternative proposal that FBW’s board of directors determines in good faith to be more favorable to FBW’s stockholders from a financial point of view than the merger agreement.

If the merger agreement is terminated, a cash fee may be payable (page 75)

FBW has agreed to pay up to $750,000 to RBC in certain circumstances for the transaction expenses incurred by RBC and its affiliates in connection with the negotiation and consummation of the merger agreement and the transactions contemplated thereunder. In addition, FBW has agreed to pay a cash termination fee of $5.0 million to RBC, less any amount paid for RBC’s transaction expenses, if the merger agreement is terminated in certain circumstances, as specified in “The Merger Agreement — Termination of the Merger Agreement — Termination Fee.”

There are required regulatory approvals to complete the merger (page 43)

Because FBW is a registered broker-dealer, RBC and FBW must make certain filings with, or give notifications to, a number of governmental authorities and self-regulatory organizations, including the Financial Industry Regulatory Authority.

In Canada, RBC’s indirect substantial investment in and control of FBW must be approved by the Superintendent of Financial Institutions (Canada), or the Superintendent. On April 28, 2008, the Assistant Superintendent, Regulation Sector, on behalf of the Superintendent, issued its approval to RBC to acquire an indirect substantial investment in and control of FBW.

The merger must be reported to both the U.S. Department of Justice and the Federal Trade Commission before consummation, and the merger cannot be consummated for a certain period of time following such notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Federal Trade Commission terminated this period on March 7, 2008.

The merger is also subject to the approval of, or notice to, state and other regulatory authorities in the U.S. and Canada. RBC and FBW have agreed to use their commercially reasonable efforts to obtain all regulatory approvals required to complete the merger. RBC and FBW are in the process of filing all of the required applications and notices to obtain the requisite regulatory approvals.

As of the date of this document, RBC has not yet received the required approvals. Although RBC believes that it will be able to obtain these regulatory approvals, RBC cannot be certain whether these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental to the combined company, or at all.

RBC expects to account for the merger under the purchase method of accounting (page 51)

RBC expects to account for the merger by use of the purchase method of accounting, in accordance with both Canadian GAAP and U.S. GAAP. This means that RBC will record as goodwill the excess of the purchase price over the fair value of FBW’s identifiable assets, including intangible assets, net of its liabilities.

Tax considerations (page 45)

In the opinion of Ernst & Young LLP, U.S. tax advisor to RBC, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In the opinion of Venable LLP, counsel to FBW, (i) the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) except with respect to cash received in lieu of fractional shares and with respect to dissenting shares, no gain or loss will be recognized in the merger by FBW stockholders. The opinions of Ernst & Young LLP and Venable LLP are subject to the assumptions, qualifications and limitations set forth in the section entitled “Tax Consequences of the Merger.” Holders of FBW common stock who receive RBC common shares will not recognize gain or loss except for gain in an amount of any cash received in lieu of fractional share interests. Neither RBC nor FBW will be required to complete the merger unless it receives an opinion to the effect that the merger will be treated as a “reorganization” for U.S. federal income tax purposes.

Additional tax considerations for ESOP participants are described in the section entitled “Additional Information for Participants in the FBW 401(k) Employee Stock Ownership Plan.”

Tax matters are very complicated and the consequences of the merger to any particular FBW stockholder will depend on that stockholder’s particular facts and circumstances. You are urged to consult your own tax advisor to determine your own tax consequences from the merger.

FBW stockholders have dissenters’ rights of appraisal (page 79)

In the merger, FBW stockholders, including the ESOP Trustee, will have dissenters’ appraisal rights with respect to their shares under Delaware law. However, the ESOP Trustee has informed FBW that its present intention is not to exercise dissenters’ appraisal rights with respect to the shares of FBW common stock held in the FBW 401(k) Employee Stock Ownership Plan, and the ESOP participants may not alter this decision of the ESOP Trustee. Under Delaware law, if FBW stockholders want to assert their right to dissent from the merger and seek the appraisal value of their shares of FBW common stock, FBW stockholders must follow carefully the procedures summarized at pages 79-81 of this proxy statement/prospectus. A copy of Delaware’s statutory provision regarding dissenters’ appraisal rights is included as Appendix C to this document. Failure to precisely follow such provisions will result in the loss of your dissenters’ appraisal rights.

Special considerations for participants in the FBW 401(k) Employee Stock Ownership Plan (page 82)

The proposed merger affects the FBW 401(k) Employee Stock Ownership Plan and ESOP participants in certain ways different from other FBW stockholders. For more information about these matters, see “Additional Information for Participants in the FBW 401(k) Employee Stock Ownership Plan.”

Appointment of Independent ESOP Trustee

FBW has appointed an independent corporate trustee, Bank of America, National Association, or the ESOP Trustee, to serve as the trustee of the ESOP component of the FBW 401(k) Employee Stock Ownership Plan in connection with the proposed merger being considered at the special meeting of FBW stockholders. The ESOP Trustee has engaged independent legal counsel and an independent financial advisor to advise it in connection with its services as ESOP Trustee. FBW is paying the fees and expenses of the ESOP Trustee, its independent legal counsel and its independent financial advisor.

Termination of the FBW 401(k) Employee Stock Ownership Plan

The merger agreement provides for FBW to take all actions necessary for the termination and complete distribution of all assets of the FBW 401(k) Employee Stock Ownership Plan, effective prior to the closing of the merger.

The rights associated with owning RBC common shares are different from those associated with owning FBW common stock (page 94)

The rights of holders of RBC common shares are governed by the Bank Act (Canada), or the Bank Act, and by RBC’s bylaws. The rights of FBW stockholders are governed by Delaware law, by FBW’s certificate of incorporation, as amended, and FBW’s amended and restated bylaws. Upon completion of the merger, FBW stockholders will become holders of RBC common shares, and their rights as RBC shareholders will be governed by the Bank Act and RBC’s bylaws. For a comparison of the rights of holders of RBC common shares with the rights of holders of FBW common stock, see “Comparison of Rights of FBW Stockholders and RBC Shareholders.”

Risk factors (page 26)

In evaluating the merger and the merger agreement and before deciding how to vote your shares of FBW common stock at the special meeting, you should read this proxy statement/prospectus carefully and especially consider the factors, risks and uncertainties discussed in “Risk Factors.”

Currencies and exchange rates

In this proxy statement/prospectus, all references to “dollars,” “$” or “U.S.$” mean the lawful currency of the United States, and all references to “Canadian dollars” or “C$” mean the lawful currency of Canada. The tables below set forth, for the periods and dates indicated, information concerning the Bank of Canada Daily Closing Foreign Exchange closing rate for the Canadian dollar, expressed in U.S. dollars per one Canadian dollar. On May 16, 2008, the latest practicable date before printing this proxy statement/prospectus, the closing rate was C$1.00 equals U.S.$1.0002.

	RBC Three Months
	Ended
	January 31,		RBC Financial Year Ended October 31,
	2007	2008	2003	2004	2005	2006	2007

Rate at the end of period	0.850	0.996	0.758	0.821	0.847	0.890	1.059
Average rate during period(1)	0.861	1.002	0.697	0.762	0.824	0.883	0.915

(1)	The average of the closing rates on the last business day of each full month during the relevant period.

Most Recent Six Months	High	Low

November 2007	1.085	1.000
December 2007	1.020	0.980
January 2008	1.009	0.968
February 2008	1.024	0.983
March 2008	1.015	0.974
April 2008	0.999	0.977

Selected consolidated historical financial data for RBC

Set forth below is selected historical financial information of RBC as at or for the years ended October 31, 2003 through October 31, 2007, certain of which has been derived from the audited consolidated financial statements of RBC and the notes thereto as filed with the SEC. Also set forth below is selected historical financial information of RBC as at or for the three months ended January 31, 2007 and January 31, 2008, certain of which has been derived from the unaudited interim consolidated financial statements of RBC and the notes thereto as furnished to the SEC. The results of operations for the three months ended January 31, 2008 are not necessarily indicative of the results of operations for the full year or any other interim period.

You should read this information in conjunction with (i) RBC’s audited consolidated financial statements and related notes included in RBC’s Annual Report on Form 40-F for the financial year ended October 31, 2007 and (ii) RBC’s unaudited interim consolidated financial statements and related notes included in Exhibits 99.2 and 99.3 to RBC’s Form 6-K furnished to the SEC for the financial quarter ended January 31, 2008, each of which is incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 113.

SELECTED HISTORICAL FINANCIAL DATA OF RBC

	As at or for the
	Three Months Ended
	January 31,(1)		As at or for the Year Ended October 31,(1)
C$ millions (unless otherwise stated)	2008	2007	2007	2006	2005	2004	2003
	(Amounts in millions, except ratios, percentage amounts and per share data)

Income statement data
Interest income	$6,674	$6,316	$26,080	$21,890	$17,017	$14,060	$13,917
Interest expense	4,510	4,464	18,362	15,076	10,073	7,484	7,427

Net interest income	2,164	1,852	7,718	6,814	6,944	6,576	6,490
Non-interest income	3,135	3,698	13,932	12,776	11,639	10,629	10,197

Total revenue	5,299	5,550	21,650	19,590	18,583	17,205	16,687

Provision for credit losses	308	161	795	427	437	347	715
Insurance policyholder benefits, claims and acquisition expense	491	527	2,036	2,038	2,041	1,542	1,426
Non-interest expense	2,928	2,880	11,707	10,933	11,142	10,710	9,970
Business realignment charges	—	—	—	—	45	177	—
Net income before income taxes and non-controlling interest in subsidiaries	1,572	1,982	7,112	6,192	4,918	4,429	4,576

Net income from continuing operations	1,215	1,492	5,541	4,750	3,539	3,064	3,033

Net income (loss) from discontinued operations(2)	—	—	—	(29)	(45)	(225)	3

Net income	$1,215	$1,492	$5,541	$4,721	$3,494	$2,839	$3,036

Selected information
Diluted earnings per share	$0.92	$1.14	$4.21	$3.57	$2.63	$2.13	$2.21
Net income from continuing operations per share	0.94	1.15	4.29	3.65	2.71	2.34	2.26
Diluted net income per share	0.94	1.15	4.29	3.63	2.68	2.16	2.27
Return on common equity	20.8%	26.6%	24.3%	23.2%	18.3%	15.9%	17.0%
Return on risk capital(3)	35.6%	41.6%	37.4%	36.7%	29.3%	24.6%	26.5%
Selected information from continuing operations
Diluted earnings per share	$0.92	$1.14	$4.21	$3.59	$2.67	$2.30	$2.21
Return on common equity	20.8%	26.6%	24.3%	23.4%	18.6%	17.1%	16.9%
Net interest margin	1.34%	1.28%	1.24%	1.31%	1.46%	1.49%	1.65%
Capital ratios
Tier 1 capital ratio(3)	9.8%	9.2%	9.4%	9.6%	9.6%	8.9%	9.7%
Total capital ratio(3)	11.2%	11.2%	11.5%	11.9%	13.1%	12.4%	12.8%

	As at or for the
	Three Months Ended
	January 31,(1)		As at or for the Year Ended October 31,(1)
C$ millions (unless otherwise stated)	2008	2007	2007	2006	2005	2004	2003
	(Amounts in millions, except ratios, percentage amounts and per share data)

Selected balance sheet data and other information
Total assets	$648,026	$588,574	$623,565	$556,363	$498,826	$445,275	$409,405
Securities	182,456	192,793	179,233	184,490	159,512	127,496	128,338
Loans, net of allowance for loan losses	243,883	217,522	235,748	208,419	191,355	171,883	160,492
Deposits	381,011	355,374	352,929	334,057	306,888	271,575	260,518
Shareholders’ equity	25,261	24,263	24,640	22,813	20,093	18,375	18,117
Average common equity	22,641	21,942	22,371	20,013	18,793	17,626	17,505
Risk-adjusted assets(3)	241,206	242,290	247,635	223,709	197,004	183,409	166,911
Assets under management	165,000	157,700	161,500	143,100	118,800	102,900	94,400
Assets under administration
— RBC(4)	607,200	621,300	615,100	582,300	1,824,800	1,630,700	1,515,800
— RBC Dexia IS(5)	2,922,000	2,666,400	2,713,100	2,421,100	—	—	—
Common share information
Shares outstanding (000s)
— average basic	1,273,862	1,274,354	1,273,185	1,279,956	1,283,433	1,292,046	1,324,159
— average diluted	1,287,461	1,294,159	1,290,310	1,300,881	1,305,858	1,312,095	1,339,251
— end of period	1,276,635	1,275,950	1,276,260	1,280,890	1,293,502	1,289,496	1,312,043
Dividends declared per share (C$)	0.50	0.40	1.82	1.44	1.18	1.01	0.86
Dividends declared per share (U.S.$)(6)	0.49	0.34	1.71	1.27	0.96	0.77	0.61
Dividend yield (TSX)	4.0%	3.0%	3.3%	3.1%	3.2%	3.3%	2.9%
Dividend yield (NYSE)	3.8%	2.9%	3.3%	3.1%	3.1%	3.3%	2.9%
Common share price (RY on TSX) — close, end of period (C$)	50.65	54.60	56.04	49.80	41.67	31.70	31.74
Common share price (RY on NYSE) — close, end of period (U.S.$)	50.38	46.28	59.16	44.39	35.36	26.01	24.09
Market capitalization (TSX) (C$)	$64,662	$69,667	$71,522	$63,788	$53,894	$40,877	$41,644
Market capitalization (NYSE) (U.S.$)	64,300	59,212	75,257	56,861	45,654	33,833	31,674
Business information for continuing operations (number of)
Employees (full-time equivalent)	64,095	61,967	64,815	60,539	59,647	60,608	58,879
Bank branches	1,544	1,467	1,541	1,443	1,419	1,415	1,386
Automated banking machines	4,547	4,273	4,419	4,232	4,277	4,432	4,469

(1)	RBC’s financial statements are prepared in accordance with Canadian GAAP and reconciled to U.S. GAAP. For a complete discussion of the differences between Canadian and U.S. GAAP, refer to Note 31 in RBC’s audited consolidated financial statements included in RBC’s Annual Report on Form 40-F for the year ended October 31, 2007, which is incorporated by reference into this proxy statement/prospectus. Commencing in the third quarter of 2007, RBC began disclosing a reconciliation of its financial statements from Canadian GAAP to U.S. GAAP on a semi-annual basis, in the second quarter and at year end.

(2)	In September 2005, RBC completed the sale of RBC Mortgage Company and by the end of financial year 2006, RBC had disposed of substantially all of its remaining assets and obligations. For periods prior to 2007, the results of RBC Mortgage Company are presented separately as discontinued operations.

(3)	Commencing the first quarter of 2008, capital ratios and risk-adjusted assets are calculated using guidelines issued by the Office of the Superintendent of Financial Institutions (Canada), or the OSFI, under the new Basel II framework. Comparative capital ratios and risk-adjusted assets are calculated using guidelines issued by the OSFI under the Basel I framework. For further discussion about Basel II, refer to the Capital Management section in Exhibit 99.2 to RBC’s Form 6-K furnished to the SEC for the financial quarter ended January 31, 2008, which is incorporated by reference into this proxy statement/prospectus.

(4)	In the first quarter of 2008, assets under administration were revised to include mutual funds sold through RBC’s Canadian branch network. Comparative amounts have been restated to reflect this change.

(5)	RBC Dexia Investor Services (RBC Dexia IS) is a joint venture in which RBC has a 50% joint venture interest.

(6)	RBC’s annual dividend has been translated into U.S. dollars based on the exchange rate on each dividend record date.

Selected consolidated historical financial data for FBW

Set forth below is selected historical financial information from FBW’s consolidated financial statements as at or for the years ended February 29, 2004 through February 29, 2008. The information as at or for each of the years in the five-year period ended February 29, 2008 has been derived from the audited consolidated financials statements of FBW and notes to such consolidated financial statements.

SELECTED HISTORICAL FINANCIAL DATA OF FBW

	Year Ended February 28 or 29,
	2008	2007		2006		2005	2004
	(Amounts in thousands, except for per share data)

INCOME STATEMENT DATA
Revenues
Commissions	$92,743	$88,459		$79,662		$71,629	$65,819
Principal transactions	45,636	67,362		54,704		53,144	57,796
Investment banking and underwriting fees	21,648	21,434		16,149		13,760	13,800
Asset management and services	9,674 (1)	13,030		10,461		7,517	5,403
Income from investment securities	74	6,888		805		3,113	6,411
Interest and dividends	21,136	25,209		16,760		10,086	7,241
Other income	22,573	19,617		17,860		17,979	16,829

Total revenues	$213,484	$241,999		$196,401		$177,228	$173,299
Interest expense	10,790	9,730		5,752		2,436	1,376

Revenues, net of interest expense	$202,694	$232,269		$190,649		$174,792	$171,923

Expenses (non-interest)
Employee compensation and benefits	$154,582	$156,523		$138,589		$117,583	$111,445
Floor brokerage, exchange and clearing fees	2,097	2,277		2,213		2,386	3,173
Communications and data processing	9,919	9,366		8,192		7,837	7,890
Occupancy and equipment rental	14,584	12,984		10,719		9,840	9,500
Bad debt, net of recoveries	4,656 (2)	4,036	(2)	(21,560	)(3)	272	1,833
Other expenses	34,823 (2)	24,696	(2)	14,092		17,504	15,848

Total expenses (non-interest)	$220,661	$209,882		$152,245		$155,422	$149,689

Earnings (loss) before income taxes	$(17,967)	$22,387		$38,404		$19,370	$22,234
Income taxes (benefit)	(7,371)	6,495		12,984		5,536	6,968

Net earnings (loss)	$(10,596)	$15,892		$25,420		$13,834	$15,266

Earnings (loss) per share
— basic	$(11.56)	$17.28		$28.78		$16.52	$19.50
— fully diluted	$(9.87)	$14.34		$24.01		$14.12	$16.67

	As at or for the Year Ended February 28 or 29,
	2008	2007	2006	2005	2004
	(Amounts in thousands, except for share and per share data)

SELECTED BALANCE SHEET DATA
Total assets	$646,889	$763,783	$598,483	$611,753	$576,515
Cash and cash equivalents	9,854	20,105	9,863	6,729	5,459
Deposits	21,200	22,054	23,465	18,449	18,691
Receivables	314,333	368,100	309,801	319,438	310,664
Financial instruments and other investments	94,049	85,888	65,397	63,816	47,487
Securities pledged to creditors	178,337	243,357	169,818	187,161	179,734
Goodwill and intangible assets	6,316	7,315	—	—	—
Capital and other assets	22,800	16,964	20,139	16,160	14,480
Short-term bank loans	49,700	12,700	3,000	25,100	24,000
Due to customers and broker-dealers	242,477	302,403	225,938	243,471	229,399
Other liabilities	40,543	52,338	55,834	37,992	34,742
Obligation to return securities pledged as collateral	178,337	243,357	169,818	187,161	179,734
Stockholders’ equity	135,832	152,985	143,893	118,029	108,640
COMMON STOCK DATA
Dividends declared per share	$—	$12.00	$12.00	$12.00	$12.00
Average shares issued and outstanding
— basic	916,367	919,755	883,113	837,301	782,964
— fully diluted	1,073,264	1,108,129	1,058,719	979,616	915,884

(1)	Asset management and services in fiscal 2008 reflects the payment of refunds and the establishment of a reserve for refunds to clients for the incorrect billing of fees on managed accounts.

(2)	Bad debt, net of recoveries and Other expenses reflect expenses associated with the investigation by the SEC and the U.S. Department of Justice regarding trading and other activities of an institutional client of FBW. Also included in these lines are expenses associated with the IPOF receivership case.

(3)	Bad debt, net of recoveries primarily relates to the recovery of a loss incurred in 2002 associated with a securities lending transaction. The loss was the result of the decline in value of a security held as collateral that became illiquid and the business failure of the broker-dealer counterparty.

Comparative per share data

The following tables set forth certain historical, unaudited pro forma and unaudited pro forma-equivalent per share financial information for RBC common shares and shares of FBW common stock presented in U.S. GAAP. The pro forma and pro forma-equivalent per share information gives effect to the merger with respect to the data presented, as if it had become effective for the period presented. The pro forma data in the tables assume that the merger is accounted for as a purchase transaction. For more information, see the section entitled “Accounting Treatment.” The information in the following table is based on, and should be read together with, the historical financial information that RBC has presented in its prior filings with the SEC and that FBW has included as part of this summary to this proxy statement/prospectus. For more information regarding RBC’s prior filings with the SEC, see the section entitled “Where You Can Find More Information.”

The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, the amortization of certain intangibles, acquisition financing costs or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of RBC and FBW would have been had FBW been combined with RBC during these periods.

RBC HISTORICAL AND PRO FORMA COMMON SHARE DATA

	At or for the Quarter				At or for the Year
	Ended January 31,				Ended October 31,
	2008				2007
	(C$)		(U.S.$)		(C$)		(U.S.$)

Basic earnings per share(1)
RBC historical	0.93		0.93		4.26		3.90
RBC pro forma(2), (3)	0.92	(4)	0.92	(4)	4.24	(5)	3.88	(5)
Diluted earnings per share(1)
RBC historical	0.92		0.92		4.21		3.85
RBC pro forma(2), (3)	0.91	(4)	0.91	(4)	4.19	(5)	3.83	(5)
Dividends declared per share(6)
RBC historical and pro forma	0.50	(4)	0.49	(4)	1.82	(5)	1.71	(5)
Book value per share at period end(7)
RBC historical	18.01		17.94		17.53		18.56
RBC pro forma(2), (3)	18.11	(4)	18.04	(4)	17.64	(5)	18.68	(5)

(1)	Translated to U.S. dollars using the average exchange rate for the period.

(2)	Pro forma combined amounts have been calculated based on estimated total merger consideration of $239.968 million, consisting of the initial merger consideration of $230 million and a net equity adjustment of $9.968 million assuming a February 29, 2008 closing date. The net equity adjustment is defined in the merger agreement as the difference between FBW’s net equity at the closing date and the target net equity of $130 million.

(3)	The RBC common share price used to calculate the number of RBC common shares to be issued to FBW securityholders under the merger agreement for the purposes of the pro forma combined amounts is the volume-weighted average trading price of an RBC common share on the NYSE over the five-trading-day period ended February 28, 2008, the last full trading day immediately prior to the assumed closing date of the merger of February 29, 2008.

(4)	Pro forma combined amounts have been calculated by adding RBC’s unaudited results for the quarter ended January 31, 2008 with FBW’s unaudited results for the three months ended February 29, 2008. The amounts have been adjusted for estimated purchase accounting adjustments to be recorded in connection with the merger (consisting of fair value adjustments for assets acquired and liabilities assumed and adjustments for customer related intangibles established, and the resulting amortization of these adjustments over appropriate periods).

(5)	Pro forma combined amounts have been calculated by adding RBC’s results for the year ended October 31, 2007 with FBW’s unaudited results for the 12 months ended November 30, 2007. The amounts have been adjusted for estimated purchase accounting adjustments to be recorded in connection with the merger (consisting of fair value adjustments for assets acquired and liabilities assumed and adjustments for customer related intangibles established, and the resulting amortization of these adjustments over appropriate periods).

(6)	Translated to U.S. dollars based on the exchange rate on each dividend record date.

(7)	Translated to U.S. dollars using the exchange rate at the end of the period.

FBW HISTORICAL AND PRO FORMA EQUIVALENT COMMON SHARE DATA

The pro forma equivalent per share information for FBW was obtained by multiplying the pro forma amounts for RBC by 4.90383, which is the number of RBC common shares that FBW stockholders may ultimately be entitled to receive for each share of FBW common stock, using Example A in “The Merger Agreement — Merger Consideration — Sample Calculations of Merger Consideration” and the volume-weighted average trading price of RBC common shares on the NYSE over the five-trading-day period ended February 28, 2008 ($50.5572), the last full trading day immediately before an assumed closing date of the merger of February 29, 2008. The 4.90383 RBC common shares includes 0.47616 of an RBC common share that would be held back or deposited in escrow at closing, based on Example A. The actual number of RBC common shares that FBW stockholders will ultimately be entitled to receive will differ depending on such factors as the volume-weighted average trading price of RBC common shares over the five-trading-day period ending on the last full trading day immediately before the actual closing date of the merger, the calculation of FBW’s closing net equity, any financial consultant attrition, the number of outstanding shares of FBW common stock and options to acquire shares of FBW common stock at closing, and claims under the escrow. Because RBC and FBW have different financial years, the pro forma equivalent for the 12-month period ended November 30, 2007 has been compared with RBC’s financial year ended October 31, 2007 and the pro forma equivalent for the three-month period ended February 29, 2008 has been compared with RBC’s financial quarter ended January 31, 2008.

	At or for the Three Months	At or for the 12 Months
	Ended February 29, 2008	Ended November 30, 2007
	(U.S.$)	(U.S.$)

Basic earnings (loss) per share
FBW historical	(10.52)	0.84
Pro forma equivalent	4.51	19.03
Diluted earnings (loss) per share
FBW historical	(9.05)	0.71
Pro forma equivalent	4.46	18.78
Dividends declared per share
FBW historical	0	0
Pro forma equivalent	2.40	8.39
Book value per share at period end
FBW historical	151.02	158.15
Pro forma equivalent	88.47	91.60

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

From time to time, RBC and/or FBW make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. This proxy statement/prospectus, including information incorporated by reference into this document, may contain forward-looking statements, including, for example, but not limited to, statements about management expectations, strategic objectives, growth opportunities, business prospects, regulatory proceedings, transaction synergies and other benefits of the merger, and other similar matters. Forward-looking statements are not statements of historical facts and represent only RBC’s and/or FBW’s beliefs regarding future performance, which is inherently uncertain. Forward-looking statements are typically identified by words such as “believe,” “expect,” “forecast,” “anticipate,” “intend,” “estimate,” “goal,” “plan,” and “project” and similar expressions of future or conditional verbs such as “will,” “may,” “should,” “could,” or “would.”

By their very nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties that give rise to the possibility that RBC’s and/or FBW’s predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that RBC’s and/or FBW’s assumptions may not be correct and that RBC’s and/or FBW’s objectives, strategic goals and priorities will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause actual results to differ materially from the expectations expressed in such forward-looking statements. These factors include, but are not limited to, the possibility that the merger does not close when expected or at all because required regulatory, stockholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; that RBC and FBW may be required to modify the terms and conditions of the merger agreement to achieve regulatory or stockholder approval, or that the anticipated benefits of the merger are not realized as a result of such things as the strength of the economy and competitive factors in the areas where FBW does business; general business and economic conditions in Canada, the United States and other countries in which we conduct business, including the impact from the continuing volatility in the U.S. subprime and related markets and lack of liquidity in various other financial markets; the impact of the movement of the Canadian dollar relative to other currencies, particularly the U.S. dollar, British pound and Euro; the effects of changes in government monetary and other policies; the effects of competition in the markets in which we operate; the impact of changes in the laws and regulations regulating financial services and enforcement thereof (including broker-dealer, banking, insurance and securities); judicial or regulatory judgments and legal proceedings; RBC’s ability to complete the acquisition of FBW and integrate it with RBC successfully; the risk that expected synergies and benefits of the merger will not be realized within the expected time frame or at all; the risk of attrition of financial consultants and of assets under management, increased operating costs, customer loss, employee loss and business disruption following the merger; reputational risks; the outcome of various litigation and proceedings to which FBW is a party and the adequacy of reserves maintained therefor; and other factors that may affect future results of RBC and FBW, including changes in trade policies, timely development and introduction of new products and services, changes in tax laws, and technological and regulatory changes.

We caution that the foregoing list of important factors is not exhaustive and other factors could also adversely affect the completion of the merger and the future results of RBC or FBW. The forward-looking statements speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference into this proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Except as required by applicable law or regulation, RBC and FBW do not undertake to update any forward-looking statement, whether written or oral, to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, see “Risk Factors” and the reports that RBC has filed with or furnished to the SEC, including the Annual Report on Form 40-F for the financial year ended October 31, 2007, Exhibits 99.2 and 99.3 to RBC’s Form 6-K furnished to the SEC for the financial quarter ended January 31, 2008, Exhibit 99.1 to

RBC’s Form 6-K furnished to the SEC on February 1, 2008, RBC’s Form 6-K furnished to the SEC on April 11, 2008, and RBC’s Form 6-K furnished to the SEC on May 14, 2008. These reports are described in the section entitled “Where You Can Find More Information.”

RISK FACTORS

In addition to the general investment risks and the other information included or incorporated by reference into this proxy statement/prospectus, you should carefully read and consider the following factors in deciding how to vote on the merger agreement. Please also refer to the additional risk factors identified in periodic reports and other documents of RBC incorporated by reference into this proxy statement/prospectus and listed in the section entitled “Where You Can Find More Information” beginning on page 113.

  The market price of RBC’s common shares after the merger will be affected by factors different from those currently affecting the shares of FBW common stock.

The businesses of RBC and FBW differ significantly, and, accordingly, the results of operations of RBC and the market price of RBC common shares after the merger will be affected by factors different from those currently affecting the independent results of operations of FBW. RBC operates globally across a broad range of asset classes, services and countries in which FBW has not historically operated. A significant portion of RBC’s revenues are denominated in foreign currencies, and RBC pays its dividends in Canadian dollars. Further, RBC’s common shares are traded publicly on the NYSE, the TSX and the SWX, whereas shares of FBW common stock do not have a public market. Accordingly, the results of operations of RBC and the market price of RBC common shares may be affected by factors different from those currently affecting the results of operations of FBW and the value of FBW common stock. For a discussion of the business of RBC and the most recent set of risk factors related to the business of RBC, see the documents incorporated by reference into this proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information.”

The RBC common shares received by FBW securityholders in the merger may decline in price.

For each share of FBW common stock outstanding or subject to an FBW option, the holder will be entitled to receive an amount of merger consideration determined pursuant to the merger agreement. Such consideration will be paid in the form of RBC common shares determined based on the volume-weighted average trading price of RBC common shares on the NYSE over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger, as adjusted by a collar. The market price of RBC common shares on the date any portion of the merger consideration is paid may be lower than such volume-weighted average trading price, and may decline in price after that time. Because of the collar under the merger agreement, the value of RBC common shares that is used to determine the number of RBC common shares issued as merger consideration cannot be less than $45.6612, even if the market price (or volume-weighted average trading price) of RBC common shares is significantly below that level on the date any portion of the merger consideration is payable. This limitation could result in FBW securityholders receiving significantly fewer RBC common shares in the merger than would be the case in the absence of the collar mechanism. Furthermore, there is no guarantee that FBW securityholders receiving RBC common shares as merger consideration will be able to sell the RBC common shares received for any particular price.

  FBW stockholders will not know how many RBC common shares they will receive at the time of the special meeting, or when they will receive RBC common shares.

The volume-weighted average trading price of RBC common shares on the NYSE over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger will be used to determine the number of RBC common shares into which shares of FBW common stock will be converted. This price will not be known at the time of the special meeting.

The date that FBW stockholders will begin to receive merger consideration may depend on the following factors:

•	the completion date of the merger, which might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals;

•	the date on which you receive a letter of transmittal from the exchange agent, which will not be sent to you until after the closing date; and

•	the date on which you properly complete and return the letter of transmittal to the exchange agent.

In any event, the exchange of your shares of FBW common stock for RBC common shares will not take place immediately after completion of the merger. As a consequence, you will be unable to sell or otherwise transfer these RBC common shares for a period following completion of the merger. In addition, RBC will not pay you any dividends or other distributions declared after the merger is completed until you have returned and the exchange agent has received your properly completed letter of transmittal. Once you have returned and the exchange agent has received your properly completed letter of transmittal, RBC will pay to you the amount of any dividends or other distributions that were declared after the merger is completed, without interest.

  The amount of merger consideration received by FBW securityholders may decrease if certain financial consultants do not remain FBW employees before and shortly after the closing of the merger.

The formula used to calculate the merger consideration includes a decrease in the merger consideration payable to FBW securityholders if certain financial consultants do not remain FBW employees between December 31, 2007 and a date shortly after closing. This deduction in merger consideration may be caused by events that are outside of the control of FBW and its securityholders, including personal decisions by financial consultants to pursue other opportunities, whether in the financial industry or otherwise. As a result, FBW securityholders will not know how many RBC common shares they will receive in the merger until after the effective time of the merger.

  A portion of the merger consideration is contingent and may not be received by FBW securityholders, and the value of the contingent merger consideration when distributed may be less than the price at which it is valued under the merger agreement.

RBC common shares valued at $5.0 million under the merger agreement will be held back at closing pending a final determination of the closing net equity and financial consultant attrition adjustment, RBC common shares valued at $17.5 million under the merger agreement will be held in escrow and used to satisfy any claims for indemnification by RBC or related persons, and RBC common shares valued at $2.5 million under the merger agreement will be held in escrow and used to pay costs and expenses of the shareholders’ representative, and secondarily to satisfy claims for indemnification by RBC and related persons. Based on events that occur after closing, only a portion or none of these contingent amounts may be payable to the FBW securityholders. In addition, these contingent amounts are issuable in RBC common shares valued at a price determined as of the closing date. The market price of RBC common shares may decline between the closing date and the date or dates, if any, the contingent RBC common shares are distributed to the FBW securityholders.

The merger agreement limits FBW’s ability to pursue alternatives to the merger.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit FBW’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of FBW. If FBW receives an alternative proposal that the FBW board of directors concludes in good faith, after consultation with independent legal counsel and its financial advisor, constitutes a superior proposal after giving effect to all of the adjustments to the terms of the merger agreement that may be offered by RBC and any other offer by RBC, then the FBW board of directors may withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to RBC, the board’s recommendation of the merger agreement and the merger, recommend the superior proposal or terminate the merger agreement to enter into a definitive agreement with respect to the superior proposal. However, in certain situations where a competing alternative proposal has been accepted by FBW and FBW closes an alternative transaction within a certain period of time after the termination of the merger agreement, or where FBW terminates the merger agreement in order to accept a superior proposal, FBW is required to pay RBC a termination fee of $5.0 million. See “The Merger Agreement — Alternative Proposals by Third Parties” and “The Merger Agreement — Termination of the Merger Agreement — Termination Fee.” In certain other instances, FBW is required to pay RBC’s expenses relating to the merger in an amount up to $750,000. Additionally, FBW directors and executive officers who executed the voting agreement and the ESOP Trustee have agreed to limitations on their ability to discuss or facilitate competing third-party proposals to acquire FBW that are similar to the limitations that apply to FBW. RBC required FBW, these stockholders and the ESOP Trustee to agree to these provisions as a condition to RBC’s willingness to enter into the merger agreement. However, these provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of FBW from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger contemplated hereby, or it might result in a potential competing acquirer proposing to pay a lower per share price to acquire FBW than it might otherwise have proposed to pay.

  The RBC common shares to be received by FBW securityholders as a result of the merger will have different rights from the shares of FBW common stock.

The rights associated with FBW common stock are different from the rights associated with RBC common shares. See “Comparison of Rights of FBW Stockholders and RBC Shareholders” for a discussion of the different rights associated with RBC common shares.

  RBC, as a foreign private issuer incorporated in Canada, is subject to corporate disclosure standards and other rules under the Securities Exchange Act of 1934 that are different from U.S. public companies, and which may affect the information available to holders of RBC common shares.

RBC is subject to the information requirements of the Securities Exchange Act of 1934, or the Exchange Act, and in accordance with the Exchange Act files reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the SEC, such reports and other information may be prepared in accordance with the disclosure requirements of Canada (including preparing its financial statements in accordance with Canadian GAAP, which differ in some respects from U.S. GAAP), which may differ in material respects from the disclosure requirements applicable to U.S. public companies.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

The success of the merger will depend, in part, on RBC’s ability to realize the anticipated benefits from combining the businesses of RBC and FBW. However, to realize these anticipated benefits, RBC and FBW must successfully combine their businesses, which currently have some operations in different areas of the U.S. If RBC and FBW take longer, or are not able, to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all, may take longer to realize than expected, or may not result in combined financial performance that is better than what each company would have achieved independently if the merger had not occurred.

If RBC is not able to integrate FBW’s operations successfully and in a timely fashion, the expected benefits of the merger agreement may not be realized.

  All of the directors and executive officers of FBW have interests and arrangements different from, or in addition to, those of other FBW securityholders, which may have influenced their decisions to support or recommend that you adopt the merger agreement.

The board of directors of FBW is comprised entirely of persons who are members of FBW management. The interests of each of these directors and executive officers of FBW may be different from those of FBW securityholders, and all directors and executive officers of FBW are participants in arrangements that are different from, or in addition to, those of FBW securityholders. These interests, which include an employment agreement, payments under change of control agreements, severance benefits, indemnification, payments and arrangements relating to stock options, and payments under the broker retention pool, are described in more detail in the section entitled “Interests of FBW’s Directors and Executive Officers in the Merger.”

  If the merger is not consummated by July 1, 2008, either RBC or FBW may choose not to proceed with the merger.

Either RBC or FBW may terminate the merger agreement if the merger has not been completed by July 1, 2008, unless the failure of the completion is due to the failure of the party seeking to terminate the merger agreement to comply with the terms of the merger agreement. Under the merger agreement, this date was June 1, 2008, but the parties subsquently agreed to extend the date to July 1, 2008. See “The Merger Agreement — Termination of the Merger Agreement.”

  RBC and FBW must obtain regulatory approvals to complete the merger, which, if delayed, not granted, or granted with unacceptable conditions, may jeopardize or postpone the completion of the merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the merger.

Before completion of the merger, RBC and FBW must obtain certain approvals in a timely manner from various bank regulatory, financial industry, antitrust and other governmental agencies and self-regulatory organizations, including the Office of the Superintendent of Financial Institutions (Canada) and the Financial Industry Regulatory Authority. If RBC and FBW do not receive these approvals, or do not receive them on terms that satisfy the conditions set forth in the merger agreement, then no party will be obligated, or in some cases permitted, to complete the merger. The governmental agencies from which RBC and FBW will seek these approvals have broad discretion in administering the governing statutes and regulations. As a condition to approval of the merger, these agencies may impose requirements, limitations or costs that could negatively affect the way that RBC and FBW conduct business after the merger is consummated. These requirements, limitations or costs could jeopardize or delay the completion of the merger. RBC is not obligated to complete the merger if a governmental entity imposes a term or condition that would have or be reasonably likely to have a material adverse effect on the financial condition, results of operations, assets or business of RBC or FBW. See “Required Regulatory Approvals.”

  If the merger fails to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code, you may be required to recognize gain or loss on the exchange of your shares of FBW common stock.

FBW and RBC have structured the transaction to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Neither RBC nor FBW intends to request any ruling from the Internal Revenue Service as to the merger. If the merger fails to qualify as a reorganization, an FBW stockholder would generally recognize gain or loss on each share of FBW common stock exchanged in the merger in an amount equal to the difference between that stockholder’s basis in such share and the fair market value of the RBC common shares the stockholder receives or may receive in exchange for each share of FBW common stock. Also, if the merger fails to qualify as a reorganization, FBW’s stockholders could be required to indemnify RBC for certain taxes imposed on FBW as a consequence of such failure. You are urged to consult with your own tax advisor regarding the proper reporting of the amount and timing of such gain or loss.

  RBC and FBW may waive one or more of the conditions to the merger without resoliciting FBW’s stockholders.

Each of the conditions to RBC’s and FBW’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of RBC and FBW if the condition is a condition to each of RBC’s and FBW’s obligations to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of FBW and RBC may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies are necessary. RBC and FBW generally do not, however, expect any such waiver to be significant enough to require resolicitation of FBW’s stockholders. If any such waiver is not determined to be significant enough to require resolicitation of FBW’s stockholders, RBC and FBW will have the discretion to complete the merger without seeking further stockholder approval.

  The fairness opinion obtained by FBW from its financial advisor will not be updated to reflect changes in circumstances between the signing of the merger agreement and the closing date of the merger.

FBW has not obtained an updated opinion as of the date of this document from Keefe, Bruyette & Woods, FBW’s financial advisor. Changes in the operations and prospects of RBC or FBW, general market and economic conditions and other factors that may be beyond the control of RBC and FBW may alter the analyses on which the fairness opinion was based. The opinion dated February 14, 2008 does not speak as of the time the merger will be completed or as of any date other than the date of such opinion and FBW does not anticipate asking its financial advisor to update the opinion. For a description of the opinion that FBW received from its financial advisor, please refer to “The Merger — Opinion of Financial Advisor to FBW.” For a description of the other factors considered by the FBW board of directors in determining to approve the merger agreement and recommend it to the FBW stockholders, please refer to “The Merger — FBW’s Reasons for the Merger; Recommendation of the Board of Directors.”

  If an FBW stockholder exercises dissenters’ appraisal rights, the value such stockholder receives could be less than the amount per share of FBW common stock such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

Under Section 262 of the Delaware General Corporation Law, FBW stockholders who perfect statutory appraisal rights are entitled to an appraisal by the Delaware Court of Chancery of the fair value of each share of FBW common stock held by such stockholder and to receive payment from RBC of the appraised fair value of the shares. The determination by the Chancery Court of the fair value of shares of FBW common stock will be made exclusive of any element of value arising from the accomplishment or expectation of the merger, including the anticipated benefits resulting from the merger. The fair value could be equal to an amount per share of FBW common stock that is less than the amount per share that an FBW stockholder would be entitled to receive pursuant to the merger agreement. See “Dissenters’ Rights of Appraisal.”

  The shareholders’ representative may not act in the manner you desire and may have potential conflicts of interest.

Adrian Teel has been appointed as the shareholders’ representative to act for and on behalf of each FBW securityholder for the purpose of performing any and all actions on behalf of the FBW securityholders under the merger agreement and the escrow agreement. As shareholders’ representative, Mr. Teel will have the right, among other things, to compromise and settle indemnification claims made by RBC to receive assets out of the indemnification escrow account. The shareholders’ representative also has the right to use in his discretion assets in the shareholders’ representative expense escrow account to fund expenses of litigation or similar proceedings, including matters relating to the merger and a litigation matter brought by FBW as plaintiff before closing. The shareholders’ representative may not act in the manner you desire and decisions made by the shareholders’ representative could have the effect of reducing the aggregate consideration you ultimately receive pursuant to the merger agreement. In addition, Mr. Teel intends to remain an employee of FBW, which will be an affiliate of RBC after closing of the merger, which could create a conflict of interest for Mr. Teel in his role as shareholders’ representative.

THE SPECIAL MEETING

General

This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the FBW board of directors from holders of FBW common stock for use at the special meeting of stockholders to be held at the offices of Venable LLP, 575 Seventh Street, N.W., Washington, D.C. 20004 on June 20, 2008 at 8:30 a.m., local time, and at any adjournment or postponement of the special meeting. At the special meeting of FBW stockholders, holders of FBW common stock will be asked to vote upon the following proposals:

•	adoption of the Agreement and Plan of Merger, dated as of February 14, 2008 (which we refer to as the merger agreement), by and among FBW, RBC, Steamer and Adrian G. Teel, solely in his capacity as the shareholders’ representative, pursuant to which Steamer, a wholly-owned subsidiary of RBC, will merge with and into FBW, and FBW will become a wholly-owned subsidiary of RBC;

•	approval of the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	transaction of such other business as may properly come before the special meeting.

Proxies may be voted on other matters that may properly come before the special meeting, if any, at the discretion of the proxy holders. The FBW board of directors knows of no other business to be presented at the special meeting except business incidental to the conduct of the special meeting.

Record Date and Voting

The FBW board of directors has fixed the close of business on April 24, 2008 as the record date for determining the holders of shares of FBW common stock entitled to receive notice of, and to vote at, the special meeting. Only holders of record of shares of FBW common stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. Holders of options to acquire shares of FBW common stock are not entitled to vote at the special meeting.

As of the close of business on the record date, there were outstanding 899,455 shares of FBW common stock, $0.10 par value per share, held by approximately 151 holders of record. Each share of FBW common stock outstanding as of the close of business on the record date entitles the holder to one vote on any business to be considered at the special meeting and at any adjournment or postponement of that meeting. Votes may be cast at the special meeting in person or by proxy.

The presence, in person or by proxy, of at least a majority of the outstanding shares of FBW common stock entitled to vote at the meeting is required for a quorum for the transaction of business at the special meeting. However, if a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

You will be deemed to be present at the meeting if you attend in person, or if you submit a proxy card that is received at or before the meeting (and not revoked as described below). Abstentions are counted for purposes of determining the presence or absence of a quorum.

Any shares of FBW common stock held in treasury by FBW or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum.

Proxies; Revocation

If you vote your shares of FBW common stock by completing and mailing a proxy card, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of FBW common stock will be voted “FOR” adoption of the merger agreement.

You may revoke your proxy at any time before the vote at the special meeting by submitting a written revocation to FBW at 100 Light Street, Baltimore, Maryland 21202, Attention: Wendy Weitzel, Corporate

Secretary, or by submitting a new proxy card, in either case dated after the date of the proxy that is being revoked. In addition, a proxy may also be revoked by voting in person at the special meeting. Simply attending the special meeting without voting will not revoke your proxy. Different rules apply to ESOP shares, as discussed below.

The FBW board of directors is not currently aware of any other business to be brought before the special meeting except business incidental to the conduct of the special meeting. If, however, other matters are properly brought before the special meeting, the individuals appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

The solicitation of proxies will occur primarily by mail but may include telephone or oral communications by regular employees of FBW and its subsidiaries acting without special compensation.

FBW also will request that persons and entities holding shares of FBW common stock that are registered in their own names or in the names of their nominees, but that are beneficially owned by others, send proxy materials to, and obtain proxies from, those beneficial owners. All expenses involved in the solicitation of proxies by the FBW board of directors will be paid by FBW and will include reimbursement of brokerage firms and others for expenses in forwarding proxy solicitation material to the beneficial owners of shares of FBW common stock.

The ESOP Trustee will vote the shares of FBW common stock held in the ESOP, as described below under “— Participants in the FBW 401(k) Employee Stock Ownership Plan.” ESOP participants cannot vote their ESOP shares in person at the special meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of FBW common stock entitled to vote at the special meeting is necessary for adoption of the merger agreement.

As of the record date, the directors and executive officers of FBW owned of record, in the aggregate, 285,979 shares of FBW common stock, or approximately 31.8% of the shares of FBW common stock outstanding on that date. In connection with the merger agreement, RBC entered into a voting agreement with the following directors and executive officers, who in the aggregate own 256,344 shares, or approximately 28.5% of the outstanding shares of FBW common stock, pursuant to which those directors and executive officers of FBW have agreed to vote all shares of FBW common stock owned of record by them in favor of the adoption of the merger agreement and the merger: George Ferris, Roger Calvert, Adrian Teel, Steven Shea, Craig Hartman, Patrick Vaughan, Dana Gloor and Kevin Rast. Each director and executive officer that is a party to the voting agreement has further agreed:

•	to be present, in person or by proxy, at all meetings of FBW stockholders;

•	to vote for the adoption of the merger agreement and the merger at any meeting of the FBW stockholders held for that purpose;

•	to vote against the approval of any proposal made in opposition to or in competition with consummation of the merger agreement and the merger;

•	to vote against any other proposal or action that would, or could reasonably be expected to, prohibit or discourage the merger;

•	not to transfer or agree to transfer any of that stockholder’s shares of FBW common stock, except in limited circumstances;

•	not to subject any of their shares of FBW common stock to any arrangement for voting the shares in any manner inconsistent with the terms of the voting agreement and the merger agreement; and

•	to grant an irrevocable proxy to certain designated representatives of FBW to vote that stockholder’s shares in favor of the merger agreement and against any alternative proposal or transaction.

The form of voting agreement is attached as Exhibit A to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus.

Recommendation of the FBW Board of Directors

The FBW board of directors has unanimously approved the merger agreement and believes that the proposed transaction is fair to and in the best interests of FBW and its stockholders. The FBW board of directors unanimously recommends that FBW’s stockholders vote “FOR” adoption of the merger agreement. See “The Merger — FBW’s Reasons for the Merger; Recommendation of the Board of Directors.” Each of the members of FBW’s board of directors will receive benefits from the merger that are in addition to those received by other FBW securityholders. These benefits are described in the section entitled “Interests of FBW’s Directors and Executive Officers in the Merger.”

Participants in the FBW 401(k) Employee Stock Ownership Plan

The ESOP Trustee holds shares of FBW common stock for the benefit of ESOP participants. As of the record date, all of the shares in the FBW 401(k) Employee Stock Ownership Plan are allocated to the ESOP accounts of the ESOP participants. As the legal owner of the shares of FBW common stock held in the FBW 401(k) Employee Stock Ownership Plan, the ESOP Trustee will cast the vote of these shares at the special meeting. But if you are an ESOP participant, you can provide confidential voting directions to the ESOP Trustee for the shares that are allocated to your ESOP account. To this end, FBW has caused to be delivered to you a copy of this proxy statement/prospectus, together with a voting instruction card for directing the ESOP Trustee how to vote the shares of FBW common stock allocated to your ESOP account with respect to the adoption of the merger agreement. On the voting instruction card, you will be able to direct the ESOP Trustee to vote your ESOP shares at the special meeting in one of three ways: vote for adoption of the merger agreement, vote against adoption of the merger agreement, or abstain from voting on adoption of the merger agreement. The ESOP Trustee has advised FBW that:

•	If you fail to return the voting instruction card with your voting directions by the due date for its return, the ESOP Trustee will vote your shares in its discretion. The ESOP Trustee has advised FBW that its present intention is to vote these ESOP shares “FOR” adoption of the merger agreement;

•	If you sign, date and send in the voting instruction card but do not indicate how you want the ESOP Trustee to vote, the ESOP Trustee will vote your shares in its discretion. The ESOP Trustee has advised FBW that its present intention is to vote these ESOP shares “FOR” adoption of the merger agreement; and

•	If you indicate that you wish to abstain, the ESOP Trustee will abstain from voting your shares, which will have the same effect as a vote “AGAINST” adoption of the merger agreement.

The actions of the ESOP Trustee with respect to voting the shares of FBW common stock held in the FBW 401(k) Employee Stock Ownership Plan are governed by the fiduciary duties and requirements of the Employee Retirement Income Security Act of 1974, as amended, or ERISA. Based on the standards established by ERISA, and on the advice of its independent legal counsel and independent financial advisor, the ESOP Trustee will follow the directions of the ESOP participants, unless the ESOP Trustee concludes that the directions are not proper or are contrary to ERISA.

In determining whether the ESOP participants’ voting directions are proper, the ESOP Trustee will consider whether the ESOP participants have received the information necessary to allow them to make an informed decision and whether the ESOP participants were subject to undue influence in making their decisions. In the unusual circumstance where the ESOP Trustee determines that it cannot follow the ESOP participants’ voting directions, the ESOP Trustee is obligated by ERISA to exercise its own fiduciary judgment in determining how to vote the shares of FBW common stock held in the FBW 401(k) Employee Stock Ownership Plan.

The ESOP Trustee will ensure the confidentiality of your voting directions so that these directions are not released or divulged to anyone, except as required by law. The deadline for returning the voting instruction card with your voting directions to the ESOP Trustee is June 17, 2008, so that the ESOP Trustee has sufficient time to tabulate your voting directions in advance of the special meeting. ESOP participants may change their voting directions to the ESOP Trustee with respect to ESOP shares up to the deadline established for this purpose by the ESOP Trustee. To change their voting directions, ESOP participants must follow the voting procedures described in the enclosed letter from the ESOP Trustee. ESOP participants cannot vote their ESOP shares in person at the special meeting or change their voting directions after the deadline established by the ESOP Trustee.

Adjournments or Postponements

In accordance with FBW’s bylaws, if a quorum is not present or represented at the special meeting of FBW stockholders, then the holders of a majority of the shares so present or represented by proxy entitled to vote at the meeting will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At any adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the special meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting will be given to each FBW stockholder of record entitled to vote at the adjourned meeting. Any signed proxies received by FBW will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the special meeting will allow FBW stockholders who have already sent in their proxies to revoke them at any time before they are used.

Dissenters’ Appraisal Rights

Dissenters’ appraisal rights may be demanded by FBW stockholders who follow the procedures specified by Delaware law. See “Dissenters’ Rights of Appraisal.”

The ESOP Trustee has informed FBW that its present intention is not to exercise dissenters’ appraisal rights with respect to the shares of FBW common stock held in the FBW 401(k) Employee Stock Ownership Plan, and the ESOP participants may not alter this decision of the ESOP Trustee.

THE MERGER

Background of the Merger

In light of the continuing consolidation of regional brokerage firms with larger national or international investment and commercial banks, increasing regulatory compliance and technology costs and continuing pressures that the pending SEC and U.S. Department of Justice investigations arising from the trading activities of the IPOF Fund, L.P., and related litigation, placed on FBW, the Executive Committee of FBW’s board of directors met on August 22, 2007 to consider whether FBW should explore strategic alternatives to preserve and enhance stockholder value. The Executive Committee is composed of nine of FBW’s 14 directors, and includes Roger Calvert, George Ferris, Dana Gloor, Sherry Gordon, Craig Hartman, Robert Linn, Kevin Rast, Adrian Teel and Patrick Vaughan. On August 22, 2007, the Executive Committee authorized Mr. Calvert, director and FBW’s chief executive officer and president, to consider strategic alternatives and to appoint other persons to work with him in this effort, as he deemed necessary and appropriate. Mr. Calvert appointed Mr. Ferris, director and chairman of FBW’s board of directors; Mr. Teel, director, executive vice president and chief operating officer; Steven Shea, director and executive vice president; and Mr.  Vaughan, director and executive vice president, to serve as a strategic review committee for this purpose. He also called on certain directors and executive officers, including Mr. Hartman, director, senior vice president and chief financial officer, and Ms. Gloor, director, senior vice president and general counsel, to assist in various aspects of the process.

In September 2007, the strategic review committee engaged Berkshire Capital Securities LLC as a consultant to advise FBW concerning its potential strategic alternatives. With assistance from Berkshire Capital Securities, the strategic review committee analyzed various alternatives available to FBW, including remaining independent, seeking buyers for the entire company, seeking separate buyers for the retail and capital markets groups where separate sale of these units might realize greater stockholder value, and pursuit of an initial public offering. On September 18, 2007, in view of the strategic alternatives under consideration and the desire to retain the services of certain key executives through any period of potential uncertainty, the FBW board of directors (exclusive of any directors that were under consideration for receipt of a change of control agreement) approved change of control agreements for Mr. Calvert; Mr. Rast, director and executive vice president; Mr. Teel; Richard Prins, senior vice president; Mr. Shea; and Mr. Vaughan. For information regarding these and other interests of FBW directors and executive officers in the merger that are in addition to those of other FBW stockholders, see “Interests of FBW’s Directors and Executive Officers in the Merger.” At a meeting held on October 29, 2007, the strategic review committee engaged in further conversations with Berkshire Capital Securities about FBW’s strategic alternatives.

At a meeting held on November 1, 2007, the strategic review committee then recommended to the Executive Committee that FBW explore a potential sale. The Executive Committee authorized Mr. Calvert to engage a financial advisor to represent FBW in continuing to pursue this alternative. Pursuant to this authorization and based on Keefe, Bruyette & Woods’ experience in similar transactions, FBW engaged Keefe, Bruyette & Woods. Keefe, Bruyette & Woods recommended that the strategic review committee contact six potential strategic acquirers based on likely interest in, and ability to complete, a transaction with FBW. At a meeting held on November 12, 2007, the strategic review committee authorized Keefe, Bruyette & Woods to approach these six selected potential acquirers to gauge their interest in discussing a possible transaction involving the entire company, and also to approach two additional potential acquirers regarding a separate sale of FBW’s capital markets group.

In mid-November 2007, Keefe, Bruyette & Woods contacted the approved potential acquirers. The two parties contacted regarding the capital markets group were not interested in pursuing a transaction at that time. Of the six other potential acquirers, four executed non-disclosure agreements. The non-disclosure agreements contained restrictions on the ability of the potential acquirer to solicit employees of FBW for a specified period. On November 20, 2007, Keefe, Bruyette & Woods provided each of these four potential acquirers a memorandum summarizing key business and financial information concerning FBW. One of these potential acquirers decided not to pursue the process before diligence commenced. From mid-November 2007 to mid-December 2007, the three remaining potential acquirers, including RBC, engaged in due diligence and meetings with members of the strategic review committee of FBW. On December 13, 2007, FBW sent these three parties guidelines seeking non-binding indications of interest for a transaction. These guidelines asked the potential acquirers to address pricing ranges, transaction structure, timing and other matters related to a potential transaction. On December 17, 2007, FBW received non-binding indications of interest from RBC and one other potential acquirer. The third potential acquirer withdrew from the process.

From December 18, 2007, to January 2, 2008, the other potential acquirer engaged in further diligence and, on January 8, 2008, provided a draft letter of intent and draft of a merger agreement. Thereafter, the strategic review committee and the other acquirer engaged in negotiations regarding the letter of intent terms. On January 10, 2008, FBW held further diligence meetings with RBC and, on January 14, 2008, received a revised non-binding indication of interest from RBC.

From January 15, 2008, to January 21, 2008, the strategic review committee engaged in negotiations with RBC and the other potential acquirer relating to material transaction terms, such as consideration, escrow, indemnification, and a possible disposition of FBW’s equity capital markets group, and addressed additional due diligence matters.

On January 23, 2008, FBW received revised term sheets from RBC and the other potential acquirer. The board of directors of FBW considered these term sheets at a meeting held on January 24, 2008, which was attended by Keefe, Bruyette & Woods and FBW’s outside legal counsel, Venable LLP. At this meeting, Keefe, Bruyette & Woods provided a financial overview of both proposed transactions. Representatives of Venable LLP advised FBW’s board of directors concerning the fiduciary duties of directors in the context of considering the proposed transactions. After discussion, the board of directors concluded that the proposed transaction with RBC represented a financially superior opportunity to the other proposal in terms of pricing. The board also considered the RBC merger consideration to be provided to the stockholders of FBW to be more liquid and the collar mechanism included in RBC’s proposal to offer better protection for the FBW stockholders. The board of directors unanimously voted to authorize the strategic review committee to pursue a transaction with RBC substantially in accordance with the term sheet presented by RBC.

Between January 29, 2008, and February 14, 2008, RBC and FBW negotiated the terms of a definitive merger agreement, including the structure of the transaction to preserve treatment of the merger as a tax-free reorganization, the type of consideration to be paid to the FBW securityholders, certain matters relating to employees and financial consultants, and indemnification matters. The parties also negotiated the terms of related transaction documents, including a voting agreement with certain FBW directors and executive officers and a proposed employment agreement between RBCCMC and Mr. Vaughan.

On February 12, 2008, FBW’s board of directors met to consider the proposed transaction. This meeting was also attended by representatives of Keefe, Bruyette & Woods and Venable LLP. At this meeting, Keefe, Bruyette & Woods provided a detailed financial analysis of the proposed transaction and informed the board of directors that Keefe, Bruyette & Woods was prepared to deliver a written opinion as to the fairness of the proposed merger consideration to FBW’s stockholders from a financial point of view. Representatives of Venable LLP reiterated their previous guidance regarding the fiduciary duties of directors in the context of considering the proposed transaction and provided a detailed review of the terms of the merger agreement.

Thereafter, FBW and RBC and their outside counsel worked to finalize the terms of the merger agreement and the related transaction documents. RBC delivered a proposed final merger agreement on February 13, 2008.

Also on February 13, 2008, FBW appointed an independent corporate trustee, Bank of America, National Association, or the ESOP Trustee, to serve as the trustee of the ESOP component of the FBW 401(k) Employee Stock Ownership Plan in connection with the proposed merger. The ESOP Trustee engaged independent legal counsel and an independent financial advisor to advise it in connection with its services as ESOP Trustee. FBW is paying the fees and expenses of the ESOP Trustee, its counsel and its independent financial advisor. See “Additional Information for Participants in the FBW 401(k) Employee Stock Ownership Plan.”

On February 14, 2008, FBW’s board of directors held a meeting to consider the proposed final agreement. Representatives of Venable LLP reviewed key terms of the merger agreement with the board of directors. Keefe, Bruyette & Woods delivered its written opinion to the board of directors that the merger consideration was fair to the stockholders of FBW from a financial point of view. After discussion, FBW’s board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of FBW and its stockholders, and unanimously voted to approve the merger agreement.

On February 14, 2008, the RBC board of directors held a special meeting at which members of RBC management made various presentations about, and the board discussed, the potential combination with FBW and the proposed terms of the merger. At this meeting, the RBC board of directors approved the merger and the transactions contemplated by the merger agreement.

On February 14, 2008, the parties executed the merger agreement, certain directors and executive officers of FBW and RBC executed the voting agreement, and Mr. Vaughan and RBCCMC executed his employment agreement. The parties issued a press release jointly announcing the execution of the merger agreement.

FBW’s Reasons for the Merger; Recommendation of the Board of Directors

FBW believes that the merger with RBC is consistent with its goal of enhancing stockholder value and liquidity. In reaching its decision to approve the merger agreement, the board of directors of FBW consulted with FBW’s management and its legal and financial advisors and considered a number of factors, including the following:

•	value of the merger consideration to FBW stockholders, including RBC’s historically consistent practice of paying dividends on its common shares;

•	the liquidity of the merger consideration;

•	information about FBW’s results of operations and business prospects;

•	the increasing proportion of revenues spent on costs of regulatory compliance and technology;

•	the tax-free nature of the merger consideration;

•	the opinion of Keefe, Bruyette & Woods;

•	information about RBC’s financial condition, results of operations and business prospects; and

•	the alternatives to the merger, including remaining independent.

The foregoing discussion of the information and factors considered by the board of directors of FBW is not intended to be exhaustive but includes material facts considered by the board of directors of FBW. In reaching its determination to approve and recommend the merger, the board of directors of FBW did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. FBW’s board of directors believes that the merger is fair to, and in the best interests of, FBW and its stockholders. Accordingly, FBW’s board of directors has unanimously approved the merger agreement and unanimously recommends that the stockholders of FBW vote “FOR” adoption of the merger agreement.

The directors and executive officers of FBW have interests different from, or in addition to, those of other FBW securityholders that may have influenced their decisions to support or recommend that you adopt the merger agreement. See “Interests of FBW’s Directors and Executive Officers in the Merger.”

Opinion of Financial Advisor to FBW

Keefe, Bruyette & Woods rendered its opinion to the FBW board of directors that, as of February 14, 2008, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received in the merger was fair, from a financial point of view, to the holders of FBW common stock.

The full text of the written opinion of Keefe, Bruyette & Woods, dated February 14, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. Keefe, Bruyette & Woods provided its opinion for the information and assistance of the board of directors of FBW in connection with the consideration to be paid by RBC in the merger. The Keefe, Bruyette & Woods opinion is not a recommendation as to how any holder of FBW common stock should vote with respect to the merger or on any other matter.

In connection with this opinion, Keefe, Bruyette & Woods reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of FBW and RBC, including among other things, the following:

•	the merger agreement;

•	certain financial and other information about FBW including its audited historical financial statements for the three fiscal years ended February 28, 2007, certain unaudited financial statements and analyses, and interim management reports of FBW;

•	certain financial and other information about RBC that was publicly available, including the Annual Report to Shareholders for the financial year ended October 31, 2007; and

•	other financial information concerning the businesses and operations of FBW furnished by FBW for purposes of the analysis.

Keefe, Bruyette & Woods also held discussions with senior management of FBW and RBC regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as Keefe, Bruyette & Woods deemed relevant to its inquiry. In addition, Keefe, Bruyette & Woods compared certain financial information for FBW and RBC, and certain stock market information for RBC, with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the securities brokerage and investment banking sector of the financial services industry and performed such other studies and analyses as Keefe, Bruyette & Woods considered appropriate.

In conducting the review and arriving at its opinion, Keefe, Bruyette & Woods relied upon the accuracy and completeness of all of the financial and other information either provided to it or publicly available, and did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Keefe, Bruyette & Woods relied upon management of FBW as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therein) provided to them, and Keefe, Bruyette & Woods assumed that such forecasts and projections reflect the best currently available estimates and judgment of FBW and that such forecasts and projections will be realized in the amounts and in the time period currently estimated by FBW. Keefe, Bruyette & Woods relied upon publicly available information about RBC and assumed that the forecasts and projections derived from such information reflect the best currently available estimates and judgments of the parties who prepared them and that such forecasts and estimates will be realized in the amounts and in the time periods set forth therein. In rendering the opinion, Keefe, Bruyette & Woods did not make or obtain any evaluations or appraisals of the assets, liabilities or property of FBW or RBC.

The financial analyses used by Keefe, Bruyette & Woods in connection with providing its February 14, 2008 opinion to FBW’s board of directors were:

•	discounted cash flow analysis;

•	comparable transaction analysis; and

•	comparable company analysis.

The following is a summary of the material financial analysis delivered by Keefe, Bruyette & Woods to the board of directors of FBW in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analysis performed by Keefe, Bruyette & Woods, nor does the order of analysis described represent relative importance or weight given to any particular analysis by Keefe, Bruyette & Woods. Pro forma information about FBW used in the following summary excludes one-time non-recurring charges including mark-to-market unrealized trading losses on FBW’s collateralized debt obligation investments and legal and regulatory settlement related expenses, including but not limited to bad debt expenses and professional services. Some of the summaries of the financial analysis include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Keefe, Bruyette & Woods’ financial analysis. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 14, 2008, and is not necessarily indicative of current market conditions.

Keefe, Bruyette & Woods rendered its fairness opinion on the basis that each outstanding share of common stock of FBW will be converted into RBC common shares pursuant to an exchange ratio based on total consideration of $230 million.

Discounted Cash Flow Analysis

Keefe, Bruyette & Woods performed a discounted cash flow analysis on FBW’s forecasted financial performance based on:

•	The present value of the estimated after-tax cash flows to FBW stockholders on a pro forma basis, excluding one-time non-recurring charges.

•	No dividends paid to its stockholders over the five-year period of 2007-2012.

•	The aggregate value of all cash flows available and paid to FBW’s stockholders in periods beyond the initial five year period (“terminal value”) based on multiplying FBW’s estimated pro forma net income in the fifth year by a range of multiples.

For purposes of this analysis, Keefe, Bruyette & Woods used a present value discount factor (“discount rate”) ranging from 14.7% to 26.7%, which was based on the application of the capital asset pricing model (also generally referred to as “CAPM”) and an appropriate set of comparable public companies including:

•	Cowen Group, Inc.

•	Jefferies Group, Inc.

•	JMP Group Inc.

•	KBW, Inc.

•	Piper Jaffray Companies

•	Raymond James Financial, Inc.

•	Stifel Financial Corp.

•	Thomas Weisel Partners Group, Inc.

Keefe, Bruyette & Woods calculated the terminal value using a range of multiples applied to forecast pro forma net income in the fifth year of 12.5x to 18.5x, which was based on net income multiples for the historical comparable transactions described below. Keefe, Bruyette & Woods also analyzed the impact on the net present value of expected future cash flows to FBW stockholders using a range of net income growth rates from 4.0% to 16.0% over the five-year forecast period of 2007 through 2012. In addition, Keefe, Bruyette & Woods assumed an effective tax rate applicable to net income of 40.0%.

Based on a terminal year net income multiple of 15.5x, a net income growth rate of 10.0%, and a discount rate of 20.7%, all of which represent the mid-point of ranges employed in this analysis, the analysis resulted in a net present value of the estimated cash flows to FBW stockholders of $157.3 million. The following table represents the results of this analysis:

Merger Consideration as a
	Illustrative per	Premium/(Discount) to Implied
	Value Indications	Discounted Cash Flow
($ in thousands)

Discount rates of 14.7% — 26.7% and terminal P/E multiples of 12.5x — 18.5x(a)	$99,561-$242,302	(5.1)% - 131.0%
Net income growth rate of 4.0% — 16.0% and terminal P/E multiples of 12.5x — 18.5x(b)	$95,854-$244,904	(6.1)% - 139.9%

(a)	Assumes 2008-2012 net income growth rate of 10.0%

(b)	Assumes discount rate of 20.7%

Comparable Transaction Analysis

Keefe, Bruyette & Woods analyzed certain information relating to the following selected transactions in the securities industry completed since August 24, 2000:

•	Wachovia Corp. / A.G. Edwards, Inc.

•	Stifel Financial Corp. / Ryan, Beck & Co., Inc.

•	UBS AG / McDonald & Co. Investments, Inc.

•	UBS AG / Piper Jaffray Companies (retail business only)

•	Merrill Lynch & Co., Inc. / The Advest Group, Inc.

•	Citigroup Inc. / Legg Mason, Inc.

•	Royal Bank of Canada / Tucker Anthony Sutro

•	Regions Financial Corporation / Morgan Keegan, Inc.

•	Royal Bank of Canada / Dain Rauscher Corporation

•	The MONY Group Inc. / The Advest Group, Inc.

For each of the selected transactions with publicly available information, Keefe, Bruyette & Woods calculated and compared the ratio of the aggregate consideration to the target company’s (i) revenue for the most recent twelve month period prior to the transaction announcement; (ii) net income for the most recent twelve month period prior to the transaction announcement; (iii) most recent publicly disclosed shareholders’ equity, or book value prior to the transaction announcement; and (iv) number of retail investment executives, or financial consultants, based on the most recent publicly available information prior to the transaction announcement. Keefe, Bruyette & Woods then compared these ratios to the ratios implied by the merger using pro forma financial information for FBW, excluding one-time non-recurring charges as described above. This analysis is summarized below:

	Valuation Multiples at Announcement
			LTM				Investment
	LTM Revenue		Net Income		Book Value		Executives
	(x)		(x)		(x)		($000)

Average	1.2	x	16.6	x	2.1	x	$788
Median	1.0	x	15.5	x	1.9	x	$796
High	2.2	x	27.1	x	3.2	x	$1,213
Low	0.5	x	9.2	x	1.1	x	$253
Multiples Implied by the Transaction	1.0	x	14.2	x	1.8	x	$697

Comparable Company Analysis

Keefe, Bruyette & Woods reviewed and compared certain financial information for FBW to corresponding financial information, including financial and operating performance ratios and public market valuation multiples of the following publicly traded U.S. companies:

•	Cowen Group, Inc.

•	Jefferies Group, Inc.

•	JMP Group Inc.

•	KBW, Inc.

•	Piper Jaffray Companies

•	Raymond James Financial, Inc.

•	Stifel Financial Corp.

•	Thomas Weisel Partners Group, Inc.

Although none of the selected companies is directly comparable to FBW, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of FBW.

Keefe, Bruyette & Woods calculated and compared various financial multiples and ratios based on pro forma financial information provided by FBW, excluding one-time non-recurring charges, and the valuation multiples implied by the merger consideration. The multiples and ratios for each of the selected companies were based on the closing stock prices as of February 13, 2008, as well as information obtained from SEC filings, data from SNL Financial and research estimates from Thomson ONE Analytics.

Keefe, Bruyette & Woods calculated the selected companies’ implied price/earnings ratios, price/book value ratio and price/revenue ratio based on publicly available financial results for 2007 and publicly available financial projections for 2008. KBW then compared the implied multiples to multiples implied by the merger consideration. The following table presents the results of this analysis:

	Selected Companies(a)
Ratio	Range		Median		Ferris, Baker Watts(b)

2007E Price / Revenues	0.5x - 1.8	x	1.4	x	1.0	x
2008E Price / Revenues	0.5x - 1.5	x	1.3	x	NA
2007E Price / Earnings	12.6x - 22.2	x	16.9	x	14.2	x
2008E Price / Earnings	10.2x - 18.3	x	13.4	x	NA
Price / Book Value	0.6x - 1.8	x	1.3	x	1.8x

(a)	All figures for selected companies are based on data from SNL Financial, Factset Datasource, Thomson FirstCall estimates and publicly available filings; P/E ratios based on median Thomson FirstCall earnings estimates for calendar year.

(b)	Valuation multiples implied by the Merger Consideration based on FBW actual and pro forma financial results and forecasts.

The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Keefe, Bruyette & Woods’ opinion. In arriving at its fairness determination, Keefe, Bruyette & Woods considered the results of its entire analysis and did not attribute any particular weight to any factor or analysis considered by it. Rather, Keefe, Bruyette & Woods made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its entire analysis. No company or transaction used in the above analysis as a comparison is directly comparable to FBW or the contemplated transaction.

Keefe, Bruyette & Woods prepared this analysis for purposes of providing its opinion to the board of directors of FBW as to the fairness, from a financial point of view, to the holders of FBW common stock of the consideration to be paid by RBC in the transaction. Keefe, Bruyette & Woods did not express any opinion about the fairness of the amount or nature of the compensation to any of FBW’s officers, directors or employees, or any class of such persons, relative to the compensation to the other stockholders of FBW.

This analysis does not purport to be an appraisal nor does it necessarily reflect the prices at which businesses or securities actually may be sold. Analysis based upon forecasts of future results is not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by this analysis. Because this analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of FBW, RBC, Keefe, Bruyette & Woods or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Keefe, Bruyette & Woods’ opinion to the board of directors of FBW was one of many factors taken into consideration by the board of directors of FBW in determining to approve the merger agreement.

The foregoing summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Keefe, Bruyette & Woods attached as Appendix B.

Keefe, Bruyette & Woods has acted as financial advisor to FBW. As part of its investment banking business, Keefe, Bruyette & Woods is continually engaged in the valuation of the securities of financial services companies in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of financial services companies, Keefe, Bruyette & Woods has experience in, and knowledge of, the valuation of securities broker-dealers and investment banking companies. In the ordinary course of business as a broker-dealer, Keefe, Bruyette & Woods may, from time to time, purchase securities from, and sell securities to RBC, and as a market maker in securities, Keefe, Bruyette & Woods may from time to time have a long or short position in, and buy or sell, debt or equity securities of RBC for its own account and for the accounts of its customers.

Keefe, Bruyette & Woods and FBW have entered into an agreement relating to the services to be provided by Keefe, Bruyette & Woods in connection with the merger. FBW has agreed to pay Keefe, Bruyette & Woods, for aggregate transaction consideration up to and including $250 million, at the time of closing a cash fee equal to 0.75% of the fair market value on the date of closing of the aggregate merger consideration paid or payable to FBW and its securityholders. In addition, FBW has agreed to pay Keefe, Bruyette & Woods at the time of closing a cash fee equal to 2.0% of the fair market value as of the closing date of the aggregate merger consideration in excess of $250 million. This fee is contingent upon the successful completion of the merger. FBW has also agreed to reimburse Keefe, Bruyette & Woods for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Keefe, Bruyette & Woods against certain liabilities, including liabilities under securities laws.

RBC’s Reasons for the Merger

At its meeting on February 14, 2008, the RBC board of directors approved the merger and authorized RBC management to negotiate and enter into the merger agreement. In the course of making its decision to approve the merger, the RBC board of directors consulted with RBC’s management and considered a number of factors, including the following:

•	the expansion of RBC’s wealth management presence into FBW’s eight-state footprint, which has relatively little overlap with RBC’s current network;

•	the cost synergies to be generated through the integration of FBW’s operations, technology and support functions into RBC’s wealth management businesses; and

•	the terms and conditions of the merger agreement, including the consideration to be paid to the FBW stockholders, the structure of the merger and the indemnification available to RBC.

REQUIRED REGULATORY APPROVALS

RBC and FBW have agreed to use their commercially reasonable efforts to obtain all regulatory approvals required to complete the merger. These approvals, along with the expiration of any statutory waiting periods related to these approvals, are referred to as the “requisite regulatory approvals.” These include approval from the Office of the Superintendent of Financial Institutions (Canada) and the Financial Industry Regulatory Authority, or FINRA. RBC and FBW are in the process of filing all of the required applications and notices to obtain the requisite regulatory approvals. The merger cannot proceed in the absence of the requisite regulatory approvals. Neither RBC nor FBW can assure you that the requisite regulatory approvals will be obtained, and, if obtained, neither RBC nor FBW can assure you as to the date of any of these approvals or the absence of any litigation challenging them. Likewise, neither RBC nor FBW can assure you that a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

Neither RBC nor FBW is aware of any other material governmental approvals or actions that are required before the parties’ consummation of the merger other than those described below. RBC and FBW currently contemplate that if any additional governmental approvals or actions are required, those approvals or actions will be sought. However, neither RBC nor FBW can assure you that any of those additional approvals or actions will be obtained.

Broker-Dealer Regulations

Because FBW is a broker-dealer registered with FINRA, among other governmental authorities and self-regulatory organizations, RBC and FBW must obtain FINRA approval prior to consummating the merger transaction. In addition, RBC and FBW will give notifications to a number of other U.S. federal, state and governmental authorities and self-regulatory organizations before the merger is completed.

Canadian Approvals

The merger is subject to the approval of the Superintendent of Financial Institutions (Canada), or the Superintendent. On April 28, 2008, the Assistant Superintendent, Regulation Sector, on behalf of the Superintendent, issued its approval to RBC:

•	to acquire an indirect substantial investment in and control of FBW pursuant to subsection 468(6) of the Bank Act; and

•	for the issuance of RBC common shares in consideration of property in connection with the acquisition of FBW pursuant to subsection 65(1) of the Bank Act.

Listing of RBC Common Shares

The merger agreement provides that RBC will cause the RBC common shares to be issued in the merger to be approved for listing on the NYSE and the TSX before the effective time of the merger, subject to official notice of issuance. Approval of the listing of the RBC common shares to be issued in the merger on the NYSE and the TSX is a condition to each party’s obligation to complete the merger.

Hart-Scott-Rodino Antitrust Improvements Act of 1976

The merger must be reported to both the U.S. Department of Justice and the Federal Trade Commission before consummation, and the merger cannot be consummated for a certain period of time following such notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the Hart-Scott-Rodino Act. The waiting period under the Hart-Scott-Rodino Act was terminated by the Federal Trade Commission on March 7, 2008.

Other Regulatory Filings and Approvals

RBC and FBW conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. RBC and FBW are currently in the process of reviewing whether other filings or approvals may be required or desirable in other jurisdictions. RBC and FBW have no reason to believe that any of these requirements cannot be satisfied within the time period contemplated by the merger agreement. Either or both parties may not complete some of these filings or obtain some of these approvals before the effective time of the merger if, as a matter of practice, they are not required to be obtained before the effectiveness of the merger transaction.

TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the anticipated significant U.S. federal income tax and Canadian income tax consequences of the merger and of the ownership of RBC common shares by a holder that holds FBW common stock, and will hold RBC common shares, as capital assets. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction (other than Canada), or under any U.S. federal laws other than those pertaining to income tax.

WE URGE YOU TO CONSULT WITH A TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND THE CANADIAN AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF SHARES OF FBW COMMON STOCK OR RBC COMMON SHARES.

Certain U.S. Federal Income Tax Considerations

This discussion does not address the tax consequences to holders of FBW common stock or RBC common shares in particular circumstances, such as tax-exempt entities, certain insurance companies, broker-dealers, traders in securities that elect to mark-to-market, holders liable for alternative minimum tax, holders that actually or constructively own 5% or more of the voting shares of RBC, holders that hold FBW common stock or RBC common shares as part of a straddle or a hedging or conversion transaction or holders whose functional currency is not the U.S. dollar. This discussion also does not apply to holders who acquired their FBW common stock or RBC common shares, as applicable, pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan. This discussion is based on the tax laws of the U.S., including the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as in effect on the date of this document, as well as the Convention between the U.S. and Canada with respect to Taxes on Income and on Capital, which we refer to as the Treaty, all of which are subject to change or change in interpretation, possibly with retroactive effect.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of FBW common stock or RBC common shares who is:

•	a citizen or resident of the U.S.,

•	a corporation or other entity taxable as a corporation organized under the laws of the U.S. or any political subdivision of the U.S.,

•	an estate, the income of which is subject to U.S. federal income tax without regard to its source, or

•	a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

SEE THE SECTION ENTITLED “ADDITIONAL INFORMATION FOR PARTICIPANTS IN THE FBW 401(k) EMPLOYEE STOCK OWNERSHIP PLAN” FOR A DISCUSSION OF POTENTIAL TAX CONSEQUENCES TO PERSONS WITH ACCOUNTS IN THE ESOP.

The Merger

The parties intend for the merger to qualify as a reorganization for U.S. federal income tax purposes. In connection with the filing of the registration statement of which this document forms a part, Ernst & Young LLP has delivered an opinion to RBC to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and Venable LLP has delivered an opinion to FBW to the effect that (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) except with respect to cash received in lieu of fractional shares and with respect to dissenting shares, no gain or loss will be recognized in the merger by FBW stockholders. Completion of the merger is conditioned on, among other things, the receipt by RBC of a tax opinion from Ernst & Young LLP, U.S. tax advisor to RBC, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and the receipt by FBW of a tax opinion from Venable LLP, counsel to FBW, that (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) except with respect to cash received in lieu of fractional shares and with respect to dissenting shares, no gain or loss will be recognized in the merger by FBW stockholders. These opinions will be based on certain assumptions and on representation letters provided by FBW and RBC to be delivered at the time of closing. Neither of these tax opinions will be binding on the Internal Revenue Service. Neither RBC or FBW intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the transaction, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

If the merger is treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, the significant U.S. tax consequences of the merger to U.S. holders of FBW common stock will be as follows:

U.S. Holders

Receipt of RBC Common Shares by FBW Stockholders.  An FBW stockholder will not recognize gain or loss with respect to the receipt of RBC common shares in exchange for such holder’s shares of FBW common stock, except in respect of cash received for a fractional share.

Dissenters.  The tax consequences to an FBW stockholder who exercises dissenters’ rights with respect to such shares and receives payment for such shares of FBW of common stock in cash generally will not depend on the qualification of the merger as a reorganization for federal income tax purposes. Such stockholder generally will recognize capital gain or loss for federal income tax purposes, measured by the difference between the holder’s basis in such shares and the amount of cash received (other than the amount of cash received, if any, that is or is deemed to be interest for federal income tax purposes (which amount will be taxed as ordinary income)). In the case of an individual, capital gain that is recognized in taxable years beginning before January 1, 2011, is generally taxed at a maximum rate of 15% if the shares of FBW common stock were held for greater than one year. The deductibility of capital losses is subject to limitations.

Basis of RBC Common Shares in the Hands of FBW Stockholders.  The aggregate basis of the RBC common shares received as a result of the merger by an FBW stockholder will be the same as the aggregate basis of the FBW common stock for which it is exchanged and decreased by any basis attributable to fractional share interests in RBC common shares for which cash is received.

Holding Period.  An FBW stockholder will include the holding period of the surrendered FBW common stock in the holding period of the RBC common shares.

Different Blocks of FBW Common Stock.  For a U.S. holder who acquired different blocks of FBW common stock at different times and at different prices, the U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular RBC common shares received in the transaction.

Cash Received in Lieu of Fractional RBC Common Shares.  An FBW stockholder who receives cash in lieu of a fractional RBC common share will be treated as first having received the fractional RBC common share and then having redeemed the fractional RBC common share for cash. An FBW stockholder generally will recognize gain or loss to the extent the cash received in lieu of a fractional RBC common share exceeds or is less than such holder’s basis in the deemed-received fractional RBC common share. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the FBW stockholder’s holding period for the FBW common stock is greater than one year. The deductibility of capital losses is subject to limitations.

Taxation of RBC Common Shares Held in Escrow.  The merger agreement provides that a portion of the RBC common shares will be placed in escrow to satisfy indemnification claims of RBC and expenses of the FBW shareholders’ representative under the merger agreement. See “The Merger Agreement — Indemnification” and “The Merger Agreement — Escrow Agreement.” The RBC common shares placed into escrow will be treated as shares received as a result of the merger. An FBW stockholder will not recognize gain or loss upon deposit of the RBC common shares in escrow or upon any release of RBC common shares as described in “The Merger Agreement — Escrow Agreement.”

For federal income tax purposes, the FBW stockholders are the owners of the escrowed RBC common shares. FBW stockholders will be required to report income and pay tax on dividends paid on the RBC common shares, if any, and income earned on investments in the escrow, if any. The federal income taxation of dividends on RBC common shares is described in “— Ownership of RBC Common Shares — U.S. Federal Income Taxation — Dividends and Distributions — Non-U.S. Holders” and “— Ownership of RBC Common Shares — U.S. Federal Income Taxation — Dividends and Distributions — U.S. Holders.” The taxation of other income will depend on the nature and type of that income. No distributions will be made from the escrow to pay taxes on dividends or other income.

FBW’s stockholders may recognize gain or loss on RBC common shares sold by the escrow agent to pay expenses of the shareholders’ representative or indemnification claims of RBC. The federal income tax consequences of a sale of RBC common shares is described below in “— Ownership of RBC Common Shares — U.S. Federal Income Taxation — Transfers of RBC Common Shares — U.S. Holders.” The holder should increase its basis in its remaining RBC common shares, if any, by an amount equal to the value of any RBC common shares that were sold.

Holders of FBW Stock Options.  The holder of an outstanding FBW stock option will be deemed to recognize compensation income at the time the option is cancelled and terminated, equal to the value of RBC common shares received. Such income will be subject to wage withholding and withholding for the employee-portion of any employment taxes. The holding period of the RBC common shares received will begin upon receipt of the RBC common shares by the option holder. The basis of any RBC common shares received will be equal to the amount of compensation income recognized. Certain options may be subject to Section 409A of the Code, which imposes additional taxes on deferred compensation arrangements that do not meet the requirements of that section. Currently, the IRS requires that amounts subject to taxes under Section 409A of the Code be reported on Form W-2, but does not require withholding of the additional taxes owed by the option holder. Holders of FBW options should consult their individual tax advisors regarding the application of Section 409A of the Code to their options.

Non-U.S. Holders

A non-U.S. stockholder will be taxed, for U.S. federal income tax purposes, on the receipt of RBC common shares in the same way as a U.S. stockholder. See “— Certain U.S. Federal Income Tax Considerations — U.S. Holders — Receipt of RBC Common Shares by FBW Stockholders.” Cash received in lieu of fractional RBC common shares will not be subject to U.S. federal income tax unless the gain is “effectively connected,” and the gain is attributable to a permanent establishment maintained in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting that non-U.S. holder to U.S. taxation on a net income basis, or that non-U.S. holder is an individual present in the U.S. for at least 183 days in the taxable year of the merger and certain other conditions are met. In that case, the non-U.S. holder will be treated like a U.S. holder with respect to the recognition of gain or loss, as described above. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if that corporate non-U.S. holder is eligible for the benefits of an income tax treaty providing for a lower rate, with respect to gain that is “effectively connected” with its conduct of a trade or business in the U.S.

Holders of FBW common stock are subject to backup withholding and information reporting as described below under “— Additional U.S. Federal Income Tax Considerations — Information Reporting and Backup Withholding.”

Ownership of RBC Common Shares — U.S. Federal Income Taxation

Dividends and Distributions — U.S. Holders

Subject to the passive foreign investment company rules discussed below, U.S. holders will include in gross income the gross amount of any dividend paid, before reduction for Canadian withholding taxes, by RBC out of its current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, as ordinary income when the dividend is actually or constructively received by the U.S. holder.

Dividends paid in taxable years beginning before January 1, 2011 to noncorporate U.S. holders who also meet certain holding period requirements and that constitute qualified dividend income will be taxable at a maximum tax rate of 15%. Dividends paid with respect to the RBC common shares generally will be qualified dividend income.

Dividends will be income from sources outside the U.S. for foreign tax credit limitation purposes, but dividends will, depending on the U.S. holder’s circumstances, be “passive” or “general” income, which, in either case are treated separately from other types of income for foreign tax credit limitation purposes.

The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The amount of the dividend distribution included in income of a U.S. holder will be the U.S. dollar value of the Canadian dollar payments made, determined at the spot Canadian dollar/U.S. dollar exchange rate on the date such dividend distribution is included in the income of the U.S. holder, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend distribution is included in income to the date such dividend distribution is converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. Such gain or loss will generally be income from sources within the U.S. for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a return of capital to the extent of the U.S. holder’s basis in its RBC common shares and thereafter as capital gain.

Subject to certain limitations, the Canadian tax withheld in accordance with the Treaty and paid over to Canada will be creditable against the U.S. holder’s U.S. federal income tax liability. To the extent a refund of the tax withheld is available to a U.S. holder under the laws of Canada or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against the U.S. holder’s U.S. federal income tax liability, whether or not the refund is actually obtained.

Dividends and Distributions — Non-U.S. Holders

A non-U.S. holder is not subject to U.S. federal income tax with respect to dividends paid on RBC common shares unless the dividends are “effectively connected” with that non-U.S. holder’s conduct of a trade or business in the U.S., and attributable to a permanent establishment maintained in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting that non-U.S. holder to U.S. taxation on a net income basis, or that non-U.S. holder is an individual present in the U.S. for at least 183 days in the taxable year of the dividend distribution and certain other conditions are met. In such cases, a non-U.S. holder will be taxed in the same manner as a U.S. holder. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if that corporate non-U.S. holder is eligible for the benefits of an income tax treaty providing for a lower rate, with respect to dividends that are “effectively connected” with its conduct of a trade or business in the U.S.

Transfers of RBC Common Shares — U.S. Holders

Subject to the passive foreign investment company rules discussed below, a U.S. holder that sells or otherwise disposes of RBC common shares generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and the holder’s tax basis, determined in U.S. dollars, in the RBC common shares. Capital gain of a noncorporate U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% if the RBC common shares were held for more than one year. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Transfers of RBC Common Shares — Non-U.S. Holders

A non-U.S. holder will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of RBC common shares unless the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment maintained in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting that non-U.S. holder to U.S. taxation on a net income basis, or the non-U.S. holder is an individual and present in the U.S. for at least 183 days in the taxable year of the sale and certain other conditions are met. In such cases, a non-U.S. holder will be taxed in the same manner as a U.S. holder. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if eligible for the benefits of an income tax treaty that provides for a lower rate, on “effectively connected” gains recognized.

Additional U.S. Federal Income Tax Considerations

Passive Foreign Investment Company Rules

RBC believes that RBC common shares should not be treated as stock of a passive foreign investment company for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and thus may be subject to change. In general, RBC will be a passive foreign investment company with respect to a U.S. holder if, for any taxable year in which the U.S. holder held RBC common shares, either at least 75% of the gross income of RBC for the taxable year is passive income or at least 50% of the value, determined on the basis of a quarterly average, of RBC’s assets is attributable to assets that produce or are held for the production of passive income. If RBC were to be treated as a passive foreign investment company, then unless a U.S. holder makes a mark-to-market election, gain realized on the sale or other disposition of RBC common shares would in general not be treated as capital gain. Instead, a U.S. holder would be treated as if the holder had realized such gain and certain “excess distributions” ratably over the holder’s holding period for the shares and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year.

Information Reporting and Backup Withholding

In general, proceeds with respect to fractional shares received as a result of the merger, dividends and distributions received with respect to RBC common shares, and dividends and other income on escrowed RBC common shares will be subject to information reporting requirements and backup withholding tax at the rate of 28% for a non-corporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service regarding a failure to report all interest or dividends required to be shown on its federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Persons that are not U.S. persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on an appropriate Internal Revenue Service Form W-8.

If a holder of RBC common shares sells RBC common shares to or through a U.S. office of a broker, the payment of the sales proceeds is subject to both U.S. backup withholding and information reporting unless the holder certifies that it is not a U.S. person, under penalties of perjury, or otherwise establishes an exemption. If a holder sells RBC common shares outside the U.S. through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to the holder outside the U.S., then U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the U.S., if RBC common shares are sold through a non-U.S. office of a broker that:

•	is a U.S. person,

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the U.S.,

•	is a “controlled foreign corporation” as to the U.S., or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	at any time during its tax year the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its records that the selling holder of RBC common shares is a non-U.S. person, and the broker does not have actual knowledge that such seller is a U.S. person, or such seller otherwise establishes an exemption.

A refund of any amounts withheld under the backup withholding rules that exceeds the income tax liability of a holder of FBW common stock or of RBC common shares, as applicable, may be obtained by filing a refund claim with the Internal Revenue Service.

Certain Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to a person who acquires RBC common shares in exchange for shares of FBW common stock as part of the merger and who, at all relevant times, for purposes of the Income Tax Act (Canada), or the Tax Act, and the Treaty, is a resident of the U.S., is not (and is not deemed to be) a resident of Canada, does not have a “permanent establishment” or “fixed base” in Canada and does not use or hold (or will not use or hold) and is not deemed to use or hold the RBC common shares or shares of FBW common stock in, or in the course of, carrying on a business in Canada and does not carry on an insurance business in Canada and elsewhere. We refer to each of these persons as a U.S. resident holder.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor. Accordingly, prospective investors are urged to consult their own tax advisors with respect to their particular circumstances.

This summary is based upon the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof, the Fifth Protocol to the Treaty signed on September 21, 2007 (but not yet ratified), or the Protocol, and Canadian tax counsel’s understanding of the current administrative practices published by the Canada Revenue Agency. This summary does not otherwise take into account any changes in law, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations.

The Merger

There are no Canadian tax consequences as a result of the merger to a U.S. resident holder.

Ownership of RBC Common Shares

Withholding Tax on Dividends on Common Shares.  Dividends paid or credited, or deemed under the Tax Act to be paid or credited, to a U.S. resident holder on RBC common shares are subject to Canadian withholding tax under the Tax Act at the rate of 25%; however, the rate of Canadian withholding tax applicable to a U.S. resident holder is generally reduced to 15% under the Treaty. Upon ratification of the Protocol, a U.S. resident holder must not be subject to the limitation on benefits restrictions in the Treaty to be entitled to the 15% withholding tax rate on dividends on the RBC common shares.

Disposition of RBC Common Shares.  A U.S. resident holder for whom RBC common shares are not “taxable Canadian property” will not be subject to tax under the Tax Act on the disposition of such shares. Generally, RBC common shares will not be taxable Canadian property to a U.S. resident holder at a particular time provided that (i) the shares are listed on a “designated stock exchange” (which includes the TSX and the NYSE) at that time, (ii) the U.S. resident holder, persons not dealing at arm’s length with the U.S. resident holder or the U.S. resident holder together with such persons have not owned 25% or more of the RBC common shares at any time during the 60-month period ending at the particular time, and (iii) such shares are not deemed to be taxable Canadian property to the U.S. resident holder under the Tax Act. In the event that the RBC common shares are taxable Canadian property to the U.S. resident holder, a capital gain realized by a U.S. resident holder on the disposition of RBC common shares will generally be exempt from Canadian tax under the Treaty. Upon ratification of the Protocol, a U.S. resident holder must not be subject to the limitation on benefits restrictions in the Treaty to be entitled to exemption from Canadian tax on capital gains realized on the disposition of RBC common shares.

ACCOUNTING TREATMENT

The merger will be accounted for by use of the purchase method of accounting, in accordance with Canadian GAAP and U.S. GAAP. This means that RBC will record as goodwill the excess of the purchase price over the fair value of FBW’s identifiable assets, including intangible assets, net of its liabilities.

INTERESTS OF FBW’s DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the FBW board of directors with respect to the merger agreement, FBW stockholders should be aware that each of the directors and executive officers of FBW have interests in the merger and have arrangements that are different from, or in addition to, those of FBW’s stockholders generally, as described below. The FBW board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that FBW’s stockholders vote in favor of adopting the merger agreement. See “The Merger — FBW’s Reasons for the Merger; Recommendation of the Board of Directors.”

New Employment Agreements

RBCCMC, a wholly-owned subsidiary of RBC and successor to RBC Dain Rauscher Inc., has entered into an employment agreement with Patrick Vaughan, pursuant to which Mr. Vaughan will, upon integration of FBW into RBCCMC, be employed by RBCCMC as a Senior VP Regional Director. Mr. Vaughan will receive a base annual salary of $150,000, which is comparable to his current base salary, and a guaranteed performance bonus under the RBC Regional Director compensation plan of at least $700,000 for fiscal years 2008 and 2009 (prorated for 2008 from closing of the merger to October 31, 2008, RBC’s financial year end), which amount is comparable to the bonuses paid to Mr. Vaughan by FBW. RBC will loan Mr. Vaughan $325,000 pursuant to a three-year promissory note; 1/36 of the amount of the promissory note will be forgiven each month, for as long as Mr. Vaughan remains an RBCCMC employee. Upon closing of the merger, RBC will make a contribution of $325,000 to Mr. Vaughan’s account in the RBC U.S. Wealth Accumulation Plan; this contribution will vest in its entirety on the fourth anniversary of the first January 1 after the closing date. In addition, the employment agreement amends Mr. Vaughan’s change of control agreement with FBW (as described in “— Change of Control Agreements” below) as follows: (i) if he continues to be employed by FBW and/or RBCCMC until January 1, 2009, RBCCMC will promptly pay him $1,900,000, and (ii) if his employment with FBW and/or RBCCMC terminates for any reason before January 1, 2009, such termination shall be deemed a termination without cause under his change of control agreement, thus entitling Mr. Vaughan to a lump sum payment of approximately $1,900,000. Upon any payment by RBCCMC as described in the preceding sentence, Mr. Vaughan’s change of control agreement will cease to apply. Mr. Vaughan agreed to certain confidentiality and non-solicitation restrictions in the employment agreement.

RBCCMC has also entered into a letter agreement with each of Roger Calvert, president and chief executive officer of FBW, and Adrian Teel, executive vice president and chief operating officer of FBW. Pursuant to these letter agreements, each of Mr. Calvert and Mr. Teel will be compensated as follows between the effective date of the merger and the integration of FBW into RBCCMC: (1) annual base salary of $150,000 for Mr. Calvert and $160,000 for Mr. Teel; (2) quarterly bonuses of $50,000, pro-rated if integration takes place during a quarter; and (3) a one-year transition bonus of $250,000 for Mr. Calvert and $240,000 for Mr. Teel, pro-rated if integration takes place prior to one year after the effective date of the merger. In addition, these letter agreements amend each of Mr. Calvert’s and Mr. Teel’s respective change of control agreement with FBW (as described in “— Change of Control Agreements” below) as follows: (i) if he continues to be employed by FBW and/or RBCCMC until January 1, 2009, RBCCMC will promptly pay him the full amount to which he would have been entitled thereunder in the event of a termination without cause ($2,537,350 for Mr. Calvert, and $1,451,289 for Mr. Teel), and (ii) if his employment with FBW and/or RBCCMC terminates for any reason before January 1, 2009, such termination shall be deemed a termination without cause under his change of control agreement, thus entitling him to a lump sum payment of $2,537,350 for Mr. Calvert, or $1,451,289 for Mr. Teel. Upon any payment by RBCCMC as described in the preceding sentence, Mr. Calvert’s or Mr. Teel’s change of control agreement, as applicable, will cease to apply.

Change of Control Agreements

Change of Control Agreements

FBW entered into change of control agreements, dated as of September 21, 2007, with the following executive officers of FBW: Roger Calvert, president and chief executive officer; Richard Prins, senior vice president; Kevin Rast, executive vice president; Steven Shea, executive vice president; Adrian Teel, executive vice president and chief operating officer; and Patrick Vaughan, executive vice president. In addition, each of Mr. Calvert, Mr. Teel and Mr. Vaughan has entered into an agreement with RBCCMC that will modify the terms of his change of control agreement upon effectiveness of the merger. With respect to these individuals, the following summary of the change of control agreements is subject to these modifications, which are described in “— New Employment Agreements” above.

The change of control agreements remain in effect until the first anniversary of the date when FBW notifies any of these executive officers of its intent to discontinue the change of control agreement (which we refer to as the initial expiration date) or, if later, the first anniversary of the latest “change of control” or “pending change of control,” as such terms are defined in the change of control agreement, that occurs before the initial expiration date. The proposed merger would constitute a “change of control” and the signing of the merger agreement would constitute a “pending change of control” if the merger is consummated.

The change of control agreements provide that, in the event of a termination of the executive officer’s employment by FBW without cause or resignation by the executive officer for good reason following a change of control or a termination of the executive officer’s employment by FBW without cause following a pending change of control, the executive officer will be entitled to receive the following, in addition to any salary, other wages, or benefits otherwise due as of the termination date:

•	a lump sum payment, in an amount up to 2.99 times the executive officer’s “base amount” as defined by Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, except that in calculating the lump sum, any income realized from the exercise of options occurring after January 1, 2007 will be excluded from the calculation of the base amount. (The base amount is generally the average of the executive officer’s annual taxable compensation from FBW over the five calendar years preceding the date of the change of control, or over such shorter period that the executive officer was employed by FBW.) Pursuant to this provision, the following executive officers and directors will be entitled to receive payments in the aggregate amounts following their names: Roger Calvert, $2,537,350; Richard Prins, $2,714,902; Kevin Rast, $1,119,244; Steven Shea, $2,932,685; Adrian Teel, $1,451,289; and Patrick Vaughan, $1,894,868; and

•	with respect to Messrs. Calvert, Prins, Shea and Vaughan, continued group life, health, dental, accident and long-term disability insurance for the executive officer and his dependents, for 12 months following termination, on substantially the same terms and conditions in effect immediately prior to the termination of employment.

Each change of control agreement defines “cause” as personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform duties, willful violations of law, and material breaches of the change of control agreement. “Good reason” is defined as the failure to appoint the executive officer to the same or a more senior office after a change of control; a material change in the executive officer’s functions, duties, or responsibilities; any reduction in the executive officer’s base salary; any changes in benefits that has a material adverse effect on the aggregate compensation package of the executive officer; any material breach by FBW of the change of control agreement; or a relocation of the executive officer’s place of employment to a location that is more than 40 miles away from both the officer’s principal residence and place of employment on the day before the change of control occurred.

In no event will any payment be made or benefits be provided to the executive officer under the change of control agreement that, when combined with all other payments and benefits payable to the executive officer, would render any such payment or benefit nondeductible under Section 280G of the Code or would trigger an excise tax under Section 4999 of the Code. Payments and benefits under the change of control agreement will be reduced if necessary to avoid application of Sections 280G and 4999 of the Code. The executive officer may specify by advance written notice which payments and benefits will be reduced. Section 280G of the Code generally denies a deduction for, and Section 4999 of the Code imposes an excise tax on, payments to the executive officer, contingent on a change of control, that equal or exceed three times the executive officer’s base amount.

The change of control agreements include provisions barring the executive officer for a period of one year following termination of employment from soliciting clients or employees of FBW and prohibiting the executive officer from at any time disclosing confidential or proprietary information about FBW or its clients.

Any severance payment to which any executive officer is entitled under any change of control agreement will be subject to Section 409A of the Code to the extent that the payment exceeds a certain amount. To the extent an executive officer is a “specified employee” for purposes of Section 409A of the Code, any payment or portion of a payment that is subject to Section 409A of the Code will not be made until six months after the separation from service.

Retention Agreement

FBW entered into a retention agreement with Dana Gloor, dated as of November 8, 2007. The retention agreement provides that if Ms. Gloor, senior vice president and general counsel, is terminated by FBW without cause or resigns for good reason within one year of the last event that constitutes a change in control, in addition to compensation and benefits accrued through the termination date (including salary and a pro rata share of her guaranteed compensation), Ms. Gloor would be entitled to receive the following:

•	within 10 days of termination, a lump sum payment of an amount equal to her full annual compensation (approximately $420,385, including salary, guaranteed compensation, deferred compensation and all other wages); and

•	if not provided by RBC or its affiliates, for one year following termination of employment, continued group life insurance, accident, and long-term disability insurance benefits for Ms. Gloor and her dependents on substantially the same terms and conditions in effect immediately prior to the termination.

The retention agreement defines “cause” as personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any securities law, in each case as determined by majority vote of the FBW board of directors. “Good reason” includes failure to appoint Ms. Gloor to a position that is at least equivalent in seniority and responsibility to her position at FBW immediately before the change of control; reduction or adverse change to Ms. Gloor’s compensation or benefits as compared with her compensation and benefits before the change of control; relocation of Ms. Gloor’s place of employment to a location that is more than 40 miles away from both her home and 100 Light Street, Baltimore, Maryland; and the failure of FBW to obtain from any successor its express written assumption of FBW’s obligations under the retention agreement before the scheduled effective date of a change in control. The proposed merger and the signing of the merger agreement would each constitute a change in control if the merger is consummated.

If Ms. Gloor accepts a position with RBC or its affiliates at an annual compensation rate that is lower than the annual compensation and benefits to which she was entitled immediately prior to the change in control, within 10 days FBW must make a payment to her equal to the difference between her total annual compensation and financial benefits with FBW immediately before the change in control and the total agreed annual compensation from the acquiring or surviving company.

The benefits provided under the retention agreement are comparable to the benefits provided under the severance plan that will be generally applicable to all FBW employees.

Broker Retention Pool

Pursuant to the merger agreement, RBC has agreed to establish a broker retention pool of up to $97 million to be allocated among FBW financial consultants consistent with RBC’s policies and procedures. Up to $77 million of this retention pool will consist of promissory notes that are forgivable over a six-year period, and up to $20 million of this retention pool will consist of contributions to the RBC U.S. Wealth Accumulation Plan, which will vest in their entirety on the fifth anniversary of the first January 1 after the closing date. Under the broker retention pool, each of the following directors and executive officers will be eligible to receive payments up to the amounts following their names: Paul DeLongis, $951,948; Robert Linn, $1,789,905; Scott Shulman, $1,920,956; and Gail Winslow, $1,900,651.

Severance Plan

In connection with the merger, RBC has agreed to provide the following severance benefits to certain directors and executive officers of FBW (who we refer to as eligible employees) who do not continue with RBC or its affiliates after closing for good reason or whose employment with RBC or its affiliates is terminated before the first anniversary of closing without cause:

•	an amount equal to between 26 and 52 weeks, depending on the employee’s position at FBW, of base salary and short-term incentive compensation, including bonuses;

•	a pro rata bonus payment based on the eligible employee’s actual incentive payment for the previous year;

•	a lump sum payment equal to any unvested portion of the eligible employee’s benefits under RBC’s long-term incentive plan, Performance Deferred Share Program and the RBC U.S. Wealth Accumulation Plan;

•	a lump sum payment equal to no more than six months of the premiums for continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, of the eligible employee (and any eligible dependents) pursuant to RBC’s medical and dental plans at the level of coverage in effect on the severance date; and

•	an amount up to $13,900 to pay for outplacement assistance.

If the following directors and executive officers are terminated without cause or resign for good reason immediately after closing of the merger, they would be entitled to receive severance payments in the aggregate amounts following their names: Wendy Gildemeister, $135,900; Sherry Gordon, $431,234; and Craig Hartman, $344,700.

“Cause” is defined in the severance plan as breach by the employee of any material provisions of any employment or similar agreement; any material violation of applicable law by the employee; employee’s indictment, conviction or guilty or no contest plea for any crime involving moral turpitude or any felony; employee’s illegal or unethical business practices; any material failure by the employee to comply with FBW’s written policies or rules; any personal or professional conduct by the employee that injures the reputation of FBW; or any failure to perform the employee’s duties and obligations to a level reasonably required by FBW. “Good reason” includes RBC’s breach of the severance plan; relocation of the employee to a location outside the state in which the employee was employed at closing or greater than 25 miles from his current location; or any material diminution of the employee’s duties, responsibilities or compensation.

Any severance payment to which an eligible employee is entitled will be paid as soon as practicable following the date the eligible employee’s separation from service occurs, and will be subject to Section 409A of the Code to the extent that the payment exceeds a certain amount. To the extent an eligible employee is a “specified employee” for purposes of Section 409A of the Code, any payment or portion of a payment that is subject to Section 409A of the Code will not be made until six months after the separation from service.

Indemnification of FBW Directors and Officers

RBC has agreed to cause FBW, from and after the consummation of the merger, to indemnify and hold harmless each present and former director and officer of FBW against any liabilities, losses, costs or expenses (including reasonable attorneys’ fees), incurred in connection with any actual or threatened claim, action, suit, proceeding, or investigation arising out of matters existing or occurring at or before the effective time of the merger, to the fullest extent that FBW would have been required to indemnify such person under its charter documents in effect on February 14, 2008. Under the merger agreement, the FBW securityholders will indemnify RBC for certain amounts payable by FBW relating to indemnification of FBW’s former directors and officers that arise before the second anniversary of the closing date.

Stock Options

Stock options have been issued to executive officers and other key employees of FBW under the FBW 1984 Stock Option Plan, the FBW 1992 Stock Option Plan, the FBW 1995 Stock Option Plan B, and the FBW 2005 Stock Option Plan.

Stock options issued under these plans generally vest and become exercisable at the rate of 20% per year beginning with the second anniversary of the grant date and continuing with each anniversary thereafter until the sixth anniversary, at which time they are fully vested and exercisable, if employment has continued through the applicable vesting date. However, each of the stock option plans provides for full vesting of any outstanding options at the time of a “change of control” as defined in the stock option plans. Additionally, the merger agreement provides that each FBW stock option that is issued and outstanding as of the effective time of the merger will be deemed to be vested immediately prior to the effective time of the merger and will be cancelled and terminated in exchange for the consideration described in the merger agreement. See “The Merger Agreement — Treatment of FBW Stock Options” for a description of the merger consideration payable to holders of outstanding FBW stock options.

Each of the individuals listed below have options to purchase shares of FBW common stock, of which options to purchase the number of shares following their names (with the weighted-average exercise price of the options in parentheses), which would otherwise be unvested, will have vesting accelerated as of the effective time of the merger: Roger Calvert, 7,360 shares ($130.00); Paul DeLongis, 562 shares ($112.99); George Ferris, 1,092 shares ($161.96); Sherry Gordon, 15 shares ($1.00); Craig Hartman, 2,535 shares ($138.49); Robert Linn, 3,270 shares ($139.34); Kevin Rast, 965 shares ($101.96); Steven Shea, 5,630 shares ($121.98); Scott Shulman, 5,615 shares ($126.26); Adrian Teel, 940 shares ($85.30); Patrick Vaughan, 1,632 shares ($133.73); and Gail Winslow, 6,522 shares ($132.32). See “The Merger Agreement — Treatment of FBW Stock Options” for a description of the amounts payable to these executive officers and other key employees that hold stock options.

Benefit Erosion Plan for Discounted Stock Options

FBW intended to issue incentive stock options, or ISOs, to certain individuals under its stock option plans. ISOs generally have more favorable tax treatment for the option holder than non-qualified stock options. Due to a reduction in the exercise price of stock options in 2005, the ISOs issued by FBW became non-qualified stock options.

To compensate option holders for the disqualification of the ISOs, FBW implemented in 2007 the Benefit Erosion Plan for Discounted Stock Options, or the Benefit Erosion Plan. The Benefit Erosion Plan provides for certain payments to option holders who had paid additional income taxes after exercising disqualified options in 2004, 2005 and 2006. The Benefit Erosion Plan also provides for payments over a five-year period beginning in March 2008 in an amount related to the estimated tax effect on the applicable option holder.

In accordance with the merger agreement, if the holder of a disqualified option who is eligible under the Benefit Erosion Plan affirms cancellation of his or her FBW stock options, as described in “The Merger Agreement — Treatment of FBW Stock Options,” the employee will receive a lump sum payment in January 2009 (subject to income and employment tax withholding) equal to installments otherwise payable in 2009 through 2012 under the Benefit Erosion Plan. Each of the following individuals are entitled to receive benefits under the Benefit Erosion Plan in the aggregate amounts following their names: George Ferris, $26,303; Roger Calvert, $257,989; Paul DeLongis, $7,070; Craig Hartman, $77,136; Robert Linn, $61,331; Kevin Rast, $24,337; Steven Shea, $158,361; Scott Shulman, $231,195; Adrian Teel, $10,614; and Patrick Vaughan, $87,212.

Discounted Stock Option Arrangements

FBW has issued non-qualified stock options to certain employees with an exercise price of $1.00 per share. To the extent any of these options were unvested as of January 1, 2005, the date of enactment of Section 409A of the Code, or were issued thereafter, they are subject to the requirements for nonqualified deferred compensation under Section 409A of the Code. Failure to meet the requirements of Section 409A of the Code results in a 20% excise tax, in addition to ordinary income taxation, on the portion of the options that becomes vested after December 31, 2004, and interest due from the date of vesting at a statutory prescribed rate.

These options are being cancelled at the effective time of the merger for the consideration described in “The Merger Agreement — Treatment of FBW Stock Options.” Because this payment may not meet the requirements of Section 409A of the Code, these options may be subject to a 20% excise tax, in addition to ordinary income taxation, under Section 409A of the Code on the portion that becomes vested after December 31, 2004, plus interest at certain statutory rates from the date of vesting. To compensate the holders of these options for this treatment, each will receive on the day prior to the effective time of the merger a tax gross-up payment for the taxes under Section 409A of the Code. Each of the following FBW employees will receive these tax gross-up payments, in amounts estimated to be equal to the amount following their names: Paul DeLongis, $12,926; Craig Hartman, $3,255; Kevin Rast, $18,970; Steven Shea, $24,643; Scott Shulman, $18,133; Adrian Teel, $22,225; and Patrick Vaughan, $12,554.

FBW Long Term Incentive Compensation Plan

FBW has made contributions to a trust under the FBW Long Term Incentive Compensation Plan, or LTICP, a deferred compensation plan that was adopted effective March 1, 2007, on behalf of certain directors and executive officers. Pursuant to the terms of the LTICP, these contributions are subject to a vesting schedule and the vested portion of these contributions is payable to the respective participant following the earlier of the participant’s separation from service or the full (100%) vesting of the respective contributions. However, upon a change of control of FBW, the directors and executive officers on whose behalf contributions were made will become fully vested in such contributions. As of April 30, 2008, the estimated value of the unvested contributions in which the following FBW directors and executive officers will become vested upon a change of control of FBW was as follows: Paul DeLongis, $38,655; Dana Gloor, $31,433; Craig Hartman, $23,907; Kevin Rast, $49,841; Steven Shea, $162,704; Scott Shulman, $123,889; and Patrick Vaughan, $120,535.

Shareholders’ Representative

Under the merger agreement, Adrian Teel has been appointed shareholders’ representative and is authorized to act for and on behalf of each FBW securityholder for the purpose of performing any and all actions on behalf of the FBW securityholders under the merger agreement and the escrow agreement. For agreeing to serve as the shareholders’ representative, Mr. Teel will receive (i) an annual fee of $25,000 for each year any RBC common shares remain in escrow under the escrow agreement and (ii) a fee of $350 per hour, which will be pro-rated for any partial hours. These amounts will be paid out of the shareholders’ representative expense escrow account. In addition, all costs and expenses incurred by the shareholders’ representative in connection with the performance of his duties under the merger agreement and the escrow agreement will be reimbursed out of the shareholders’ representative expense escrow account. Mr. Teel intends to remain an employee of FBW, which will be an affiliate of RBC after closing of the merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing this transaction.

General

The merger agreement provides that on completion of the merger, Steamer Acquisition Corp., or Steamer, a wholly-owned subsidiary of RBC, will merge with and into FBW, with FBW continuing as the surviving corporation and becoming a wholly-owned subsidiary of RBC. The separate corporate existence of Steamer will cease. The certificate of incorporation and bylaws of Steamer as in effect immediately before the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation upon completion of the merger. The directors and officers of Steamer immediately before the merger will continue as directors and officers of the surviving corporation after the merger.

Closing; Effect of the Merger

Under the merger agreement, subject to the satisfaction or waiver of the conditions to the merger, the closing date of the merger will occur within three business days after the satisfaction or waiver of all conditions to closing, or such other date to which the parties agree. The merger will be completed and become effective at the time at which the certificate of merger is filed with the Delaware Secretary of State or at such later time or date as the parties agree will be provided in the certificate of merger. This is referred to as the effective time of the merger.

The merger is currently expected to be completed during the second calendar quarter of 2008. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, the parties will obtain the required regulatory approvals or complete the merger. If the merger is not completed by July 1, 2008, either RBC or FBW may terminate the merger agreement, unless the failure to complete the merger by such date arises out of or results from the knowing action or inaction of the party seeking to terminate.

Public Trading Markets

RBC common shares are traded on the NYSE, the TSX and the SWX under the symbol “RY.” Presently, no active trading market exists for FBW common stock. It is a condition to completion of the merger that the RBC common shares to be issued in the merger be listed and eligible for trading on the New York Stock Exchange and the Toronto Stock Exchange under the trading symbol “RY.”

The RBC common shares to be issued in connection with the merger will be freely transferable under the Securities Act. However, the escrow agreement restricts the transferability of the RBC common shares held in escrow. See the section entitled “— Merger Consideration.”

Merger Consideration

As a result of the merger, you will be entitled to receive consideration solely in the form of RBC common shares. The components of the aggregate merger consideration to be delivered to the FBW securityholders are subject to the adjustments set forth in the merger agreement and described below. One adjustment is based on a determination of the net equity of FBW on the date of closing (determined in accordance with U.S. GAAP, subject to agreed modifications), which we refer to as closing net equity, and on a calculated measure of financial consultant attrition between December 31, 2007 and a date shortly after closing. A portion of the merger consideration to which the FBW securityholders would become entitled upon consummation of the merger (RBC common shares valued at $5.0 million under the merger agreement) will be held back until final determination of this adjustment. Additionally, a portion of the merger consideration will be deposited in escrow with U.S. Bank National Association, or the escrow agent, to provide financial assets to satisfy claims for indemnification by RBC and related persons (RBC common shares valued at $17.5 million under the merger agreement) and expenses of a shareholders’ representative, and secondarily to satisfy claims for indemnification brought by RBC and related persons (RBC common shares valued at $2.5 million under the merger agreement), as provided in the merger agreement and in an escrow agreement to be entered into before the effective time of the merger and as described below.

Neither the final amount of the merger consideration nor the exchange ratio of shares of FBW common stock into RBC common shares will be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise amount of the merger consideration you will receive as a result of the merger.

Based on the formula used to calculate the number of RBC common shares to be exchanged for shares of FBW common stock (as described below), FBW securityholders may be entitled to fractional RBC common shares in exchange for their shares, or options to acquire shares, of FBW common stock. However, RBC will not issue any fractional common shares in the merger. An FBW securityholder who would receive a fraction of a RBC common share will instead receive an amount in cash (without interest) equal to the fraction of such RBC common share multiplied by the collar-adjusted closing date share price referred to below. Any fractional share amounts to which an FBW securityholder may be entitled from merger consideration distributable upon closing and completion of the post-closing adjustments will be cumulated and paid, if a fractional share interest remains, in cash at the time of settlement of the post-closing adjustments. Fractional share interests that arise upon distribution of merger consideration from the escrow will likewise be paid in cash (without interest), but based on then current market prices.

Initial Merger Consideration

To calculate the number of RBC common shares issuable to the FBW securityholders, consideration equal to $230 million is adjusted by:

•	adding or subtracting, as the case may be, the difference between FBW’s estimated net equity on the closing date as reflected on a closing balance sheet prepared by FBW, with certain agreed adjustments to U.S. GAAP, from a target of $130 million (with the maximum addition to the merger consideration pursuant to this adjustment being equal to $20 million); and

•	subtracting 1.5 times the 2007 revenue production of certain FBW financial consultants as of December 31, 2007 who will not continue with FBW after closing, offset by a portion of the 2007 production of financial consultants hired between January 1, 2008 and the closing date of the merger.

This amount is referred to as the initial merger consideration.

Collar Mechanism

The price used to calculate the number of RBC common shares to be issued to FBW securityholders under the merger agreement will be equal to the volume-weighted average trading price of an RBC common share on the NYSE over the five-trading-day period ending on the last business day before the closing date, as adjusted by a collar. This collar applies if the average pre-closing volume-weighted average trading price of an RBC common share over this period is more than $55.8082 or less than $45.6612, which amounts are equal to 110% and 90%, respectively, of the volume-weighted average trading price of RBC common shares on the NYSE over the five-trading-day period ended February 13, 2008 (which was the last full trading day immediately before the merger agreement was signed). Above the collar, the value of RBC’s shares to be issued in the merger will be fixed at $55.8082; below the collar, the value of RBC’s shares to be issued in the merger will be fixed at $45.6612. This collar-adjusted price is referred to as the collar-adjusted closing date share price.

As a result of this collar mechanism and as described below, it is possible that the market price at closing and thereafter of the RBC common shares issued to the FBW securityholders will exceed the initial merger consideration if the average trading price of RBC’s common shares during the measurement period described above is greater than $55.8082, or that it will be less than the initial merger consideration if the average trading price of RBC’s common shares during the measurement period described above is less than $45.6612.

Closing Merger Consideration

The merger agreement provides that each FBW stockholder will have the right to receive, upon closing and delivery to the exchange agent of a properly completed letter of transmittal (as described in the section below entitled “— Exchange of Shares of FBW Common Stock”), in exchange for each share of FBW common stock, a number of RBC common shares determined by several formulas set forth in the merger agreement, as follows:

•	To determine the number of RBC common shares (rounded to five decimal places) to be exchanged for each share of FBW common stock:

the sum of the initial merger consideration plus the aggregate exercise price of all FBW stock options outstanding immediately before closing is divided by the collar-adjusted closing date share price; this amount is referred to as the aggregate share consideration, and includes RBC common shares with a value equal to the aggregate exercise price of the FBW stock options that will not be issued to the FBW stockholders or option holders; and

the aggregate share consideration is divided by the sum of the number of shares of FBW common stock outstanding immediately before closing plus the number of shares of FBW common stock issuable upon the exercise of FBW options that are outstanding immediately before closing; this amount is referred to as the fully-diluted FBW share amount.

•	To determine the consideration payable for each share of FBW common stock at closing, the portion of RBC common shares to be held back by RBC pending finalization of the net equity and financial consultant attrition adjustments, and the portion of RBC common shares to be placed into escrow for any RBC indemnification claims and for payment of any shareholders’ representative expenses, in each case attributable to each share of FBW common stock, is subtracted from the fully-diluted FBW share amount calculated pursuant to the preceding sentence.

After completing these steps, the number of RBC common shares issuable at closing in exchange for each share of FBW common stock is determined.

For a description of the merger consideration issuable to FBW option holders upon closing, see “— Treatment of FBW Stock Options.”

Net Equity and Financial Consultant Consideration

The first category of contingent consideration that may be issuable to FBW securityholders arises from finalization of the net equity and financial consultant attrition adjustments made to the merger consideration. FBW’s net equity as of the closing date is calculated using a balance sheet of FBW, which is to be prepared in accordance with U.S. GAAP applied on a basis consistent with FBW’s balance sheet dated December 31, 2007, subject to certain modifications. These modifications include:

•	exclusion of up to $4.0 million in expenses relating to the merger that are paid or accrued by FBW;

•	exclusion for certain payments triggered by or attributable to closing of the merger;

•	inclusion of a tax asset equal to the tax benefits to FBW arising out of payment of any consideration to the FBW option holders; and

•	inclusion of certain gross-up payments relating to taxes to be paid by certain employees, including directors and executive officers, and certain excise tax payments relating to the repurchase of shares of FBW common stock by FBW, as a liability on the closing balance sheet. See “Interests of FBW’s Directors and Executive Officers in the Merger.”

Within 45 days after the closing date, RBC will provide to the shareholders’ representative a proposed final balance sheet for FBW as of the closing date and a proposed final calculation of FBW’s closing net equity and the amount by which the merger consideration is to be adjusted for financial consultant attrition between December 31, 2007 and the date that is 15 days after the closing date. The shareholders’ representative will then have a 30-day period to review and determine whether to dispute the closing balance sheet and the calculation of the post-closing adjustments. Any disputes arising from the shareholders’ representative’s review would first be resolved by the parties and, if the parties are not able to resolve the disputes, by a mutually acceptable independent accounting firm. After the closing balance sheet and the calculation of the post-closing adjustments are finalized, additional RBC common shares may be issued to the FBW securityholders. The post-closing adjustments should be finalized within 120 days after the closing date. The maximum addition to the merger consideration relating to the calculation of net equity is $20 million.

Depending on the adjustments that result, the RBC common shares held back may or may not be issued to the FBW securityholders:

•	If the result of the post-closing adjustments described in the preceding paragraph is that (a) the estimate of FBW’s net equity and the estimate of financial consultant attrition, in each case as estimated by FBW for purposes of paying consideration to the FBW securityholders at closing (such amount is referred to as the estimated adjustment amount), is greater than (b) the final closing net equity and financial consultant attrition determined by the process set forth in the preceding paragraph (such amount is referred to as the final adjustment amount) by $5.0 million or more, RBC will retain the RBC common shares that were held back at closing and will be entitled to make a claim against the RBC common shares held in escrow for the amount of the difference above $5.0 million.

•	If the estimated adjustment amount is greater than the final adjustment amount by less than $5.0 million, RBC will retain RBC common shares valued at the difference between the two amounts and will issue the remaining held back RBC common shares to the FBW securityholders.

•	If the estimated adjustment amount is less than the final adjustment amount, RBC will issue all of the held back RBC common shares to the FBW securityholders and will issue additional RBC common shares equal to the difference between the amount by which the estimated adjustment amount is less than the final adjustment amount and $5.0 million, as long as the maximum addition to the merger consideration relating to the net equity calculation does not exceed $20 million.

Any RBC common shares issued to the FBW securityholders pursuant to the net equity and financial consultant attrition adjustments will be valued at the collar-adjusted closing date share price.

Escrow Consideration

The other category of consideration that is subject to contingencies is the amounts deposited in escrow with the escrow agent to provide financial assets to satisfy claims for indemnification by RBC and related persons (RBC common shares valued at $17.5 million under the merger agreement plus any RBC common shares remaining in the shareholders’ representative expense escrow account) and expenses of the shareholders’ representative (RBC common shares valued at $2.5 million under the merger agreement). For a description of the indemnification process and how amounts are released to the FBW securityholders by the escrow agent, see “— Indemnification” and “— Escrow Agreement.” RBC common shares may also be released from the indemnification escrow account to the FBW securityholders if FBW successfully recovers any amount in the litigation matter brought by FBW as plaintiff before closing; see “— Escrow Agreement” for a description of this process.

Sample Calculations of Merger Consideration

In accordance with the merger agreement and the description of the merger consideration set forth above, the following examples demonstrate how the number of RBC common shares to be issued to FBW stockholders in exchange for each share of FBW common stock will be calculated. For purposes of each calculation, assume that:

•	FBW has 899,455 shares of common stock, and options exercisable for 139,046 shares of common stock, outstanding at closing (which amounts represent the respective amounts of these securities outstanding as of February 29, 2008).

•	The estimate of FBW’s net equity as of the closing date is equal to $139.968 million, which is the net equity as of February 29, 2008, as adjusted by the modifications contemplated by the merger agreement, as if such date were the closing date. This estimate causes an increase in the initial merger consideration of $9.968 million.

•	The amount of any financial consultant attrition adjustment caused by the departure of any financial consultants from FBW is offset by the hiring of new financial consultants by FBW, which means that the financial consultant attrition adjustment is equal to $0.

•	The aggregate exercise price of all FBW stock options is equal to $17.501 million (which amount is approximately equal to the aggregate exercise price of all FBW options as of February 29, 2008).

•	The final FBW net equity as of the closing date is equal to the estimate of FBW net equity as of the closing date, which means that there is no adjustment to the initial merger consideration based on the difference between estimated closing net equity and final closing net equity.

•	There is no post-closing adjustment relating to financial consultant attrition.

•	RBC does not make any claim for indemnification pursuant to the merger agreement, the FBW shareholders’ representative has expenses and receives compensation in an aggregate amount equal to $1.0 million, and, other than RBC common shares valued at $1.0 million, all RBC common shares deposited in escrow at closing are released to the FBW securityholders.

For purposes of each of the following examples, the market price of the RBC common shares issued to the FBW securityholders pursuant to the merger agreement and the escrow agreement, in particular upon any issuance of the held back RBC common shares and the release of RBC common shares from escrow, will be different from the collar-adjusted closing date share price and will not be known until the time such RBC common shares are issued or released, as the case may be.

Example A: The closing date share price is inside the collar.  For purposes of this example, assume that the closing date share price is equal to $50.5572, the volume-weighted average trading price of an RBC common share on the NYSE over the five-trading-day period ended February 28, 2008, which was the last full trading day immediately prior to an assumed closing date of the merger of February 29, 2008. This price is within the collar.

Calculation	Formula	Total
Initial Merger Consideration(1)	$230 million + $9.968 million	$239.968 million

Aggregate Share Consideration(2)	($239.968 million + $17.501 million) / $50.5572	5,092,628 RBC Common Shares

Fully-Diluted FBW Share Amount(3)	5,092,628 RBC Common Shares / 1,038,501	4.90383 RBC Common Shares

Per Share Holdback Consideration(4)	($5.0 million / $50.5572) / 1,038,501	0.09523 RBC Common Shares

Per Share Indemnity Escrow Consideration(5)	($17.5 million / $50.5572) / 1,038,501	0.33331 RBC Common Shares

Per Share Shareholders’ Representative Escrow Consideration(6)	($2.5 million / $50.5572) / 1,038,501	0.04762 RBC Common Shares

Per FBW Share Closing Consideration(7)	4.90383 RBC Common Shares — 0.09523 RBC Common Shares — 0.33331 RBC Common Shares — 0.04762 RBC Common Shares	4.42767 RBC Common Shares

Illustrative Value of the Per FBW Share Closing Consideration(8)	4.42767 RBC Common Shares x $50.5572	$223.85

(1)	The initial merger consideration is equal to $230 million increased by the estimated net equity adjustment.

(2)	The aggregate share consideration is equal to the initial merger consideration plus the aggregate exercise price of all FBW stock options, divided by the collar-adjusted closing date share price. This amount includes RBC common shares with a value equal to the aggregate exercise price of the FBW stock options that will not be issued to the FBW stockholders.

(3)	The fully-diluted FBW share amount, which is the total number of shares issuable to each FBW stockholder in exchange for each share of FBW common stock held, is equal to the aggregate share consideration divided by the number of fully-diluted FBW shares.

(4)	The number of RBC common shares that are held back at closing by RBC pending finalization of the closing net equity and financial consultant attrition adjustments with respect to each share of FBW common stock is equal to (a) the holdback amount divided by the collar-adjusted closing date share price, divided by (b) the number of fully-diluted shares of FBW common stock.

(5)	The number of RBC common shares that are deposited into the indemnification escrow account with respect to each share of FBW common stock is equal to (a) the indemnification escrow amount divided by the collar-adjusted closing date share price, divided by (b) the number of fully-diluted shares of FBW common stock.

(6)	The number of RBC common shares that are deposited into the shareholders’ representative expense escrow account with respect to each share of FBW common stock is equal to (a) the shareholders’ representative expense escrow amount divided by the collar-adjusted closing date share price, divided by (b) the number of fully-diluted shares of FBW common stock. Based on the assumptions made in this example, only a portion of these RBC common shares will be released to the FBW securityholders.

(7)	The total number of RBC common shares issuable at closing to each FBW stockholder in exchange for each share of FBW common stock is obtained by subtracting the per share holdback consideration, the per share indemnity escrow consideration, and the per share shareholders’ representative escrow consideration from the fully-diluted FBW share amount. No fractional shares will be issued. Any fractional interest will be paid in cash (without interest) at the time of finalization of post-closing adjustments and the distribution of any amount from the escrow.

(8)	The illustrative value of the per FBW share closing consideration as of the closing date is equal to the number of RBC common shares issuable at closing multiplied by the illustrative closing date share price. At the time of distribution, the value of any such share may be higher or lower.

Example B: The closing date share price is above the collar.  For purposes of this example, assume that the value of the initial merger consideration is the same as in the preceding example and the closing date share price is equal to $60.00, which is above the collar.

Calculation	Formula	Total
Initial Merger Consideration(1)	$230 million + $9.968 million	$239.968 million

Aggregate Share Consideration(2)	($239.968 million + $17.501 million) / $55.8082	4,613,462 RBC Common Shares

Fully-Diluted FBW Share Amount(3)	4,613,462 RBC Common Shares / 1,038,501	4.44242 RBC Common Shares

Per Share Holdback Consideration(4)	($5.0 million / $55.8082) / 1,038,501	0.08627 RBC Common Shares

Per Share Indemnity Escrow Consideration(5)	($17.5 million / $55.8082) / 1,038,501	0.30195 RBC Common Shares

Per Share Shareholders’ Representative Escrow Consideration(6)	($2.5 million / $55.8082) / 1,038,501	0.04314 RBC Common Shares

Per FBW Share Closing Consideration(7)	4.44242 RBC Common Shares — 0.08627 RBC Common Shares — 0.30195 RBC Common Shares — 0.04314 RBC Common Shares	4.01106 RBC Common Shares

Illustrative Value of the Per FBW Share Closing Consideration(8)	4.01106 RBC Common Shares x $60.00	$240.66

(1)	The initial merger consideration is equal to $230 million increased by the estimated net equity adjustment.

(2)	The aggregate share consideration is equal to the initial merger consideration plus the aggregate exercise price of all FBW stock options, divided by the collar-adjusted closing date share price. This amount includes RBC common shares with a value equal to the aggregate exercise price of the FBW stock options that will not be issued to the FBW stockholders.

(3)	The fully-diluted FBW share amount, which is the total number of shares issuable to each FBW stockholder in exchange for each share of FBW common stock held, is equal to the aggregate share consideration divided by the number of fully-diluted FBW shares.

(4)	The number of RBC common shares that are held back at closing by RBC pending finalization of the closing net equity and financial consultant attrition adjustments with respect to each share of FBW common stock is equal to (a) the holdback amount divided by the collar-adjusted closing date share price, divided by (b) the number of fully-diluted shares of FBW common stock.

(5)	The number of RBC common shares that are deposited into the indemnification escrow account with respect to each share of FBW common stock is equal to (a) the indemnification escrow amount divided by the collar-adjusted closing date share price, divided by (b) the number of fully-diluted shares of FBW common stock.

(6)	The number of RBC common shares that are deposited into the shareholders’ representative expense escrow account with respect to each share of FBW common stock is equal to (a) the shareholders’ representative expense escrow amount divided by the collar-adjusted closing date share price, divided by (b) the number of fully-diluted shares of FBW common stock. Based on the assumptions made in this example, only a portion of these RBC common shares will be released to the FBW securityholders.

(7)	The total number of RBC common shares issuable at closing to each FBW stockholder in exchange for each share of FBW common stock is obtained by subtracting the per share holdback consideration, the per share indemnity escrow consideration, and the per share shareholders’ representative escrow consideration from the fully-diluted FBW share amount. No fractional shares will be issued. Any fractional interest will be paid in cash (without interest) at the time of finalization of post-closing adjustments and the distribution of any amount from the escrow.

(8)	The illustrative value of the per FBW share closing consideration as of the closing date is equal to the number of RBC common shares issuable at closing multiplied by the illustrative closing date share price. At the time of distribution, the value of any such share may be higher or lower.

Example C: The closing date share price is below the collar.  For purposes of this example, assume that the value of the initial merger consideration is the same as in the preceding example and the closing date share price is equal to $40.00, which is below the collar.

Calculation	Formula	Total
Initial Merger Consideration(1)	$230 million + $9.968 million	$239.968 million

Aggregate Share Consideration(2)	($239.968 million + $17.501 million) / $45.6612	5,638,682 RBC Common Shares

Fully-Diluted FBW Share Amount(3)	5,638,682 RBC Common Shares / 1,038,501	5.42964 RBC Common Shares

Per Share Holdback Consideration(4)	($5.0 million / $45.6612) / 1,038,501	0.10544 RBC Common Shares

Per Share Indemnity Escrow Consideration(5)	($17.5 million / $45.6612) / 1,038,501	0.36905 RBC Common Shares

Per Share Shareholders’ Representative Escrow Consideration(6)	($2.5 million / $45.6612) / 1,038,501	0.05272 RBC Common Shares

Per FBW Share Closing Consideration(7)	5.42964 RBC Common Shares — 0.10544 RBC Common Shares — 0.36905 RBC Common Shares — 0.05272 RBC Common Shares	4.90243 RBC Common Shares

Illustrative Value of the Per FBW Share Closing Consideration(8)	4.90243 RBC Common Shares x $40.00	$196.10

(1)	The initial merger consideration is equal to $230 million increased by the estimated net equity adjustment.

(2)	The aggregate share consideration is equal to the initial merger consideration plus the aggregate exercise price of all FBW stock options, divided by the collar-adjusted closing date share price. This amount includes RBC common shares with a value equal to the aggregate exercise price of the FBW stock options that will not be issued to the FBW stockholders.

(3)	The fully-diluted FBW share amount, which is the total number of shares issuable to each FBW stockholder in exchange for each share of FBW common stock held, is equal to the aggregate share consideration divided by the number of fully-diluted FBW shares.

(4)	The number of RBC common shares that are held back at closing by RBC pending finalization of the closing net equity and financial consultant attrition adjustments with respect to each share of FBW common stock is equal to (a) the holdback amount divided by the collar-adjusted closing date share price, divided by (b) the number of fully-diluted shares of FBW common stock.

(5)	The number of RBC common shares that are deposited into the indemnification escrow account with respect to each share of FBW common stock is equal to (a) the indemnification escrow amount divided by the collar-adjusted closing date share price, divided by (b) the number of fully-diluted shares of FBW common stock.

(6)	The number of RBC common shares that are deposited into the shareholders’ representative expense escrow account with respect to each share of FBW common stock is equal to (a) the shareholders’ representative expense escrow amount divided by the collar-adjusted closing date share price, divided by (b) the number of fully-diluted shares of FBW common stock. Based on the assumptions made in this example, only a portion of these RBC common shares will be released to the FBW securityholders.

(7)	The total number of RBC common shares issuable at closing to each FBW stockholder in exchange for each share of FBW common stock is obtained by subtracting the per share holdback consideration, the per share indemnity escrow consideration, and the per share shareholders’ representative escrow consideration from the fully-diluted FBW share amount. No fractional shares will be issued. Any fractional interest will be paid in cash (without interest) at the time of finalization of post-closing adjustments and the distribution of any amount from the escrow.

(8)	The illustrative value of the per FBW share closing consideration as of the closing date is equal to the number of RBC common shares issuable at closing multiplied by the illustrative closing date share price. At the time of distribution, the value of any such share may be higher or lower.

Treatment of FBW Stock Options

As of the effective time of the merger, and without any action on the part of any option holder, each outstanding FBW stock option will be deemed to have vested immediately before the effective time of the merger and will be cancelled and terminated. The holder of each FBW stock option will be entitled to receive, with respect to each share of FBW common stock into which the option is exercisable and subject to applicable withholding, the number of RBC common shares calculated pursuant to the following formula:

•	First, the value of the RBC common shares issuable in exchange for each share of FBW common stock is obtained by multiplying the per FBW share closing consideration, which is the number of RBC common shares obtained under the formula described in “— Merger Consideration — Closing Merger Consideration,” by the collar-adjusted closing date share price.

•	Second, the exercise price per share of FBW common stock issuable upon exercise of the applicable FBW stock option is subtracted from the valuation obtained in the preceding sentence.

•	Third, this total is divided by the collar-adjusted closing date share price.

In addition, the holder of each outstanding FBW stock option is entitled to receive the holder’s pro rata portion, based on the number of shares of FBW common stock into which the applicable stock option is exercisable, of any contingent consideration issued or released to the FBW securityholders after the closing date, as described in “— Merger Consideration — Net Equity and Financial Consultant Consideration” and “— Merger Consideration — Escrow Consideration.”

FBW has agreed to use its reasonable best efforts to solicit option cancellation agreements from each FBW option holder, and the receipt of executed option cancellation agreements from FBW option holders with the following characteristics is a condition to closing:

•	each holder of more than one percent of the outstanding FBW stock options;

•	each holder of outstanding FBW stock options that have an exercise price of $1.00; and

•	holders of outstanding FBW stock options that hold at least 95% of the total outstanding FBW stock options as of the closing date.

These option cancellation agreements affirm the terms of the merger agreement applicable to holders of stock options as described above. However, to the extent required to avoid taxation of the consideration received by option holders under Section 409A of the Code, the option cancellation agreements also waive merger consideration received after the fifth anniversary of the effective time of the merger. With respect to certain option cancellation agreements, FBW may offer and pay to certain holders of FBW stock options a lump sum payment in January 2009 of all remaining amounts that are already payable to the holder over a four-year period pursuant to an agreement between the holder and FBW relating to the tax treatment of the FBW options held by that holder. FBW has agreed not to offer or pay any other consideration to the holders of FBW stock options in connection with the execution of any option cancellation agreement, unless RBC consents to such offer or payment. See “Interests of FBW’s Directors and Executive Officers in the Merger — Benefit Erosion Plan for Discounted Stock Options” for a description of the benefit erosion plan applicable to certain FBW options, and “Interests of FBW’s Directors and Executive Officers in the Merger — Discounted Stock Option Arrangements” for a description of payments to which holders of certain FBW options may be entitled upon cancellation of their FBW options.

Exchange of Shares of FBW Common Stock

Exchange Agent.  RBC has appointed Computershare Investor Services Inc. to act as exchange agent for the exchange of shares of FBW common stock pursuant to the merger.

Delivery of RBC Common Shares.  RBC will deposit with the exchange agent the shares representing the RBC common shares to be issued to FBW stockholders in exchange for their shares of FBW common stock, other than the RBC common shares deposited in escrow and the RBC common shares held back for certain adjustments based on FBW’s closing net equity and the calculated measure of financial consultant attrition. Upon delivery to the exchange agent of a duly executed and properly completed letter of transmittal, each FBW stockholder will be entitled to receive a number of whole RBC common shares, which will be uncertificated. Any fractional share amount to which an FBW stockholder may be entitled from merger consideration distributable upon closing will be cumulated with any fractional share amount to which such FBW stockholder may be entitled from merger consideration distributable upon completion of the post-closing adjustments. If any fractional share interest remains, cash in lieu thereof will be paid at the time of settlement of the post-closing adjustments. Until you return and the exchange agent receives a duly executed and properly completed letter of transmittal, you will not be paid dividends or other distributions declared after the merger with respect to any RBC common shares into which your shares have been exchanged. No interest will be paid or accrued to FBW stockholders on the cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of FBW common stock.

RBC, FBW, the exchange agent or any other person will not be liable to any FBW stockholder for any assets properly delivered to a public official under applicable abandoned property, escheat or similar laws.

For more information about the exchange procedures for shares of FBW common stock held in the FBW 401(k) Employee Stock Ownership Plan, see “Additional Information for Participants in the FBW 401(k) Employee Stock Ownership Plan.”

Withholding

In addition to any applicable withholding on amounts considered to be compensation, the exchange agent and RBC will be entitled to deduct and withhold from cash paid in lieu of fractional shares, cash dividends or distributions payable to any FBW securityholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. See “Tax Consequences of the Merger — Certain Canadian Federal Income Tax Considerations — Ownership of RBC Common Shares.” If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the transaction as having been paid to the FBW securityholders from whom they were withheld.

Shares Held by Dissenters

Each outstanding share of FBW common stock in respect of which a holder has perfected his or her dissenters’ appraisal rights granted pursuant to Section 262 of the Delaware General Corporation Law, or DGCL, will not be converted into or represent a right to receive any merger consideration, and the holder will be entitled only to such rights as are granted under the DGCL. See “Dissenters’ Rights of Appraisal.”

The ESOP Trustee has informed FBW that its present intention is not to exercise dissenters’ appraisal rights with respect to the shares of FBW common stock held in the ESOP, and the ESOP participants may not alter this decision of the ESOP Trustee.

Declaration and Payment of Dividends

FBW has agreed that, until the merger is completed, it will not, without the consent of RBC, pay dividends other than dividends paid by wholly-owned subsidiaries of FBW to FBW or another wholly-owned subsidiary of FBW.

Conditions to Complete the Merger

The respective obligations of RBC and FBW to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the adoption of the merger agreement by FBW stockholders;

•	the authorization for listing of the RBC common shares to be issued in the merger on the NYSE and the TSX, subject to official notices of issuance;

•	the absence of any stop order or proceedings initiated or threatened by the SEC to terminate the effectiveness of the registration statement with respect to the RBC common shares to be issued in the merger;

•	the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental authority that prohibits completion of the transactions contemplated by the merger agreement; and

•	the receipt of any foreign antitrust approvals required to be obtained in connection with consummation of the merger.

RBC’s and FBW’s obligations to complete the merger were also subject to the expiration or early termination of all waiting periods under the Hart-Scott-Rodino Act. Early termination was received on March 7, 2008.

Each of RBC’s and FBW’s obligations to complete the merger is also separately subject to the fulfillment or waiver of certain conditions, including:

•	the other party’s representations and warranties in the merger agreement being true and correct, subject to the applicable materiality or material adverse effect standard contained in the merger agreement;

•	the performance by the other party in all material respects of its obligations under the merger agreement;

•	the receipt by each party of a legal opinion from its U.S. tax counsel or advisor with respect to certain federal income tax consequences of the merger; and

•	the receipt and effectiveness of all banking and other regulatory approvals, registrations and consents, and the expiration of all waiting periods required to complete the merger.

RBC’s obligation to complete the merger is subject to the fulfillment or waiver of certain additional conditions, including:

•	the receipt and continued effectiveness of the releases signed by certain directors and executive officers of FBW;

•	the receipt by FBW of option cancellation agreements executed by (i) each holder of more than one percent of the outstanding FBW stock options; (ii) each holder of outstanding FBW stock options that have an exercise price of $1.00; and (iii) holders of outstanding FBW stock options that hold at least 95% of the total outstanding FBW stock options as of the closing date; and

•	no more than 5% of the total outstanding shares of FBW common stock will be subject to the exercise and perfection of dissenters’ rights under the DGCL by FBW stockholders.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Representations and Warranties

The merger agreement contains customary representations and warranties of FBW, on the one hand, and RBC and Steamer, on the other hand, relating to various legal, financial, business and regulatory matters. The representations and warranties of FBW set forth in the merger agreement must be true and correct (in all material respects, in the case of representations and warranties not already qualified by materiality or “material adverse effect” language) as of the date of the merger agreement and as of the closing date (except that representations and warranties that by their terms speak only as of the date of the merger agreement or some other date need be true and correct only as of such date). The representations and warranties of RBC and Steamer set forth in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date (except that representations and warranties that by their terms speak only as of the date of the merger agreement or some other date need be true and correct only as of such date), except to the extent any inaccuracy in any such representation or warranty, individually or in the aggregate, does not constitute a “material adverse effect” on RBC.

In determining whether a material adverse effect has occurred or is reasonably likely to occur, the parties will disregard any effects resulting from:

•	changes in the economy of the U.S. or Canada of general scope, except to the extent that such changes have a disproportionate effect on either party;

•	changes in applicable law, except to the extent that such changes have a disproportionate effect on either party;

•	changes in Canadian or U.S. GAAP, except to the extent that such changes have a disproportionate effect on either party; or

•	changes arising from or relating to the announcement of the execution of the merger agreement or the consummation of the merger.

The representations and warranties of each of FBW, on the one hand, and RBC and Steamer, on the other hand, were made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. In addition, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between FBW, on the one hand, and RBC and Steamer, on the other hand. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about FBW, RBC or Steamer.

Additionally, the representations and warranties of the parties that are contained in the merger agreement:

•	will survive the closing and will remain in full force and effect for two years from the closing date and, thereafter, to the extent a claim is made prior to the second anniversary of the closing date with respect to any breach of any such representation or warranty, until such claim is finally determined, settled or abandoned; and

•	are subject to the materiality standard described above, which may differ from what may be viewed as material by you.

Each of RBC and FBW has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;

•	the absence of material conflicts between its obligations under the merger agreement and its organizational documents or material contracts;

•	consents and approvals required to consummate the merger;

•	the filing of and the disclosures made in documents, including financial statements and other reports, required by governmental agencies, regulatory organizations and the SEC;

•	obligations to brokers and finders;

•	the qualification of the merger, to the knowledge of each party, as a reorganization under Section 368(a) of the Code; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, FBW has made other representations and warranties about itself to RBC as to:

•	financial statements;

•	matters relating to material contracts;

•	matters relating to title to, or leasehold interests in, all assets owned or leased;

•	pending or threatened litigation;

•	compliance with applicable laws;

•	compliance with registration and notice filing requirements;

•	certain advisory and brokerage agreements;

•	environmental liabilities;

•	employee benefit plans and other employee benefit matters;

•	employee matters;

•	insurance matters;

•	tax matters;

•	real property;

•	intellectual property;

•	the absence of certain changes or events since February 28, 2007;

•	related party transactions;

•	the gross annual production of certain financial consultants;

•	the stockholder vote necessary to adopt the merger;

•	the inapplicability of certain anti-takeover laws and provisions;

•	required regulatory approvals;

•	its receipt of a fairness opinion from Keefe, Bruyette & Woods; and

•	the accuracy of documents furnished to RBC.

In addition, RBC has made other representations and warranties about the purpose for forming Steamer and the obligations and liabilities of Steamer.

The full text of these representations and warranties can be found in the merger agreement attached as Appendix A.

Indemnification

If, after the effective time of the merger, RBC and its related persons, including FBW after closing of the merger, incur or suffer any damages or losses arising out of or in connection with any of the following, those persons will be indemnified for their losses out of the amount held in escrow for these purposes:

•	any misrepresentation or breach of warranty of FBW set forth in the merger agreement;

•	any nonperformance or breach of a covenant by FBW;

•	any taxes on FBW with respect to any taxable year or period that ends on or before the closing date;

•	certain litigation matters currently pending or threatened against FBW;

•	certain indemnification obligations owing by FBW to its past or present officers, directors or employees;

•	the cancellation of any FBW options in accordance with the merger agreement;

•	any taxes associated with any FBW options or the cancellation of the options under Section 409A of the Internal Revenue Code; or

•	any loss of the qualified status under the Code of the FBW 401(k) Employee Stock Ownership Plan.

If, after the effective time of the merger, the FBW securityholders, and certain persons affiliated with the FBW securityholders, incur or suffer any damages or losses arising out of or in connection with any of the following, the shareholders’ representative may pursue indemnification for their losses out of the amount held in escrow for these purposes:

•	any misrepresentation or breach of warranty of RBC or Steamer set forth in the merger agreement; or

•	any nonperformance or breach of a covenant by RBC or Steamer.

All indemnification claims under the merger agreement must be brought within 24 months after the effective time of the merger. Any claims brought within 24 months after the effective time of the merger will survive until the claim is finally resolved.

No claims for indemnification by either party may be brought under the merger agreement unless the damages or losses relating to the claim or related claims exceed $75,000 or, with respect to breaches of FBW’s undisclosed liabilities representation only, $2.0 million. Before either party is obligated to provide indemnification, the aggregate amount of damages or losses must exceed $1.0 million. The maximum aggregate liability to RBC and its related persons by FBW is limited to the RBC common shares in the escrow accounts, and the maximum aggregate liability of RBC under the merger agreement is $17.5 million. In the absence of fraud, after closing neither RBC nor the shareholders’ representative has any right to pursue any indemnification claims against any FBW securityholders individually or RBC, respectively.

Conduct of Business Pending the Merger

FBW has undertaken customary covenants that place restrictions on its and its subsidiaries until the effective time of the merger. With certain exceptions or with the written consent of RBC, FBW has agreed not to take any of the following actions, and has agreed not to permit its subsidiaries to take any of the following actions:

•	conduct their businesses other than in the ordinary course in all material respects;

•	issue, sell or otherwise permit to become outstanding any securities or rights to subscribe for securities, except in connection with the exercise of outstanding stock options, settlement of other existing equity-based awards, or a contribution of newly issued shares of FBW common stock to the ESOP;

•	purchase or redeem any shares of FBW common stock, other than in connection with a contribution of newly issued FBW common stock to the ESOP;

•	declare, make, pay, or set aside any dividends or other distributions on any shares of its capital stock, except for dividends paid by any wholly-owned subsidiary of FBW to FBW or to another wholly-owned subsidiary;

•	adjust, split, combine, redeem, reclassify, or purchase any shares of FBW common stock or other equity interests of FBW or any of its subsidiaries;

•	enter into, amend, modify or renew any employment or other contract with any director, officer, consultant or employee, grant any salary, wage or other compensation increase, or increase any employee benefit;

•	grant any incentive payments or bonuses to any director, officer, consultant or employee;

•	enter into, establish, adopt or amend any benefit plan or contract or similar arrangement in respect of any director, officer, consultant or employee, or take any action to accelerate the vesting or exercisability of other compensation or benefits payable thereunder;

•	authorize any employee to take any leave of absence;

•	other than in the ordinary course of business, sell, transfer, lease, mortgage, encumber or otherwise dispose of or discontinue any material amount of properties or assets;

•	other than in the ordinary course of business, make any material acquisition of any assets, businesses, or properties of any other entity;

•	amend its charter documents or other organizational documents;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

•	except in the ordinary course of business or as previously disclosed, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts;

•	settle any claim, action or proceeding where the amount in dispute is in excess of $25,000 individually or $100,000 in the aggregate or that is reasonably likely to establish an adverse precedent or basis for subsequent settlements or require changes in business practices;

•	other than in the ordinary course of business, incur any indebtedness for borrowed money;

•	make any tax elections, amend any tax elections, change or consent to any change in its method of accounting for tax purposes, enter into or agree to any private letter ruling, closing agreement or similar ruling or agreement with the Internal Revenue Service or any other taxing authority, or settle any audit or proceeding with respect to taxes owed;

•	take any action that is reasonably likely to prevent or impede the merger from being treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

•	make capital expenditures in excess of $25,000 in the aggregate;

•	hire or offer employment to any person, or take action to terminate the employment of any employee, except as required by applicable law or any governmental authority or self-regulatory organization and subject to limited exceptions for the hiring of financial consultants by FBW in the ordinary course of business consistent with prior custom and practice;

•	take any action that is reasonably likely to result in any of the representations or warranties of FBW becoming untrue at any time at or before the closing date of the merger;

•	take any action that is reasonably likely to result in any of the conditions to the merger not being satisfied;

•	take any action that is reasonably likely to result in a material breach of any provision of the merger agreement; or

•	agree to take, make any commitment to take, or adopt any resolutions in support of, any of the foregoing.

Additional Agreements

The parties have also agreed to take several other actions in the merger action, such as:

•	to use reasonable best efforts to obtain consents of all third parties necessary to consummate the transactions contemplated by the merger agreement;

•	to cooperate with each other and to prepare promptly and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties, governmental authorities and self-regulatory organizations, but RBC is not required to take any action or agree to any restriction, in connection with obtaining approvals and authorizations of governmental authorities and self-regulatory organizations that would reasonably be expected to have a material adverse effect on either RBC (measured on a scale relative to FBW) or FBW;

•	to keep any non-public information of the other party confidential;

•	to give prompt notice to the other party of any (i) fact that may result in a material breach of any of its representations, warranties, covenants or agreements in the merger agreement; (ii) notice or other communication from any person alleging that the consent of that person may be required as a condition to closing the merger; or (iii) notice or other written communications from any person terminating or threatening to terminate any material contract relating to service provided to, or a material dispute with, that person;

•	to cooperate with each other regarding certain tax matters; and

•	to make requisite filings under the Hart-Scott-Rodino Act.

In addition, FBW has agreed to take certain actions, including:

•	to provide RBC with certain information concerning its business;

•	to promptly notify RBC of any communication from any governmental authority or self-regulatory organization relating to the merger agreement;

•	not to issue a press release or make any public announcement or employee communication with respect to the transactions contemplated by the merger agreement without the prior consent of RBC;

•	to convene a special meeting of FBW stockholders to consider and vote on the proposed merger, and to use commercially reasonable efforts to solicit and obtain stockholder adoption of the proposed merger;

•	to use reasonable best efforts to cause certain FBW stockholders to execute and deliver, before the closing date, releases in the form of Exhibit C to the merger agreement, which release, waive and discharge FBW, RBC and certain related persons from certain claims and causes of action that the applicable stockholders may have against FBW, RBC and certain related persons;

•	to take all actions necessary under the Code and ERISA to preserve the qualified status of the FBW 401(k) Employee Stock Ownership Plan, including the correction of any technical errors related to the Plan;

•	to use reasonable best efforts to cause FBW option holders to execute and deliver option cancellation agreements; and

•	to use reasonable best efforts to cause the ESOP Trustee to receive a written opinion from the ESOP’s financial advisor regarding the adequacy and fairness of the merger consideration.

RBC has also agreed to take certain actions, including:

•	to allow FBW the opportunity to review and comment upon any press release or public announcement with respect to the transactions contemplated by the merger agreement;

•	to use commercially reasonable efforts to cause the RBC common shares to be issued in the merger to be approved for listing on the NYSE and the TSX;

•	after the effective time of the merger, to indemnify certain directors and officers of FBW to the extent FBW is currently required to indemnify such director or officer; and

•	to establish a broker retention pool of up to $97 million to be allocated among FBW financial consultants consistent with RBC’s policies and procedures. Up to $77 million of this retention pool will consist of promissory notes that are forgivable on a monthly basis over a six-year period, and up to $20 million of this retention pool will consist of contributions to the RBC U.S. Wealth Accumulation Plan, which will vest in their entirety upon the fifth anniversary of the first January 1 after the closing date.

Employee Matters

The merger agreement provides that RBC has complete discretion to determine the specific benefit plans, programs, policies and arrangements to be provided to FBW employees, except that an employee will be given credit for purposes of eligibility, vesting and the amount of benefits under certain employee benefit plans of RBC and its affiliates in which such employee is eligible to participate after closing.

RBC has agreed to take other actions relating to employee matters, such as:

•	to provide to each FBW employee employed after closing of the merger with certain employee benefits comparable in the aggregate to benefits received by either (i) such employee of FBW immediately before closing or (ii) similarly situated employees of RBC Dain Rauscher Inc. immediately after closing;

•	to provide certain FBW employees (other than financial consultants) with salary and bonus opportunities equivalent to their current salary and bonus opportunities at FBW;

•	to pay severance benefits to employees who do not continue with RBC or one of its affiliates after closing for good reason or whose employment with RBC or its affiliates is terminated before the first anniversary of the closing without cause; and

•	to use commercially reasonable efforts to grant credit under a group health plan of RBC or one of its affiliates to employees of FBW who continue in employment after closing for any co-pays, deductibles or other out-of-pocket expenses paid by such employees under any group health plan of FBW or its subsidiaries for the year in which the closing occurs.

In addition, RBC has agreed to use commercially reasonable efforts to allow employees of FBW who are participants in the FBW 401(k) Employee Stock Ownership Plan to participate in a 401(k) plan sponsored by RBC or an affiliate as soon as reasonably practicable after closing of the merger. FBW employees who are participants in the 401(k) component of the Plan and who continue in employment with RBC or one of its affiliates after closing of the merger will be allowed to roll over their benefits from the 401(k) component of the Plan to a 401(k) plan sponsored by RBC or an affiliate. However, this roll over option will not be made available with respect to any assets in an ESOP account. See “Additional Information for Participants in the FBW 401(k) Employee Stock Ownership Plan” for a more detailed discussion of the 401(k) component of the Plan.

See “Interests of FBW’s Directors and Executive Officers in the Merger” for a description of the employment agreement entered into between RBC and an executive officer of FBW.

Alternative Proposals by Third Parties

FBW has agreed that it, its subsidiaries and their respective officers, directors, employees, agents and representatives will not, directly or indirectly:

•	solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, assumption of liabilities, sale of shares of FBW common stock (including by way of a tender offer) or similar transactions involving FBW or any of its subsidiaries;

•	participate in any discussions or negotiations with third parties regarding an alternative transaction; or

•	enter into any agreement regarding an alternative transaction.

However, before the special meeting of FBW stockholders, FBW may consider and participate in discussions concerning an alternative transaction if:

•	it has first entered into a confidentiality agreement with the party proposing the alternative transaction on terms not less restrictive to the other party than those contained in the confidentiality agreement between RBC and FBW; and

•	FBW’s board of directors determines in good faith:

•	after consultation with its financial advisor and independent legal counsel, that failure to take such action would be inconsistent with the board’s fiduciary duties; and

•	the alternative proposal either constitutes or is reasonably likely to constitute a “superior proposal” (as defined below).

FBW has agreed:

•	to notify RBC promptly (but in no event later than 24 hours) after it receives any proposals relating to an alternative transaction, or any request for information relating to FBW or its subsidiaries, or for access to their respective books and records;

•	to keep RBC fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any alternative proposal, indication or request; and

•	to cease immediately any existing discussions or negotiations with any persons with respect to any alternative proposal, and to use commercially reasonable efforts to cause any persons who have been furnished with confidential information in connection with any alternative proposal within 12 months before the date of the merger agreement promptly to return or destroy such information.

As used in the merger agreement, “superior proposal” means:

•	a bona fide alternative proposal involving more than 50% of the fair market value of FBW’s assets or more than 50% of FBW’s common stock,

•	made in writing,

•	on terms that FBW’s board of directors determines in good faith (after consultation with its independent legal counsel and financial advisor) are more favorable to the FBW stockholders from a financial point of view than the terms of the merger agreement, after giving effect to any modifications (if any) proposed to be made to the merger agreement or any other offer by RBC, and

•	which FBW’s board of directors determines in good faith (after consultation with its independent legal counsel and financial advisor) is reasonably likely to be consummated (if accepted).

If FBW receives a superior proposal, then the FBW board of directors may, before obtaining the required stockholder vote but subject to the limitations described below, if it determines in good faith, after consultation with independent legal counsel, that the failure to take any of the following actions would be inconsistent with the board of director’s fiduciary duties:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to RBC, its recommendation of the merger agreement and the merger;

•	recommend the superior proposal; or

•	terminate the merger agreement in order to enter into a definitive agreement with respect to the superior proposal.

The superior proposal must not have resulted from a breach by FBW of the no-solicitation provision described above. If FBW terminates the merger agreement to accept the superior proposal, it must pay the termination fee described below. In addition, the merger agreement requires FBW to provide written notice to RBC at least two business days before it takes any of the actions described in the foregoing paragraph. This notice must describe the material terms and conditions of the superior proposal and include a copy of the relevant proposed transaction agreement. FBW also must provide RBC with an opportunity to submit an amended proposal to the FBW board of directors during the two-day period, and must negotiate in good faith with RBC to amend the merger agreement.

Termination of the Merger Agreement

General

FBW and RBC may mutually agree to terminate the merger agreement at any time before the closing date of the merger by mutual written consent. In addition, either FBW or RBC may unilaterally terminate the merger agreement if:

•	there has been a breach by the other party of any representation, warranty, covenant or agreement that, if continued on the closing date of the merger, would result in the failure of a closing condition, and such breach cannot reasonably be or has not been cured within 30 days following written notice;

•	the closing date of the merger has failed to occur on or before July 1, 2008, unless such failure to complete the merger arises out of or results from the knowing action or inaction of the party seeking to terminate the merger agreement (under the merger agreement, this date was June 1, 2008, but the parties subsequently agreed to extend the date to July 1, 2008);

•	any governmental authority or self-regulatory organization whose approval is required for consummation of the merger has denied approval and such denial has become final and non-appealable or if any governmental authority or self-regulatory organization has issued any final and non-appealable order permanently enjoining or otherwise prohibiting consummation of the merger or if any applicable law is in effect, or is adopted or issued, that has the effect of prohibiting the transactions contemplated by the merger agreement; or

•	if the FBW stockholders fail to adopt the merger agreement at the special meeting of FBW stockholders.

Termination of the Merger Agreement by RBC

RBC may terminate the merger agreement if the FBW board of directors fails to recommend that FBW stockholders adopt the merger agreement or, if after recommending the adoption of the merger agreement, the FBW board of directors, in a manner adverse to RBC:

•	withdraws, modifies or qualifies, or proposes to withdraw, modify or qualify, its recommendation of the merger agreement or the merger;

•	takes any public action or makes any public statement in connection with the special meeting of FBW stockholders inconsistent with its recommendation; or

•	recommends any alternative proposal.

RBC also had the right to terminate the merger agreement if the ESOP Trustee failed to deliver a copy of the opinions of the ESOP financial advisor to RBC on or before February 29, 2008, but the opinions were delivered by that deadline.

Termination of the Merger Agreement by FBW

FBW may terminate the merger agreement, before the receipt of the requisite stockholder vote to adopt the merger agreement, to enter into a definitive agreement with respect to a superior proposal.

Effect of Termination

If the merger agreement is terminated, it will become void, and other than as described below in “— Termination Fee,” no party to the merger agreement will have any liability or further obligation to any other party, except that:

•	the provisions of the confidentiality agreement entered into by RBC Dain Rauscher Inc. and FBW will remain binding and in full force and effect until the effective time of the merger and, if termination results from either the failure to consummate the merger on or before July 1, 2008 or the failure to obtain all necessary governmental and regulatory approvals, the term of the confidentiality agreement will be extended to March 31, 2009;

•	the section of the merger agreement entitled “Shareholders’ Representative” will survive any termination of the merger agreement;

•	the section of the merger agreement entitled “Fees and Expenses” will survive any termination of the merger agreement; and

•	termination of the merger agreement will not relieve FBW from liability for any willful breach of the merger agreement.

Termination Fee

Under certain circumstances FBW is required to pay to RBC a termination fee of $5.0 million upon termination of the merger agreement less any amount paid by FBW for RBC’s transaction expenses, as described below. The termination fee would become payable if the merger agreement is terminated under any of the following circumstances:

•	RBC terminates the merger agreement because:

•	FBW is in breach of the non-solicitation or stockholder meeting covenants contained in the merger agreement; or

•	one of the following occurs:

•	FBW’s board of directors fails to recommend in the proxy statement/prospectus that its stockholders adopt the merger agreement; or

•	in a manner adverse to RBC, the FBW board of directors (i) withdraws, modifies or qualifies, or proposes to withdraw, modify or qualify, its recommendation, (ii) takes any public action or makes any public statement inconsistent with its recommendation, or (iii) recommends any alternative proposal;

•	RBC or FBW terminates the merger agreement because:

•	one of the following occurs:

•	the closing date has failed to occur on or before July 1, 2008, or the merger agreement and the merger have not been adopted by FBW stockholders;

•	the special meeting of FBW stockholders has occurred and the stockholders failed to adopt the merger agreement at that meeting (or any adjournments or postponements thereof); and

•	both of the following occur:

•	before such termination, an alternative transaction with respect to FBW was commenced, proposed or disclosed by any third party; and

•	within 12 months after such termination, (i) FBW enters into a definitive written agreement relating to an alternative transaction with that third party or (ii) the alternative transaction is consummated; or

•	FBW terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal.

In addition, under certain circumstances FBW is required to pay to RBC an amount up to $750,000 for the transaction expenses incurred by RBC and its affiliates in connection with the negotiation and consummation of the merger agreement and the transactions contemplated thereunder. This fee would become payable if the merger agreement is terminated under any of the following circumstances:

•	FBW or RBC terminates the merger agreement because:

•	the merger agreement and the merger have not been adopted by FBW stockholders; and

•	the ESOP Trustee has committed an act or has failed to act in the exercise of its fiduciary duties or otherwise, and such act or failure to act results in (i) the failure to pass through voting to ESOP participants entitled to pass through voting in respect of adoption of the merger at the special meeting of FBW stockholders; (ii) the failure to follow the direction of ESOP participants to vote shares of FBW common stock to adopt the merger; (iii) a refusal by the ESOP Trustee, in person or by proxy, to attend and to vote at the special meeting; or (iv) any communication to ESOP participants or publicly that expressly or impliedly indicates consummation of the merger is inadvisable.

•	FBW or RBC terminates the merger agreement because:

•	the closing date has failed to occur on or before July 1, 2008 or the merger agreement and the merger have not been adopted by FBW stockholders;

•	before such termination, an alternative transaction with respect to FBW was commenced, proposed or disclosed by any third party; and

•	within 12 months after such termination, (i) FBW enters into a definitive written agreement relating to any alternative transaction with any party or (ii) any alternative transaction is consummated.

This $750,000 fee would also have been payable if the ESOP Trustee failed to deliver a copy of the opinions of the ESOP financial advisor to RBC on or before February 29, 2008 and, as a result, RBC had terminated the merger agreement.

Waiver and Amendment

The merger agreement provides for waiver and amendment of its provisions under certain circumstances. Provisions of the merger agreement may be extended or waived before the closing date of the merger by the party or parties who benefit from the provision. In addition, the merger agreement may be amended or modified at any time by a written instrument among RBC, FBW, Steamer and the shareholders’ representative. An amendment occurring after FBW stockholders adopt the merger that adversely changes the amount or form of consideration for the merger that FBW stockholders receive may not occur without additional approval by FBW stockholders.

Fees and Expenses

Except as described in “— Merger Consideration — Net Equity and Financial Consultant Consideration” and “— Termination of the Merger Agreement — Termination Fee,” in general, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses. All costs and expenses of the shareholders’ representative will be paid out of the shareholders’ representative expense escrow account.

Escrow Agreement

The following is a summary of the material provisions of the escrow agreement to be entered into before the closing of the merger by and among RBC, the shareholders’ representative (acting on behalf of the FBW securityholders), and U.S. Bank National Association, as escrow agent. The complete text of the form of escrow agreement is attached as Exhibit B to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus. We encourage all RBC shareholders and FBW securityholders to read the form of the escrow agreement in its entirety. The form escrow agreement is subject to changes before it is executed and delivered by the parties at closing.

RBC will deposit with the escrow agent the following portions of the merger consideration: (i) the number of RBC common shares (determined as of the closing date) with an aggregate value of $17.5 million to provide financial assets to satisfy claims for indemnification by RBC and related persons pursuant to the merger agreement and (ii) the number of RBC common shares (determined as of the closing date) with an aggregate value of $2.5 million to provide for reimbursement of any expenses of the shareholders’ representative, and secondarily to satisfy indemnification claims brought by RBC and related persons pursuant to the merger agreement. The escrow agent will create separate escrow accounts with respect to each deposit of RBC common shares. The value of the RBC common shares held in each escrow account will fluctuate as the market price of RBC common shares fluctuates.

FBW securityholders will be deemed the owners of the RBC common shares deposited into escrow. Any dividends paid on RBC common shares in either account will be added to the assets held in that account. All income earned on the assets in the escrow accounts will be taxable to the FBW securityholders. See “Tax Consequences of the Merger — Certain U.S. Federal Income Tax Considerations — U.S. Holders” for information relating to material income tax consequences of U.S. persons who are deemed to own the escrowed shares. The shareholders’ representative will have the right to exercise voting rights, on behalf of all FBW securityholders, on the escrowed RBC common shares.

RBC may make claims to receive assets out of the escrow accounts in two ways. Most losses or damages suffered by RBC that are indemnifiable under the merger agreement require RBC to send a notice to the shareholders’ representative and the escrow agent. The shareholders’ representative may object to the claim before it is paid. Expenses relating to certain litigation matters and settlement of any amounts owing to RBC with respect to the closing net equity adjustment in excess of the $5.0 million holdback amount are paid without providing an opportunity for the shareholders’ representative to object. The escrow agent will settle for the account of FBW securityholders all claims by RBC by selling RBC common shares held in the indemnity escrow account in the amount of the claim. See “— Indemnification” for information relating to RBC’s right to indemnification. See “— Merger Consideration” for information relating to the determination of closing net equity.

The shareholders’ representative is entitled to reimbursement of all costs and expenses by providing a notice to the escrow agent. Upon receipt of such a notice, the escrow agent will deliver cash to the shareholders’

representative for the account of FBW securityholders out of cash derived from dividends that have been paid on the RBC common shares held in the shareholders’ representative expense escrow account. To the extent cash dividends sufficient to cover the expenses have not been paid on such RBC common shares, the escrow agent will sell RBC common shares held in the shareholders’ representative expense escrow account for the account of FBW securityholders and pay the cash proceeds of the sale to the shareholders’ representative. See “Interests of FBW’s Directors and Executive Officers in the Merger — Shareholders’ Representative” for information relating to the shareholders’ representative and its role following the effective time of the merger.

The merger agreement provides that, after closing, a litigation matter brought by FBW as plaintiff before closing will be conducted by the shareholders’ representative, with expenses paid out of the shareholders’ representative expense escrow account, for the benefit of the FBW securityholders until the second anniversary of the closing date. Upon recovery of any plaintiff litigation amount, RBC and the shareholders’ representative will direct the escrow agent to release to the FBW securityholders RBC common shares valued at an amount equal to the amount of the cash recovery in the plaintiff litigation net of any taxes relating to the plaintiff litigation paid or payable by RBC or FBW. The FBW securityholders may also receive RBC common shares held in escrow shortly after the second anniversary of the closing date and upon final resolution of all RBC indemnification claims. All RBC common shares released to the FBW securityholders will be valued at the volume-weighted average trading price of an RBC common share on the NYSE for the five consecutive trading days ending on the last business day before the RBC common shares are released from escrow. Fractional share interests that arise upon distribution of RBC common shares from the escrow will be paid in cash (without interest), based on then current market prices.

The escrow agreement will terminate upon release of all assets from the escrow accounts, which will occur upon the later of the second anniversary of the closing date of the merger or at any later time upon which all unresolved claims under the escrow agreement have been resolved.

DISSENTERS’ RIGHTS OF APPRAISAL

Delaware law entitles FBW stockholders, who follow the procedures specified in Section 262 of the Delaware General Corporation Law, or DGCL, to have their shares appraised by the Delaware Court of Chancery, or the Chancery Court, and to receive “fair value” of their shares as of completion of the merger as determined by the court, instead of the merger consideration.

Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. A stockholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue appraisal rights.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, a copy of which is attached as Appendix C to this document.

Section 262 requires that stockholders be notified of their appraisal rights not less than 20 days before the special meeting of FBW stockholders to vote on the adoption of the merger agreement. A copy of Section 262 must be included with such notice. This document constitutes FBW’s notice to the holders of shares of FBW common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you are an FBW stockholder and wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 attached as Appendix C to this document.

Any FBW stockholder wishing to exercise the right to demand appraisal under Section 262 must satisfy the following three conditions:

•	deliver to FBW a written demand for appraisal of your shares of FBW common stock before the vote with respect to the adoption of the merger agreement is taken; this written demand must be separate from your proxy. A vote against the merger agreement will not constitute a demand for appraisal;

•	not vote in favor of the adoption of the merger agreement. A proxy card that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, an FBW stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement or abstain from voting on the merger agreement. If you return a proxy card and either fail to vote against adoption of the merger agreement or fail to note that you are abstaining, your appraisal rights will terminate even if you previously filed a written demand for appraisal; and

•	continuously hold your shares of FBW common stock through the completion of the merger.

If you fail to comply with these three conditions and the merger is completed, you will be entitled to receive the merger consideration for your shares of FBW common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of FBW common stock.

All demands for appraisal should be addressed to Ferris, Baker Watts, Incorporated, 100 Light Street, Baltimore, Maryland 21202, Attention: Wendy Weitzel, Corporate Secretary, before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares for which appraisal rights are being exercised. The demand must reasonably inform FBW of the identity of the holder and the intention of the holder to demand appraisal of his or her shares of FBW common stock.

A written demand for appraisal of FBW common stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must also be signed precisely as the stockholder’s name appears in the records and books of FBW. If you are the beneficial owner of FBW common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal. If you own FBW common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity. If you own FBW common stock with more than one person, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, including an agent for one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder’s agent.

It is important that FBW receive all written demands before the vote concerning the merger agreement is taken at the special meeting of FBW stockholders. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record.

Within 10 days after the effective time of the merger, RBC must give written notice that the merger has become effective to each FBW stockholder who has properly filed a written demand for appraisal. At any time within 60 days after the effective time of the merger, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for his or her shares of FBW common stock. Within 120 days after the effective time of the merger, either RBC or any holder who has complied with the requirements of Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all holders entitled to appraisal. RBC has no obligation to file such a petition in the event there are dissenting stockholders, and has no intention of doing so. Accordingly, the failure of an FBW stockholder to file such a petition within the period specified could nullify the FBW stockholder’s previously written demand for appraisal.

If you have complied with the conditions of Section 262, you are entitled to receive, upon written request, a statement from RBC that sets forth the number of shares not voted in favor of the merger agreement and that have demanded appraisal rights and the number of stockholders who own those shares. To receive this statement you must send the written request to RBC within 120 days after the effective time of the merger. RBC must mail this statement within 10 days after it receives the written request or within 10 days after the expiration of the period for the delivery of demands, whichever is later.

If a petition for appraisal is duly filed by a holder of FBW common stock and a copy of the petition is delivered to RBC, RBC will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. After notice to dissenting FBW stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those FBW stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the FBW stockholders who have demanded payment for their shares to submit certain documentation to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any FBW stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that FBW stockholder.

After determination of the FBW stockholders entitled to appraisal of their shares, the Chancery Court will appraise the shares of FBW common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the holders entitled to receive the same.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In

Weinberger v. UOP, Inc., the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of an FBW stockholder, the Chancery Court may order all or a portion of the expenses incurred by any FBW stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any FBW stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the FBW stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective time of the merger, then the right of that FBW stockholder to appraisal will cease and that holder will be entitled to receive the merger consideration for his, her or its shares of FBW common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time of the merger.

If any dissenting FBW stockholder fails to perfect or has effectively withdrawn or lost its appraisal rights after the closing date of the merger, each of such holder’s shares of FBW common stock will be converted, as of the effective time of the merger, into the right to receive only the stock consideration, as determined in accordance with the merger agreement.

Any dissenting FBW stockholder who perfects its rights to be paid the value of its shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Tax Consequences of the Merger.”

In view of the complexity of Section 262, holders of shares of FBW common stock who may wish to dissent from the merger and pursue appraisal rights should promptly consult their legal advisors.

As the legal owner of the shares of FBW common stock held in the FBW 401(k) Employee Stock Ownership Plan, the ESOP Trustee is entitled to exercise the dissenters’ appraisal rights described above with respect to those shares. However, the ESOP Trustee has informed FBW that its present intention is not to exercise dissenters’ appraisal rights with respect to the shares of FBW common stock held in the ESOP, and the ESOP participants may not alter this decision of the ESOP Trustee.

Under the DGCL, FBW option holders do not have dissenters’ appraisal rights in connection with the merger.

ADDITIONAL INFORMATION FOR PARTICIPANTS IN THE FBW 401(k)
EMPLOYEE STOCK OWNERSHIP PLAN

The proposed merger affects all persons with accounts in the FBW 401(k) Employee Stock Ownership Plan, or the Plan. Such persons may include:

•	FBW employees participating in the Plan;

•	former FBW employees with undistributed account balances;

•	beneficiaries of deceased participants with undistributed account balances; and

•	alternate payees under qualified domestic relations orders with undistributed account balances.

Plan Termination

The merger agreement provides for the termination and complete distribution of all assets of the Plan, effective before the closing of the merger. The effective date of the termination of the Plan is referred to as the Plan termination date. No additional contributions will be made to the Plan for periods after March 7, 2008.

401(k) and ESOP Components

The Plan has two components: a 401(k) component and an ESOP component. Both components are being terminated and all their assets are being distributed before the closing of the merger. The final ESOP distribution will not be made until after the special meeting of FBW stockholders so that the trust with respect to the ESOP component will remain in effect through the time of the special meeting. Special considerations for participants in each component are discussed separately below.

Information for 401(k) Participants

The following sections provide information for persons with accounts in the 401(k) component, whom we refer to as 401(k) participants.

Types of Contributions to the 401(k) Component

The 401(k) component of the Plan allowed for different types of contributions. The contributions made by 401(k) participants that were not subject to U.S. federal income tax at the time contributed to the Plan, such as pre-tax 401(k) contributions or rollovers of pre-tax contributions, and any contributions made by FBW to the 401(k) component are referred to as pre-tax contributions. The portion of the 401(k) account consisting of pre-tax contributions and any investment earnings (income and gains) on them is referred to as the pre-tax subaccount.

The contributions made by 401(k) participants that were subject to U.S. federal income tax at the time contributed to the Plan, such as after-tax Roth 401(k) contributions or rollovers of Roth 401(k) contributions, are referred to as Roth contributions. The portion of the 401(k) account consisting of Roth contributions and any investment earnings (income and gains) on them is referred to as the Roth subaccount.

References to a 401(k) participant’s 401(k) account include both the pre-tax subaccount and the Roth subaccount, unless otherwise provided.

Fully Vested 401(k) Accounts

The 401(k) account of each 401(k) participant is 100% vested, pursuant to Plan provisions.

401(k) Account Distribution

Following the Plan termination and before the closing of the merger, each 401(k) participant’s entire 401(k) account balance will be distributed in cash.

Distribution Options

Before the Plan termination date, each 401(k) participant will be allowed to elect to receive a distribution of his or her 401(k) account or, to the extent eligible under the U.S. federal income tax laws, to have the Plan make a direct rollover to an individual retirement account, or IRA, or eligible employer plan.

Rollovers by Employees

Each FBW employee who continues in employment with RBC or an affiliate (including FBW) on the closing date of the merger and who chooses the direct rollover option, may elect to roll over to an IRA at RBC or an affiliate (including FBW) to the extent eligible under IRA rollover rules, or to the RBC — U.S.A. Retirement and Savings Plan, referred to as the RBC plan. However, under RBC’s compliance policies, employees cannot roll over their 401(k) accounts to any other financial institution.

U.S. Federal Income Tax Consequences of 401(k) Distributions

If a 401(k) participant receives a distribution of his or her pre-tax subaccount, the amounts distributed from the pre-tax subaccount will be subject to U.S. federal income tax as ordinary income, to mandatory U.S. federal income tax withholding, and to state income tax (in most states). Also, if the 401(k) participant is under age 59 1/2 on the distribution date, a 10% early distribution penalty tax will apply, except in very limited circumstances. 401(k) participants generally are able to defer current income taxation and mandatory withholding (and the early distribution penalty tax, if applicable) on their pre-tax subaccount by electing a direct rollover of their pre-tax subaccount to a traditional IRA or eligible employer plan that accepts such rollovers. Rollovers of a pre-tax subaccount may also be made within 60 days after the distribution date, although mandatory tax withholding will apply. Certain 401(k) participants may also be eligible to have the Plan make a taxable direct rollover of their pre-tax subaccount to a Roth IRA.

If a 401(k) participant receives a distribution of his or her Roth subaccount, the portion of the distribution equal to the 401(k) participant’s Roth contributions to the Plan is not subject to U.S. federal income tax or to state income tax (in most states) at the time of distribution because the Roth contributions were subject to taxation at the time contributed to the Plan (or a predecessor plan). However, because the distribution of Roth investment earnings from the Roth subaccount will not be a “qualified distribution” under the U.S. federal income tax laws, the Roth investment earnings will be subject to U.S. federal income tax as ordinary income, to mandatory U.S. federal income tax withholding, and to state income tax (in most states). Also, if the 401(k) participant is under age 59 1/2 on the distribution date, a 10% early distribution penalty tax will apply, except in very limited circumstances. 401(k) participants generally are able to defer current income taxation and mandatory withholding (and the early distribution penalty tax, if applicable) on their Roth earnings by electing a direct rollover of their Roth subaccount to an eligible employer plan that accepts such rollovers or, to the extent eligible under IRA rollover rules, a Roth IRA. Rollovers of a Roth subaccount are also available in certain situations within 60 days after the distribution date, although mandatory tax withholding on the Roth earnings will apply. A Roth subaccount may not be rolled over to a Traditional IRA.

Plan participants should consult their financial advisor regarding the tax consequences of a distribution and the rollover eligibility rules. Any amounts rolled over by a 401(k) participant to an IRA or eligible employer plan will become subject to the rules of that IRA or eligible employer plan, including the rules regarding time, form and taxation of payment.

Outstanding Plan Loans

Special rules apply if a 401(k) participant has an outstanding loan from the Plan on the distribution date. If the 401(k) participant is eligible for and elects a direct rollover of the account to the RBC plan, the outstanding balance of the loan will also be transferred tax-free. Following the rollover, the 401(k) participant will be required to make the normal loan payments to the RBC plan. However, if the account is distributed to the 401(k) participant or rolled over to an IRA, the loan cannot be transferred. Instead, the loan will be cancelled and the outstanding loan balance will be reported as a taxable distribution for U.S. federal income tax purposes, except to the extent the loan balance is attributable to after-tax Roth contributions. The 10% early distribution penalty tax also will apply to the reported taxable distribution of the outstanding loan balance if the 401(k) participant is under age 59 1/2 on the distribution date, except in very limited circumstances. A 401(k) participant may defer current income taxation and the early distribution penalty tax, if applicable, on the outstanding loan amount by rolling over to an eligible employer plan within 60 days an amount equal to the taxable distribution resulting from the loan cancellation or, except to the extent the loan balance is attributable to after-tax Roth contributions, by making such a post-termination rollover to an IRA.

Information for ESOP Participants

The following sections provide information for persons with accounts in the ESOP component, whom we refer to as ESOP participants.

Appointment of Independent ESOP Trustee

FBW has appointed an independent corporate trustee, Bank of America, National Association, or the ESOP Trustee, to serve as the trustee of the ESOP component of the Plan in connection with the proposed merger. The ESOP Trustee has engaged independent legal counsel and an independent financial advisor to advise it in connection with its services as ESOP Trustee. FBW is paying the fees and expenses of the ESOP Trustee, its independent legal counsel and its independent financial advisor.

The ESOP Trustee’s sole responsibilities with respect to the proposed merger will be to:

•	conduct a due diligence review of the proposed merger;

•	oversee the pass-through to ESOP participants of the right to direct the ESOP Trustee with respect to the voting of the shares of FBW common stock to adopt the merger agreement or to abstain from voting;

•	determine whether it is appropriate to follow the directions of the ESOP participants with respect to the voting of the shares of FBW common stock held in the ESOP; and

•	determine whether to exercise any dissenters’ appraisal rights that may exist with respect to the shares of FBW common stock in connection with the proposed merger.

The ESOP trust will be terminated on the distribution date following the Plan termination and the ESOP Trustee will cease to be trustee for the ESOP component of the Plan and will have no further responsibilities in connection with the ESOP trust.

Voting of Shares Allocated to ESOP Accounts

The ESOP Trustee holds shares of FBW common stock for the benefit of ESOP participants. As of the record date, all of the shares in the ESOP component of the Plan are allocated to the ESOP accounts of the ESOP participants. As the legal owner of the shares of FBW common stock held in the Plan, the ESOP Trustee will cast the vote of these shares at the special meeting. But, if you are an ESOP participant, you can provide confidential voting directions to the ESOP Trustee for the shares that are allocated to your ESOP account. For a more detailed discussion on how to direct the ESOP Trustee to vote the shares allocated to your ESOP account, see “The Special Meeting.”

Year-end ESOP Contribution

The merger agreement provides that FBW will make a year-end contribution to the ESOP for the plan year ended February 29, 2008. For fiscal year 2008, the FBW board of directors authorized a contribution of 40,000 shares, consisting of a combination of newly issued shares and the forfeited shares available for reallocation under the Plan. The year-end contribution was made before the record date for the special meeting.

Full Vesting of ESOP Accounts

The ESOP account of each ESOP participant who is an FBW employee on March 7, 2008, will become 100% vested, even if the employee was not otherwise fully vested based on age or service.

ESOP Account Distribution

Following the Plan termination and before the closing of the merger, each ESOP participant’s entire account balance will be distributed in shares of FBW common stock (plus cash in lieu of any fractional share interest). The final ESOP distribution will not be made until after the special meeting of FBW stockholders, so that the trust with respect to the ESOP component will remain in effect through the time of the special meeting.

Distribution Options

Before the Plan termination date, each ESOP participant will be allowed to elect to receive a taxable distribution of the ESOP account or, to the extent eligible under the U.S. federal income tax laws, to have the Plan make a tax-free direct rollover of the account to a traditional IRA or eligible employer plan with self-directed investments. Certain ESOP participants may also be eligible to have the Plan make a taxable direct rollover to a Roth IRA. Plan participants should consult their financial advisor regarding the Roth IRA rollover eligibility and taxation rules.

To receive a rollover from the ESOP account, an IRA or eligible employer plan must permit a rollover in the form of RBC common shares and must provide a self-directed brokerage account to hold the rollover within the IRA or eligible employer plan.

Rollovers by Employees

Each FBW employee who continues in employment with RBC or an affiliate of RBC on the closing date of the merger and who chooses the direct rollover option may elect to roll over to an IRA at a financial institution designated by RBC. The ESOP account cannot be rolled over to an IRA or employer plan at RBC or an affiliate of RBC.

Distribution Procedures and Exchange of Shares of FBW Common Stock for the Merger Consideration

On the distribution date following the Plan termination, FBW will change the registration of the shares of FBW common stock in each ESOP account from the ESOP Trustee to the name of the ESOP participant or to the name of the custodian/trustee of the rollover IRA or eligible employer plan, as elected by the ESOP participant. Shortly after the effective date of the merger, the exchange agent will mail a letter of transmittal to the FBW stockholder of record. If the ESOP participant elected a taxable distribution of his/her ESOP account, the ESOP participant will be the FBW stockholder of record and will receive the letter of transmittal. If the ESOP participant elected a rollover of his/her ESOP account, the FBW stockholder of record will be the custodian/trustee of the rollover IRA or eligible employer plan. Upon the proper completion, execution and return of the letter of transmittal by the stockholder of record, the ESOP participant’s shares of FBW common stock will be exchanged for RBC common shares in accordance with the merger agreement, as described in “The Merger Agreement — Merger Consideration.”

Payment of Contingent Merger Consideration

Following the closing date of the merger, the holdback consideration and escrow consideration, or contingent merger consideration, may become payable, as described in “The Merger Agreement — Merger Consideration,” “The Merger Agreement — Indemnification” and “The Merger Agreement — Escrow Agreement.” To receive any contingent merger consideration that becomes payable, an ESOP participant does not need to be a FBW or RBC employee at the time of payment of such contingent merger consideration.

If an ESOP participant elects to receive a distribution of the ESOP account (and not to rollover to an IRA or eligible employer plan), any contingent merger consideration payable with respect to the shares of FBW common stock distributed from the ESOP account will be paid, if at all, at the same time as the contingent merger consideration is paid to other FBW stockholders. See “Tax Consequences of the Merger” for a more detailed discussion of the tax treatment of any contingent merger consideration.

If an ESOP participant elects to have the Plan make a direct rollover to an IRA or eligible employer plan, any contingent merger consideration payable with respect to the shares of FBW common stock rolled over from the ESOP account will be paid, if at all, to the custodian/trustee of the IRA or eligible employer plan that received the rollover from the Plan. The contingent merger consideration will be paid, if at all, at the same time as the contingent merger consideration is paid to other FBW stockholders. The contingent merger consideration received by the custodian/trustee of the IRA or eligible employer plan will not be subject to current taxation at the time it is received by the custodian/trustee. Instead, taxation is postponed until distributions are made from the IRA or eligible employer plan, as described in “— U.S. Federal Income Tax Consequences of ESOP Distributions.”

U.S. Federal Income Tax Consequences of ESOP Distributions

If an ESOP participant receives a distribution of the ESOP account, the entire account balance on the distribution date (that is, the fair market value of the shares of FBW common stock plus any cash in lieu of a fractional share interest) will be subject to U.S. federal income tax as ordinary income (not as capital gain) and to state income tax (in most states). If the ESOP participant is under age 59 1/2 on the distribution date, the entire account balance also will be subject to a 10% early distribution penalty tax, except in very limited circumstances. The 10% early distribution penalty tax does not apply to a beneficiary following the participant’s death or to an alternate payee receiving payment under a qualified domestic relations order. The distribution of shares of FBW common stock from the ESOP account is not subject to mandatory U.S. federal income tax withholding, but could result in tax withholding against any cash distributed from the Plan.

Certain ESOP participants may be eligible for special tax treatment, called “net unrealized appreciation” or NUA, upon the distribution of the ESOP account, as described below.

ESOP participants generally are able to defer current income taxation (and the early distribution penalty tax, if applicable) by electing a direct rollover of their accounts to a traditional IRA or eligible employer plan that accepts such rollovers. ESOP participants who elect to receive a taxable distribution of the account may also defer current income taxation (and the early distribution penalty tax, if applicable) by rolling over to a traditional IRA or eligible employer plan an amount equal to the ESOP account balance within 60 days after receiving the distribution. If the ESOP participant elects to receive a portion of the distribution in shares of FBW common stock and have the Plan make a direct rollover of the remaining shares, the portion distributed to the ESOP participant will be subject to income tax (and to the 10% early distribution penalty tax, if applicable). NUA treatment is not available to amounts that are rolled over to an IRA or eligible employer plan. Any amounts rolled over by an ESOP participant to an IRA or eligible employer plan will become subject to the rules of that IRA or eligible employer plan, including the rules regarding time and form of payment.

Any amounts rolled over by an ESOP participant to a traditional IRA or eligible employer plan will not be subject to current taxation at the time they are transferred to the custodian/trustee of the traditional IRA or eligible employer plan. Investment income and gains, if any, on the transferred amounts held in the traditional IRA or eligible employer plan generally are not subject to taxation at the time they occur. Instead, taxation is postponed until distributions are made from the IRA or eligible employer plan. The amounts distributed from the traditional IRA or eligible employer plan will be subject to U.S. federal income tax as ordinary income and to state income tax (in most states). If the ESOP participant is under age 59 1/2 on the date of the subsequent distribution from the traditional IRA or eligible employer plan, the distribution will also be subject to a 10% early distribution penalty tax, except in very limited circumstances. However, the 10% early distribution penalty tax does not apply to a distribution from an eligible employer plan taken by a participant in that plan following termination of employment in the year the participant reached age 55 or later. In addition, a distribution from an eligible employer plan may also be subject to mandatory U.S. federal income tax withholding of 20%, depending on the form of the distribution.

Net Unrealized Appreciation

If an eligible ESOP participant receives a “lump sum distribution” (as specifically defined in the U.S. federal income tax laws) of shares of FBW common stock from the ESOP account, the ESOP participant may elect to defer U.S. federal income tax on the NUA of the shares of FBW common stock until such later time as the shares of FBW common stock are sold. The NUA is the amount by which the fair market value of the shares of FBW common stock at the time of distribution exceeds the cost basis of the shares of FBW common stock to the Plan. The cost basis is the cost of the shares of FBW common stock at the time they were contributed to or purchased by the Plan.

Subject to the assumptions, qualifications and limitations set forth in “Tax Consequences of the Merger,” the exchange of shares of FBW common stock for RBC common shares pursuant to the merger agreement is not considered a sale of shares of FBW common stock for NUA purposes (except for gain in an amount of any cash received in lieu of a fractional share interest), and the cost basis of the shares of FBW common stock carries over to the RBC common shares received as a result of the merger.

If an eligible ESOP participant elects to defer the tax on the NUA, the ESOP participant will be taxed at the time of distribution at ordinary income tax rates only on the cost basis of the shares of FBW common stock to the Plan. When the ESOP participant later sells the RBC common shares (received in exchange for the shares of FBW common stock from the ESOP account), the amount subject to U.S. federal income tax at that time generally will be the difference between the proceeds from the sale and the amount on which the ESOP participant was previously taxed. This difference is taxed at capital gain tax rates. Any portion of this difference that is attributable to NUA is taxable at the long-term capital gain tax rate, regardless of the actual holding period. Any portion of this difference in excess of the NUA amount is taxable as long-term or short-term capital gain, depending on the length of the holding period. The holding period begins on the day after the distribution date.

Eligible ESOP participants may elect out of NUA treatment on their U.S. federal income tax returns by including in income the full fair market value of the shares of FBW common stock distributed to them on the distribution date.

NUA treatment is available to ESOP participants who are FBW employees on the distribution date only if on that date they are age 59 1/2 or older. NUA treatment also may be available to ESOP participants who are former FBW employees, beneficiaries of deceased participants and certain alternate payees who receive their distribution on account of a separation from service. However, NUA treatment is not available for shares of FBW common stock that are rolled over to an IRA or eligible employer plan.

The U.S. federal income tax discussion set forth above is included for general information only. Persons with accounts in the FBW 401(k) Employee Stock Ownership Plan are urged to consult their own tax advisors for more specific and definitive advice as to the U.S. federal income tax consequences to them of the distribution of Plan assets and the exchange of shares of FBW common stock from their ESOP accounts for RBC common shares pursuant to the merger agreement, as well as advice as to the application and effect of state, local and foreign income and other tax laws and possible amendments to such laws.

ESOP Trustee No-Shop Agreement

In connection with the merger agreement, RBC entered into a no-shop agreement with the ESOP Trustee, pursuant to which the ESOP Trustee has agreed that, unless and to the extent any such action is expressly permitted to be taken by FBW pursuant to the section of the merger agreement entitled “No Solicitation” or unless and to the extent the ESOP Trustee determines, upon written advice of its independent legal counsel, that compliance with the following would cause the ESOP Trustee to violate its fiduciary duties under ERISA, the ESOP Trustee:

•	will not, directly or indirectly, solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any alternative proposal to the merger;

•	will not, directly or indirectly, participate in any discussions or negotiations with third parties regarding an alternative transaction;

•	will not, directly or indirectly, enter into any agreement regarding any alternative transaction;

•	will notify RBC promptly after receipt of any alternative proposal to the merger, or any material modification of or material amendment to any alternative proposal, or any request for information relating to FBW or any of its subsidiaries or for access to the properties, books or records of FBW or any subsidiary by any person that informs the ESOP Trustee that it is considering making, or has made, an alternative proposal; and

•	will immediately cease and cause to be terminated any discussions or negotiations with any persons (other than RBC and Steamer) conducted before entering into the no-shop agreement with respect to any of the above-listed items.

If the ESOP Trustee fails to comply with any provision of the no-shop agreement, RBC will have the right to seek specific performance and other injunctive and equitable relief, in addition to other remedies that may be available.

DESCRIPTION OF RBC SHARES

Set forth below is a summary of the material terms of the RBC common shares as specified in the Bank Act (Canada), or the Bank Act, and RBC’s bylaws. The following summary of share capital is not complete and is qualified in its entirety by RBC’s bylaws and the actual terms and conditions of such shares.

As of April 30, 2008, approximately 18.14% of the outstanding RBC common shares of record were held by 13,372 persons having addresses in the U.S. To the knowledge of RBC, there are no holders of common shares that are the beneficial owners of 5% or more of the RBC common shares.

General Description

RBC’s authorized share capital consists of an unlimited number of common shares without nominal or par value and an unlimited number of first preferred shares and second preferred shares without nominal or par value, issuable in series, which classes may be issued for a maximum consideration of $20 billion and $5 billion, respectively.

RBC Common Shares

As of April 30, 2008, RBC had 1,294,077,061 common shares outstanding. The holders of RBC’s common shares are entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class, other than common shares, or series of shares are entitled to vote. The holders of common shares are entitled to receive dividends as and when declared by the board of directors, subject to the preference of the preferred shares. After payment to the holders of the preferred shares of the amount or amounts to which they may be entitled, and after payment of all outstanding debts, the holders of the common shares will be entitled to receive any remaining property upon liquidation, dissolution or winding-up.

RBC Preferred Shares

First preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to RBC’s bylaws. Currently, Non-Cumulative First Preferred Shares Series N, W, AA, AB, AC, AD, AE, AF, AG and AH are outstanding. The Non-Cumulative First Preferred Shares Series N and Series W are, subject to the consent of the Superintendent of Financial Institutions (Canada), or the Superintendent, and the requirements of the Bank Act, redeemable or exchangeable by RBC into common shares. On and after August 24, 2008, Non-Cumulative First Preferred Shares Series N will be convertible by the holders into common shares, and on or after February 24, 2010, Non-Cumulative First Preferred Shares Series W will be convertible by the holders into RBC common shares. The first preferred shares are entitled to preference over the second preferred shares and common shares and over any other shares ranking junior to the first preferred shares with respect to the payment of dividends and in the distribution of property in the event of liquidation, dissolution or winding-up.

Second preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to RBC’s bylaws. There are no second preferred shares currently outstanding. Second preferred shares would rank junior to the first preferred shares. Second preferred shares would be entitled to preference over the common shares and over any other shares ranking junior to the second preferred shares with respect to the payment of dividends and in the distribution of property in the event of RBC’s liquidation, dissolution or winding-up.

Holders of the first and second preferred shares are not entitled to any voting rights as a class except as provided under the Bank Act or RBC’s bylaws. Under the Bank Act, RBC may not create any other class of shares ranking equal with or superior to a particular class of preferred shares, increase the authorized number of, or amend the rights, privileges, restrictions or conditions attaching to, such class of preferred shares without the approval of the holders of that class of preferred shares.

Any approval to be given by the holders of the first and second preferred shares may be given in writing by the holders of not less than all of the outstanding preferred shares of each class or by a resolution carried by the affirmative vote of not less than 66 2/3% of the votes cast at a meeting of holders of each class of preferred shares at which a quorum is represented. A quorum at any meeting of holders of each class of preferred shares is 51% of the shares entitled to vote at such meeting, except that at an adjourned meeting there is no quorum requirement.

Registration and Transfer Agent

Computershare Trust Company of Canada is the main transfer agent and registrar of the RBC common shares and RBC preferred shares with offices in the cities of Montreal, Calgary, Halifax, Toronto and Vancouver. In the U.S., Computershare Trust Company, N.A. is the co-transfer agent, from its office in Colorado. Unless otherwise requested by FBW securityholders, the RBC common shares issued in connection with the merger will be uncertificated.

Dividends

The directors of RBC may declare, and RBC may pay, dividends in money or property or by the issue of shares of RBC or options or rights to acquire fully paid shares of RBC. The directors of RBC may not declare, and RBC may not pay, a dividend if there are reasonable grounds for believing that the payment would cause RBC to be in contravention of the capital adequacy and liquidity regulations of the Bank Act or any guideline or direction of the Superintendent respecting the maintenance of adequate capital and liquidity.

RBC pays dividends in Canadian dollars. For RBC common shares and RBC preferred shares held through the Depository Trust Company, or DTC, by any shareholder in the U.S., any dividend will be converted into U.S. dollars by the DTC participant.

Voting Rights

The holders of RBC common shares are entitled to notice of, to attend and to one vote per share at all meetings of the shareholders of RBC except where only the holders of a specified class or series of shares, other than common shares, are entitled to vote.

The Bank Act prohibits any person from exercising voting rights attached to shares of a Canadian bank beneficially owned by any government or any governmental agency of Canada or any province of Canada, by the government of any foreign country, or any political subdivision or agency of any foreign country.

RBC may require any person who acquires RBC common shares pursuant to the merger to furnish a declaration relating to ownership, in a form prescribed by RBC.

The Bank Act provides that resolutions and elections decided at a shareholders’ meeting are by a majority of the votes cast, subject to the compulsory provisions of the Bank Act. Shareholders’ resolutions requiring a vote by simple majority include elections of directors and the appointment of auditors.

Under the Bank Act, a special resolution passed at a shareholders’ meeting with a majority of at least two-thirds of the votes cast at such meeting or a resolution signed by all the shareholders entitled to vote on that resolution is required to, among other things:

•	create new classes of shares;

•	change the designation or attributes of any class or series of shares;

•	divide any class of shares into series;

•	change the number (or minimum or maximum number) of directors;

•	change the name of the bank; or

•	change the province in Canada where the head office is situated.

Liquidation Rights

Under the Bank Act, RBC may be dissolved, at any time when it is not insolvent, by a shareholders’ special resolution, which must be passed by a majority of at least two-thirds of the votes cast, and if RBC has issued more than one class of shares, by at least two-thirds of the votes cast by each class of shares whether or not those shareholders are otherwise entitled to vote, subject to approval of the Minister of Finance (Canada).

After the payment to the holders of the first preferred shares and second preferred shares of the amount or amounts to which they may be entitled, the holders of the common shares are entitled to receive the remaining property of RBC upon dissolution.

The first preferred shares have preference over the second preferred shares and the common shares with respect to distribution of the assets of RBC in the event of the liquidation, dissolution or winding-up of RBC. The second preferred shares are subordinate to the first preferred shares and entitled to preference over the common shares with respect to the distribution of assets of RBC in the event of the liquidation, dissolution or winding-up of RBC.

Preemptive Rights

Under RBC’s bylaws, the shareholders of RBC have no preemptive rights upon any issuance of shares whether for cash or non-cash consideration or for no consideration.

Limitations Affecting Holders of RBC Shares

The Bank Act contains restrictions on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. The following is a summary of such restrictions.

Subject to certain exceptions contained in the Bank Act, no person may be a major shareholder of a bank having equity of C$8 billion or more (which includes RBC). A person is a major shareholder of a bank if:

•	the aggregate of the shares of any class of voting shares of the bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 20% of that class of voting shares; or

•	the aggregate of shares of any class of non-voting shares of the bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 30% of that class of non-voting shares.

Additionally, no person may have a significant interest in any class of shares of a bank (including RBC) unless the person first receives the approval of the Minister of Finance (Canada). For purposes of the Bank Act, a person has a significant interest in a class of shares of a bank where the aggregate of any shares of the class beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of such bank.

The Bank Act also prohibits the registration of a transfer or issue of any shares of a Canadian bank to any government or governmental agency of Canada or any province of Canada, or to any government of any foreign country, or any political subdivision or agency of any foreign country.

Under the Bank Act, RBC cannot redeem or purchase any shares for cancellation unless the prior consent of the Superintendent has been obtained.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF FBW

The table below sets forth information regarding the beneficial ownership of shares of FBW common stock on the record date of April 24, 2008 by:

•	each director and each executive officer named in the preceding section;

•	all of those directors and executive officers as a group; and

•	each person known by FBW to beneficially own more than 5% of the outstanding shares of any class of stock in FBW.

	Shares of FBW Common Stock
	Beneficially Owned
	Number of Shares of	Percentage of
	FBW Common	Shares of FBW
Name	Stock(1)(2)	Common Stock(3)

Ferris, Baker Watts, Incorporated Employee Stock
Ownership Plan Trust(4)	549,389	61.080%
Roger L. Calvert(5)	19,982	2.208%
Paul DeLongis(6)	3,088	*
George M. Ferris, Jr.(7)	225,992	25.117%
Wendy Gildemeister(8)	1,367	*
Dana S. Gloor(9)	863	*
Sherry A. Gordon(10)	2,634	*
Craig Hartman(11)	2,982	*
Robert Linn(12)	9,701	1.076%
Kevin Rast(13)	2,300	*
Steven Shea(14)	7,671	*
Scott Shulman(15)	8,095	*
Adrian G. Teel(16)	3,317	*
Patrick Vaughan(17)	6,114	*
Gail A. Winslow(18)	15,678	1.734%

All directors and executive officers as a group (14 persons):	309,784	33.553%

*	Represents beneficial ownership of less than 1%.

(1)	The number of shares of FBW common stock reflected in the table is the number of shares which are deemed to be beneficially owned under U.S. federal securities laws. Shares deemed to be beneficially owned include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding, or otherwise, either voting power or investment power is held or shared. Unless otherwise stated, the named person has the sole voting and sole investment power for the shares indicated.

(2)	The share amounts reported also include FBW common stock held by directors and executive officers under the ESOP component of the FBW 401(k) Employee Stock Ownership Plan, or the ESOP, and by certain directors and executive officers under the FBW Long Term Incentive Compensation Plan, or the LTICP. The total number of shares of FBW common stock held by directors and executive officers in the ESOP is 29,548 and the total number of shares of FBW common stock held by certain directors and officers in the LTICP is 835.

(3)	Percentage of ownership is based on 899,455 shares of FBW common stock outstanding as of the record date of April 24, 2008. In the case of persons who possess outstanding stock options, percentage of ownership is based on the shares described in the previous sentence and the number of shares underlying options held by such persons exercisable within 60 days from that date. Percentage of ownership with respect to all directors and executive officers as a group also includes options held by such directors and executive officers to purchase 23,805 shares of FBW common stock within 60 days from that date.

(4)	Includes zero unallocated shares of FBW common stock. Bank of America, National Association, or the ESOP Trustee, shares voting power with respect to the shares of FBW common stock allocated to ESOP participants. The principal business address for the ESOP Trustee is 600 14th Street N.W., Suite 400, Washington, D.C. 20005.

(5)	Includes stock options to purchase 5,606 shares of FBW common stock. Also includes 100 shares held in the LTICP. Mr. Calvert shares voting power with respect to 6,546 shares held by the ESOP Trustee for his benefit. He, however, disclaims beneficial ownership of all of the shares held by the ESOP Trustee, except for the 6,546 shares of FBW common stock held by the ESOP Trustee for his benefit. A total of 6,200 shares of FBW common stock are pledged by Mr. Calvert as collateral for a $144,876.90 margin loan.

(6)	Includes stock options to purchase 244 shares of FBW common stock. Also includes 24 shares held in the LTICP. Mr. DeLongis shares voting power with respect to 1,402 shares held by the ESOP Trustee for his benefit. He, however, disclaims beneficial ownership of all of the shares held by the ESOP Trustee, except for the 1,402 shares of FBW common stock held by the ESOP Trustee for his benefit.

(7)	Includes stock options to purchase 288 shares of FBW common stock. Also includes 650 shares held by the Ferris Foundation. Mr. Ferris shares voting power with respect to 1,897 shares held by the ESOP Trustee for his benefit. He, however, disclaims beneficial ownership of all of the shares held by the ESOP Trustee, except for the 1,897 shares of FBW common stock held by the ESOP Trustee for his benefit. The business address for Mr. Ferris is c/o Ferris, Baker Watts, Incorporated, 1700 Pennsylvania Avenue NW, Suite 700, Washington, D.C. 20006.

(8)	Ms. Gildemeister shares voting power with respect to 1,367 shares held by the ESOP Trustee for her benefit. She, however, disclaims beneficial ownership of all of the shares held by the ESOP Trustee, except for the 1,367 shares of FBW common stock held by the ESOP Trustee for her benefit.

(9)	Includes 31 shares held in the LTICP. Ms. Gloor shares voting power with respect to 832 shares held by the ESOP Trustee for her benefit. She, however, disclaims beneficial ownership of all of the shares held by the ESOP Trustee, except for the 832 shares of FBW common stock held by the ESOP Trustee for her benefit.

(10)	Includes stock options to purchase 15 shares of FBW common stock. Ms. Gordon shares voting power with respect to 2,394 shares held by the ESOP Trustee for her benefit. She, however, disclaims beneficial ownership of all of the shares held by the ESOP Trustee, except for the 2,394 shares of FBW common stock held by the ESOP Trustee for her benefit.

(11)	Includes stock options to purchase 1,276 shares of FBW common stock. Mr. Hartman shares voting power with respect to 1,706 shares held by the ESOP Trustee for his benefit. He, however, disclaims beneficial ownership of all of the shares held by the ESOP Trustee, except for the 1,706 shares of FBW common stock held by the ESOP Trustee for his benefit.

(12)	Includes stock options to purchase 1,808 shares of FBW common stock. Mr. Linn shares voting power with respect to 4,670 shares held by the ESOP Trustee for his benefit. He, however, disclaims beneficial ownership of all of the shares held by the ESOP Trustee, except for the 4,670 shares of FBW common stock held by the ESOP Trustee for his benefit.

(13)	Includes stock options to purchase 547 shares of FBW common stock. Mr. Rast shares voting power with respect to 1,678 shares held by the ESOP Trustee for his benefit. He, however, disclaims beneficial ownership of all of the shares held by the ESOP Trustee, except for the 1,678 shares of FBW common stock held by the ESOP Trustee for his benefit.

(14)	Includes stock options to purchase 3,850 shares of FBW common stock. Also includes 680 shares held in the LTICP. Mr. Shea shares voting power with respect to 2,931 shares held by the ESOP Trustee for his benefit. He, however, disclaims beneficial ownership of all of the shares held by the ESOP Trustee, except for the 2,931 shares of FBW common stock held by the ESOP Trustee for his benefit.

(15)	Includes stock options to purchase 4,085 shares of FBW common stock. Mr. Shulman shares voting power with respect to 2,430 shares held by the ESOP Trustee for his benefit. He, however, disclaims beneficial ownership of all of the shares held by the ESOP Trustee, except for the 2,430 shares of FBW common stock held by the ESOP Trustee for his benefit.

(16)	Includes stock options to purchase 642 shares of FBW common stock. Mr. Teel shares voting power with respect to 1,689 shares held by the ESOP Trustee for his benefit. He, however, disclaims beneficial ownership of all of the shares held by the ESOP Trustee, except for the 1,689 shares of FBW common stock held by the ESOP Trustee for his benefit.

(17)	Includes stock options to purchase 668 shares of FBW common stock. Mr. Vaughan shares voting power with respect to 4,771 shares held by the ESOP Trustee for his benefit. He, however, disclaims beneficial ownership of all of the shares held by the ESOP Trustee, except for the 4,771 shares of FBW common stock held by the ESOP Trustee for his benefit. A total of 675 shares of FBW common stock are pledged by Mr. Vaughan as collateral for a $114,138.36 non-purpose margin loan.

(18)	Includes stock options to purchase 4,776 shares of FBW common stock. Ms. Winslow shares voting power with respect to 210 shares held by the ESOP Trustee for her benefit. She, however, disclaims beneficial ownership of all of the shares held by the ESOP Trustee, except for the 210 shares of FBW common stock held by the ESOP Trustee for her benefit.

COMPARISON OF RIGHTS OF FBW STOCKHOLDERS AND RBC SHAREHOLDERS

As a result of the merger, FBW stockholders will receive RBC common shares in exchange for their shares of FBW common stock. FBW is a corporation organized under the laws of the State of Delaware and subject to the Delaware General Corporation Law, or DGCL. RBC is a Canadian Schedule I bank chartered under and subject to the Bank Act (Canada), or the Bank Act. The Bank Act is RBC’s charter. Certain differences, including but not limited to those described below, exist between the rights of FBW stockholders and the rights of RBC shareholders.

The following is a summary of the material differences between the rights of FBW stockholders and of RBC shareholders. These differences arise from the differences between the DGCL and the Bank Act, the governing instruments of FBW and RBC, and securities laws and regulations governing the two companies. The following summary, however, is not a complete description of the laws of Delaware or of Canada, RBC’s bylaws, FBW’s certificate of incorporation and bylaws, and other rules or laws referred to in this summary. This summary is qualified in its entirety by reference to, in the case of FBW stockholder rights, the DGCL, FBW’s certificate of incorporation, as amended, and FBW’s amended and restated bylaws, and in the case of RBC shareholder rights, the Bank Act and the bylaws of RBC.

RBC	FBW

CORPORATE GOVERNANCE

The Bank Act (which is RBC’s charter) and RBC’s bylaws principally govern the rights of holders of RBC common shares.	FBW’s certificate of incorporation, as amended, FBW’s amended and restated bylaws and the DGCL govern the rights of holders of FBW common stock.

AUTHORIZED CAPITAL

For a description of the capital structure of RBC, see “Description of RBC Shares.”	FBW’s certificate of incorporation authorizes a total of two million (2,000,000) shares of common stock, par value $0.10 per share.

VOTING RIGHTS

Holders of RBC common shares are entitled to one vote per share on all matters to be voted on by holders of RBC common shares. The holders of first preferred shares and second preferred shares are not entitled to vote at any meeting of shareholders of RBC nor are they entitled to receive any notice of or attend shareholders’ meetings except as provided in the Bank Act or in the rights, privileges, restrictions and conditions attached to any series. See “Description of RBC Shares.”	Each holder of FBW common stock is entitled to one vote for each share of common stock held that has voting power upon the matter in question.

LIMITATION ON OWNERSHIP OF SHARES

The Bank Act does not contain any explicit limitation with respect to which persons can own RBC common shares.	FBW’s bylaws provide that substantially all of the issued and outstanding common stock of FBW must be owned by employees of FBW. Shares of FBW common stock held by a qualified retirement plan for the benefit of an employee are treated as owned by the employee provided that the shares held in such plan for the benefit of the employee are liquidated, unless otherwise determined by the plan administrator, when the employee becomes eligible for a distribution under such plan following the termination of the employee for any reason. FBW’s board of directors has the authority to determine what level of ownership of FBW common stock by persons other than employees or on behalf of former employees in a qualified plan is consistent with the foregoing requirement.

RBC	FBW

TRANSFER RESTRICTIONS ON SHARES

The Bank Act contains restrictions on the transfer of all RBC shares. Subject to certain exceptions contained in the Bank Act, no person may be a major shareholder of RBC or have a significant interest in any class of shares of RBC. Under the Bank Act, RBC cannot redeem or purchase any shares for cancellation unless the prior consent of the Superintendent of Financial Institutions (Canada) has been obtained. See “Description of RBC Shares — Limitations Affecting Holders of RBC Shares.”	FBW’s certificate of incorporation and bylaws contain restrictions on the transfer of shares of FBW common stock, including a right of first refusal in favor of FBW in certain circumstances and put and call rights as to holders of shares of FBW common stock who terminate employment.

SHAREHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS

Under the Bank Act, any RBC shareholder entitled to vote at an annual meeting of shareholders who for at least six months has been the registered holder or beneficial owner of the number of outstanding voting shares of RBC (i) that is equal to 1% of the total number of voting shares outstanding or (ii) whose fair market value is at least C$2,000 may submit to RBC notice of any matter that the shareholder proposes to raise at the meeting, and discuss at the meeting any matter in respect of which the shareholder would have been entitled to submit a proposal. If a proposal submitted to RBC by a shareholder meets the conditions set out in the Bank Act, RBC is required to include the proposal and, if requested, a statement by the shareholder in support of the proposal in its management proxy circular or to attach such information to its management proxy circular. The statement and the proposal together cannot exceed 500 words. RBC is not subject to the SEC’s rule on inclusion of shareholder proposals and supporting statements in its proxy materials.

A shareholder’s proposal that includes nominations for the election of directors must be signed by one or more registered holders or beneficial owners of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of RBC entitled to vote at the meeting to which the proposal is to be presented.	Under the DGCL, any matter relating to the affairs of FBW that is appropriate for stockholder action is a proper subject for action at an annual meeting of stockholders, and, subject to certain provisions in the DGCL, need not be specifically stated in the notice of meeting.

QUORUM REQUIREMENTS

At any meeting of RBC common shareholders, 10 or more shareholders present in person and each entitled to vote at such meeting constitute a quorum for the transaction of business. If a quorum is not present at the opening of a meeting of shareholders the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

At a meeting of first preferred shareholders or second	FBW’s bylaws provide that at every meeting of stockholders, the holders of record of a majority of the outstanding shares entitled to vote at such meeting, in person or by proxy, constitute a quorum. If a quorum is not present, a majority of the holders of record entitled to vote that are present or represented have the power to adjourn the meeting until such time as a quorum is present. At such adjourned meeting, any business may be transacted that might have been transacted at the original

RBC	FBW

preferred shareholders of RBC, holders of not less than 51% of the outstanding shares entitled to vote at such meeting, present in person or represented by proxy, constitute a quorum. If a quorum is not constituted at such original meeting, the meeting will be adjourned to a date at least 15 days later. At such adjourned meeting, business may be transacted by first preferred shareholders or second preferred shareholders, as applicable, present in person or represented by proxy, whether or not they hold more or less than 51% of the outstanding shares entitled to vote at such meeting.
meeting. If the adjournment is for more than 30 days, or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

WRITTEN CONSENT OF STOCKHOLDERS

Under the Bank Act, shareholders of a bank may take action without a meeting if a resolution in writing is signed by all the shareholders entitled to vote on that matter at a meeting of shareholders, except in certain circumstances relating to the removal or replacement of a director or the auditor of the bank.	Because FBW’s certificate of incorporation does not provide otherwise, the DGCL permits stockholders to take action without a meeting. For FBW stockholders to take action without a meeting, a written consent that states the action taken must be signed by the holders having not less than the minimum number of votes necessary to take such action at a meeting.

PREEMPTIVE RIGHTS

The Bank Act allows for a preemptive right in respect of a class of shares if this right is specifically granted in the bylaws of a bank. The bylaws of RBC do not provide for preemptive rights.	Under the DGCL, stockholders of a corporation are denied preemptive rights unless such rights are expressly granted to stockholders in the certificate of incorporation. FBW’s certificate of incorporation does not provide for preemptive rights.

DIVIDENDS AND OTHER DISTRIBUTIONS

Under the Bank Act, holders of RBC common shares are entitled to receive dividends declared on each RBC common share held. The rates and amounts of preferential dividends attached to any series of first preferred shares or second preferred shares are fixed and set forth in the rights, privileges, restrictions and conditions attached to the respective series at the time of issuance of each series of first preferred shares or second preferred shares. The directors of RBC may not declare, and RBC may not pay, a dividend if there are reasonable grounds for believing that the payment would cause RBC to be in contravention of the capital adequacy and liquidity regulations of the Bank Act or any guideline or direction of the Superintendent of Financial Institutions (Canada) respecting the maintenance of adequate capital and liquidity.

Under the Bank Act, RBC may pay dividends in money or in property or by the issue of shares of RBC or options or rights to acquire fully paid shares of RBC.

Under RBC’s bylaws, first preferred shares are entitled to a preference over second preferred shares and RBC common shares, and second preferred	Under the DGCL, a corporation can pay dividends to the extent of its surplus, and, if no surplus is available, dividends can be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends cannot be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

FBW’s certificate of incorporation provides that no dividend may be declared or paid if such dividend will impair the capital of FBW nor may any distribution of assets be made to any stockholder, unless the value of the assets of FBW remaining after such payment or distribution is at least equal to the aggregate of FBW’s debts and liabilities, including capital.

RBC	FBW

shares are entitled to a preference over RBC common shares with respect to the payment of dividends and the distribution of the assets of RBC among its shareholders for the purpose of winding up its affairs. First preferred shares of each series rank on a parity with first preferred shares of every other series and second preferred shares of each series rank on a parity with second preferred shares of every other series with respect to priority in payment of dividends and the distribution of the assets of RBC among its shareholders for the purpose of winding up its affairs. See “Description of RBC Shares.”

SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS; ELECTION OF DIRECTORS

The Bank Act requires that the number of directors on RBC’s board be at least seven. The RBC bylaws provide that the maximum number of directors on the board is 26. Currently, RBC’s board consists of a single class of 15 directors who are elected annually. The persons who receive the greatest number of votes at an election of directors at a shareholders’ meeting, up to the number authorized to be elected, are elected as RBC’s board of directors. The Bank Act also requires that no more than two-thirds of the directors may be affiliated with RBC, as specified by the Bank Act, and no more than 15% of the directors may be employees of RBC or a subsidiary of RBC, except that up to four of these employees may be directors if they constitute not more than 50% of the directors. Additionally, under the Bank Act, a majority of the directors of RBC must be resident Canadians and, except in limited circumstances, directors may not transact business at a meeting of directors or a committee of directors at which a majority of the directors present are not resident Canadians. The Bank Act also requires the directors of a bank to appoint from their members a chief executive officer who must be ordinarily resident in Canada.	FBW’s bylaws provide that the number of directors is determined from time to time by a vote of the stockholders. FBW’s bylaws further provide that the number of directors will not be less than nine nor more than 15, but the number of directors will not be decreased if such decrease would have the effect of shortening the term of a director. Currently, FBW’s board consists of a single class of 14 directors who are elected annually.

FBW’s certificate of incorporation provides for cumulative voting, in which each stockholder is entitled to the number of votes equal to the number of votes that (except for such provision as to cumulative voting) the stockholder would be entitled to cast for the election of directors with respect to the shares of stock held by the stockholder multiplied by the number of directors to be elected by the stockholder, and that the stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as the stockholder may determine.

REMOVAL OF DIRECTORS

Under the Bank Act, the shareholders of RBC may remove any director or all the directors from office by a majority of votes cast at a special meeting.	FBW’s bylaws provide that, at a duly convened meeting, FBW stockholders may remove any director with or without cause, by the vote of a majority of the shares outstanding.

VACANCIES ON THE BOARD OF DIRECTORS; QUORUM

Under the Bank Act, a quorum of directors may fill a vacancy among the directors except a vacancy resulting from a change in the bylaws by which the number or minimum or maximum number of directors is increased or from a failure to elect the number or minimum number of directors provided for in the bylaws.

Additionally, RBC’s bylaws allow the directors to appoint one or more directors to hold office for a	FBW’s bylaws provide that if any vacancy occurs among the FBW directors, whether as a result of the death or resignation of a director, or otherwise, such vacancy may be filled, or any additional director may be elected, by the vote of a plurality of the votes cast at a meeting of FBW stockholders.

At all meetings of the FBW board of directors, a majority of the directors constitutes a quorum for the transaction of business, and the act of a majority of

RBC	FBW

term expiring not later than the close of the next annual meeting of shareholders; but, pursuant to the Bank Act, the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

At any meeting of RBC’s board of directors, four directors constitute a quorum. The Bank Act provides, however, that the directors of a bank will not transact business at a meeting of directors (or a committee of directors) unless one of the directors who is not affiliated with the bank is present and a majority of the directors present are resident Canadians.
the directors present at any meeting at which there is a quorum is considered to be the act of the board of directors. If a quorum is not present, the present directors may adjourn the meeting, without notice other than announcement at the meeting, until such time as a quorum is present.

REPORTS TO SHAREHOLDERS; OTHER PUBLIC INFORMATION

RBC is subject to the information requirements of the Securities Exchange Act of 1934, or the Exchange Act, and in accordance therewith files reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the SEC, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which may differ in material respects from the disclosure requirements applicable to U.S. companies. The reports and other information filed by RBC with the SEC can be inspected and copied at locations specified under “Where You Can Find More Information.” RBC is exempt from the SEC’s rules under the Exchange Act prescribing the form and content of proxy statements, and its officers, directors and any holders of greater than 10% of shares are exempt from the reporting, short-swing profit recovery and short sale provisions contained in Section 16 of the Exchange Act.	Except for the filing of Form 13F pursuant to the Exchange Act, FBW is not subject to the informational requirements of the Exchange Act and does not file reports or other information with the SEC.

RIGHTS OF INSPECTION
Shareholder List

Under the Bank Act, a list of RBC shareholders that sets out the names of the RBC shareholders, the number of shares owned by each shareholder and the address of each shareholder as shown in the records of RBC is available to any person upon request within 10 days after receipt by RBC of an affidavit, swearing that the list will not be used except in accordance with a permitted purpose, and payment of a reasonable fee.	Under the DGCL, a corporation is required to prepare, at least 10 days before a stockholders’ meeting, a list of stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. The list must be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days before the meeting either (i) on a reasonably accessible electronic network or (ii) during ordinary business hours, at the principal place of business of the corporation. The list is also required to be made available for inspection during the stockholders meeting by any stockholder who is present.

RBC	FBW

Corporate Books and Records

The Bank Act requires that specified books and records be kept at RBC’s head office (which head office is required to be in Canada) or elsewhere in Canada as the directors see fit. Pursuant to the provisions of the Bank Act, RBC’s shareholders, creditors and their personal representatives may examine and take extracts from certain records during RBC’s regular business hours free of charge, or copy the records on payment of a reasonable fee and, where the bank has securities issued to the public, any other person may, on payment of a reasonable fee, examine the records and take extracts or copies.	Under the DGCL, a stockholder has the right during normal business hours to inspect and make copies and extracts from the corporation’s stock ledger, a list of the corporation’s stockholders and other books and records of the corporation, after making a written demand under oath stating the purpose, so long as the purpose is reasonably related to the person’s interest as a stockholder.

MEETINGS OF SHAREHOLDERS
Annual Meetings

Under the Bank Act and RBC’s bylaws, annual meetings of the shareholders of RBC are to be held in Canada within six months of the end of each financial year of RBC, at a time and place within Canada determined by the board of directors.	Under the DGCL, unless directors are elected by written consent in lieu of an annual meeting, an annual meeting of stockholders will be held for the election of directors on a date and at a time designated by or in the manner provided in the corporation’s bylaws and any other proper business may be transacted at the annual meeting.

FBW’s bylaws provide that the annual meeting of stockholders for the purpose of electing directors and transacting such other business as may properly be brought before the meeting will be held on the last Tuesday of the third month of the fiscal year (or, if the Tuesday is a legal holiday, then on the next succeeding Tuesday that is not a legal holiday), or at such other date, time or place as is determined by the board of directors each year and as is stated in the notice of the annual meeting.

Special Meetings

Under the Bank Act a special meeting of the shareholders of RBC may be called at any time by the RBC directors. In addition, subject to the Bank Act, the holders of not less than 5% of the issued and outstanding shares of RBC that carry the right to vote at the meeting may request that the RBC directors call a meeting of shareholders for the purpose stated in the request. If the directors do not call a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition requesting the directors to call the meeting may call the meeting.	Under the DGCL, special meetings of the stockholders may be called by the board of directors or by persons authorized by the corporation’s certificate of incorporation or bylaws.

FBW’s bylaws provide that a special stockholders meeting will be called by the secretary of FBW upon receipt of a written request from stockholders who together own one-third of the FBW common stock issued and outstanding and entitled to vote; this written request must state the purpose of the meeting and the time and place of the meeting will be determined by the secretary.

In addition, FBW’s bylaws confer to the board of directors and the executive committee the right to call a special stockholders meeting.

FBW’s bylaws provide that business transacted at any

RBC	FBW

special stockholders meeting will be limited to the purposes stated in the notice, unless all stockholders owning FBW capital stock issued and outstanding and entitled to vote otherwise agree.

Notice of Meetings

Under the Bank Act, notice of the time and place of a meeting of RBC shareholders must be sent not less than 21 days and not more than 60 days before the meeting to each director, the auditor of the bank, the Superintendent of Financial Institutions (Canada) and to each shareholder entitled to vote at the meeting.	FBW’s bylaws provide that stockholders must be given written notice of the time, place and purpose of a stockholders meeting not less than 10 days nor more than 50 days before a meeting.

FBW’s bylaws also provide that further notice will be given as may be required by applicable law. Under the DGCL, in the case of a stockholders meeting called to vote on a merger, consolidation or sale of substantially all of the assets of the corporation, stockholders must be given written notice not less than 20 days before the meeting.

SHAREHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS
Business Combinations

Under the Bank Act, RBC may sell all or substantially all of its assets to another financial institution federally incorporated in Canada or to an authorized foreign bank in respect of its business in Canada if the purchasing financial institution or authorized foreign bank assumes all or substantially all of the liabilities of the Bank. The sale must also be approved by a special resolution of the shareholders passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution, with each share carrying the right to vote on the sale whether or not it otherwise carries the right to vote. The holders of each class or series of shares that are affected by the sale in a manner different from the shares of another class or series are entitled to vote separately as a class or series. The Minister of Finance must also approve the sale of all or substantially all of the assets of RBC.

Under the Bank Act, RBC may apply to the Minister of Finance to amalgamate with one or more bodies corporate federally incorporated in Canada. Such an amalgamation (other than an amalgamation between a bank and a wholly-owned subsidiary of the bank) requires the approval by the shareholders by special resolution passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution, with each share carrying the right to vote whether or not it otherwise carries the right to vote. Additionally, the holders of each class or series of shares may be entitled to vote separately as a class or series in certain circumstances.	The DGCL permits a merger to become effective without the approval of the surviving corporation’s stockholders if stockholder approval is not required by the corporation’s certificate of incorporation and certain other requirements are met. Under the DGCL, if the certificate of incorporation of the surviving corporation does not change following the merger, the amount of the surviving corporation’s common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately before the acquisition and the board of directors of the surviving corporation adopts a resolution approving the plan of merger, no stockholder approval is required.

Where stockholder approval of a merger is required under the DGCL, a merger can be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon, unless the certificate of incorporation requires a greater vote. If the proposed merger or other business combination were to involve an “interested stockholder,” however, the DGCL would impose supermajority approval requirements with certain qualifications. FBW’s certificate of incorporation does not contain any additional supermajority requirements.

Under the DGCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets with the approval of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon, unless the certificate or bylaws require a greater vote. FBW’s certificate of incorporation and bylaws do not require a greater vote.

RBC	FBW

AMENDMENTS OF GOVERNING DOCUMENTS

The board of directors of RBC may make, amend or repeal any bylaw that regulates the business or affairs of the Bank. The RBC directors must submit a bylaw, or an amendment to or repeal of a bylaw, to the shareholders at the next meeting of shareholders, and the shareholders may, by resolution, confirm or amend the bylaw, amendment or repeal. Generally, a bylaw, or an amendment to or repeal of a bylaw, is effective from the date it is approved by directors until it is rejected or confirmed by the shareholders. However, certain changes of a substantial nature to the bylaws of RBC must be approved by a special resolution passed at a shareholders’ meeting with a majority of at least two-thirds of the votes cast at such meeting or by a resolution signed by all the shareholders entitled to vote on that resolution. Additionally, certain changes entitle the holders of each class of shares (and each series of a class, if the shares of that series are affected differently by the amendment from other shares of that class) to vote separately as a class or series, with each share carrying the right to vote whether or not it otherwise carries the right to vote. Substantial bylaw changes requiring shareholder approval by special resolution include changing the maximum number of authorized shares, creating new classes of shares, changing the designation of any or all of the shares of a bank, changing the shares of any class or series into a different number of shares, dividing a class of shares into series, increasing or decreasing the number of directors or the minimum or maximum number of directors, changing the name of the bank, or changing the province in which the head office is situated. Additionally, a change to the name of RBC must also be approved by the Superintendent of Financial Institutions (Canada).

A shareholder entitled to vote at an annual meeting of shareholders of RBC may make a proposal to make, amend or repeal a bylaw in accordance with the shareholder proposal requirements of the Bank Act.	Unless the certificate of incorporation provides otherwise, the DGCL requires only the affirmative vote of a majority of all outstanding voting shares to effect certain amendments to the certificate of incorporation. The DGCL requires the shares of a class to vote separately on amendments in certain circumstances. FBW currently has no separate classes of stock.

The DGCL states that only the stockholders are entitled to amend the bylaws of a corporation unless the corporation’s certificate of incorporation also specifically grants such authority to the board of directors. FBW’s certificate of incorporation permits the board of directors, as well as the stockholders, to amend FBW’s bylaws; however, the board of directors does not have the power to amend certain sections of the bylaws. In addition, no amendment of the bylaws may be made by the stockholders or directors unless preceded by a notice setting forth or summarizing the proposed amendment, and no amendment of the bylaws will be effective until FBW receives written approval for the change from the New York Stock Exchange, Inc.

DUTIES OF DIRECTORS

Under the Bank Act, the directors of a bank manage or supervise the management of the business and affairs of the bank. In exercising their powers and discharging their duties, directors of RBC must act honestly and in good faith with a view to the best interests of RBC and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.	The board of directors is responsible for managing the business and affairs of a corporation under Delaware law. In discharging that responsibility, directors of Delaware corporations owe a duty of care and a duty of loyalty to the corporation, as well as to its stockholders. The Delaware courts have made clear that directors are required to exercise an informed business judgment in the performance of their duties. To do so, directors must have informed themselves of all material information reasonably available to them.

RBC	FBW

LIMITATION OF LIABILITY OF DIRECTORS

The Bank Act does not permit a bank to limit the liability of a director for a breach of his or her duty to act in accordance with the Bank Act. Under the Bank Act, however, directors are not liable in respect of certain actions contrary to the Bank Act, including authorizing certain prohibited transactions or prohibited dividend payments, if they relied in good faith on financial statements represented to the directors by an officer of the bank or the bank’s auditors to reflect fairly the financial condition of the bank or on a report of a person whose profession lends credibility to a statement made by the professional.	Subject to certain exceptions, the DGCL permits the certificate of incorporation to include a provision that eliminates or limits a director’s liability to stockholders for monetary damages for any breach of fiduciary duty as a director. The certificate of incorporation, however, cannot eliminate the liability of a director for breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; unlawful payment of dividends or unlawful stock purchase or redemption; or any transactions from which the director derived an improper personal benefit. FBW’s certificate of incorporation includes a provision restricting director liability to the fullest extent permitted by the DGCL for monetary damages for breach of fiduciary duty as a director.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

RBC’s bylaws provide that RBC will indemnify a director or officer of RBC or a former director or officer of RBC, or a person who acts or acted at RBC’s request as a director or officer of an entity of which RBC is or was a shareholder or creditor, and such person’s heirs and legal representatives (the “indemnified persons”), against all costs, charges, expenses and taxes, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of RBC or such an entity and including all taxes, duties, imposts or governmental charges whatsoever (“taxes”) levied on amounts paid to so indemnify such person against such costs, charges, expenses and taxes if: (i) the indemnified person acted honestly and in good faith with a view to the best interests of RBC; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person’s conduct was lawful. RBC’s bylaws further provide that the foregoing indemnification will not apply in respect of an action by or on behalf of RBC to obtain a judgment in its favor unless the approval of a court is obtained as required by the Bank Act. RBC will exercise all reasonable efforts to obtain or assist in obtaining such approval.

Under the Bank Act, the indemnified persons referred to above are entitled to indemnity from RBC in respect of all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the person in	Under the DGCL, a corporation may indemnify its directors and officers if a director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Furthermore, the DGCL allows for a corporation to indemnify its directors and officers with respect to any criminal action, suit or proceeding when the director or officer had no reasonable cause to believe his or her conduct was unlawful. Indemnification generally is not allowed under the DGCL if a director or officer has been adjudged liable to the corporation. FBW’s bylaws authorize the indemnification of its directors and officers to the fullest extent permitted by law.

FBW’s bylaws provide that indemnified persons are entitled to indemnity from FBW in respect of expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding for which indemnification is appropriate.

RBC	FBW

connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the person is subject because of their association with RBC or another entity, if the person seeking indemnity:

• was not judged by the court or other competent authority to have committed any fault or omitted to do anything they ought to have done; and
   •     fulfils the conditions set out in (i) and (ii) above.
These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of U.S. federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling RBC pursuant to the foregoing provisions, RBC has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable in the U.S.

SHAREHOLDER SUITS

With the prior leave of a court having jurisdiction, a complainant may, on behalf of RBC or any of its subsidiaries, institute a shareholder derivative action under the Bank Act or intervene in an action under the Bank Act to which RBC or any of its subsidiaries is a party for the purpose of prosecuting, defending or discontinuing the action. Possible complainants include shareholders or former shareholders of RBC or any other proper person in the discretion of the court. No action may be brought and no intervention in an action may be made under the Bank Act unless the court is satisfied that:

Under the DGCL, stockholders may bring derivative actions on behalf of the corporation to enforce the rights of the corporation. Before bringing an action, a stockholder plaintiff is required to make a demand on the directors of the corporation to assert the claim, unless the stockholder is able to show that making such a demand would be futile. To maintain a derivative suit, a person must have been a stockholder at the time of the transaction that is the subject of the suit and must also generally maintain status as a stockholder throughout the duration of the suit.

In certain circumstances, class action lawsuits are available to stockholders.
   •     the complainant has given not less than 14 days’ notice to the directors of RBC of the complainant’s intention to apply to the court if the directors of RBC do not bring, diligently prosecute or defend, or discontinue the action;

• the complainant is acting in good faith; and
   •     it appears to be in the interests of RBC that the action be brought, prosecuted, defended or discontinued.
Under the Bank Act, the court in a derivative action may make any order it thinks fit, except that the court may not make any order in relation to any matter that would require the approval of the Minister of Finance or the Superintendent under the Bank Act. Additionally, under the Bank Act, a court may order a bank or its subsidiary to pay reasonable legal fees incurred by the Superintendent or the complainant in connection with the action.

RBC	FBW

ANTI-TAKEOVER EFFECTS OF CERTAIN STATUTES AND BYLAW PROVISIONS

The Bank Act contains restrictions on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. Subject to certain exceptions contained in the Bank Act, no person may be a major shareholder of RBC or have a significant interest in any class of shares of RBC. See “Description of RBC Shares — Limitations Affecting Holders of RBC Shares.”

Rules and policies of certain Canadian securities regulatory authorities contain requirements in connection with “related party transactions.” A related party transaction means, generally, any transaction by which an issuer (including RBC), directly or indirectly, consummates one or more specified transactions with a related-party including purchasing or disposing of an asset, issuing securities and assuming liabilities. The term “related party” includes directors and senior officers of the issuer and holders of voting securities carrying, whether alone or acting jointly or in concert, more than 10% of the voting rights attaching to all issued and outstanding voting securities of the issuer or of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Such rules and policies require more detailed disclosure in the proxy material provided to securityholders in connection with a related-party transaction, and, subject to certain exceptions, the preparation of a formal valuation with respect to the subject matter of the related party transaction and any non-cash consideration offered in connection therewith and the inclusion of a summary of the valuation in the proxy material.

Such rules and policies also require that, subject to certain exceptions, an issuer must not engage in a related-party transaction unless approval of the disinterested shareholders of the issuer has been obtained.

The Bank Act prohibits RBC from entering into any transaction with a related party unless the form of transaction is specifically permitted under the Bank Act. Permitted transactions must generally be on terms and conditions at least as favorable to RBC as market terms and conditions. Under the Bank Act, related parties include the directors and senior officers of RBC and their spouses and minor children and other entities with which they may have a relationship.	The DGCL prohibits a corporation from entering into certain “business combinations” between the corporation and an “interested stockholder” (generally defined as any person who is the beneficial owner of 15% or more of the outstanding voting shares of the corporation), unless the corporation’s board of directors has previously approved either (i) the business combination in question or (ii) the stock acquisition by which such interested stockholder’s beneficial ownership interest reached 15%. The prohibition lasts for three years from the date on which the interested stockholder’s beneficial ownership reached 15%. Notwithstanding the foregoing, the DGCL allows a corporation to enter into a business combination with an interested stockholder if: (i) the business combination is approved by the corporation’s board of directors and is authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder or (ii) such interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced. The statute also provides that the restrictions contained therein will not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed thereby. FBW’s certificate of incorporation does not contain such a provision. FBW is not currently subject to this provision of the DGCL.

RBC	FBW

APPRAISAL RIGHTS

The only circumstances in which the Bank Act extends appraisal or dissent rights to shareholders are: (i) in respect of a going-private transaction, or (ii) in respect of a compulsory acquisition of shares following a takeover bid through which an acquirer has acquired not less than 90% of the shares of the class that were the subject of the bid. Due to the ownership restrictions applicable to RBC under the Bank Act, the shares of RBC may not be subject to either such transaction.	The DGCL provides stockholders of a corporation involved in a merger the right to a judicial appraisal of their shares and to receive payment of the fair value of their stock so appraised in some mergers. However, appraisal rights are not available to holders of stock:

•     listed on a national securities exchange;

•   designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

•   held of record by more than 2,000 stockholders;

unless holders of such stock are required to accept in the merger anything other than any combination of:

•   shares of stock or depositary receipts of the surviving corporation in the merger;

•   shares of stock or depositary receipts of another corporation that, at the effective date of the merger, will be

(i)   listed on a national securities exchange,

(ii) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

(iii)   held of record by more than 2,000 holders; or

•     cash in lieu of fractional shares of the stock or depositary receipts received.

In addition, appraisal rights are not available to the holders of stock of the surviving corporation in the merger, if the merger does not require the approval of the stockholders of that corporation.

For a description of dissenters’ appraisal rights available to FBW stockholders in connection with the merger, see “Dissenters’ Rights of Appraisal.”

RBC COMMON SHARES MARKET PRICES AND DIVIDENDS

RBC’s common shares are listed on the NYSE, the TSX and the SWX, and trade under the trading symbol “RY.” The following table sets forth the high and low reported closing sale prices per share of RBC common shares on the NYSE and the TSX for the periods indicated and, beginning with the first financial quarter of 2006, the quarterly cash dividends declared per share. All prices for RBC common shares have been adjusted to reflect a stock dividend of one RBC common share on each issued and outstanding RBC common share, the effect of which is the same as a two-for-one share split, effected on April 6, 2006.

FBW securityholders are advised to obtain current market quotations for RBC common shares. The market prices of RBC common shares will fluctuate between the date of this proxy statement/prospectus and completion of the merger and when you receive your RBC common shares. No assurances can be given concerning the market prices of RBC common shares before the time of the merger or RBC common shares after completion of the merger.

	RBC Common Shares
	TSX		NYSE
	Closing Price		Closing Price		Dividend
	(C$)		(U.S.$)		Declared
	High	Low	High	Low	(C$)

2003	32.45	26.85	24.88	17.55	0.86
2004	32.80	29.25	26.01	21.10	1.01
2005	43.10	30.93	36.85	25.32	1.18
2006
First Financial Quarter	46.29	41.41	40.35	35.12	0.32
Second Financial Quarter	51.00	44.56	43.73	38.92	0.36
Third Financial Quarter	47.83	43.88	42.94	39.06	0.36
Fourth Financial Quarter	50.70	45.85	45.67	40.65	0.40
2007
First Financial Quarter	55.57	50.40	48.08	44.37	0.40
Second Financial Quarter	59.93	53.88	53.31	45.80	0.46
Third Financial Quarter	60.62	53.99	55.85	50.52	0.46
Fourth Financial Quarter	56.53	51.89	59.16	48.18	0.50
2008
First Financial Quarter	54.71	45.92	57.81	46.28	0.50

The table below sets forth the high and low sale prices for each of the six most recent full calendar months for RBC common shares as reported on the NYSE and the TSX.

	RBC Common Shares
	TSX				NYSE
	High		Low		High		Low

November 2007	C$	54.71	C$	48.91	U.S.$	57.81	U.S.$	49.58
December 2007		53.49		49.66		53.26		50.04
January 2008		50.99		45.92		50.58		46.28
February 2008		51.43		49.39		51.75		49.59
March 2008		48.63		44.32		48.75		44.48
April 2008		48.83		45.80		48.57		44.87

The following table sets forth the closing sale prices per share of RBC common shares as reported on the NYSE on February 13, 2008, the last trading day before RBC and FBW announced the merger, and on May 16, 2008, the latest practicable trading day before the printing of this document.

RBC Closing
Price

February 13, 2008	$50.87
May 16, 2008	$50.63

INFORMATION ABOUT THE COMPANIES

Royal Bank of Canada

Royal Bank of Canada and its subsidiaries operate under the master brand name of RBC. RBC is Canada’s largest bank as measured by assets and market capitalization and one of North America’s leading diversified financial services companies. RBC provides personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing services on a global basis. RBC employs more than 70,000 full- and part-time employees who serve more than 15 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 36 other countries.

On April 11, 2008, RBC announced that its four business segments (Canadian Banking, Wealth Management, U.S. & International Banking and Capital Markets) have been reorganized into five business segments and renamed as Canadian Banking, Wealth Management, International Banking, Capital Markets, and Insurance. RBC will begin reporting financial results of its five business segments commencing in the third fiscal quarter, which began May 1, 2008.

All other enterprise level activities that are not allocated to these five business segments are reported by RBC under a sixth segment, Corporate Support.

Further Information About RBC

For further information about RBC, see the documents incorporated by reference into this document, as described under “Where You Can Find More Information.”

Ferris, Baker Watts, Incorporated

In October 1988, Ferris, Baker Watts, Incorporated was created by the merger of Ferris & Company, Incorporated, and Baker Watts & Co., Incorporated. Ferris & Company was founded in 1932. Baker Watts & Co. was founded in 1900. Throughout its history and that of its predecessors, FBW has served corporations, government and non-profit entities, institutional investors and private individuals. FBW is a registered broker-dealer offering securities-related financial services, including brokerage, trading, investment banking, investment advisory, and related financial services. Although FBW has customers throughout the U.S., its major geographic area of concentration is the Mid-Atlantic region.

FBW is headquartered in Washington, DC, and as of February 29, 2008 employed more than 850 people.

As of February 29, 2008, no single client accounted for a material percentage of any segment of FBW’s business.

FBW is organized into three business segments as follows:

•	Private Client Group provides securities brokerage and investment advisory services to individuals, trusts, companies and other clients. As of February 29, 2008 the Private Client Group employed 555 individuals, including approximately 331 FBW investment executives or financial consultants. As of February 29, 2008 FBW had 42 retail branches located in the Mid-Atlantic region, Michigan and Ohio. As of February 29, 2008, FBW provided brokerage and advisory services to approximately 229,000 client accounts, representing approximately $19.7 billion in assets under management. The primary sources of revenue for the Private Client Group are commissions and spreads earned on equity and fixed-income transactions, sales fees earned for distribution of mutual funds and annuities, fees earned on investment advisory services, and fees earned on money market accounts. FBW’s Private Client Group also generates interest income from client margin loans.

•	Equity Capital Markets group includes Corporate Finance, Research, Syndicate, Equity Trading, and Equity Institutional Sales.

•	Corporate Finance. As of February 29, 2008, FBW’s Corporate Finance group consisted of approximately 24 professionals. Its corporate finance activities include public offerings and private placements of debt and equity securities and the provision of financial advisory services principally with respect to merger and acquisition transactions. The corporate finance group principally focuses on companies in industries and sectors it views as underserved by larger investment banks and those which it views as well suited to its retail distribution platform. The group focuses on financial institutions, insurance, energy, technology, special situations, industrial/shipping, medical/bio-tech and private placements. FBW’s financial advisory services include advisory assignments in buy- and sell-side advisory agreements, divestitures, corporate defense activities and restructuring. In addition, FBW’s corporate finance activities include valuation, opinion and advisory services.

•	Research. As of February 29, 2008, FBW’s Research group consisted of 25 professionals, who cover over 200 companies in 8 major sectors. FBW provides its proprietary research reports to private and institutional clients.

•	Syndicate. FBW’s Syndicate group coordinates the marketing, distribution, pricing, and stabilization of FBW’s lead and co-managed underwritings. In addition, the Syndicate group coordinates FBW’s syndicate and selling group activities managed by other investment banking firms.

•	Equity Trading. Through its Equity Trading group, FBW makes a market in various securities through buying, selling, and maintaining an inventory of these securities. As of February 29, 2008, FBW was a market maker in more than 620 equity securities.

•	Equity Institutional Sales. As of February 29, 2008, FBW’s Equity Institutional Sales group employed 24 sales and trading professionals who provide equity products to its institutional accounts, with a focus on providing small-cap and mid-cap investment ideas to institutional clients in targeted industry sectors. As of February 29, 2008, FBW’s Equity Institutional Sales group maintained relationships with approximately 1000 institutional accounts.

•	Fixed Income segment includes two principal areas: Taxable Fixed Income and Municipal Capital Markets.

•	Taxable Fixed Income. As of February 29, 2008, FBW’s Taxable Fixed Income group employed 27 professionals in taxable fixed-income origination and trading and institutional sales, who work out of locations in Connecticut, Pennsylvania, Washington, DC, Maryland, Virginia and North Carolina. The Taxable Fixed Income group underwrites and trades investment grade securities, principally including mortgage-backed, agency and asset-backed securities and preferred stock to facilitate client transactions in those securities.

•	Municipal Capital Markets. FBW’s Municipal Capital Markets group consists of the Public Finance department, which as of February 29, 2008 employed 28 professionals who provide full-service financing and advisory services to tax-exempt entities, primarily in the Mid-Atlantic region, and the Municipal Bond department, which employed 20 professionals in providing research, trading and institutional sales of tax-exempt fixed-income securities.

Affiliates and Subsidiaries

FBW owns 49% of Marshfield Associates, an asset management firm based in Washington, DC, and 28.8% of TCA TrustCorp America, a District of Columbia chartered trust company. FBW has five wholly-owned subsidiaries: FBW Insurance Agency, Inc., FBW Leasecorp, Inc., ALCO Investments Inc., Arthurs Lestrange & Company, Inc., and Arthurs Lestrange Investment Advisory, Inc.

Employees

FBW employs more than 850 people. FBW is not a party to any collective bargaining agreement.

Competition

FBW competes with other securities firms, some of which offer a broader range of brokerage services, have substantially greater resources, and may have greater operating efficiencies. The securities industry is dominated by several large Wall Street and foreign firms. FBW also competes with regional broker-dealers and in some cases with small boutique firms. In addition, FBW competes with alternative trading systems via the internet and other media through which securities and futures transactions are effected. Competition is principally based on price, quality of service, reputation and financial resources. In addition, FBW faces increasing competition from other financial institutions, such as insurance companies, commercial banks, online service providers, mutual fund sponsors and other companies offering financial services. Over the past several years there have been numerous acquisitions of securities firms by large financial institutions. Recent consolidation in the financial services industry may lead to increased competition from larger, more diversified organizations. Some of these firms generally charge lower commission rates to their customers without offering services such as portfolio valuation, investment recommendations, and research.

In addition, there is competition in the industries in which FBW operates to recruit and retain the services of qualified employees. Because of the importance of employee performance in FBW’s businesses, FBW’s ability to compete effectively is dependent upon attracting, retaining and motivating qualified individuals, which in turn depends on a number of factors, including geographical location, work environment, culture and compensation.

Regulation

The securities industry in the U.S. is subject to extensive regulation under federal and state laws. The SEC is the federal agency charged with the administration of U.S. federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, or SROs, principally FINRA, the Municipal Securities Rulemaking Board and national securities exchanges such as the NYSE. SROs adopt rules (which are subject to approval by the SEC) that govern the industry and conduct periodic examinations of member broker-dealers. Securities firms are also subject to regulation by state securities commissions in the states in which they are registered.

As a result of federal and state registration and SRO memberships, broker-dealers are subject to overlapping schemes of regulation, which cover all aspects of their securities businesses. Such regulations cover matters including capital requirements; uses and safekeeping of clients’ funds; conduct of directors, officers, and employees; recordkeeping and reporting requirements; supervisory and organizational procedures intended to assure compliance with securities laws and to prevent improper trading on material nonpublic information; employee-related matters, including qualification and licensing of supervisory and sales personnel; limitations on extensions of credit in securities transactions; clearance and settlement procedures; requirements for the registration, underwriting, sale, and distribution of securities; and rules of the SROs designed to promote high standards of commercial honor and just and equitable principles of trade. A particular focus of the applicable regulations concerns the relationship between broker-dealers and their customers. As a result, many aspects of the broker-dealer customer relationship are subject to regulation, including, in some instances, “suitability” determinations as to certain customer transactions, limitations on the amounts that may be charged to customers, timing of proprietary trading in relation to customers’ trades, and disclosures to customers.

Additional legislation, changes in rules promulgated by the SEC and by SROs, and changes in the interpretation or enforcement of existing laws and rules often directly affect the method of operation and profitability of broker-dealers. The SEC and the SROs conduct regular examinations of FBW and also initiate targeted and other specific inquiries from time to time, which generally include the investigation of issues involving substantial portions of the securities industry. The SEC and the SROs may determine to take no formal action in certain matters. The SEC and the SROs may conduct administrative proceedings, which can result in censures, fines, suspension, or expulsion of a broker-dealer, its officers, or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets rather than the protection of creditors and stockholders of broker-dealers.

FBW is required by federal law to belong to the Securities Investors Protection Corporation, or the SIPC. When the SIPC fund falls below a certain amount, members are required to pay annual assessments of up to 1% of adjusted gross revenues.

As a broker-dealer, FBW is subject to the Uniform Net Capital Rule (Rule 15c3-1) promulgated by the SEC. FBW is also subject to the rules of FINRA, whose requirements are substantially the same as Rule 15c3-1. Rule 15c3-1 requires that a broker-dealer doing business with the public shall not permit its aggregate indebtedness to exceed 15 times its net capital or, alternatively, that its net capital shall not be less than 2% of aggregate debit balances (primarily receivables from customers and broker-dealers) computed in accordance with the SEC’s Customer Protection Rule (Rule 15c3-3). FINRA may require a member firm to reduce its business if its net capital is less than 4% of aggregate debt balances and may prohibit a member firm from expanding its business and declaring cash dividends if its net capital is less than 5% of aggregate debt balances. The Uniform Net Capital Rule is designed to measure the general financial integrity and liquidity of a broker-dealer and the minimum net capital deemed necessary to meet the broker-dealer’s continuing commitments to its customers and other broker-dealers. Both methods allow broker-dealers to increase their commitments to customers only to the extent their net capital is deemed adequate to support an increase. FBW had net capital of approximately $53.68 million at January 31, 2008, which was approximately $50.85 million in excess of required net capital.

Properties

FBW’s corporate and executive offices are located at 100 Light Street, Baltimore, Maryland 21202. Corporate Operations and Accounting are located in Silver Spring, Maryland. FBW’s primary data center is located in Hunt Valley, Maryland, with a backup facility in White Marsh, Maryland. As of January 31, 2008, FBW operated 57 locations throughout the U.S. FBW has branch offices in Delaware, Maryland, Michigan, North Carolina, Ohio, Pennsylvania, Virginia, Washington, DC, and West Virginia.

Other than the facility located at 1405 McFarland Road, Pittsburgh, Pennsylvania, which FBW owns, all of FBW’s facilities are leased. The leases are for varying terms through 2017.

Legal Proceedings

From time to time, FBW is named as a defendant in various judicial, regulatory and arbitration proceedings in the ordinary course of business. These claims are ordinarily subject to arbitration proceedings, as specified in the agreements customers enter into when they transact with or through us. Additionally, legal proceedings may be brought from time to time in the future. Although there can be no assurance as to the ultimate outcome of a particular matter, except as noted in the following paragraphs, FBW has generally denied, or believes that FBW has meritorious defenses and will deny, liability in all significant actions pending against it and FBW intends to defend such actions vigorously. In view of the inherent difficulty of predicting the outcome of legal proceedings, particularly where the plaintiffs seek substantial or indeterminate damages or where novel legal theories or a large number of parties are involved, FBW cannot state what the eventual outcome of currently pending matters will be, what the timing of the ultimate resolution of these matters will be or what the eventual result in each pending matter will be. Subject to the foregoing caveat and except as noted in the following paragraphs, FBW believes, based upon its current knowledge and giving effect to reserves accrued as of February 29, 2008, after appropriate consultation with legal counsel, that pending judicial, regulatory and arbitration proceedings will be resolved with no material adverse effect on our financial condition, although FBW can provide no assurance that such actions will not be material to our operating results and cash flows, depending in part upon operating results and cash flows for a particular period or the adequacy of reserves. A reserve has been made as of February 29, 2008 for all legal contingencies that are both probable and reasonably estimable.

FBW is cooperating in ongoing regulatory investigations by the SEC and the U.S. Department of Justice. The investigations are focused on the trading and other activities of an institutional client of FBW and a former investment executive of FBW who handled the account relationship, as well as the adequacy of FBW’s supervision and reporting of these activities. It is reasonably probable that the SEC could assert claims against FBW arising out of this investigation. If so, FBW estimates that it is reasonably possible that related civil monetary penalties could amount to $1.2 million or more, plus legal and other defense costs, which FBW estimates could amount to $200,000 to $400,000. FBW has entered into settlement negotiations with the SEC seeking to resolve this investigation, and has accrued what FBW believes to be a sufficient reserve relating to this matter consistent with those discussions. In addition, it is reasonably possible that the SEC could assert claims against one or more current or former FBW employees arising out of this investigation. In this event, FBW would be obligated under its bylaws to indemnify each employee for legal and other costs incurred to defend. Although it is difficult to estimate what these costs might be, the amounts could range from $100,000 to $250,000 per respondent. If such claims are not resolved through settlement, costs of defense could be materially greater. As of February 29, 2008, management of FBW believes that appropriate reserves have been made and does not expect the ultimate outcome of the investigations to have a further material adverse effect on FBW’s consolidated financial position, results of operations or cash flows.

FBW was a party to a civil litigation case in which the court appointed a receiver for assets of the fund that is the subject of the SEC and U.S. Department of Justice investigations referenced above. We refer to this proceeding as the receivership case. FBW was also a defendant in two related civil litigation cases asserted by persons who alleged that they invested money in that fund, which we refer to as the investor cases. FBW entered into a settlement agreement in the receivership case, under which FBW agreed, without admitting any fault or liability, to pay approximately $7.2 million and forgive approximately $9.5 million in margin debt. The settlement, which was approved by the court on April 18, 2008, resulted in dismissal of all claims or potential claims against FBW in the receivership case and in the investor cases. As of February 29, 2008, management of FBW believes that appropriate reserves have been made and neither the receivership case nor the investor cases is anticipated to have a further material adverse effect on FBW’s consolidated financial position, results of operations or cash flows.

Pursuant to the merger agreement, the merger consideration payable to FBW securityholders is subject to claims for indemnification by RBC for, among other things, losses arising out of various litigation in which FBW is a defendant, including the litigation described in the preceding paragraphs. Please see “The Merger Agreement — Indemnification.”

DIRECTORS AND EXECUTIVE OFFICERS OF RBC

RBC’s Board of Directors and Executive Officers

Biographical and other information concerning RBC’s board of directors and executive officers is included in RBC’s management proxy circular for its 2008 annual meeting of common shareholders, which is incorporated by reference into this document. See the section entitled “Where You Can Find More Information.” The completion of the merger will not affect the composition of RBC’s board of directors or executive management.

Indebtedness of Directors and Executive Officers

Indebtedness of directors and executive officers other than under securities purchase programs

As at January 4, 2008, there was no outstanding indebtedness (other than routine indebtedness(1)) to RBC or its subsidiaries of current directors and executive officers.

Note: Executive officers are executive officers of Royal Bank of Canada as defined under National Instrument 51-102 Continuous Disclosure Obligations (Canada).

Indebtedness of directors and executive officers under securities purchase programs

As at January 4, 2008, there was no outstanding indebtedness (other than routine indebtedness(1)) to RBC or its subsidiaries of current directors and executive officers made in connection with the purchase of securities of RBC or its subsidiaries.

(1)	For the definition of “routine indebtedness” see page 36 of RBC’s management proxy circular dated January 4, 2008, which is found in Exhibit 99.1 to RBC’s Form 6-K furnished to the SEC on February 1, 2008 and which is incorporated by reference into this proxy statement/prospectus.

EXPERTS

The financial statements incorporated by reference in this prospectus from RBC’s Annual Report on Form 40-F for the financial year ended October 31, 2007, and the effectiveness of RBC’s internal control over financial reporting have been audited by Deloitte & Touche LLP, Independent Registered Chartered Accountants, as stated in their reports, which are incorporated herein by reference (which reports (1) expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to our consideration of internal control over financial reporting and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada — United States of America Reporting Difference referring to changes in accounting principles that have a material effect on the comparability of the financial statements and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF RBC COMMON SHARES

RBC is being advised by Faegre & Benson LLP, Minneapolis, Minnesota, regarding certain U.S. legal matters. The validity of the RBC common shares issued pursuant to the merger agreement will be passed upon on behalf of RBC by Ogilvy Renault LLP, Toronto, Ontario, Canadian counsel to RBC.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS AGAINST RBC,
ITS MANAGEMENT AND OTHERS

RBC is a Canadian chartered bank. Many of RBC’s directors and executive officers, including many of the persons who signed the registration statement on Form F-4, of which this document is a part, and some of the experts named in this document, are resident outside the U.S., and a substantial portion of RBC’s assets and all or a substantial portion of the assets of such persons are located outside the U.S. As a result, it may be difficult for you to effect service of process within the U.S. upon such persons to enforce against them judgments of the courts of the U.S. predicated upon, among other things, the civil liability provisions of U.S. federal securities laws. In addition, it may be difficult for you to enforce, in original actions brought in courts in jurisdictions located outside the U.S., among other things, civil liabilities predicated upon such securities laws.

RBC has been advised by its Canadian counsel, Ogilvy Renault LLP, that a judgment of a U.S. court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. RBC has also been advised by such counsel, however, that there is substantial doubt whether an original action could be brought successfully in Canada predicated solely upon such civil liabilities.

WHERE YOU CAN FIND MORE INFORMATION

RBC has filed a registration statement on Form F-4 with the SEC under the Securities Act that registers the distribution to FBW securityholders of the RBC common shares as a result of the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about RBC and FBW and the common shares or stock of these companies. The rules and regulations of the SEC allow RBC to omit some information included in the registration statement from this proxy statement/prospectus.

RBC is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from some of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

RBC files or furnishes annual reports, current reports and other information with the SEC under the Exchange Act. You may read and copy any nonconfidential information filed with or furnished to the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports and other information about issuers, such as RBC, that file electronically with the SEC. The address of the website is http://www.sec.gov. The reports and other information that RBC files with or furnishes to the SEC are also available at RBC’s website. The address of RBC’s website is http://www.rbc.com. Except for the documents specifically incorporated by reference into this proxy statement/prospectus, information contained on RBC’s website or that can be accessed through RBC’s website is not incorporated by reference into this proxy statement/prospectus.

RBC files reports, statements and other information with the Canadian provincial securities regulatory authorities, which are available at various of the Canadian provincial securities regulatory authorities’ public reference rooms. RBC filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the SEC’s EDGAR system, at http://www.sedar.com.

The SEC allows RBC to “incorporate by reference” information into this document. This means that RBC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that RBC has previously filed with or furnished to the SEC. The documents listed below contain important information about RBC and its financial condition.

RBC Filings with the SEC (File No. 001-13928)	Period and/or Date Filed or Date Furnished

Annual Report on Form 40-F	Year ended October 31, 2007
Reports on Form 6-K	Exhibits 99.2 and 99.3 to Form 6-K furnished for quarter ended January 31, 2008
Exhibit 99.1 to Form 6-K furnished on February 1, 2008
Form 6-K furnished on April 11, 2008
Form 6-K furnished on May 14, 2008

RBC incorporates by reference additional documents that RBC may file with or furnish to the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the special meeting of FBW stockholders. These documents include periodic reports, such as Annual Reports on Form 40-F filed by RBC, and Current Reports furnished by RBC on Form 6-K if and to the extent such Current Reports on Form 6-K provide that they will be so incorporated by reference.

RBC and FBW also incorporate by reference the merger agreement attached to this document as Appendix A.

RBC has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to RBC and FBW has supplied all such information relating to FBW.

Documents incorporated by reference are available from RBC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from RBC at the following address and telephone number:

Royal Bank of Canada
Investor Relations Department
200 Bay Street
14th Floor, South Tower
Toronto, Ontario
Canada M5J 2J5
Telephone: (416) 955-7802

If you would like to request documents, please do so by June 13, 2008 to receive them before the special meeting of FBW stockholders. If you request any incorporated documents from us, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Appendix A

AGREEMENT AND PLAN OF MERGER

dated as of February 14, 2008

by and among

ROYAL BANK OF CANADA,

STEAMER ACQUISITION CORP.,

and

FERRIS, BAKER WATTS, INCORPORATED

AGREEMENT AND PLAN OF MERGER, dated as of February 14, 2008 (this “Agreement”), by and among Royal Bank of Canada, a Canadian chartered bank (“Parent”), Steamer Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Ferris, Baker Watts, Incorporated, a Delaware corporation (the “Company”), and Adrian G. Teel, solely in his capacity as the Shareholders’ Representative (the “Shareholders’ Representative”).

RECITALS

A. The boards of directors of Parent, Merger Sub, and the Company deem it advisable and in the best interests of each entity and its respective shareholders that Parent acquire the Company.

B. The acquisition of the Company will be effected by the terms of this Agreement through a transaction in which Merger Sub merges with and into the Company (the “Merger”) and the Shareholders (as defined below) will be entitled to receive Parent Shares (as defined below) in exchange for their Shares (as defined below), and the Company will be converted or merged into a limited liability company, the interests or assets of which will be transferred to a United States corporate subsidiary or subsidiaries controlled by Parent as “controlled” is defined in Section 368(a)(2)(C) of the Code (as defined below).

C. Concurrently with the execution and delivery of this Agreement, Parent has entered into a voting agreement with George Ferris, Roger Calvert, Adrian Teel, Steven Shea, Craig Hartman, Patrick Vaughan, Dana Gloor and Kevin Rast in the form attached hereto as Exhibit A (the “Voting Agreement”) pursuant to which such Shareholders have agreed to vote all shares of capital stock of the Company owned of record by them to approve the adoption of this Agreement.

D. For U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Code, and this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE 1

Certain Definitions; Interpretation

Section 1.01  Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Adjustment Shortfall” has the meaning assigned in Section 2.09(f).

“Adverse Voting Action” means any act or failure to act by the ESOP Trustee in the exercise of its fiduciary duties or otherwise which results in (i) the failure to pass through voting to ESOP participants entitled to pass through voting in respect of approval of the Merger at the Company Shareholders Meeting; (ii) the failure to follow the direction of ESOP participants to vote Shares to approve the Merger; (iii) a refusal by the ESOP Trustee, in person or by proxy, to attend and to vote at the Company Shareholders Meeting; or (iv) any communication to ESOP participants or publicly that expressly or impliedly indicates consummation of the Merger is inadvisable.

“Advisory Agreement” means any investment advisory agreement entered into by the Company or any of its Subsidiaries for the purpose of providing investment advisory or management services to a Client.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Share Consideration” has the meaning assigned in Section 2.06(a).

“Agreement” has the meaning assigned in the preamble to this Agreement.

“Agreement Date Share Price” has the meaning assigned in Section 2.06(a).

“Alternative Proposal” has the meaning assigned in Section 5.11(a).

“Alternative Transaction” has the meaning assigned in Section 5.11(b).

“Applicable Law” means, with respect to any person, all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority, or any rules or regulations of any Self-Regulatory Organization, that are applicable to and binding on such person.

“Audited Financial Statements” has the meaning assigned in Section 3.07(a).

“Benefit Plans” has the meaning assigned in Section 3.15(b).

“Brokerage Agreement” means any brokerage agreement entered into by the Company or any of its Subsidiaries for the purpose of providing brokerage services to a Client.

“Business Day” means any day that is not a Saturday, Sunday or a day on which broker-dealers in any of the State of Minnesota, the State of Maryland or the State of New York are permitted or required by Applicable Law to close.

“Change of Recommendation” has the meaning assigned in Section 5.11(e).

“Claim Deductible” has the meaning assigned in Section 7.01(c).

“Claiming Party” has the meaning assigned in Section 7.02.

“Client” means any person to which the Company or any of its Subsidiaries provides any product or service.

“Closing” and “Closing Date” have the meanings assigned in Section 2.02.

“Closing Adjustment Amount” has the meaning assigned in Section 2.09(e).

“Closing Adjustment Documents” has the meaning assigned in Section 2.09(b).

“Closing Balance Sheet” has the meaning assigned in Section 2.09(b).

“Closing Date Share Price” has the meaning assigned in Section 2.06(a).

“Closing FC Amount” has the meaning assigned in Section 2.09(b).

“Closing Net Equity” has the meaning assigned in Section 2.09(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986.

“Code” means the Internal Revenue Code of 1986.

“Collar-Adjusted Closing Date Share Price” has the meaning assigned in Section 2.06(a).

“Common Stock” means the common stock, par value $0.10 per share, of the Company.

“Company” has the meaning assigned in the preamble to this Agreement.

“Company Assets” has the meaning assigned in Section 3.09(a).

“Company Board” means the board of directors of the Company.

“Company Disclosure Schedule” has the meaning assigned in the preamble to Article 3.

“Company Property” and “Company Properties” have the meanings assigned in Section 3.19(a).

“Company Related Person” has the meaning assigned in Section 3.21(i).

“Company Right” and “Company Rights” have the meanings assigned in Section 2.08.

“Company Shareholders Meeting” has the meaning assigned in Section 5.10.

“Company Transaction Expenses” means Transaction Expenses of the Company but, for the avoidance of doubt, does not include any expenses relating to the resolution of any disputes pursuant to Section 2.09(d).

“Confidentiality Agreement” means the letter agreement, dated as of November 16, 2007, entered into by RBC Dain Rauscher Inc. and the Company.

“Consideration Recipients” means, interchangeably and collectively as the context requires, the Shareholders and the holders of Company Rights.

“Constitutive Documents” means, with respect to any entity, such entity’s articles or certificate of incorporation or formation, by-laws, limited liability company agreement, partnership agreement, or other constitutive documents.

“Contract” means, with respect to any person, any legally binding agreement, indenture, undertaking, debt instrument, contract, lease, understanding, arrangement, or commitment to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject, whether or not in writing, and whether express or implied.

“Copyrights” means any published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Costs” has the meaning assigned in Section 5.14(a).

“Deductible” has the meaning assigned in Section 7.01(c).

“DGCL” means the Delaware General Corporation Law.

“Disagreement” has the meaning assigned in Section 2.09(c).

“Disclosure Schedules” mean the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Dissenting Shares” has the meaning assigned in Section 2.11.

“Effective Time” has the meaning assigned in Section 2.01.

“Employees” has the meaning assigned in Section 3.15(b).

“Employee Timing” has the meaning assigned in Section 3.11(c).

“Enforcement Limitations” means any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws relating to the enforcement of creditors’ rights generally and general principles of equity.

“Environmental Laws” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection of the environment, health or safety or natural resources; or (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has, with respect to any person, the meaning assigned in Section 3.15(d).

“ERISA Plans” has the meaning assigned in Section 3.15(c).

“Escrow Agent” has the meaning assigned in Section 2.12.

“Escrow Agreement” means an escrow agreement, substantially in the form attached hereto as Exhibit B, by and among Parent, the Shareholders’ Representative and the Escrow Agent.

“Escrow Amount” has the meaning assigned in Section 2.06(a).

“Escrow Shares” has the meaning assigned in Section 2.06(a).

“ESOP” means the portion of the Company’s 401(k) Employee Stock Ownership Plan and related trust that is intended to be an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code.

“ESOP Contribution” has the meaning assigned in Section 5.01(b).

“ESOP Financial Advisor” means an independent appraiser meeting the requirements of Section 401(a)(28)(C) of the Code that is engaged by the ESOP Trustee on behalf of the ESOP in connection with the transactions contemplated by this Agreement.

“ESOP Trustee” has the meaning assigned in Section 3.15(i).

“Estimated Adjustment Amount” has the meaning assigned in Section 2.09(e).

“Estimated Closing Balance Sheet” has the meaning assigned in Section 2.09(a).

“Estimated Closing Net Equity” has the meaning assigned in Section 2.09(a).

“Estimated FC Amount” has the meaning assigned in Section 2.09(a).

“Exchange Account” has the meaning assigned in Section 2.10(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning assigned in Section 2.10(a).

“FC Amount” has the meaning assigned in Section 2.06(a).

“Financial Consultant” means a registered representative who is employed by the Company prior to the Closing, as set forth on Schedule 3.23 (as of the date hereof and as of the Closing Date).

“Financial Statements” has the meaning assigned in Section 3.07(a).

“FINRA” means the Financial Industry Regulatory Authority (or its predecessor entities, NASD, Inc. or the NYSE, as applicable).

“Form F-4” has the meaning assigned in Section 3.05.

“Fully Diluted Gross Per Share Amount” has the meaning assigned in Section 2.06(a).

“Fully Diluted Per Share Escrow Amount” has the meaning assigned in Section 2.06(a).

“Fully Diluted Per Share Expense Amount” has the meaning assigned in Section 2.06(a).

“Fully Diluted Per Share Holdback Amount” has the meaning assigned in Section 2.06(a).

“Fully Diluted Shares” has the meaning assigned in Section 2.06(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, unless a reference to “GAAP” herein specifically refers to a jurisdiction other than the United States.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality, domestic or foreign.

“Hazardous Substance” means any hazardous or toxic substance, material or waste, including those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table, 49 CFR § 172.101, or by the United States Environmental Protection Agency as hazardous substances under 40 CFR Part 302, petroleum products or other such substances, materials and wastes that are or become regulated under any Applicable Law, including petroleum compounds, lead, asbestos and polychlorinated biphenyls.

“Holdback Shares” has the meaning assigned in Section 2.06(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Indemnified Parties” has the meaning assigned in Section 5.14(a).

“Indemnifying Party” has the meaning assigned in Section 7.02.

“Initial Merger Consideration” has the meaning assigned in Section 2.06(a).

“Intellectual Property” means all foreign and domestic rights in, to and concerning Trademarks, Patents, Trade Secrets, Copyrights and Other Proprietary Rights.

“Intellectual Property Contracts” means all Contracts of the following types to which the Company or its Subsidiaries are a party: (a) Contracts granting the Company or any of its Subsidiaries rights to use the Licensed Intellectual Property, (b) nonassertion Contracts, (c) settlement Contracts concerning Intellectual Property, (d) Contracts by which the Company or any of its Subsidiaries grants to another person rights to use any Registered or material Intellectual Property of the Company, (e) confidentiality Contracts concerning Registered or material Intellectual Property of the Company (but excluding those such Contracts executed by Employees in the ordinary course of the Company’s business), (f) Trademark coexistence Contracts, and (g) Trademark consent Contracts; provided, however, that the term “Intellectual Property Contracts” will not include any generally available “shrinkwrap” or “clickwrap” computer software licenses, provided that such licenses have not been modified or customized by the Company or any of its Subsidiaries.

“Interim Financial Statements” has the meaning assigned in Section 3.07(a).

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge” means, when used (a) with respect to the Company, the knowledge, after due investigation, of George Ferris, Roger Calvert, Adrian Teel, Steven Shea, Craig Hartman, Patrick Vaughan, Dana Gloor, Bill Coquelin, Kevin Rast, Patricia Rutherford or Randi Barclay and, (b) with respect to Marshfield, in addition to the individuals set forth in clause (a) above, Robert Linn; and (c) with respect to TrustCorp, in addition to the individuals set forth in clause (a) above, Christopher Detmer, Judith Ramey and Steven Ross.

“Late Trading” has the meaning assigned in Section 3.11(c).

“Letter of Transmittal” has the meaning assigned in Section 2.10(b).

“Licensed Intellectual Property” means Intellectual Property that the Company and its Subsidiaries are licensed or otherwise permitted by other persons to use.

“Lien” means a charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any nature whatsoever.

“Litigation” has the meaning assigned in Section 3.10(a).

“Losses” has the meaning assigned in Section 7.01(a).

“Market Timing” has the meaning assigned in Section 3.11(c).

“Marshfield” means Marshfield Associates, a partnership organized under the laws of the District of Columbia.

“Marshfield Financial Statements” has the meaning assigned in Section 3.07(b).

“Material Adverse Effect” means, with respect to Parent or the Company, respectively, an effect, or the existence of a state of facts or events that, when considered on either a long-term or short-term basis, has had or would reasonably be expected to have an effect that, individually or in the aggregate, (a) is both material and adverse with respect to the condition (financial and other), financial position, results of operations, assets, properties, or business of the Company and its Subsidiaries or Parent and its Subsidiaries, respectively, in each case taken as a whole, other than the effects of changes (except, in the cases of clauses (i), (ii) and (iii) to the extent that the effect of such change disproportionately affects Parent or the Company, respectively, as compared to similar institutions generally) (i) in the economy of the United States or Canada of general scope, (ii) in Applicable Law, (iii) in Canadian or U.S. GAAP, or (iv) arising from or relating to the announcement of the execution of this Agreement or the consummation of the Merger, or (b) would materially impair the ability of Parent or the Company, respectively, to perform timely its obligations under this Agreement or otherwise to consummate the transactions contemplated by this Agreement.

“Material Contract” has the meaning assigned in Section 3.08(b).

“Merger” has the meaning assigned in the recitals to this Agreement.

“Merger Sub” has the meaning assigned in the preamble to this Agreement.

“Net Equity” means (a) the book value of the consolidated assets of the Company, its Subsidiaries, and The Ferris, Baker Watts Foundation, Inc. as reflected on the Estimated Closing Balance Sheet or the Closing Balance Sheet, as applicable, less (b) the consolidated liabilities of the Company, its Subsidiaries, and The Ferris, Baker Watts Foundation, Inc. as reflected on the Estimated Closing Balance Sheet or the Closing Balance Sheet, as applicable, in each case determined in accordance with Section 2.09(b) hereof.

“Notice of Disagreement” has the meaning assigned in Section 2.09(c).

“Notice Period” has the meaning assigned in Section 5.11(e).

“NYSE” means the New York Stock Exchange, Inc.

“Option Cancellation Agreement” has the meaning assigned in Section 5.17.

“Order” has the meaning assigned in Section 6.01(d).

“Other Proprietary Rights” means all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any intellectual property, including rights to recover for past, present and future violations thereof.

“Owned Property” has the meaning assigned in Section 3.19(a).

“Parent” has the meaning assigned in the preamble to this Agreement.

“Parent Capitalization Date” has the meaning assigned in Section 4.04(a).

“Parent Disclosure Schedule” has the meaning assigned in the preamble to Article 4.

“Parent Party” has the meaning assigned in Section 7.01(a).

“Parent SEC Reports” has the meaning assigned in Section 4.05.

“Parent Shares” means the common shares, without nominal or par value, of Parent.

“Patents” means any inventions and discoveries, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues.

“Pension Plan” has, with respect to any person, the meaning assigned in Section 3.15(c).

“Per Right Consideration” has the meaning assigned in Section 2.06(a).

“Per Share Adjustment Amount” has the meaning assigned in Section 2.06(a).

“Per Share Consideration” has the meaning assigned in Section 2.06(a).

“Per Share Escrow Release Amount” has the meaning assigned in Section 2.06(a).

“Permitted Liens” has the meaning assigned in Section 3.09(a).

“person” means any individual, bank, savings association, credit union, corporation, limited liability company, partnership, association, joint-stock company, business trust, unincorporated organization, Governmental Authority, or Self-Regulatory Organization.

“Plaintiff Litigation” has the meaning assigned in Section 7.03(b).

“Plaintiff Litigation Amount” has the meaning assigned in Section 7.03(b).

“Plan” has the meaning assigned in Section 5.07(f).

“Pre-Existing Litigation” has the meaning assigned in Section 7.01(a).

“Previously Disclosed” means any information set forth in the Company Disclosure Schedule or in the Parent Disclosure Schedule, whether in response to an express informational requirement or as an exception to one or more applicable representations or warranties or one or more covenants, in each case that is contained (or specifically incorporated by reference) in a correspondingly enumerated portion of such Disclosure Schedule.

“Proxy Statement” means a proxy statement relating to the Company Shareholders Meeting to be held in connection with this Agreement and the transactions contemplated hereby.

“Real Property Lease” has the meaning assigned in Section 3.19(a).

“Recipient Party” has the meaning assigned in Section 7.01(b).

“Registered” means issued, registered, renewed or the subject of a pending application with any Governmental Authority or Self-Regulatory Organization.

“Representatives” means, with respect to any person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such person and, with respect to the Company, except as provided in Section 5.11(g), the ESOP Trustee.

“Reports” has the meaning assigned in Section 3.06.

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock or equity appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of shares of capital stock of such person or any of such person’s Subsidiaries.

“Rights Share Count” has the meaning assigned in Section 2.06(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Scheduled Intellectual Property” has the meaning assigned in Section 3.20(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act, the Sarbanes-Oxley Act, and any state securities and “blue sky” laws.

“Self-Regulatory Organization” means FINRA and any other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of broker-dealers or investment advisers, or to the jurisdiction of which Parent or the Company, any of their respective Subsidiaries, Marshfield, or TrustCorp, as applicable, is otherwise subject.

“Shareholders” means the holders of Shares.

“Shareholders’ Representative” has the meaning assigned in the preamble to this Agreement.

“Shareholders’ Representative Expense Escrow Amount” has the meaning assigned in Section 2.06(a).

“Shareholders’ Representative Expense Escrow Shares” has the meaning assigned in Section 2.06(a).

“Shares” means all of the issued and outstanding shares of Common Stock, and “Share” means an issued and outstanding share of Common Stock.

“State Takeover Law” means any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation of any Governmental Authority that would impose any procedural, voting, approval, fairness or other restriction on the timely consummation of the transactions contemplated by this Agreement or restrict, impair or delay the ability of Parent to engage in any transaction with the Company or to vote or otherwise exercise all rights as a shareholder of the Company, whether before or after the Effective Time of the Merger.

“Subsidiary” of a person means an entity in which 20% or more of the voting stock (or of any general partnership or other voting equity interest in the case of a person that is not a corporation) is beneficially owned by the person directly or indirectly through one or more other persons; provided, however, that the term “Subsidiary” does not include Marshfield or TrustCorp.

“Superior Proposal” has the meaning assigned in Section 5.11(e).

“Surviving Corporation” has the meaning assigned in Section 2.03(a).

“Surviving Corporation Share” has the meaning assigned in Section 2.07(b).

“Target Closing Net Equity” has the meaning assigned in Section 2.06(a).

“Tax Returns” means, collectively, all returns, declarations, reports, estimates, information returns and statements required to be filed with any Governmental Authority under federal, state, local or any foreign Tax laws and any returns, forms or other documents required to be retained by the Company in compliance with applicable Tax reporting and withholding laws.

“Taxes” means all taxes, charges, fees, levies or other assessments, however denominated and whether imposed by a taxing authority within or without the United States, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to Tax or additional amounts imposed by any taxing authority whether arising before, on or after the Closing Date.

“Termination Fee” has the meaning assigned in Section 8.03(b).

“Third-Party Claim” has the meaning assigned in Section 7.02.

“Trade Secrets” means any confidential and proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, in each case that meets the requirements for protection as a trade secret under the Uniform Trade Secrets Act.

“Trademark” means any trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same.

“Transaction Expenses” means all out-of-pocket legal, accounting, investment banking, ESOP Trustee fees and expenses, ESOP Financial Advisor fees and expenses, and brokers’ and finder’s fees payable to third parties incurred by either party in connection with this Agreement and the transactions contemplated hereby, including the Merger.

“TrustCorp” means TCA TrustCorp America, a trust company organized under the laws of the District of Columbia.

“TrustCorp Financial Statements” has the meaning assigned in Section 3.07(c).

“Voting Agreement” has the meaning assigned in the recitals to this Agreement.

Section 1.02  General Rules of Interpretation.  When a reference is made in this Agreement to Recitals, Sections, Exhibits or Schedules, such reference will be to a Recital or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed followed by the words “without limitation.” References herein to “transactions contemplated by this Agreement” will be deemed to include a reference to the transactions contemplated by or provided for in any documents or agreements entered into in connection herewith. No rule of construction against the draftsperson will be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement requires a party to take an action, such requirement will be deemed an undertaking by such party to cause it and its Subsidiaries, and to use its reasonable best efforts to cause its other Affiliates, to take appropriate action in connection therewith. All references to “$” or “dollars” mean the lawful currency of the United States of America, and all references to “C$” means the lawful currency of Canada. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section.

ARTICLE 2

Merger; Conversion Of Securities

Section 2.01  Effective Time of the Merger.  Subject to the terms of this Agreement, on the Closing Date the parties will cause the filing of a certificate of merger with the office of the Delaware Secretary of State, as provided in Section 251 of the DGCL. The Merger will become effective at the time at which the certificate of merger is filed with the Delaware Secretary of State or at such later time or date as the parties agree will be provided in the certificate of merger (the “Effective Time”).

Section 2.02  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Central Time, on a date to be specified by the parties, which will be no later than the third Business Day after satisfaction or waiver (to the extent waivable under Article 6) of all conditions to the consummation of the Merger set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Faegre & Benson LLP, Minneapolis, Minnesota, unless another time, date, or place is agreed to by the parties. The date on which the Closing occurs is referred to as the “Closing Date.” All actions taken at the Closing will be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

Section 2.03  Effects of the Merger.

(a) At the Effective Time, in accordance with this Agreement and the DGCL, (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will cease, and (iii) the Company will be the surviving corporation and will continue to be governed by the DGCL (the Company in its capacity as the surviving corporation in the Merger is referred to as the “Surviving Corporation”).

(b) The Merger will have the other effects set forth in Sections 259 and 261 of the DGCL.

Section 2.04  Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of Merger Sub, as in effect immediately before the Effective Time, will be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

(b) The bylaws of Merger Sub, as in effect immediately before the Effective Time, will be the bylaws of the Surviving Corporation until duly amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation, and the DGCL.

Section 2.05  Directors and Officers.  As of the Effective Time, the directors of Merger Sub immediately before the Effective Time will be the directors of the Surviving Corporation, and the officers of Merger Sub immediately before the Effective Time will be the officers of the Surviving Corporation.

Section 2.06  Initial Merger Consideration; Certain Definitions.

(a) The following terms are used in this Agreement with the meanings set forth below:

(i) “Aggregate Share Consideration” means a number of Parent Shares equal to the quotient (rounded to the nearest whole share) obtained by dividing (A) the sum of (1) the Initial Merger Consideration plus (2) the sum of the aggregate exercise prices of all Company Rights outstanding immediately prior to the Effective Time, by (B) the Collar-Adjusted Closing Date Share Price.

(ii) “Agreement Date Share Price” means $50.7347, which is equal to the volume-weighted average trading price of a Parent Share on the NYSE as reported by Bloomberg LP for the five consecutive trading days ending on the last Business Day preceding the date hereof.

(iii) “Closing Date Share Price” means the volume-weighted average trading price of a Parent Share on the NYSE as reported by Bloomberg LP for the five consecutive trading days ending on the last Business Day preceding the Closing Date.

(iv) “Collar-Adjusted Closing Date Share Price” means the Closing Date Share Price; provided that:

(1) if the Closing Date Share Price is less than or equal to $45.6612, which amount is equal to the product of the Agreement Date Share Price multiplied by 0.90, then the Collar-Adjusted Closing Date Share Price will be equal to $45.6612; or

(2) if the Closing Date Share Price is greater than or equal to $55.8082, which amount is equal to 1.10 multiplied by the Agreement Date Share Price, then the Collar-Adjusted Closing Date Share Price will be equal to $55.8082.

(v) “Escrow Amount” means $17.5 million.

(vi) “Escrow Shares” means a number of Parent Shares equal to the quotient (rounded to the nearest whole share) of (A) the Escrow Amount divided by (B) the Collar-Adjusted Closing Date Share Price.

(vii) “FC Amount” means an amount, which cannot be less than zero, equal to the product of:

(1) 1.5 multiplied by:

(2) the total of:

(A) the aggregate gross annual production for the 12-month period ended December 31, 2007 of any Financial Consultants who were employed by the Company as of December 31, 2007, as Previously Disclosed by the Company, but who (x) are no longer employed by the Company as of the Closing Date or (y) have given the Company written notice prior to the Closing Date that they intend to terminate their employment with the Company and do, in fact, terminate their employment with the Surviving Corporation as of a date that is within 15 days after the Closing Date;

(B) less 75% of the aggregate gross annual production for the year ended December 31, 2007 (at their respective prior firms) of all Financial Consultants (x) hired by the Company between January 1, 2008 and the Closing Date (with Parent’s consent under Section 5.01 for hires made after the date hereof) into an existing Company branch office and (y) who had gross annual production of at least $350,000 for the year ended December 31, 2007 at each such person’s prior firm, as (i) established to Parent’s reasonable satisfaction, with respect to Financial Consultants hired after the date hereof, and (ii) set forth on Schedule 3.23 as of the date hereof, with respect to all other Financial Consultants, and

(C) less 50% of the aggregate gross annual production for the year ended December 31, 2007 (at their respective prior firms) of all Financial Consultants (x) hired by the Company between January 1, 2008 and the Closing Date (with Parent’s consent under Section 5.01 for hires made after the date hereof) for a new Company branch office and (y) who had gross annual production of at least $350,000 for the year ended December 31, 2007 at each such person’s prior firm, as (i) established to Parent’s reasonable satisfaction, with respect to Financial Consultants hired after the date hereof, and (ii) set forth on Schedule 3.23 as of the date hereof, with respect to all other Financial Consultants.

(viii) “Fully Diluted Gross Per Share Amount” means a number of Parent Shares equal to the quotient (rounded to five decimal places) obtained by dividing (A) the Aggregate Share Consideration by (B) the Fully Diluted Shares.

(ix) “Fully Diluted Per Share Escrow Amount” means a number of Parent Shares equal to the quotient (rounded to five decimal places) obtained by dividing (A) the Escrow Shares by (B) the Fully Diluted Shares.

(x) “Fully Diluted Per Share Expense Amount” means a number of Parent Shares equal to the quotient (rounded to five decimal places) obtained by dividing (A) the Shareholders’ Representative Expense Escrow Shares by (B) the Fully Diluted Shares.

(xi) “Fully Diluted Per Share Holdback Amount” means a number of Parent Shares equal to the quotient (rounded to five decimal places) obtained by dividing (A) the Holdback Shares by (B) the Fully Diluted Shares.

(xii) “Fully Diluted Shares” means the sum of (A) the number of Shares outstanding immediately prior to the Effective Time plus (B) the Rights Share Count.

(xiii) “Holdback Shares” means a number of Parent Shares equal to the quotient (rounded to the nearest whole share) of $5.0 million divided by the Collar-Adjusted Closing Date Share Price.

(xiv) “Initial Merger Consideration” means $230 million, plus (A) the amount by which Estimated Closing Net Equity exceeds Target Closing Net Equity, if any, less (B) the amount by which Target Closing Net Equity exceeds Estimated Closing Net Equity, if any, less (C) the Estimated FC Amount.

(xv) “Per Right Consideration” means a number of Parent Shares (rounded to five decimal places) equal to the quotient obtained by dividing (A) the result of (1) the product of (x) the Per Share Consideration multiplied by (y) the Collar-Adjusted Closing Date Share Price, less (2) the per share exercise price of the applicable Company Right, by (B) the Collar-Adjusted Closing Date Share Price.

(xvi) “Per Share Adjustment Amount” means, if any payments are made to the Consideration Recipients pursuant to Section 2.09(e) or (g), a number of Parent Shares equal to the quotient (rounded to five decimal places) obtained by dividing (A) the quotient (rounded to five decimal places) obtained by dividing (1) the amount of such payment, by (2) the Collar-Adjusted Closing Date Share Price, by (B) the Fully Diluted Shares.

(xvii) “Per Share Consideration” means a number of Parent Shares equal to:

(1) the Fully Diluted Gross Per Share Amount;

(2) less the Fully Diluted Per Share Escrow Amount;

(3) less the Fully Diluted Per Share Expense Amount;

(4) less the Fully Diluted Per Share Holdback Amount.

(xviii) “Per Share Escrow Release Amount” means the quotient (rounded to five decimal places) obtained by dividing (A) the sum of (1) the portion of the Escrow Shares (or the proceeds from the sale thereof) deposited in escrow and released to the Consideration Recipients pursuant to the Escrow Agreement, if any, plus (2) the portion of the Shareholders’ Representative Expense Escrow Shares (or the proceeds from the sale thereof) deposited in escrow and released to the Consideration Recipients pursuant to the Escrow Agreement, if any, by (B) the Fully Diluted Shares.

(xix) “Rights Share Count” means the number of shares of Common Stock subject to Company Rights outstanding immediately prior to the Effective Time.

(xx) “Shareholders’ Representative Expense Escrow Amount” means $2.5 million.

(xxi) “Shareholders’ Representative Expense Escrow Shares” means a number of Parent Shares equal to the quotient (rounded to the nearest whole share) of the Shareholders’ Representative Expense Escrow Amount divided by the Collar-Adjusted Closing Date Share Price.

(xxii) “Target Closing Net Equity” means $130 million.

(b) No fraction of a Parent Share will be issued hereunder, but in lieu thereof each Consideration Recipient who would otherwise be entitled to a fraction of a Parent Share (after aggregating all Per Share Parent Share Amounts payable to such Consideration Recipient) will be entitled promptly to be paid in cash an amount equal to such fraction of a Parent Share multiplied by the Collar-Adjusted Closing Date Share Price; provided, however, that each Shareholder must deliver a properly completed Letter of Transmittal to the Exchange Agent before such Shareholder will receive any consideration pursuant to this Agreement, including any cash in lieu of a fraction of a Parent Share.

(c) For the avoidance of doubt, Schedule 2.06(c) sets forth an illustration of the calculation and allocation of the Aggregate Share Consideration based on the provisions of this Article 2, the Shares and Company Rights outstanding as of January 31, 2008, and the assumptions set forth on such schedule.

(d) Concurrently with the delivery of the Estimated Closing Balance Sheet pursuant to Section 2.09(a), the Company will deliver to Parent, consistent with the illustration set forth on Schedule 2.06(c), the calculation and allocation of the Aggregate Share Consideration, reflecting the Shares and Company Rights outstanding as of the Closing Date, the Estimated Closing Net Equity, and the Estimated FC Amount.

Section 2.07  Effects on Capital Stock at Closing.  Subject to the other provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holder of any of the following securities:

(a) Merger Sub Common Stock.  Each issued and outstanding share of common stock of Merger Sub will be converted into one share of preferred stock of the Surviving Corporation, with a redemption amount equal to its par value.

(b) Surviving Corporation Common Stock.  At the Effective Time, the Surviving Corporation will issue to Parent one Surviving Corporation Share in consideration for the issuance by Parent of each Parent Share issued as the Share Consideration. For the purposes of this Section 2.07(b), the term “Surviving Corporation Share” means a fully paid and non-assessable share of common stock of the Surviving Corporation with a fair market value at the Effective Time equal to the Collar-Adjusted Closing Date Share Price of a Parent Share issued by Parent at Closing.

(c) Company Common Stock.

(i) Each issued and outstanding Share (other than treasury shares and shares held directly or indirectly by the Company or Parent, except shares held by the Company, Parent, or any of their Subsidiaries in a fiduciary capacity or in satisfaction of a debt previously contracted) will be automatically converted into and become the right to receive, upon the delivery of a properly completed Letter of Transmittal reflecting such Share, the following, without interest thereon: the Per Share Consideration, the contingent right to receive the Per Share Escrow Release Amount, and the contingent right to receive the Per Share Adjustment Amount. Notwithstanding the foregoing provisions of this Section 2.07(c), Dissenting Shares will be entitled to receive only the rights set forth in Section 2.11, and any payments pursuant to this Section 2.7(c) and Section 2.6 attributable to any Dissenting Shares will be retained by Parent.

(ii) Each share of Common Stock that, immediately prior to the Effective Time, is a treasury share or is owned directly or indirectly by the Company or Parent, except Shares held by the Company, Parent, or any of their Subsidiaries in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and will cease to exist, and no exchange or payment will be made therefor.

Section 2.08  Rights Consideration.  As of the Effective Time, each issued and outstanding Company option, warrant, or other Right to acquire Common Stock (each, a “Company Right” and, collectively, the

“Company Rights”) will be deemed to have vested immediately prior to the Effective Time and will be cancelled and terminated, and the holder thereof will:

(a) become entitled to receive, in exchange for such Company Right, the Per Right Consideration applicable to such Company Right;

(b) have the contingent right to receive the Per Share Escrow Release Amount; and

(c) have the contingent right to receive the Per Share Adjustment Amount.

Section 2.09  Closing Net Equity and FC Amount Adjustments.

(a) At least three Business Days prior to the Closing Date, the Company, with the assistance of KPMG, will prepare and deliver to Parent a good faith estimate of the Closing Balance Sheet (the “Estimated Closing Balance Sheet”), based on the Company’s books and records and other information then available, setting forth an estimate of Closing Net Equity (“Estimated Closing Net Equity”), and a good faith estimate of the FC Amount (“Estimated FC Amount”). The Company will provide Parent with reasonable access to the information used to prepare the Estimated Closing Balance Sheet, the Estimated Closing Net Equity and the Estimated FC Amount. Notwithstanding the foregoing, in no event will Estimated Closing Net Equity exceed $150 million.

(b) In order to determine Net Equity as of the Closing Date (“Closing Net Equity”) and the FC Amount as of the Closing Date (“Closing FC Amount”), as soon as reasonably practicable following the Closing Date, and in no event more than 45 days thereafter, Parent will prepare and deliver to the Shareholders’ Representative the following, each in the form set forth in Schedule 2.09(b): (i) a balance sheet of the Company, as of the Closing Date (the “Closing Balance Sheet”), prepared in accordance with GAAP applied on a basis consistent with the balance sheet of the Company dated December 31, 2007 included in Schedule 2.09(b) and in accordance with accounting policies, practices, procedures and valuation methods applied to such balance sheet, except as modified by the accounting principles and procedures set forth in Schedule 2.09(b); (ii) the computation of Closing Net Equity, together with all information used by Parent in making such computation; and (iii) the computation of the Closing FC Amount, together with all information used by Parent in making such computation (items (i), (ii) and (iii) collectively and as adjusted pursuant to subsections (c)-(d) below, the “Closing Adjustment Documents”). The parties will cooperate in the preparation of the Closing Adjustment Documents. For purposes of this Section 2.09, (x) an example of the Company’s balance sheet as of December 31, 2007 and (y) a calculation of Closing Net Equity as of December 31, 2007 are set forth in Schedule 2.09(b). Notwithstanding the foregoing, in no event will Closing Net Equity exceed $150 million.

(c) Within 30 days after delivery of the Closing Adjustment Documents to the Shareholders’ Representative, the Shareholders’ Representative may dispute all or any portion of the Closing Adjustment Documents by giving written notice (a “Notice of Disagreement”) to Parent setting forth in reasonable detail the basis for every such dispute (any such dispute being hereinafter called a “Disagreement”). Parent and the Shareholders’ Representative will promptly commence good faith negotiations with a view to resolving all such Disagreements. If the Shareholders’ Representative does not deliver a Notice of Disagreement within the 30-day period contemplated by this Section 2.09(c), the Shareholders’ Representative will be deemed to have irrevocably agreed to the Closing Adjustment Documents as delivered by Parent.

(d) If the Shareholders’ Representative delivers a Notice of Disagreement, and within 15 days following the delivery to Parent of the Notice of Disagreement the Shareholders’ Representative and Parent do not resolve the Disagreement (as evidenced by a written agreement between Parent and the Shareholders’ Representative), such Disagreement will be referred to such independent accounting firm as is mutually selected by Parent and the Shareholders’ Representative, for a resolution of such Disagreement in accordance with the terms of this Agreement. The independent accounting firm will render its determination within 30 days and such determination with respect to any Disagreement will be final and binding upon the parties, and the amount so determined will be used to complete the final Closing Adjustment Documents. Parent and the Shareholders’ Representative will cooperate with such firm and Parent will provide such firm with reasonable access to the Company’s books, records, personnel and Representatives and those of its Subsidiaries and such other information as such firm may require in order to render its determination. All of the fees and expenses of any independent accounting firm retained pursuant to this paragraph (d) will be paid one-half by Parent and one-half by the Consideration Recipients, which amount payable by the Consideration Recipients will be paid out of the Shareholders’ Representative Expense Escrow Amount.

(e) If the total of Closing Net Equity less the Closing FC Amount (such total, the “Closing Adjustment Amount”) is greater than the total of the Estimated Closing Net Equity less the Estimated FC Amount (such total, the “Estimated Adjustment Amount”), then (i) Parent will deliver, or cause to be delivered, an amount equal to the excess of the Closing Adjustment Amount over the Estimated Adjustment Amount to the Consideration Recipients, and (ii) Parent will deliver, or cause to be delivered, the Holdback Shares to the Consideration Recipients.

(f) If the Estimated Adjustment Amount is greater than the Closing Adjustment Amount and the amount by which the Estimated Adjustment Amount exceeds the Closing Adjustment Amount (the “Adjustment Shortfall”) is greater than $5.0 million, then (i) Parent will not issue the Holdback Shares and (ii) the Escrow Agent will deliver, pursuant to the Escrow Agreement, an amount equal to the excess of the Adjustment Shortfall over $5.0 million to Parent out of the Escrow Amount.

(g) If the Estimated Adjustment Amount is greater than the Closing Adjustment Amount and the Adjustment Shortfall is less than $5.0 million, then (i) Parent will not issue the portion of the Holdback Shares (with a per-share value equal to the Collar-Adjusted Closing Date Share Price) that is equal to the Adjustment Shortfall, and (ii) Parent will deliver, or cause to be delivered, the amount equal to the excess of $5.0 million over the Adjustment Shortfall to the Consideration Recipients.

(h) Any delivery to Parent or to the Consideration Recipients, as the case may be, based on Closing Net Equity and the Closing FC Amount will be made within ten Business Days following written agreement on or final determination of the Closing Balance Sheet, Closing Net Equity and the Closing FC Amount.

(i) Any amount to be delivered to the Consideration Recipients pursuant to this Section 2.09 will be payable in accordance with the applicable provisions of Section 2.06.

Section 2.10  Exchange Procedures.

(a) Appointment of Exchange Agent.  Prior to the Effective Time, Parent will engage Computershare Investor Services, Inc., or such other person that is reasonably acceptable to the Company, to act as the exchange agent (the “Exchange Agent”) for purposes of this Agreement. At or before the Effective Time, Parent will provide to the Exchange Agent sufficient Parent Shares to pay the aggregate Per Share Consideration (the account in which such Parent Shares are held being hereinafter referred to as the “Exchange Account”).

(b) Exchange of Shares.  As promptly as reasonably practicable after the Effective Time, the Company will cause the Exchange Agent to deliver to each Shareholder a letter of transmittal in a form mutually acceptable to Parent and the Company (the “Letter of Transmittal”). Upon the delivery of a duly executed and properly completed Letter of Transmittal to the Exchange Agent, each Shareholder as of the time immediately prior to the Effective Time will be entitled at and after the Effective Time to receive in exchange therefor the consideration payable with respect to the Shares reflected by such Letter of Transmittal immediately prior to the Effective Time as set forth in this Article 2. From and after the Effective Time, the Shareholders immediately prior to the Effective Time will cease to have any rights with respect to the Shares, except as otherwise provided herein or by Applicable Law and the stock transfer books of the Company will be closed with respect to all Shares. No further transfer of any Shares will be made on such stock transfer books after the Effective Time.

(c) Withholding.  Parent and the Surviving Corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Consideration Recipient pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefor under the Code or under any provision of Applicable Law. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(d) Undisbursed Amounts.  On or after the six month anniversary of the Closing Date, Parent will be entitled to withdraw from the Exchange Account any Parent Shares that had been deposited in the Exchange Account and that have not been conveyed to the Shareholders. Thereafter, the Shareholders will be entitled to look to Parent only as a general creditor thereof with respect to any Per Share Consideration payable to such Shareholder, without interest. Notwithstanding anything to the contrary in this Section 2.10(d), neither Parent nor the Surviving Corporation will be liable to any Shareholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.11  Dissenters’ Rights.  Notwithstanding any provision of this Agreement to the contrary, any Shares outstanding immediately prior to the Effective Time held by a Shareholder who has demanded and perfected the right, if any, for appraisal of those Shares in accordance with the provisions of Section 262 of the DGCL and as of the Effective Time has not withdrawn or lost such right to such appraisal (“Dissenting Shares”) will not be converted into or represent a right to receive any consideration pursuant to this Article 2, but the Shareholder will be entitled only to such rights as are granted by the DGCL. If a Shareholder who demands appraisal of Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever occurs later, those Shares will be converted into and represent only the right to receive the consideration as provided in Section 2.07(c), without interest, upon compliance with the provisions, and subject to the limitations, of Section 2.10 hereof. The Company will give Parent (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands, and any other instruments received by the Company relating to Shareholders’ rights of appraisal, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, without the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Shares, offer to settle or settle any such demands, or approve any withdrawal of any such demands. Any payments made in respect of Dissenting Shares will be made by the Surviving Corporation.

Section 2.12  Escrow.  Parent will deposit the Escrow Shares and the Shareholders’ Representative Expense Escrow Shares with U.S. Bank National Association or with such other bank or trust company that is mutually acceptable to Parent and the Shareholders’ Representative (the “Escrow Agent”), to hold and distribute pursuant to the Escrow Agreement.

Section 2.13  Contingent Consideration.  The contingent right of the Consideration Recipients to receive any of the Per Share Escrow Release Amount or the Per Share Adjustment Amount:

(a) may not be directly or indirectly sold, transferred, assigned, or otherwise disposed of by any Consideration Recipient to any other person, other than by operation of law, pursuant to a will, or to a self-directed individual retirement account; and

(b) will not be evidenced by any document or instrument.

ARTICLE 3

Representations and Warranties of the Company

Except as is disclosed in the disclosure schedule delivered by the Company to Parent on or prior to the date hereof (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as set forth in the Company Disclosure Schedule and as follows:

Section 3.01  Organization and Standing.  The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease, use and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except whether the failure to be so qualified or licensed would not constitute a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and bylaws of the Company have been provided to Parent.

Section 3.02  Capital Stock of the Company.  The authorized capital stock of the Company consists of 2,000,000 shares of Common Stock, of which 854,810 Shares are issued and outstanding. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as Previously Disclosed, there are no outstanding subscriptions, options, warrants, calls, or rights of conversion, pre-emptive rights, or other Rights of any character or Contracts relating to the purchase or issuance of any shares of Common Stock or any other capital stock of the Company obligating the Company to issue, sell, repurchase, redeem, or otherwise acquire any shares of Common Stock or any other capital stock of the Company. An aggregate of at least 145,334 shares of Common Stock are reserved and authorized for issuance pursuant to the Company’s option plans. Rights to purchase a total of 145,334 shares of Common Stock are outstanding. The Company has Previously Disclosed a list of all outstanding Company Rights, all of which are options to acquire shares of Common Stock that are treated as compensation under applicable Tax law. The Company has Previously Disclosed the following information with respect to each Company Right: (a) the name of the holder thereof; (b) the number of shares of Common Stock issuable thereunder; (c) the exercise price therefor; (d) whether such Company Right is or was intended to qualify as a nonqualified stock option or an incentive stock option; and (e) the Company option plan pursuant to which such Company Right was issued. There are no voting trusts, proxies, or other Contracts with respect to the voting of the Shares, or Contracts obligating the Company to purchase or redeem any Shares or Rights or make any additional payment with respect to any such purchase or redemption. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Shareholders may vote are issued and outstanding. All of the Shares are uncertificated.

Section 3.03  Subsidiaries.

(a) The Company has Previously Disclosed a list of all of the Company’s Subsidiaries, Marshfield and TrustCorp, including the states in which such Subsidiaries, Marshfield and TrustCorp are organized, a brief description of such Subsidiaries’, Marshfield’s and TrustCorp’s principal activities and, if any of such Subsidiaries, Marshfield or TrustCorp is not wholly owned by the Company or one of its Subsidiaries, the percentage owned by the Company or any such Subsidiary and, except with respect to TrustCorp, the names, addresses and percentage ownership by any other person. No equity interests in any of the Company’s Subsidiaries or, to the Knowledge of the Company, Marshfield or TrustCorp are or may become required to be issued (other than to the Company or a wholly owned Subsidiary of the Company) by reason of any Rights with respect thereto. There are no Contracts by which any of the Company’s Subsidiaries or, to the Knowledge of the Company, Marshfield or TrustCorp is or may be bound to sell or otherwise issue any equity interests in the Subsidiaries, and there are no Contracts relating to the rights of the Company or any of its Subsidiaries to vote or to dispose of such interests. All of the equity interests in each of the Company’s Subsidiaries, and the Company’s interests in each of Marshfield and TrustCorp, have been duly authorized and validly issued and, to the extent applicable, are fully paid and nonassessable and subject to no subscriptive or preemptive rights or Rights, and are owned by the Company or one of its Subsidiaries free and clear of any Liens.

(b) Each of the Company’s Subsidiaries and, to the Knowledge of the Company, Marshfield and the TrustCorp, is in good standing under the laws of the jurisdiction in which it is organized, and is duly qualified or licensed to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company. Each of the Company’s Subsidiaries has all requisite corporate or company power and authority to own, lease, use and operate its properties and assets and to carry on its business as it is now being conducted.

(c) The Company has Previously Disclosed a list of all equity securities that the Company or a Subsidiary of the Company holds or controls involving, in the aggregate, ownership or control of 5% or more of any class of the issuer’s voting securities or 20% or more of the issuer’s equity (treating subordinated debt as equity). The Company has Previously Disclosed a list of all partnerships, limited liability companies, joint ventures or similar entities in which the Company owns or controls any interest, directly or indirectly, and the nature and amount of each such interest.

Section 3.04  Corporate Action.  The Company has the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize the execution and delivery of, and, subject to approval by the Shareholders holding a majority of the Shares at the Company Shareholders Meeting and the filing of a certificate of merger as provided in Section 2.01, the performance of its obligations under, this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. This Agreement constitutes the valid and legally binding agreement of the Company, enforceable against it in accordance with its terms, except that such enforceability may be limited by the Enforcement Limitations.

Section 3.05  No Defaults.  Subject to the receipt of Previously Disclosed required consents, approvals, authorizations or other actions of or by Governmental Authorities and Self-Regulatory Organizations (including the requirements of FINRA, the filing with the SEC of a registration statement on Form F-4, in which the Proxy Statement will be included (the “Form F-4”), the declaration of effectiveness of the Form F-4 by the SEC, the filing of the certificate of merger with the Delaware Secretary of State, and the expiration of any applicable waiting periods under the HSR Act) the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby, does not and will not (a) constitute a breach or violation of, or a default under (with or without the giving of notice, passage of time or both), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Applicable Law or any judgment, decree, order, governmental or nongovernmental permit or license, or any Material Contract of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is subject, or bound or cause or allow the acceleration or creation of a Lien, or, to the Knowledge of the Company, any Applicable Law or any judgment, decree, order, governmental or nongovernmental permit or license, or any material Contract of Marshfield or TrustCorp or to which Marshfield or TrustCorp is subject, or bound or cause or allow the acceleration or creation of a Lien; (b) constitute a breach or violation of, or a default under, the Constitutive Documents of the Company, any of its Subsidiaries, Marshfield, or TrustCorp; (c) require any consent, approval, authorization, permit, filing or notification under any Applicable Law, judgment, decree, order, governmental or non-governmental permit or license, or the consent or approval of, or notification to, any other party to any Material Contract or, to the Knowledge of the Company, any material Contract of Marshfield or TrustCorp or to which Marshfield or TrustCorp is subject; or (d) constitute an event that, after notice or lapse of time or otherwise, would create, or cause to be exercisable or enforceable, any option, agreement or right of any kind to purchase any of the Shares.

Section 3.06  Reports.  The Company and its Subsidiaries, and, to the Knowledge of the Company, Marshfield and TrustCorp, have timely filed all reports, registrations, statements and other filings (other than those relating to Taxes or Tax Returns addressed in Section 3.18), and any amendments or supplements with respect thereto, that were required to be filed by the Company, any of its Subsidiaries, Marshfield, or TrustCorp since February 28, 2003, with (a) the SEC, (b) any other applicable federal, state or local Governmental Authorities (other than taxing authorities addressed in Section 3.18), or (c) any Self-Regulatory Organization (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the “Reports”), including all reports, registrations, statements and filings required under the Securities Laws. Each of the Reports, when filed, complied (or, if filed after the date hereof, will comply) as to form with the statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority or Self-Regulatory Organization with which they were filed and was (or, if filed after the date hereof, will be) true and correct.

Section 3.07  Financial Statements; Accounting Controls; Books and Records.

(a) The Company has Previously Disclosed copies of each of the Company’s audited financial statements (including any related notes and schedules thereto) for the fiscal years ended February 28, 2007, February 28, 2006, and February 28, 2005 (the “Audited Financial Statements”) and the unaudited financial statements (including any related notes and schedules thereto) for the interim fiscal period ended December 31, 2007 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Each of the statements of financial condition included in the Financial Statements fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ capital and cash flows or equivalent statements included in the Financial Statements fairly presents the consolidated results of operations, changes in shareholders’ capital and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to year-end adjustments made in the ordinary and usual course consistent with past practice, and footnote disclosure), in each case have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be noted therein and except that unaudited statements need not include notes).

(b) The Company has Previously Disclosed copies of Marshfield’s internally prepared, unaudited financial statements for the fiscal years ended December 31, 2007, December 31, 2006, and December 31, 2005 (the “Marshfield Financial Statements”). To the Knowledge of the Company, each of the statements of financial condition included in the Marshfield Financial Statements fairly presents the financial position of Marshfield as of its date, and each of the statements of income or equivalent statements included in the Marshfield Financial

Statements fairly presents the results of operations of Marshfield for the periods set forth therein (subject to year-end adjustments made in the ordinary and usual course consistent with past practice and footnote disclosure), and in each case have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be noted therein and except for footnote disclosure).

(c) The Company has Previously Disclosed copies of TrustCorp’s internally prepared, unaudited financial statements for the fiscal years ended December 31, 2006 and December 31, 2005, as such have been provided to the Company by TrustCorp (the “TrustCorp Financial Statements”). To the Knowledge of the Company, each of the statements of financial condition included in the TrustCorp Financial Statements fairly presents the financial position of TrustCorp as of its date, and each of the statements of income or equivalent statements included in the TrustCorp Financial Statements fairly presents the results of operations of TrustCorp for the periods set forth therein (subject to year-end adjustments made in the ordinary and usual course consistent with past practice and footnote disclosure), and in each case have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be noted therein and except for footnote disclosure).

(d) There are no liabilities of the Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, known, unknown, or otherwise, other than liabilities reflected or adequately reserved against in the Financial Statements or, as of the Closing Date, liabilities reflected or adequately reserved against in the Closing Balance Sheet.

(e) To the Knowledge of the Company, the Company, each of its Subsidiaries, Marshfield and TrustCorp has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization; (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) access to the property and assets of the Company and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with actual levels at reasonable intervals and action deemed by the Company to be appropriate is taken with respect to any differences; provided, however, that the Company has not performed any procedure or assessment relating to internal controls with a view to compliance with the requirements of the Exchange Act applicable to any registrant required to file reports under the Exchange Act.

(f) The books and records of the Company and each of its Subsidiaries have been properly and accurately maintained, and there are no material inaccuracies or discrepancies contained or reflected therein.

Section 3.08  Contracts.

(a) The Company has Previously Disclosed a list of the following Contracts to which the Company or one of its Subsidiaries is a party, by which the Company or one of its Subsidiaries is bound, or to which the properties of the Company or one of its Subsidiaries are subject (other than trading commitments with customers or counterparties to purchase or sell securities in the ordinary and usual course of business consistent with past practice):

(i) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that provide for payments of $250,000 or more over the term of such Contract;

(ii) any partnership, limited liability company, joint venture or other similar agreement or arrangement relating to any Rights;

(iii) any Contract relating to the acquisition or disposition of any business, assets or operations (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any Contract providing for the borrowing or lending of money or the deferred purchase price of property in excess of $250,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(v) any Contract that creates future payment obligations in excess of $250,000 in the aggregate and that by its terms does not terminate or is not terminable without penalty upon notice of 90 days or less;

(vi) any Intellectual Property Contract;

(vii) any Contract, other than this Agreement, providing for exclusive dealing or that limits the freedom of the Company or any of its Subsidiaries after the Closing Date to compete in any line of business or with any person or in any area, or to offer employment to or hire any person;

(viii) any Contract, other than this Agreement, between the Company or any of its Subsidiaries and (A) any other Affiliate of the Company; (B) any person who directly or indirectly owns, controls or holds with power to vote 5% or more of the outstanding voting securities or interests of the Company or any of its Affiliates; (C) any director, officer or employee of the Company or any of its Affiliates; or (D) any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such person;

(ix) any compensation, employment, retention, severance, supplemental retirement, change in control or other similar Contract with any current or former director, officer, consultant, shareholder or employee of the Company or any of its Subsidiaries;

(x) any shareholder agreement, voting agreement, voting trust agreement or similar Contract involving the Shares or any equity interests of the Company or its Subsidiaries;

(xi) any Contract with a Governmental Authority or Self-Regulatory Organization;

(xii) any Contracts involving outstanding underwriting obligations of the Company or its Subsidiaries;

(xiii) any engagement letters, sales agency agreements, or other similar agreements; and

(xiv) any exchange-trade or over-the-counter swap, forward, future, option, cap, floor or collar financial Contracts and other similar derivatives arrangements.

(b) Each Contract that is, or is required to be, Previously Disclosed in respect of Section 3.08(a) is referred to as a “Material Contract.”

(c) Each Material Contract is a valid and binding agreement of the Company and its Subsidiaries, if any, party thereto and, to the Knowledge of the Company, the counterparty or counterparties thereto, and is in full force and effect, and neither the Company nor, to the Knowledge of the Company, any other party thereto is in default under any such Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(d) Since February 28, 2003, to the Knowledge of the Company, no current or former officer, employee or contractor of the Company or any of its Subsidiaries is or was a party to any agreement (directed to non-disclosure, non-competition, non-solicitation, exclusive services obligations or otherwise) that restricts, restricted, forbids or forbade at any time during such employment or engagement the activities or performance of duties of the officer, employee or contractor for or on behalf of the Company or such Subsidiary, or otherwise in connection with such employment or engagement.

Section 3.09  Title to Assets.

(a) Except as reflected or adequately reserved against in the Financial Statements, each of the Company and its Subsidiaries has good title to, or in the case of leased property has valid leasehold interests in, or, in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code) in all assets purported to be owned or leased by it (whether real or personal, tangible or intangible, and including investment securities and other investments) reflected in the Interim Financial Statements or acquired after the date thereof (the “Company Assets”), except for property and assets sold or transferred since such date in the ordinary and usual course of business consistent with past practices. None of the Company Assets is subject to any Liens (including Tax-related Liens), except:

(i) Liens securing liabilities disclosed or adequately reserved against in the Financial Statements;

(ii) Liens under repurchase or similar arrangements with respect to securities or other investments, or pledges of securities or other investments to secure obligations; or

(iii) Liens that, individually or in the aggregate, do not materially detract from the value or interfere with any current or future use of such property or assets (the items set forth in clauses (i) through (iii) of this subsection are collectively referred to as “Permitted Liens”).

(b) To the Knowledge of the Company, all buildings and all fixtures, equipment, and other property or assets possessed but not owned by the Company or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by the Enforcement Limitations).

(c) Each of the Company and its Subsidiaries owns or has a security entitlement in all securities held or purported to be held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary and usual course of business consistent with past practices to secure obligations of the Company or any of its Subsidiaries. Such securities are valued on the books of the Company or its Subsidiaries in accordance with GAAP consistently applied.

(d) There are no improvements, fixtures or other items residing on any real property leased by the Company or any of its Subsidiaries that would result in any costs or expenses to the leaseholder in order to return the property to the landlord in accordance with the terms of the lease.

Section 3.10  Litigation; Regulatory Action.  Except as Previously Disclosed, with respect to the Company and its Subsidiaries, and, to the Knowledge of the Company, with respect to Marshfield and TrustCorp:

(a) No claim, litigation, proceeding, investigation, controversy or inquiry, whether civil or criminal, formal or informal, before or by any court, arbitrator, mediator, Governmental Authority or Self-Regulatory Organization (“Litigation”), is pending against the Company, any of its Subsidiaries, Marshfield, or TrustCorp, and, to the Knowledge of the Company, no such Litigation has been threatened.

(b) Neither the Company, any of its Subsidiaries, Marshfield, nor TrustCorp, nor any properties of the Company, any of its Subsidiaries, Marshfield, or TrustCorp, is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority or any Self-Regulatory Organization charged with the supervision or regulation of broker-dealers, securities underwriting or trading, stock exchanges, commodities exchanges, transfer agents, insurance agents or investment advisers or the supervision or regulation of the Company, any of its Subsidiaries, Marshfield, or TrustCorp.

(c) Neither the Company, any of its Subsidiaries, Marshfield, nor TrustCorp received notice from any such Governmental Authority or Self-Regulatory Organization to the effect that such Governmental Authority or Self-Regulatory Organization is contemplating or considering the appropriateness of commencing Litigation or issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

Section 3.11  Compliance with Laws.  Except as Previously Disclosed:

(a) Each of the Company and its Subsidiaries and, to the Knowledge of the Company, each of Marshfield and TrustCorp:

(i) conducts its business in compliance with all Applicable Law and judgments, orders or decrees applicable thereto or to the employees conducting such business (including the Securities Laws, ERISA, the USA PATRIOT Act of 2001, the Gramm-Leach-Bliley Act of 1999, and the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001), and with the applicable rules of all Self-Regulatory Organizations;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit it or them to own and operate its or their businesses as currently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the

Knowledge of the Company, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current;

(iii) since February 28, 2003, has not received any notification or communication from any Governmental Authority or Self-Regulatory Organization (A) asserting that it or any of them is not in compliance with any of the statutes, rules, regulations, or ordinances that such Governmental Authority or Self-Regulatory Organization enforces, or has otherwise engaged in any unlawful business practice; (B) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization; (C) requiring it or any of them (including any of the Company’s, its Subsidiaries’, Marshfield’s, or TrustCorp’s directors, officers, employees or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy); or (D) restricting or disqualifying the activities of the Company, any of its Subsidiaries, Marshfield, or TrustCorp (except for restrictions generally imposed by rule, regulation or administrative policy on brokers, dealers or investment advisers generally);

(iv) has no Knowledge of any pending or threatened inquiry, investigation, review or disciplinary proceedings by any Governmental Authority or Self-Regulatory Organization against the Company, any of its Subsidiaries, Marshfield, TrustCorp, or any officer, director, employee or controlling person thereof; and

(v) is not, nor is any Affiliate of any of them, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer as a broker-dealer under Section 15 of the Exchange Act, or municipal securities dealer, government securities broker, or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and, to the Knowledge of the Company, there is no current investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in any such censure, limitations, suspension or revocation.

(b) The Company and each of its Subsidiaries has a written anti-money laundering program and a written customer identification program in compliance with the applicable rules of all Self-Regulatory Organizations and has not violated the terms of such programs.

(c) Neither the Company nor any of its Subsidiaries is a party to any Contract with any third parties pursuant to which the Company or its Subsidiaries are permitted (i) to purchase and redeem shares of any registered investment company in a manner inconsistent with the registered investment company’s market timing policies as disclosed in their prospectuses (“Market Timing”), or (ii) to submit, after the time stated in the registered investment company’s prospectuses by which orders must be placed to receive the same day’s price, orders for the purchase or redemption of shares of any registered investment company for processing at the price established on that day (“Late Trading”); nor has the Company or any of its Subsidiaries become aware, through review of trading records or otherwise, of any activity that might constitute Market Timing or Late Trading. The Company’s trading policies prohibit shareholders, directors, officers and employees of the Company and its Subsidiaries from purchasing and redeeming shares of any registered investment company in a manner inconsistent with the registered investment company’s market timing policies as disclosed in their prospectuses (“Employee Timing”) or in any manner prohibited by Applicable Law; no exceptions to these policies have been granted to any shareholder, director, officer or employee of the Company or its Subsidiaries; and neither the Company nor any of its Subsidiaries has become aware, through review of trading records or otherwise, of any activity that might constitute Employee Timing or Late Trading.

(d) Neither the Company nor any of its Subsidiaries, acting as underwriter or selected dealer in any public offerings of stock, has sold any shares in any such offerings to executive officers or shareholders of any person as an inducement to such executive officers or shareholders to direct, or as compensation to any of them for having directed, investment banking business to the Company.

(e) No exemptive orders have been obtained, nor are any requests pending therefor, with respect to the Company or its Subsidiaries under the Securities Laws.

Section 3.12  Registrations.

(a) Each of the Company and its Subsidiaries, Affiliates, officers and employees, and, to the Knowledge of the Company, each of Marshfield and TrustCorp and its officers and employees, that are required to be registered or make notice filings as a broker-dealer, a registered representative, a sales person (or in a similar capacity), a transfer agent, an investment adviser, an investment adviser representative, an investment company or an insurance agent with the SEC, the securities commission or similar authority of any state or foreign jurisdiction, the insurance commission or similar authority of any state or foreign jurisdiction, or any Self-Regulatory Organization are so registered and have made such notice filings; and each of the Company, Marshfield and TrustCorp is duly registered and has made notice filings with each such applicable Governmental Authority and Self-Regulatory Organization as such, and such registrations and notice filings are in full force and effect.

(b) Except as Previously Disclosed, none of the Company or its Affiliates, nor Marshfield or TrustCorp, nor any of their respective officers and employees, is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant, or insurance agent under any Applicable Law.

Section 3.13  Investment Advisory and Brokerage Business.

(a) Funds.  The Company and its Subsidiaries and, to the Knowledge of the Company, Marshfield and TrustCorp have not sponsored, administered or acted as investment adviser, sub-adviser or distributor to any registered investment company.

(b) Advisory and Brokerage Agreements and Clients.

(i) The Company has Previously Disclosed (A) a form of each Advisory and Brokerage Agreement, and all amendments thereto, in effect on the date hereof relating to the Company’s or any of its Subsidiaries’ rendering of services to each such Client, and (B) a list of the aggregate assets of the Clients subject to Advisory and Brokerage Agreements, respectively, as of December 31, 2006 and December 31, 2007.

(ii) Each Advisory and Brokerage Agreement and any subsequent renewal, has been duly authorized, executed and delivered by each party thereto and is a valid and binding agreement of each such party, enforceable in accordance with its terms (subject to the Enforcement Limitations), and the Company and, to the Knowledge of the Company, each Client party thereto (A) (1) is in compliance in all material respects with the terms of each Advisory or Brokerage Agreement to which it is a party and (2) is not currently in material default under any of the terms of any such agreement; (B) to the Knowledge of the Company, no event has occurred or condition exists that with notice or the passage of time would constitute such a default; and (C) each such agreement is in full force and effect. None of the Advisory or Brokerage Agreements or any other arrangements or understandings relating to the Company or any of its Subsidiaries’ rendering of services, including all subadvisory services or administration services to any Client or other person, contains any undertaking by such Company or Subsidiary to cap fees or to reimburse any or all fees thereunder.

(iii) The accounts of each Client that is subject to ERISA have been managed or serviced by the Company or applicable Subsidiary of the Company in compliance in all material respects with the applicable requirements of ERISA.

Section 3.14  Environmental Matters.  The Company and its Subsidiaries have complied at all times with applicable Environmental Laws. No property (including buildings and any other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance that could reasonably be expected to result in liability for the Company or its Subsidiaries. The Company or one of its Subsidiaries could not be deemed the owner or operator under any Environmental Law of any property in which it has currently or formerly held a Lien or held in a fiduciary capacity. Neither the Company nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any third-party property. The Company and its Subsidiaries have not received any notice, demand letter, claim or request for information alleging any violation of, or liability of the Company or any of its Subsidiaries under, any Environmental Law. The Company and its Subsidiaries are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any violation of Environmental Law. To the Knowledge of the Company, there are no environmental circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products or polychlorinated biphenyls) involving the Company or one of its Subsidiaries, any currently or formerly owned or operated property (whether as fiduciary or otherwise), or any Lien held by the Company or one of its Subsidiaries that could reasonably be expected to result in any claims, liability or investigations, or result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law. The Company has delivered to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company or one of its Subsidiaries, or any currently or formerly owned or operated property or any property in which the Company or one of its Subsidiaries has held a Lien.

Section 3.15  Benefit Plans.

(a) The Company has Previously Disclosed a true and complete list of (i) each former employee and beneficiary receiving continued health coverage under a Benefit Plan in accordance with COBRA; (ii) all bonus, incentive, deferred compensation plans or arrangements, including those relating to shares of Common Stock or equity interests paid in 2005, 2006 and 2007 or to be paid in subsequent years; and (iii) all obligations for severance payments on termination of employment.

(b) A list of all benefit and compensation plans, contracts, policies or arrangements covering the current and former employees of the Company (the “Employees”) and current or former directors of the Company or any of its Subsidiaries, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment contracts and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based incentive and bonus plans, any employee lending policy and any outstanding loans or lines of credit to the Employees and their terms in existence (the “Benefit Plans”), have been Previously Disclosed. Each Benefit Plan that has received a favorable determination or opinion letter from the IRS, including any master or prototype plan, has been separately identified. True and complete copies of the current plan documents for all Benefit Plans Previously Disclosed, including any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided to Parent. The Company has Previously Disclosed a list of all participants in Benefit Plans who are not Employees or beneficiaries of Employees.

(c) All Benefit Plans have been operated in compliance with their terms and are in compliance with ERISA, the Code and other Applicable Laws. Each Benefit Plan that is subject to ERISA (the “ERISA Plans”), that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, either has (i) received a favorable determination letter from the IRS, covering all Tax law changes prior to the Pension Protection Act of 2006, (ii) has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, or (iii) has not yet reached its assigned cycle for applying for such a letter but has previously received a favorable determination letter and the Company has adopted all “interim” amendments required by the IRS to be adopted as of the date hereof, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. None of the Shareholders, the Company or any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither the Company nor any of its Subsidiaries has incurred, nor reasonably expects to incur, any other material tax (other than FICA and FUTA or other employment Taxes) or penalty with respect to any ERISA Plan that is imposed by the Code or ERISA.

(d) Neither the Company nor any of its Subsidiaries nor any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code since January 1, 2002 (an “ERISA Affiliate”) (i) maintains or contributes to, or has within the past six years maintained or contributed to, a Pension Plan that is subject to Title IV of ERISA, or (ii) maintains or has an obligation to contribute to, or has within the past six years maintained or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA. On and after the Closing Date, neither Parent, the Company nor any of their respective Subsidiaries will have any liability with respect to any plan, program, or arrangement as maintained by an ERISA Affiliate (other than the Company or any of its Subsidiaries) that would be a Benefit Plan if it covered employees of the Company.

All contributions required to be made under the terms of any Benefit Plan, as of the date hereof, have been timely made and all monetary obligations under the Benefit Plans have been reflected on the Financial Statements for matters required to be accrued in accordance with GAAP as in effect as of the respective dates of the Financial Statements.

(e) There is no material pending or, to the Knowledge of the Company, threatened litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan, other than as required by COBRA or other Applicable Laws. The Company or its Subsidiaries may amend or terminate any Benefit Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination or in connection with severance or other benefit entitlements that exist under the Benefit Plan prior to its termination date. With respect to each Benefit Plan that is self-insured by the Company or any of its Subsidiaries, the Company has established a trust fund or other funded account or created a reserve on its Financial Statements that would be sufficient to pay all of the obligations of the Company and its Subsidiaries under such Benefit Plan to which Employees or directors (or the dependents of such individuals) have a legal right on the Closing Date.

(f) Except as required by Applicable Law, there has been no amendment to, or announcement by the Company or any of its Subsidiaries relating to, any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year. Except as Previously Disclosed, neither the execution of this Agreement, Shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby will, except as otherwise contemplated hereby, (i) entitle any employees of the Company or its Subsidiaries to severance or retention pay or any increase in severance or retention pay upon any termination of employment after the date hereof; (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans; (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries to merge, amend or terminate any of the Benefit Plans in accordance with its terms or Applicable Law; (iv) cause the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award; or (v) result in payments under any of the Benefit Plans that would not be deductible under Section 162(m) or Section 280G of the Code.

(g) Except as Previously Disclosed, no Benefit Plan that is a health, life, or disability insurance plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment except as may be required by COBRA or similar Applicable Law, and at the participant’s or the beneficiary’s expense. The requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA relating to COBRA continuation of health coverage have been satisfied with respect to each Benefit Plan that is subject to such requirements.

(h) Each nonqualified deferred compensation plan to which the Company or any of its subsidiaries is a party complies with the applicable requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code by its terms, or is within the period prescribed under IRS Notice 2007-86 for amendment, and has been operated in accordance with such requirements. No event has occurred that would be treated under Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. Any payments triggered by the consummation of this transaction that are paid by the Company before the Closing Date will be paid in compliance with the requirements of Section 409A of the Code.

(i) The ESOP qualifies as an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code. The Company has engaged an independent corporate trustee that is a bank or trust company with significant experience in employee stock ownership plan matters (the “ESOP Trustee”) to serve as trustee of and act on behalf of the ESOP in connection with the transactions contemplated by this Agreement. The Company has Previously Disclosed a copy of (i) the agreement between the Company and the ESOP Trustee and (ii) the agreement between the ESOP Trustee and the ESOP Financial Advisor.

(j) As of the Closing, no current or former employee of Marshfield or TrustCorp, or dependent or beneficiary of such a person, will be a participant in or entitled to any benefit under any Benefit Plan.

Section 3.16  Employees; Labor Relations.

(a) The Company has Previously Disclosed a true, correct and complete listing of all employees of the Company and its Subsidiaries, as well as independent contractors and leased employees, as of the date hereof, including their respective name, job title or function, job location, current salary or wage, incentive pay and bonuses, accrued vacation, and current status (as to leave or disability pay status, leave eligibility status, full time or part time, exempt or non-exempt, and temporary or permanent status). Other than as reflected or specifically reserved against in accordance with GAAP in the Financial Statements, neither the Company nor its Subsidiaries has paid or has an obligation to pay any bonuses or other incentive compensation to any of its employees, including any officer or director. Each person who provides services to the Company or any ERISA Affiliate is properly classified with respect to employment status for all purposes, including human resource and Tax purposes. The Company has delivered to Parent a true and complete copy of the employee handbook, if any, applicable to the employees of the Company and its Subsidiaries.

(b) To the Knowledge of the Company, (i) no officer or significant employee (whose departure would significantly disrupt the provision of services by a department or function) of the Company and (ii) no group of the Company’s employees has any present plans to terminate his, her or its employment.

(c) There are no workers’ compensation claims pending against the Company or its Subsidiaries nor, to the Knowledge of the Company, are there any facts that would reasonably give rise to such a claim or claims.

(d) To the Knowledge of the Company, no employee, independent contractor or leased employee of the Company is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede the ability of such employee to carry out fully the activities currently performed by such employee in furtherance of the business of the Company.

(e) The Company and each of its Subsidiaries is in compliance with all currently Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Fair Labor Standards Act, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, employee or labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. None of the Company or its Subsidiaries is engaged in any unfair labor practice (within the meaning of the National Labor Relations Act). There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against any of the Company or its Subsidiaries before the National Labor Relations Board. Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Company or any of its Subsidiaries, pending or, to the Knowledge of the Company, threatened, nor is it aware of any activity involving the Company’s or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(f) Following the Closing, neither the Company nor any Subsidiary will have any obligations to any current or former employee of Marshfield or TrustCorp, or any dependent or beneficiary of such a person, with respect to payroll wages, benefits or anything else relating to the employment of such person, except to the extent liabilities arise from the Company’s processing of flex benefit plans and payroll, and the maintenance of books and records, for Marshfield and its employees.

Section 3.17  Insurance.  The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders or bonds maintained by the Company or its Subsidiaries are in full force and effect, the Company and its Subsidiaries are not in default thereunder and all claims thereunder have been filed in due and timely fashion. The Company has Previously Disclosed to Parent a list of all insurance policies maintained by or for the benefit of the Company or its Subsidiaries or their directors, officers, employees or agents.

Section 3.18  Taxes.

(a) (i) Each of the Company and its Subsidiaries has filed all Tax Returns that they were required to file under Applicable Law, and have paid all Taxes shown thereon as due and owing;

(ii) each of the Company and its Subsidiaries has paid all Taxes due and payable (whether or not shown on any Tax Return) and withheld and paid to the appropriate Governmental Authority all Taxes required by Applicable Law to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, Shareholder or other third party;

(iii) no action, suit, examination, proceeding, investigation, audit, or claim is now proposed in writing, pending, or, to the Knowledge of the Company, threatened with respect to the Company in respect of any Tax or any Tax Return referred to in clause (i) above;

(iv) all deficiencies asserted or assessments made as a result of examinations by any taxing authority have been paid in full;

(v) other than a group including the Company and its Subsidiaries of which the Company was the ultimate parent, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary tax group for purposes of filing any Tax Return;

(vi) no waivers of statute of limitations have been given by or requested with respect to any Taxes of the Company or its Subsidiaries,

(vii) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provision of state, local or foreign Tax law);

(viii) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof), ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date;

(ix) during the two-year period prior to the Closing Date, neither the Company nor any of its Subsidiaries has distributed stock of another person, or had its stock distributed by another person in a transaction that was purported or intended to be governed in whole or in part by section 355 of the Code;

(x) the unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto) included with the Interim Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and its Subsidiaries in filing their Tax Returns;

(xi) since the date of the Interim Financial Statements, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice;

(xii) there are no Liens for Taxes (other than for Taxes not yet due) on any of the assets of the Company or its Subsidiaries and, to the Knowledge of the Company, there is no basis for the assertion of any such Lien;

(xiii) to the Knowledge of the Company, none of the Company or any of its Subsidiaries has entered into any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations or been a “material advisor” for such transaction as defined in Section 6111(b) of the Code;

(xiv) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax allocation or sharing agreement;

(xv) the Company has delivered to Parent true and complete copies of all requested federal, state, local, and foreign income Tax Returns with respect to the Company and each of its Subsidiaries filed during the last three years;

(xvi) neither the Company nor any of its Subsidiaries has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from being treated for federal income Tax purposes as a reorganization within the meaning of section 368(a) of the Code; and

(xvii) the Company and its Subsidiaries operate at least one significant historic business line, or own at least a significant portion of their historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(b) Each of the Company and its Subsidiaries is in compliance with the Code and foreign, state and local law relative to obtaining all taxpayer certifications (including executed IRS Forms W-8 and W-9, as applicable) from all persons to whom it makes payments in connection with its business; and each of the Company and its Subsidiaries has complied with all withholding and information reporting obligations imposed by the Code, including Sections 1441, 1445 and 1446 of the Code, or any Applicable Law.

(c) Each of the Company and its Subsidiaries has recorded in its processing system any B Notice issued by the IRS pursuant to Treasury Regulations Section 31.3406(c) — 1(c) (with respect to payees who have failed to report all interest or dividends on their tax returns) or any C Notice issued by the IRS pursuant to Treasury Regulations Section 31.3406(d) — 5(c) (with respect to payees who have given the Company or any of its Subsidiaries an incorrect taxpayer identification number) received in connection with any payee.

(d) Each of the Company and its Subsidiaries has timely sent to all persons to whom it pays interest or dividends, and filed with the IRS and any state and local taxing authority, all reports on Form 1099, 1042-S and similar reports required to be sent or filed in respect of interest or dividends paid to such persons on or prior to the Closing Date.

(e) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

Section 3.19  Real Property.

(a) Except for that certain real property located at 1405 McFarland Road in Mount Lebanon, Pennsylvania (the “Owned Property”), the Company does not own any real property. The Company does not lease any or all of the Owned Property to any tenants. The Company has Previously Disclosed all real property and interests in real property leased to or occupied by the Company, or which the Company has the right to occupy, now or in the future (individually, a “Real Property Lease” and the leasehold estate in the real properties specified in such all Real Property Leases, together with the Owned Property, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee.

(b) The Company has good and valid fee title to all Owned Property, free and clear of all Liens of any nature whatsoever except (i) Previously Disclosed Liens and (ii) Permitted Liens. A valid policy of title insurance has been issued insuring the Company’s fee simple title to the Owned Property in an amount at least equal to $450,000, and such policy is, at the date hereof, in full force and effect and no claim has been made against such policy.

(c) There are no developmental or other similar agreements that limit the ability to protest real property taxes or assessments, fix minimum real estate taxes or require continued business operations with respect to the Owned Property. Except as Previously Disclosed, the Company has not been given any notice of any material violation of any Applicable Law, including any Applicable Law pertaining to zoning matters and the Americans with Disabilities Act.

(d) All facilities, buildings and improvements located at the Owned Property are supplied with utilities and related services necessary and adequate for the use and operation of such facilities, buildings and improvements, including gas, oil, electricity, water, telephone, sanitary sewer and storm sewer, at normal and customary charges, and each such utility service enders the Owned Property from an adjoining public street appurtenant to the Owned Property, and is not dependent for its access, use or operation on any land, building or improvement not included in the Owned Property. The Company has not been given notice of any material defect in any of the structural components of any improvement on any Company Property or its electrical, plumbing, HVAC, life safety or other building systems.

(e) The Company has a valid leasehold interest under each of the Real Property Leases. To the Knowledge of the Company: (i) the Company is not in default under any Real Property Lease; and (ii) no other party is in default under any Real Property Lease. The Company has provided to Parent true, correct and complete copies of each of the Real Property Leases (including any amendments, estoppels, subordination agreements and other documents related thereto).

(f) Except as Previously Disclosed: (i) the Company has not contested since January 1, 2006, and is not currently contesting, any material amount (in the aggregate) of operating costs, real estate taxes or assessments or other charges payable by the tenant under any Real Property Lease; and (ii) the Company has not terminated any Real Property Lease or exercised any purchase option, right of first refusal or other similar purchase right held by the Company under such Real Property Lease.

(g) All of the land, buildings, structures and other improvements used by the Company in the conduct of its business are included in the Company Properties. Except for the Real Property Leases, there are no leases, subleases or occupancy agreements in effect with respect to the Company Properties. There are no pending or, to the Knowledge of the Company, threatened or contemplated actions or proceedings regarding condemnation or other eminent domain actions or proceedings affecting the Company Properties or any part thereof, or of any sale or other disposition of the Company Properties or any part thereof in lieu of condemnation. Except as Previously Disclosed, no portion of the Company Properties has suffered any material damage by fire or other casualty that has not heretofore been completely repaired and restored.

Section 3.20  Intellectual Property.

(a) The Company has Previously Disclosed a true and complete list of all Registered and, to the Knowledge of the Company, other material Intellectual Property owned by the Company or any of its Subsidiaries (collectively, the “Scheduled Intellectual Property”). The Company exclusively owns (beneficially, and of record where applicable) all Scheduled Intellectual Property, free and clear of all Liens, exclusive licenses, and non-exclusive licenses not granted in the ordinary and usual course of business consistent with past practice. The Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the use thereof by the Company and its Subsidiaries or their rights thereto. The Company and each of its Subsidiaries has sufficient rights to use all Intellectual Property used in its business as currently conducted. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed or otherwise violated the Intellectual Property rights of any third party during the five-year period immediately preceding the date of this Agreement. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, or, to the Knowledge of the Company, asserted or threatened against the Company or any of its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To the Knowledge of the Company, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists. To the Knowledge of the Company, no person is violating any Scheduled Intellectual Property right or other Intellectual Property right that the Company or any Subsidiary holds exclusively.

(b) The Company and each of its Subsidiaries has taken all reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements that have not been breached. To the Knowledge of the Company, none of the current employees of the Company or any of its Subsidiaries has any Patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or any of its Subsidiaries in the furtherance of their business, which Patents or applications have not been assigned to the Company.

(c) To the Knowledge of the Company, the Licensed Intellectual Property is valid, subsisting and enforceable and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the use thereof by the Company and its Subsidiaries or their rights thereto. Except as Previously Disclosed, neither the Company nor any of its Subsidiaries is obligated to make payments by way of royalties, advances, profit sharing, commissions, fees or otherwise to any person in respect of any Intellectual Property.

(d) The IT Assets operate and perform in all material respects as required by the Company and its Subsidiaries in connection with its business. To the Knowledge of the Company, the IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices that (i) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Knowledge of the Company, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery plans in compliance with Applicable Law.

Section 3.21  Absence of Certain Changes or Events.  Except as Previously Disclosed or as permitted by this Agreement, since February 28, 2007, neither the Company nor any of its Subsidiaries has:

(a) suffered any circumstance, change, event, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company;

(b) conducted its business other than in the ordinary and usual course of business consistent with past practice;

(c) made, declared, paid or set aside for payment any dividends on or in respect of, or declared or made any distributions on, any Shares or other equity interests of the Company or any of its Subsidiaries (other than dividends paid by wholly owned Subsidiaries of the Company or another wholly owned Subsidiary of the Company), or directly or indirectly adjusted, split, combined, redeemed, reclassified, purchased or otherwise acquired any Shares or other equity interests of the Company or any of its Subsidiaries;

(d) amended its Constitutive Documents;

(e) except in the ordinary and usual course of business consistent with past practice, sold, transferred, leased, mortgaged, encumbered, or otherwise disposed of any of its securities, investments, assets or properties (whether tangible or intangible) (including by way of bulk reinsurance, whether on an indemnity or assumption basis), or permitted or allowed any of its assets or properties (whether tangible or intangible) to be subjected to any Lien, other than Permitted Liens and Liens that will be released at or prior to the Closing;

(f) except in the ordinary and usual course of business consistent with past practice, discharged or otherwise obtained the release of any Lien or paid or otherwise discharged any liability, other than current liabilities reflected on the Financial Statements and current liabilities incurred in the ordinary and usual course of business consistent with past practice since the date of the most recent audited balance sheet contained in the Financial Statements;

(g) merged with, entered into a consolidation with or acquired an interest of 5% or more in any person or acquired a substantial portion of the assets or business of any person or any division or line of business thereof (including by way of bulk reinsurance), or otherwise acquired any assets other than in the ordinary and usual course of business consistent with past practice;

(h) issued, sold or otherwise permitted to become outstanding, or authorized the creation of, any additional shares of Common Stock or other equity interests of the Company or any of its Subsidiaries or any other Rights in respect thereof, or any notes, bonds or other securities of the Company or any of its Subsidiaries;

(i) other than in the ordinary and usual course of business consistent with past practice, in accordance with Applicable Law and accounting requirements, and on an arm’s-length basis, entered into any agreement, arrangement, understanding or transaction with any of its directors, officers or employees, with any

Shareholder, or with any relative, beneficiary or spouse living with such person or with any Affiliate of any of the foregoing (collectively, a “Company Related Person”);

(j) made or adopted any change in accounting principles, practices or methods from those currently employed, except as required by GAAP or by Applicable Law;

(k) made or changed any Tax election of or with respect to the Company or any of its Subsidiaries, changed or consented to any change in any method of tax accounting, entered into or agreed to any private letter ruling, closing agreement or similar ruling or agreement with the IRS or any other taxing authority or settled any audit or proceeding with respect to Taxes owed by the Company or any of its Subsidiaries;

(l) other than in the ordinary and usual course of business consistent with past practice; (i) incurred any indebtedness for borrowed money; or (ii) entered into any hedging, derivative or similar transaction;

(m) made any capital expenditure or commitment for any capital expenditure in excess of $25,000 in a single payment or $100,000 in the aggregate;

(n) increased the salary, wage, bonus or other compensation payable, or to become payable, by it to its directors, officers, employees or consultants, or increased benefits or payments provided under, or terminated, established, adopted, entered into, made any new grants or awards under, or amended or otherwise modified, any Benefit Plans, except in each case increases occurring in the ordinary and usual course of business consistent with past practice (including normal periodic performance reviews and related compensation and benefit increases), or as required by any pre-existing written Contract to which the Company or any of its Subsidiaries is a party, or granted any severance or termination pay to, or entered into or amended any employment, consulting, retention or severance agreement with, any person, other than termination pay paid in the ordinary and usual course of business consistent with past practice to officers or employees;

(o) conducted any transaction with any Affiliate or other Company Related Person on terms and conditions that are not at least substantially the same or more favorable to the Company and its Subsidiaries, as applicable, as comparable transactions with a person that is not an Affiliate of the Company or its Subsidiaries, as applicable, or that would be offered to such a person for such a comparable transaction;

(p) accelerated, amended, canceled, modified, terminated, consented to the termination of, or allowed to expire any Material Contract, or of any of the Company’s or its Subsidiaries’ rights thereunder;

(q) canceled or waived any claims or rights with a value to the Company or any Company Subsidiary in excess of $25,000;

(r) settled or compromised any Litigation;

(s) terminated, canceled, amended or allowed to expire any insurance coverage currently maintained that is not replaced by a like amount of insurance coverage; or

(t) agreed or committed to take any of the actions specified in this Section 3.21.

Section 3.22  Related Party Transactions.  There is no indebtedness between the Company or any of its Subsidiaries, on the one hand, and any Company Related Person or Affiliate (other than the Company and its Subsidiaries) of the Company, on the other hand, other than usual and customary advances made in the ordinary and usual course of business for business purposes and consistent with past practices and not in excess of $25,000. No such Company Related Person or Affiliate provides or causes to be provided any assets, services (other than services as an officer, director or employee) or facilities to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any such Company Related Person or Affiliate (other than as reasonably necessary for them to perform their duties as directors, officers or employees of the Company). The Company does not beneficially own, directly or indirectly, any investment in or issued by any such Company Related Person or Affiliate. No such Company Related Person or Affiliate has any direct or indirect ownership interest in any person with which the Company or any of its Subsidiaries competes or has a business relationship. Except as Previously Disclosed, there are no Contracts with any such Company Related Person or Affiliate to which the Company or any of its Subsidiaries is a party or by which it is bound.

Section 3.23  Financial Consultants.  The Company has Previously Disclosed the gross annual production for each Financial Consultant employed by the Company as of the date hereof for the 12-month period ended December 31, 2007 with respect to such production at the Company and, to the Knowledge of the Company, with respect to such production at any prior employer of any Financial Consultant.

Section 3.24  No Brokers.  None of the Company or its Subsidiaries, or any of their respective Affiliates, has employed any broker or finder, or incurred any brokers’ or finders’ commissions or fees, in connection with the transactions contemplated by this Agreement.

Section 3.25  Voting Requirement.  The affirmative vote of the holders of a majority of the issued and outstanding Shares, voting as a single class at the Company Shareholders Meeting to approve the Merger and this Agreement, is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger and this Agreement.

Section 3.26  Anti-Takeover Law.  The Company Board has taken all action necessary or required to render inapplicable to the Voting Agreement, the Merger, this Agreement, and the transactions contemplated hereby or thereby (a) any State Takeover Law that may purport to be applicable to the Voting Agreement, the Merger, this Agreement, or the transactions contemplated hereby; (b) any takeover provision in the Company Constitutive Documents; and (c) any takeover provision in any Contract, and no such State Takeover Law or takeover provision will in any manner restrict, impair or delay the ability of Parent or Merger Sub to engage in any transaction with the Company or of Parent to vote or otherwise exercise all rights as a shareholder of the Company before or after the Effective Time of the Merger.

Section 3.27  Reorganization; Approvals.  The Company (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (b) as of the date of this Agreement, does not know of any reason why all regulatory approvals from any Governmental Authority or Self-Regulatory Organization required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

Section 3.28  Fairness Opinion.  The Company Board has received the opinion of Keefe, Bruyette & Woods, Inc., dated on or about the date of this Agreement, to the effect that, as of such date, the Initial Merger Consideration is fair from a financial point of view to the Shareholders.

Section 3.29  Company Information.  The information relating to the Company or any of its Subsidiaries that is provided by the Company or its Representatives for inclusion in the Proxy Statement or the Form F-4, or in any application, notification or other document disseminated to Shareholders or to participants in the ESOP or filed with any Governmental Authority or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company or any of its Subsidiaries and other portions within the reasonable control of the Company, or any other publicly disclosed communications of the ESOP Trustee to Plan participants relating to the Merger, will comply in all material respects with the provisions of any Applicable Law.

Section 3.30  Company Documents.  The copies of all documents furnished to Parent in connection with the negotiation, execution and delivery of this Agreement are accurate copies of the originals thereof.

ARTICLE 4

Representations and Warranties of Parent and Merger Sub

Except (a) as is disclosed in the disclosure schedule delivered by Parent and Merger Sub to the Company on or prior to the date hereof (the “Parent Disclosure Schedule”) or (b) as otherwise described in the Parent SEC Reports, Parent and Merger Sub hereby represent and warrant to the Company as set forth in the Parent Disclosure Schedule and as follows:

Section 4.01  Organization and Standing  Parent validly exists as a Schedule I bank under the Bank Act (Canada), and Merger Sub has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate or company power and authority to own, lease, use and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

Section 4.02  Corporate Authority.  Each of Parent and Merger Sub has the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. Neither the execution and delivery of this Agreement by Parent nor Parent’s consummation of the Merger and the other transactions contemplated hereby requires the approval of the shareholders of Parent. Each of this Agreement and the other agreements and instruments contemplated by this Agreement has been or, at the time of delivery, will be duly authorized, executed and delivered by each of Parent and Merger Sub, and constitutes or, at the time of delivery, will constitute a valid and binding agreement of each of Parent and Merger Sub enforceable against it in accordance with its terms, except that such enforceability may be limited by the Enforcement Limitations.

Section 4.03  No Defaults.  Subject to the receipt of Previously Disclosed required consents, approvals, authorizations or other actions of or by Governmental Authorities and Self-Regulatory Organizations (including the requirements of FINRA, the filing and declaration of effectiveness of the Form F-4, the approval of the issuance of Parent Shares by the Office of the Superintendent of Financial Institutions, the NYSE and the Toronto Stock Exchange, the filing of the certificate of merger with the Delaware Secretary of State, the expiration of any applicable waiting periods under the HSR Act, and a notice filing to the Federal Reserve Board), the execution, delivery and performance of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, does not and will not (a) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to any Applicable Law; (b) constitute a breach or violation of, or a default under, the Constitutive Documents of either Parent or Merger Sub; or (c) require any consent or approval under any Applicable Law.

Section 4.04  Capitalization.

(a) The authorized capital shares of Parent consists of (i) an unlimited number of Parent Shares, of which, as of December 31, 2007 (the “Parent Capitalization Date”), 1,277,114,752 shares were issued and outstanding as fully paid and non-assessable, and (ii) an unlimited number of First and Second Preferred Shares without nominal or par value, with a maximum aggregate consideration value equal to C$20.0 billion and C$5.0 billion, respectively, of which, as of the Parent Capitalization Date, 94,000,000 First Preferred Shares were issued and outstanding with a face value of C$2.35 billion and no Second Preferred Shares were issued and outstanding. The Parent Shares to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock of Merger Sub is owned by Parent, free and clear of any Liens, other than Liens that are not material, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 4.05  Parent SEC Reports.  No final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since November 1, 2006 and before the date of this Agreement (the “Parent SEC Reports”) or communication mailed by Parent to its shareholders since November 1, 2006 and before the date of this Agreement, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC applicable to Parent as a foreign private issuer with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

Section 4.06  No Brokers.  None of Parent, Merger Sub, nor any of their respective Affiliates has employed any broker or finder, or incurred any brokers’ or finders’ commissions or fees, in connection with the transactions contemplated by this Agreement.

Section 4.07  Reorganization; Approvals.

(a) Neither Parent nor Merger Sub is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Parent has been engaged in the active conduct of a trade or business outside the United States, within the meaning of Treas. Reg. § 1.367(a)-2T(b)(2) and (3), for the entire 36-month period immediately before the Closing Date, and Parent has no intention of disposing of or discontinuing such trade or business. Parent plans to operate at least one significant historic business line of the Company and its Subsidiaries or own at least a significant portion of the Company and its Subsidiaries, in each case within the meaning of Treasury Regulation Section 1.368-1(d), for a material portion of time, and has no intent to substantially dispose of or discontinue the trade or business of the Company and its Subsidiaries within the meaning of Treasury Regulation 1.367(a)-3 (it being understood for the purposes of this Section 4.07(a) that any disposition or discontinuance of the capital markets business of the Company is not substantial).

(b) As of the date of this Agreement, neither Parent nor Merger Sub knows of any reason why all regulatory approvals from any Governmental Authority or Self-Regulatory Organization required to be obtained by Parent or Merger Sub for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

Section 4.08  Merger Sub.  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly through any Subsidiary, any obligations or liabilities or entered into any agreement or arrangements with any person.

Section 4.09  Parent and Merger Sub Information.  The information relating to each of Parent and its Subsidiaries, including Merger Sub, that is provided by Parent or its Representatives for inclusion in the Proxy Statement and the Form F-4, or in any application, notification or other document filed with any other Governmental Authority or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to each of Parent and Merger Sub and other portions within the reasonable control of each of Parent and Merger Sub will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form F-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE 5

Covenants and Other Agreements

Section 5.01  Forbearances of the Company.  Until the Closing Date, except as set forth on Schedule 5.01 of the Company Disclosure Schedule or as expressly contemplated by this Agreement or as otherwise expressly agreed to by Parent in writing, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course of business, consistent with past practice, or fail to use reasonable efforts to preserve intact the business of the Company and its Subsidiaries and maintain their rights, franchises and existing relations with clients, customers, suppliers, employees and business associates; engage in any new types of activities or lines of business; or take any action reasonably likely to have an adverse affect upon the Company’s ability to perform any of its material obligations under this Agreement.

(b) Company.  Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Common Stock or other equity interests of the Company or any of its Subsidiaries or any Rights in respect thereof, except upon the exercise of any Rights outstanding as of the date hereof; or purchase or redeem any Shares, other than a year end contribution of newly issued shares of Common Stock to the ESOP (the “ESOP Contribution”) made prior to Closing.

(c) Dividends, Etc.  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any Shares or other equity interests of the Company or any of its Subsidiaries, other than dividends paid by wholly owned Subsidiaries of the Company to the Company or another wholly owned Subsidiary of the Company; or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any Shares or other equity interests of the Company or any of its Subsidiaries.

(d) Compensation; Employment Agreements; Etc.  Enter into, amend, modify or renew any employment, consulting, retention, severance, change in control or other Contract with any director, officer, consultant or employee of the Company or any of its Subsidiaries, or grant any salary, wage or other compensation increase or increase any employee benefit except (i) for changes that are required by Applicable Law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iii) increases in salaries on or about employees’ respective anniversary dates, not to exceed 3% in each case, in the ordinary course of business consistent with the Company’s prior custom and practice.

(e) Bonuses.  Grant any incentive payments or bonuses to any director, officer, consultant or employee of the Company or any of its Subsidiaries, except for (i) payments of normal bonuses for the Company’s fiscal year ending February 28, 2008, and (ii) accrual of bonuses for the period between March 1, 2008 and the Closing Date, in each case calculated in accordance and consistent with past practices as Previously Disclosed.

(f) Benefit Plans.  (i) Enter into, establish, adopt or amend (except (A) as may be required by Applicable Law, (B) except as Previously Disclosed, in connection with the transactions contemplated hereby, or (C) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, retention, severance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, consultant or employee of the Company or any of its Subsidiaries, or take any action to accelerate the vesting or exercisability of other compensation or benefits payable thereunder or (ii) authorize any Employee to take any leave of absence other than (A) as required by Applicable Law or (B) in the ordinary course of business consistent with the Company’s prior custom and practice.

(g) Dispositions.  Except as Previously Disclosed and for sales, transfers, mortgages, encumbrances or other dispositions of securities or other investments or assets in the ordinary and usual course of business consistent with past practice, sell, transfer, lease, mortgage, encumber or otherwise dispose of or discontinue (i) any of its assets or properties that are, individually or in the aggregate, material to it or any of its Subsidiaries or (ii) any business or operations of the Company or any of its Subsidiaries.

(h) Acquisitions.  Except as Previously Disclosed and for the purchase of securities or other investments or assets in the ordinary and usual course of business consistent with past practice, acquire any assets, businesses, or properties of any other entity that, individually or in the aggregate, is material to the Company or any of its Subsidiaries.

(i) Constitutive Documents.  Amend the Constitutive Documents of the Company or any of its Subsidiaries.

(j) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or Applicable Law.

(k) Contracts.  Except as Previously Disclosed, enter into or terminate any Material Contract (other than a Material Contract that expires by its terms or as to which the other party is in breach) or amend or modify in any material respect any of its existing Material Contracts, in each case outside the ordinary course of business.

(l) Claims.  Except as Previously Disclosed, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount not in excess of $25,000 individually or $100,000 in the aggregate for all such settlements or that is not reasonably likely to establish an adverse precedent or basis for subsequent settlements or require changes in business practices.

(m) Adverse Actions.  Take any action that is reasonably likely to result in (i) any of the representations or warranties of the Company set forth in this Agreement being or becoming untrue at any time at or prior to the Closing Date, (ii) any of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article 6 not being satisfied, or (iii) a material breach of any provision of this Agreement, except, in each case, as may be required by Applicable Law.

(n) Indebtedness.  Incur any indebtedness for borrowed money other than in the ordinary and usual course of business consistent with past practice.

(o) Taxes.  Make any Tax elections, amend any Tax elections currently in effect, change or consent to any change in its method of accounting for Tax purposes, enter into or agree to any private letter ruling, closing agreement or similar ruling or agreement with the IRS or any other taxing authority, settle any audit or proceeding with respect to Taxes owed by the Company or any of its Subsidiaries, or take any action that would be reasonably likely to prevent or impede the Merger from being treated for federal income Tax purposes as a reorganization within the meaning of section 368(a) of the Code.

(p) Capital Expenditures.  Make capital expenditures in excess of $25,000 in the aggregate.

(q) Employees.  Except as required by Applicable Law or any Governmental Authority or Self-Regulatory Organization, hire or offer employment to any person, or take action to terminate the employment of any Employee; provided, however, that Parent will not unreasonably withhold approval for, or delay, the hiring of Financial Consultants by the Company in the ordinary course of business consistent with the Company’s prior custom and practice.

(r) Commitments.  Agree, commit to or enter into any agreement to take any of the actions referred to in this Section 5.01.

Section 5.02  Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under Applicable Law, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and will cooperate fully with the other party hereto to that end. Each of the Company and Parent will use its respective reasonable best efforts to obtain consents of all third parties necessary to the consummation of the transactions contemplated by this Agreement.

Section 5.03  Access; Information.

(a) The Company agrees that, subject to Applicable Law relating to the exchange of information and any confidentiality agreements, and subject to any obligations the Company or its Subsidiaries may have to Clients relating to confidentiality of Clients’ positions, transactions and information, the Company and its Subsidiaries will afford Parent and its officers, employees, counsel, accountants and other authorized Representatives such access during normal business hours and upon reasonable notice throughout the period from the date hereof to the Closing to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and such other information of the Company, its Subsidiaries and the Shareholders, and, to the extent reasonably practicable, of Marshfield and TrustCorp, as Parent (or any such Representative) may reasonably request, and, during such period, the Company will furnish, or the Company will cause the Company’s Subsidiaries to furnish, to Parent (or such other Representative) (i) a copy of each report, schedule and other document filed by the Company or any of its Subsidiaries pursuant to the requirements of Securities Laws, promptly after the filing thereof; (ii) as soon as practicable after the end of each calendar month, but in no event later than ten Business Days after the end of each calendar month, unaudited consolidated balance sheets of the Company and related statements of operations for the month then ended and for that portion of such fiscal year ended with the last day of such monthly accounting period, each internally prepared by the Company in compliance with GAAP (except as noted therein, and subject to footnote disclosure) and consistent with past practice; and (iii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent (or any such other Representative) may reasonably request, promptly after such request.

(b) The provisions of the Confidentiality Agreement will remain binding and in full force and effect in accordance with its terms until the Effective Time. The information contained herein, in the Disclosure Schedules, or delivered to Parent or its Representatives pursuant hereto will be subject to the Confidentiality Agreement and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference.

(c) The representations, warranties, and covenants of each party and any person’s rights to indemnification with respect thereto will not be affected or deemed waived by reason of any investigation made by or on behalf of such person (including by any of its Representatives) or by reason of the fact that such person or any of such Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 5.04  Regulatory Matters.

(a) Parent and the Company will promptly prepare, and Parent will file with the SEC, the Form F-4, in which the Proxy Statement will be included. Parent will use its commercially reasonable efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company will thereafter promptly mail or deliver the Proxy Statement to the Shareholders. Parent will also use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company will furnish all information concerning the Company and the Shareholders as may be reasonably requested in connection with any such action.

(b) The parties will cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Governmental Authorities and Self-Regulatory Organizations that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Governmental Authorities, or Self- Regulatory Organizations. The Company and Parent will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to this Agreement and to Applicable Law relating to the confidentiality of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party, any Governmental Authority (other than the Office of the Superintendent of Financial Institutions, with respect to any filing made by Parent), or any Self-Regulatory Organization in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Notwithstanding the foregoing, nothing contained herein will be deemed to require Parent to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities or Self-Regulatory Organizations, that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to the Company) on either Parent or the Company.

(c) Each of Parent and the Company will, upon request, furnish to the other parties all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form F-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Authority or Self-Regulatory Organization in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of Parent and the Company will promptly advise the other parties upon receiving any communication from any Governmental Authority or any Self-Regulatory Organization the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required approvals will not be obtained or that the receipt of any such approval may be materially delayed.

Section 5.05  Notification of Certain Matters.

(a) Each of Parent and the Company will give prompt notice to the other of any fact, event or circumstance currently or hereafter known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a material breach of any of its representations, warranties, covenants or agreements contained herein.

(b) Prior to the Closing, the Company will promptly notify Parent, and Parent (with respect to itself) will promptly notify the Company, of:

(i) any notice or other communication from any person alleging that the consent of such person is or may be required as a condition to the Closing; or

(ii) any notice or other written communications from any person (A) terminating or threatening to terminate any Material Contract relating to the rendering of services to such person or (B) relating to any material dispute with such person.

(c) Prior to the Closing, the Company will promptly notify Parent of any written or oral notice or other communication from any Governmental Authority or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement.

(d) No such notice pursuant to Section 5.05(a), (b), or (c) will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(e) Prior to the Closing, the Company will provide Parent an updated Schedule 3.23 setting forth the names and gross annual production for the 12-month period ended December 31, 2007 for each Financial Consultant hired (with Parent’s consent) between the date hereof and the Closing Date at each such Financial Consultant’s prior firm; provided, however, that the Company makes no representation or warranty with respect to the accuracy of the amount of any Financial Consultant’s production at any prior employer, to the extent such amount may be included in the gross annual production set forth on updated Schedule 3.23 for such Financial Consultant.

Section 5.06  Press Releases and Communications.  All public announcements concerning the transactions contemplated by this Agreement will be made in Parent’s sole discretion. Prior to the Closing Date, Parent will provide the Company with the opportunity to review and comment upon any press release or other public announcement of Parent with respect to the transactions contemplated by this Agreement prior to issuing any press releases or otherwise making public announcements with respect thereto. The Company will not issue any press release or otherwise make any public announcement or employee communication with respect to the transactions contemplated by this Agreement without the prior consent of Parent, except as may be required by Applicable Law.

Section 5.07  Employment.

(a) Parent will have at all times complete discretion to determine the specific benefit plans, programs, policies and arrangements to be provided to Employees; provided, however, that Employees will be given credit for purposes of eligibility, vesting and the amount of benefits under Parent’s Wealth Accumulation Plan, short and long term disability plans, and vacation or paid time off policies under each employee benefit plan, program, policy or arrangement of Parent or any of its Affiliates in which the Employees are eligible to participate after Closing for all service with the Company or any Affiliate (to the extent such credit was given for a similar purpose by a comparable employee benefit plan, program, policy or arrangement of the Company or its Subsidiaries), except to the extent such credit would result in the duplication of benefits. Notwithstanding the foregoing, such service prior to Closing will not be counted or credited for purposes of benefit accrual under any defined benefit pension plan of the Parent or its Affiliates or for purposes of any post-retirement welfare benefit plan. Parent will use commercially reasonable efforts to allow Employees who are participants in the Plan to participate in a 401(k) plan sponsored by Parent or an Affiliate as soon as reasonably practicable administratively and operationally after the Closing. Employees who are participants in the Plan and who continue in employment with Parent or one of its Affiliates after Closing will be allowed to rollover their benefits from the 401(k) portion of that Plan to a 401(k) plan sponsored by Parent or an Affiliate. Notwithstanding the foregoing, Employees who are participants in the ESOP will not be allowed to rollover their benefits from the ESOP to any employee benefit plan sponsored by Parent or an Affiliate.

(b) Parent will pay or cause one of its Affiliates to pay severance benefits in accordance with Schedule 5.07(b) hereto to Employees (except for those Employees listed on Schedule 5.07(b)) (i) who do not continue employment with Parent or one of its Affiliates following Closing for “good reason” as defined in Schedule 5.07(b), or (ii) whose employment with Parent and its Affiliates is terminated prior to the first anniversary of the Closing without “cause” as defined in Schedule 5.07(b).

(c) Parent will cause Employees who continue in employment with Parent or one of its Affiliates after Closing to receive employee benefits (other than salary and bonus opportunity) that in the aggregate are at least comparable to either (i) those received by Employees immediately prior to Closing, or (ii) to those received by similarly situated employees of RBC Dain Rauscher Inc. immediately after Closing.

(d) Parent will cause each Employee other than any Financial Consultant who continues in employment with Parent or one of its Affiliates after Closing to receive salary and bonus opportunity that are no less than the salary and bonus opportunity provided to such Employee by the Company.

(e) Parent will use commercially reasonable efforts to grant credit under a group health plan of Parent or one of its Affiliates to Employees who continue in employment with Parent or one of its Affiliates after Closing for any co-pays, deductibles or other out-of-pocket expenses paid by Employees under any group health plan of the Company or its Subsidiaries for the year in which the Closing occurs.

(f) Prior to the Closing, the Company will take all actions necessary to terminate and distribute all the assets of its 401(k) Employee Stock Ownership Plan (the “Plan”) effective as of the day prior to the Closing, including adopting the relevant resolutions and any necessary Plan amendments by the Company Board, making the contribution to the Plan for all periods prior to the Closing, contributing an amount to the Plan’s trust fund sufficient to reinstate any forfeited amounts that are required to be reinstated due to the termination of the Plan, distributing all of the assets of the Plan’s trust fund to the participants (including beneficiaries and alternate payees) entitled thereto, and submitting a request to the IRS for a determination letter regarding the termination. However, it is understood by the parties that any rollovers from the 401(k) portion of the Plan to a 401(k) plan sponsored by Parent or an Affiliate will not be made until the Closing Date if such 401(k) plan permits rollovers only from individuals who are employees of Parent or one if its Affiliates. No employee or employer contributions will be made to the Plan on or after the Closing Date.

(g) Nothing contained herein will obligate Parent to employ, or offer to employ, any current or former employee of the Company or its Subsidiaries; to retain any Employees for any specific period; except as specifically provided in the foregoing subsections to the contrary, to institute or maintain any levels of compensation or benefit plans or arrangements; or otherwise to take or continue any actions with respect to its employees (including Employees) after the Closing; it being understood that no Employee is intended to or will receive by reason of this Agreement any direct or third party beneficiary rights against Parent.

(h) Prior to Closing, the Company will take all actions to correct under the Code and ERISA any Previously Disclosed issues that may adversely affect the form or operation of the Plan, including, except to the extent that Parent reasonably agrees that such action is not necessary, the restoration of account balances, the submission of an application to the Internal Revenue Service under the Employee Plans Compliance Resolution System, the payment of any required fees, and any other actions necessary to preserve the qualified status of the Plan and to comply with ERISA.

Section 5.08  Advisory Agreements; Client Relationships.

(a) The Company and its Subsidiaries will use their reasonable best efforts to cause each of the Company’s Clients with one or more advisory accounts with the Company or any of its Subsidiaries to consent to the assignment of their Advisory Agreements, which to the extent permitted by Applicable Law may be obtained pursuant to a negative consent process in accordance with SEC guidance. As soon as practicable following the date of this Agreement, the Company will notify all relevant Clients in writing of the transaction contemplated hereby and request their consent to the assignment of their Advisory Agreements. The form of notice required by the preceding sentence will be subject to the prior review and approval of Parent.

(b) The Company will make, and will cause its employees, Subsidiaries and the employees of its Subsidiaries to make, reasonable efforts to maintain and preserve in good standing all relationships with current Clients of the Company and encourage and facilitate the ongoing relationship of such Clients with the Company and its Affiliates, including Parent, after the Closing.

Section 5.09  Tax Matters.

(a) Liability for Taxes.

(i) Except (A) to the extent treated as a liability on the Closing Balance Sheet and (B) for any Taxes imposed on the Company that arise solely as a result of a final non-appealable determination by a Governmental Authority that the Merger did not qualify as a reorganization under Section 368(a) of the Code where there has been no (1) inaccuracy in the Company’s representations and warranties made in this Agreement or any certificate or other document executed and delivered by the Company in connection with the Merger or (2) nonperformance or breach of any covenant, agreement, or obligation to be performed by the Company under this Agreement, in each case relating in any respect to the qualification of the Merger as a reorganization under Section 368(a) of the Code, and subject to the terms, conditions and limitations provided in Article 7, the Consideration Recipients will be liable for and indemnify Parent for all Taxes (including any obligation to contribute to the payment of a Tax determined on a combined or unitary basis with respect to a group of corporations that includes or included the Company imposed on the Company or any Subsidiary or for which the Company or any of its Subsidiaries may otherwise by liable) for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date.

(ii) The Company will keep Parent informed of the status of material changes in the Tax position of the Company relating to taxable periods ending on or before the Closing Date, and will provide Parent with reasonable opportunity to review and comment on any material written correspondence received or proposed to be delivered with respect to the Tax position of the Company in connection with the taxable periods ending on or before the Closing Date.

(iii) For purposes of Section 5.09(a)(i), whenever it is necessary to determine the liability for Taxes of the Company and its Subsidiaries for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Company and its Subsidiaries for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date will be determined by assuming that the Company and its Subsidiaries had a taxable year or period that ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned on a time basis.

(b) Tax Returns.  The Company will file or cause to be filed when due all Tax Returns that are required to be filed on or before the Closing Date and will pay any Taxes due in respect of such Tax Returns, and Parent will file or cause to be filed when due all Tax Returns that are required to be filed after the Closing Date and will remit any Taxes due in respect of such Tax Returns. The Shareholders’ Representative will be afforded reasonable prior opportunity to review and comment upon all Tax Returns relating in whole or in part to periods beginning before the Closing Date, and Parent will accommodate all reasonable requests made by the Shareholders’ Representative for changes thereto.

(c) Termination of Tax Allocation Agreements.  Any Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by the Company or any of its Subsidiaries will be terminated as to the Company and any of its Subsidiaries as of the Closing Date, and no payments that are owed by or to the Company or any of its Subsidiaries pursuant thereto will be made thereunder, except to the extent such obligation is reflected on the Closing Balance Sheet.

(d) Information and Assistance.  The Shareholders’ Representative agrees to furnish or cause to be furnished to Parent, promptly upon reasonable request, reasonable information and assistance relating to the Company and its

Subsidiaries as Parent deems reasonably necessary in connection with the filing of any Tax Returns, the preparation for any audit by any taxing authority, the response to any inquiry by a taxing authority, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Returns, or any other filing required to be made with any taxing authority or any other matter related to Taxes.

(e) Transfer Taxes.  Any excise, sales, use, transfer, documentary, stamp or similar Taxes that are payable or that arise as a result of the consummation of the transactions between Parent and the Company contemplated by this Agreement, and any recording or filing fees with respect thereto, will be borne equally by the Consideration Recipients and by Parent.

(f) Adjustment to Initial Merger Consideration.  Any payment by Parent or the Consideration Recipients under this Section 5.09 or under Article 7 will be deemed to be an adjustment to the Initial Merger Consideration.

(g) Procedures Relating to Tax Claims.  Notwithstanding anything to the contrary set forth in Article 7, Parent will control all legal proceedings taken in connection with any Tax claim (with counsel and accountants reasonably acceptable to the Shareholders’ Representative on matters for which the Consideration Recipients may be responsible) and, without limiting the foregoing, may in its reasonable discretion pursue or forego any and all administrative appeals, proceedings, hearings, audits and conferences with any Governmental Authority with respect thereto and may, in its reasonable discretion, either pay the Tax claimed and sue for a refund where law permits such refund suits or contest the Tax claim in any permissible manner or settle or pay the Tax claim; provided, however, that Parent (i) will make any change in the manner in which the contest is conducted that is reasonably requested by the Shareholders’ Representative and (ii) will afford the Shareholders’ Representative the opportunity to participate, as may reasonably be requested by the Shareholders’ Representative and at the expense of the Shareholders’ Representative, with Parent in contesting any Tax claim solely to the extent such Tax claim would give rise to an indemnity obligation under this Section 5.09; and provided further that Parent will not settle or otherwise compromise any Tax claim that would give rise to an indemnity obligation under this Section 5.09 without the Shareholders’ Representatives’ prior written consent (which consent will not be unreasonably withheld).

(h) Post-Closing Operation of the Company.  After the Closing Date, Parent will cause the Company to satisfy the reporting requirements of Treasury Regulation Section 1.367(a)-3(c)(6) as well as other reporting requirements necessary to qualify the merger as a reorganization under Section 368(a) of the Code and satisfy all other applicable updating requirements under Section 367 of the Code. Parent will convert the Surviving Corporation into a limited liability company or merge the Surviving Corporation into a limited liability company, and transfer the interests in, or the assets of, such limited liability company to one or more United States corporate Subsidiaries controlled, directly or indirectly, by Parent (as “controlled” is defined in Section 368(a)(2)(C) of the Code and Treasury Regulation Section 1.368-2(k)) in a transaction described in Treasury Regulation Section 1.367(a)-3(d)(2)(vi).

Section 5.10  Company Shareholders Meeting.  The Company will, promptly following the date upon which the Form F-4 is declared effective by the SEC, in accordance with its certificate of incorporation and bylaws and with Applicable Law, including the DGCL, duly call, give notice of, convene and hold a special or annual meeting of the Shareholders for the purpose of considering and taking action upon this Agreement (the “Company Shareholders Meeting”), and, except as otherwise provided in Section 5.11, (a) the Company Board will recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (b) the Company will use commercially reasonable efforts to solicit and obtain such adoption.

Section 5.11  No Solicitation.

(a) None of the Company, its Subsidiaries or any Representative of the Company or any of its Subsidiaries will directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, assumption of liabilities, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving the Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”); (ii) participate in any discussions or negotiations with third parties regarding an Alternative

Transaction; or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Company Board and its Representatives may, before the adoption of this Agreement by the Shareholders, and subject to compliance with the other terms of this Section 5.11, (A) provide information in response to a request therefor by a person who has made an unsolicited bona fide written Alternative Proposal that did not result from a breach of this Agreement providing for the acquisition of more than 50% of the fair market value of the assets (on a consolidated basis) or more than 50% of the Shares if the Company receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (and within 24 hours discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent); (B) engage or participate in any discussions or negotiations with any person who has made such an Alternative Proposal; or (C) approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Alternative Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action, in light of such Alternative Proposal and the terms of this Agreement, would be inconsistent with the Company Board’s fiduciary duties under Applicable Law; (y) in each such case referred to in clause (A) or (B) above, the Company Board has determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Alternative Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Proposal is a Superior Proposal.

(b) As used in this Agreement, “Alternative Transaction” means any of (w) a transaction pursuant to which any person (or group of persons) (other than Parent or its Affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding Shares or outstanding voting power of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from the Company or pursuant to a tender offer or exchange offer or otherwise; (x) a merger, share exchange, consolidation or other business combination involving the Company (other than the Merger); (y) any transaction pursuant to which any person (or group of persons) (other than Parent or its Affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company’s Subsidiaries) of the Company, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately before such transaction; or (z) any other consolidation, business combination, share exchange, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of the Company immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the Shares immediately before the consummation thereof.

(c) The Company will notify Parent promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any person that informs the Company Board or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to Parent will be made orally and in writing, and will indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting information or access to the books and records of the Company or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. The Company will keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. The Company will also promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 5.11(a).

(d) The Company and its Subsidiaries will immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing, and will use commercially reasonable efforts to cause all persons other than Parent and Merger Sub who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months before the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality provisions of any agreement to which the Company or its Subsidiaries is or may become a party, and will immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal.

(e) Notwithstanding anything in this Section 5.11 to the contrary, if the Company receives an Alternative Proposal that the Company Board concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement that may be offered by Parent, including pursuant to clause (ii) below, the Company Board may, at any time prior to the Shareholders’ adoption of this Agreement, if it determines in good faith, after consultation with outside counsel, that the failure to take such action or any of the actions described in the following clauses (x), (y) and (z) would be inconsistent with the fiduciary duties of the Company Board to the Shareholders under Applicable Law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board’s recommendation of this Agreement and the Merger (a “Change of Recommendation”); (y) recommend such Superior Proposal; and/or (z) terminate this Agreement in order to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company Board may not withdraw, modify or amend its recommendation in a manner adverse to Parent pursuant to the foregoing clause (x), recommend such Superior Proposal pursuant to the foregoing clause (y), or terminate this Agreement pursuant to the foregoing clause (z) (it being agreed that any such purported termination will be null and void and of no effect) unless (A) such Superior Proposal did not result from a breach by the Company of this Section 5.11; (B) with respect to clause (z) above, the Company pays the Termination Fee pursuant to Section 8.03(b); and (C) (i) the Company will have provided prior written notice to Parent of its intention to take any action contemplated in this Section 5.11(e) with respect to a Superior Proposal at least two Business Days in advance of taking such action (the “Notice Period”), which notice will set forth the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and will have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then-current form of each definitive agreement with respect to such Superior Proposal; and (ii) prior to effecting such Change of Recommendation, approving or recommending such Superior Proposal, or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company provides Parent the opportunity to submit an amended written proposal or to make a new written proposal to the Company Board during the Notice Period and will itself and will cause its Representatives to, during the Notice Period, negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal. In the event of any subsequent material revisions to such Superior Proposal, the Company will deliver a new written notice to Parent and comply with the requirements of this Section 5.11(e), and the Notice Period will recommence. As used herein, the term “Superior Proposal” means any unsolicited bona fide Alternative Proposal made in writing involving more than 50% of the fair market value of the assets (on a consolidated basis) or more than 50% of the Shares that (A) is on terms that the Company Board has determined in good faith (after consultation with the Company’s outside counsel and financial advisor) are more favorable to the Shareholders from a financial point of view than this Agreement, after giving effect to any modifications (if any) proposed to be made to this Agreement or any other offer by Parent after Parent’s receipt of notice under this Section 5.11(e), and (B) the Company Board has determined in good faith (after consultation with the Company’s outside counsel and financial advisor) is reasonably likely to be consummated in accordance with its terms (if accepted). The foregoing determinations will be made after consultation with the Company’s financial advisor and outside counsel after taking into account all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under Applicable Law.

(f) The Company will ensure that the officers, directors and all employees, agents and other Representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained Representatives) of the Company or its Subsidiaries are aware of the restrictions described in this Section 5.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 5.11 by any officer, director, employee, agent or other Representative (including any investment banker, financial advisor, attorney, accountant or other retained Representative) of the Company or its Subsidiaries will be deemed to be a breach of this Section 5.11 by the Company.

(g) For the avoidance of doubt, the ESOP Trustee will not be deemed to be a Representative of the Company for purposes of this Section 5.11.

Section 5.12  Market Listing.  Parent will use commercially reasonable efforts to cause the Parent Shares to be issued in the Merger to be approved for listing on the NYSE and the Toronto Stock Exchange, subject to official notice of issuance, before the Effective Time.

Section 5.13  HSR Act Filing.

(a) The Company will: (i) within 15 days after the date of this Agreement, file the notification required under the HSR Act relating to the transactions contemplated by this Agreement with the United States Department of Justice and the Federal Trade Commission; (ii) promptly file any required foreign competition law pre-merger notifications; and (iii) promptly respond to inquiries from the United States Department of Justice and the Federal Trade Commission, or any other Governmental Authority, in connection with such notification.

(b) Parent will: (i) within 15 days after the date of this Agreement, file the notification required under the HSR Act relating to the transactions contemplated by this Agreement with the United States Department of Justice and the Federal Trade Commission; (ii) promptly file any required foreign competition law pre-merger notifications; and (iii) promptly respond to inquiries from the United States Department of Justice, the Federal Trade Commission, or any other Governmental Authority, in connection with any such notification.

Section 5.14  Indemnification of Directors and Officers.

(a) Subject to Section 7.01, from and after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any actual or threatened claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been required under its Constitutive Documents in effect on the date hereof to indemnify such person. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in the Constitutive Documents of the Company will survive the Merger and continue in full force and effect in accordance with their terms, and will not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Parent.

(b) The provisions of this Section 5.14 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each director and officer of the Company or any of its Subsidiaries and his or her respective heirs and representatives.

Section 5.15  Retention Arrangements.  Parent will, or will cause the Surviving Corporation to, establish a broker retention pool in the amount of $97 million to be allocated among the Financial Consultants in the form of forgivable promissory notes pursuant to Parent’s standard policies and procedures; provided that the amount of such broker retention pool will be reduced by the amount of the forgivable promissory note that would otherwise have been allocated to any Financial Consultant that is no longer employed by the Company as of the Closing Date.

Section 5.16  Releases.  The Company will use its reasonable best efforts to cause each of the persons listed on Schedule 5.16 to execute and deliver to Parent a release substantially in the form of Exhibit C hereto seven days before the Closing Date.

Section 5.17  Option Cancellation Agreements.  The Company will use its reasonable best efforts to cause each holder of Company Rights to execute and deliver to the Company before the Closing Date an option cancellation agreement in a form mutually acceptable to Parent and the Company (an “Option Cancellation Agreement”); provided that any modifications to the form Option Cancellation Agreement will be subject to Parent’s consent (which will not be unreasonably withheld). Without the consent of Parent, the Company will not offer or pay any form of consideration to the holders of Company Rights in connection with the execution of any Option Cancellation Agreement, except the offer or payment to a holder of Company Rights a lump sum payment in January 2009 of all amounts that would have been payable thereafter to such person as a participant in the Previously Disclosed Company Benefit Restoration Plan for non-qualified stock options.

Section 5.18  ESOP Financial Advisor.  The Company will use its best efforts to cause the ESOP Trustee to receive, on or before February 29, 2008, a written opinion of the ESOP Financial Advisor, in form and substance reasonably satisfactory to the ESOP Trustee, that concludes that the Initial Merger Consideration to be received by the ESOP pursuant to this Agreement (i) is not less than fair market value (as such term is used in determining adequate consideration under Section 3(18) of ERISA) of the Shares held by the ESOP and (ii) is fair and reasonable to the ESOP from a financial point of view.

Section 5.19  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 6

Conditions to Closing

Section 6.01  Conditions to Each Party’s Obligation.  The respective obligation of Parent and the Company to consummate the transactions contemplated hereby is subject to the fulfillment or written waiver by Parent and the Shareholders’ Representative, prior to the Closing, of the following conditions:

(a) Shareholder Approval.  This Agreement will have been adopted by the requisite vote of the Shareholders in accordance with the DGCL and the Company’s Constitutive Documents.

(b) Listing.  The Parent Shares to be issued to the Shareholders upon consummation of the Merger will have been authorized for listing on the NYSE and the Toronto Stock Exchange, subject to official notices of issuance.

(c) Form F-4.  The Form F-4 will have become effective under the Securities Act, no stop order suspending the effectiveness of the Form F-4 will have been issued, and no proceedings for that purpose will have been initiated or threatened by the SEC.

(d) No Injunction.  No Governmental Authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement (an “Order”) (it being agreed that each of the parties hereto will use all reasonable best efforts to prevent the entry of any such Order and to appeal as promptly as possible any such Order that may be entered).

(e) HSR.  All waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated early and all material foreign antitrust approvals, if any, required to be obtained in connection with the transactions contemplated hereby will have been obtained.

Section 6.02  Conditions to Obligation of the Company .  The obligation of the Company to consummate the transactions contemplated by this Agreement is also subject to the fulfillment or written waiver by the Company, prior to the Closing, of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date need be true and correct only as of such date), except to the extent any inaccuracy in any such representation or warranty, individually or in the aggregate, does not constitute a Material Adverse Effect on Parent (provided that, solely for purposes of this Section 6.02(a), any representation or warranty in Article 4 that is qualified by materiality or Material Adverse Effect language is read as if such language were not present), and the Company will have received a certificate, dated the Closing Date, signed on behalf of Parent by an officer to such effect.

(b) Performance of Obligations of Parent.  Parent will have performed and complied with, in all material respects, all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company will have received a certificate, dated the Closing Date, signed on behalf of Parent by an officer to such effect.

(c) Federal Tax Opinion.  The Company will have received the opinion of their counsel, Venable LLP, in form and substance reasonably satisfactory to the Company, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) except with respect to cash received in lieu of fractional Parent Shares and with respect to Dissenting Shares, no gain or loss will be recognized by any of the Shareholders in the Merger. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of the Company and Parent.

(d) Governmental and Regulatory Consents.  All consents, approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities and Self-Regulatory Organizations required for the consummation of the transactions contemplated hereby and for the prevention of any termination of any material right, privilege, license or agreement of the Company or any of its Subsidiaries will have been obtained or made and will be in full force and effect and all waiting periods required by Applicable Law will have expired.

(e) Transaction Documents.  The Company will have received a copy of the Escrow Agreement executed by Parent and the Escrow Agent, and executed copies of such other documents as the Company may reasonably deem necessary to consummate the transactions contemplated hereby.

Section 6.03  Conditions to Obligation of Parent.  The obligation of Parent to consummate the transactions contemplated by this Agreement is also subject to the fulfillment or written waiver by Parent, prior to the Closing, of each of the following conditions:

(a) Representations and Warranties of the Company.  The representations and warranties of the Company set forth in this Agreement will be true and correct (in all material respects, in the case of representations and warranties not already qualified by materiality or Material Adverse Effect language) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date need be true and correct only as of such date), and Parent will have received a certificate, dated the Closing Date, signed on behalf of the Company by its chief executive officer or chief financial officer, to such effect.

(b) Performance of Obligations of the Company.  The Company will have performed and complied with, in all material respects, all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent will have received a certificate, dated the Closing Date, signed on behalf of the Company by its chief executive officer or chief financial officer, to such effect.

(c) No Material Adverse Effect.  No Material Adverse Effect on the Company will have occurred, and Parent will have received a certificate, dated the Closing Date, signed on behalf of the Company by its chief executive officer or chief financial officer, to such effect.

(d) Federal Tax Opinion.  Parent will have received the opinion of Ernst & Young LLP, in form and substance reasonably satisfactory to Parent, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Ernst & Young LLP may require and rely upon customary representations contained in certificates of officers of the Company and Parent.

(e) Governmental and Regulatory Consents.  All consents, approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities and Self-Regulatory Organizations required for the consummation of the transactions contemplated hereby and for the prevention of any termination of any material right, privilege, license or agreement of the Company or any of its Subsidiaries and Parent or any of its Subsidiaries will have been obtained or made and will be in full force and effect and all waiting periods required by law will have expired; provided, however, that none of the preceding will be deemed obtained or made if, in the reasonable judgment of Parent, it will be subject to any condition or restriction the effect of which would have been such that (i) Parent would not reasonably have entered into this Agreement had such condition or restriction been known as of the date hereof or (ii) such condition or restriction could reasonably be expected to have a Material Adverse Effect on the Company or Parent.

(f) Third-Party Consents.  All consents or approvals of all persons, other than Governmental Authorities and Self-Regulatory Organizations, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including any consents or approvals that are required for the continued operation by Parent of the business of the Company as heretofore conducted by the Company and its Subsidiaries, will have been obtained and will be in full force and effect, unless, in the reasonable judgment of Parent, the failure to obtain any such consent or approval is not reasonably likely to have a Material Adverse Effect on the business of the Company.

(g) FIRPTA Certificate.  On or prior to the Closing Date, the Company will deliver to Parent a properly executed statement certifying that the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Transaction Documents.  Parent will have received a copy of the Escrow Agreement executed by the Shareholders’ Representative and the Escrow Agent, and executed copies of such other documents as Parent may reasonably deem necessary to consummate the transactions contemplated hereby.

(i) Dissenting Shares.  The aggregate number of Shares held by Shareholders who have taken all of the steps required prior to the Effective Time to perfect their right to be paid the fair market value of such Shares as dissenting shareholders under the DGCL will be less than 5% of the outstanding Shares.

(j) Releases.  The releases signed by each of the persons listed on Schedule 5.16 will remain in full force and effect as of the Closing Date.

(k) Option Cancellation Agreements.  The Company will have received executed copies of Option Cancellation Agreements from (i) each holder of outstanding Company Rights as of the Closing Date that, individually, represents a Rights Share Count in excess of 1% of the Rights Share Count; (ii) each holder of outstanding Company Rights that have an exercise price of $1.00; and (iii) holders of outstanding Company Rights as of the Closing Date that, in the aggregate, represent a Rights Share Count of not less than 95% of the total Rights Share Count.

ARTICLE 7

Indemnification

Section 7.01  Indemnification.

(a) Subject to the terms, conditions and limitations provided in this Agreement, Parent, the Surviving Corporation and each of their respective directors, officers, employees, agents, Affiliates and controlling persons, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Parent Party”), effective at the Closing, will, pursuant to this Section 7.01(a), be entitled to indemnification, and will be held harmless from any and all damage, loss, liability, injury, decline in value, lost opportunity, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee, charge, cost and expense of any nature (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses and, in all cases, whether or not arising from claims of third parties or otherwise) (“Losses”) as incurred or suffered by such person arising out of, or in connection with:

(i) any misrepresentation or breach of warranty of the Company made in this Agreement or any certificate or other document executed and delivered by the Company (or by any of its officers or directors) in connection with the transactions contemplated hereby, provided that, where any such representation and warranty includes a materiality or Material Adverse Effect qualification or exception, no such materiality or Material Adverse Effect qualification or exception will be permitted for the purpose of determining whether the Parent Parties are entitled to indemnification hereunder or the amount of any such indemnification;

(ii) any nonperformance or breach of any covenant, agreement or obligation to be performed by the Company under this Agreement;

(iii) any matter subject to indemnification as provided in Section 5.09;

(iv) any Litigation set forth on Schedule 7.01(a)(iv) (the “Pre-Existing Litigation”);

(v) any indemnification obligations owing by the Company to any past or present officers, directors or employees of the Company with respect to claims made against such past or present officers, directors or employees (whether under Delaware law, the Company’s Constitutive Documents or otherwise) relating to any Pre-Existing Litigation;

(vi) any indemnification obligations that become payable prior to the date that is 24 months after the Closing Date to any past or present officers, directors or employees of the Company with respect to claims made against such past or present officers, directors or employees (whether under Delaware law, the Company’s Constitutive Documents or otherwise) relating to any matters other than the Pre-Existing Litigation;

(vii) the cancellation of any Company Rights in accordance with this Agreement (including any Option Cancellation Agreement);

(viii) Code Section 409A (whether asserted by an Employee or by a Governmental Authority) for Taxes associated with any Company Right or the cancellation of any Company Right; or

(ix) any loss of the qualified status under the Code of the Plan.

provided that notice of any claim under Section 7.01(a)(i) - (ix) will have been provided to the Shareholders’ Representative on or prior to expiration of the applicable survival period set forth in Section 9.01; provided further that to the extent a claim is made prior to any such expiration date, the right to indemnification hereunder will survive until any claim for indemnification is finally determined, settled or abandoned. Notwithstanding the foregoing, Parent will be deemed to have provided notice of any claim relating to any Pre-Existing Litigation.

(b) Subject to the terms, conditions and limitations provided in this Agreement, the Consideration Recipients and each of their respective agents, heirs, executors, successors and assigns of any of the foregoing (each, a “Recipient Party”), effective at the Closing, will, pursuant to this Section 7.01(b) and acting solely through the

Shareholders’ Representative, be entitled to indemnification, and will be held harmless from any and all Losses as incurred or suffered by such person arising out of, or in connection with:

(i) any misrepresentation or breach of warranty of Parent or Merger Sub made in this Agreement or any certificate or other document executed and delivered by Parent or Merger Sub (or by any of their respective officers or directors) in connection with the transactions contemplated hereby, provided that, where any such representation and warranty includes a materiality or Material Adverse Effect qualification or exception, no such materiality or Material Adverse Effect qualification or exception will be permitted for the purpose of determining whether the Recipient Parties are entitled to indemnification hereunder or the amount of any such indemnification; or

(ii) any nonperformance or breach of any covenant, agreement or obligation to be performed by Parent or Merger Sub under this Agreement;

provided that notice of any claim under Section 7.01(b)(i) - (ii) will have been provided to Parent on or prior to expiration of the applicable survival period set forth in Section 9.01; provided further that to the extent a claim is made prior to any such expiration date, the right to indemnification hereunder will survive until any claim for indemnification is finally determined, settled or abandoned.

(c) No claim may be made pursuant to Section 7.01(a)(i) unless (i) the Losses attributable to any single indemnification claim or multiple claims arising from the same or related set of facts or circumstances exceeds $75,000 (or, with respect to any such claim or claims brought pursuant to Section 3.07(d) only, $2.0 million) (the “Claim Deductible”) and (ii) the aggregate of all Losses of the Parent Parties exceed $1.0 million (the “Deductible”), in which case the Consideration Recipients will be liable only for such Losses in excess of the Deductible; provided that only Losses attributable to any claim or set of related claims in excess of the Claim Deductible will apply to the Deductible; provided further that the Deductible will be exceeded by and of no further force and effect if any claim or claims that are brought pursuant to Section 3.07(d) only exceed the Claim Deductible with respect to such claim or claims. Notwithstanding the above, the limitations set forth in this Section 7.01(c) will not apply to claims for a breach of the representations and warranties set forth in Sections 3.01, 3.02, 3.04 and 3.24.

(d) The maximum aggregate liability to all Parent Parties under Section 7.01(a) will be an amount equal to the sum of the Escrow Amount plus the amount of the Shareholders’ Representative Expense Escrow Amount remaining as of the date on which the Shareholders’ Representative determines, in his/her sole discretion, that no further amounts will be required for payments under Section 9.10.

(e) No claim may be made pursuant to Section 7.01(b) unless (i) the Losses attributable to any single indemnification claim or multiple claims arising from the same or related set of facts or circumstances exceeds the Claim Deductible and (ii) the aggregate of all Losses of the Recipient Parties exceed the Deductible, in which case Parent will be liable only for such Losses in excess of the Deductible; provided that only Losses attributable to any claim or set of related claims in excess of the Claim Deductible will apply to the Deductible. Notwithstanding the above, the limitations set forth in this Section 7.01(e) will not apply to claims for a breach of the representations and warranties set forth in Sections 4.01 and 4.02.

(f) The maximum aggregate liability to all Recipient Parties under Section 7.01(b) will be an amount equal to the Escrow Amount.

(g) The Losses suffered by any Parent Party or Recipient Party will be calculated after giving effect to any amounts actually previously received by such Parent Party or Recipient Party from third parties, including insurance proceeds and any associated Tax benefits to Parent Parties or Recipient Parties, after deducting attorneys’ fees, expenses, other costs of recovery, and any Tax costs associated with such recovery. The Parent Parties and the Recipient Parties agree to use their commercially reasonable efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder or, at their election, assigning to or subrogating the Indemnifying Party to the right to such recovery; provided, however, that no Parent Party or Recipient Party will have any obligation to obtain or maintain insurance to cover any risks indemnifiable hereunder; and provided further that no such effort to recover will delay or impede any obligation of the Consideration Recipients to indemnify the Parent Parties or of Parent to indemnify the Recipient Parties hereunder. If any insurance proceeds or other recoveries from third parties are actually realized by a Parent Party or a Recipient Party subsequent to the receipt by such Parent Party or Recipient

Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings or third party recoveries relate, appropriate refunds (after deducting the costs associated with making such payments to the Consideration Recipients or the Parent Parties, as applicable) will be made promptly to the Consideration Recipients or the Parent Parties, as applicable; provided that any such refunds to the Consideration Recipients will only be made to the extent that there are sufficient Parent Shares remaining in the Escrow Amount to pay such refunds to the Shareholders and that no such refunds will be made after the date on which no Parent Shares remain in the Escrow Amount.

Section 7.02  Third-Party Claims.  Other than in connection with claims for indemnity pursuant to Section 7.01(a)(iv), any party entitled to indemnification under this Article 7 (the “Claiming Party”) will give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly, but not later than 15 days, after such Claiming Party receives written notice of any claim, action, suit, proceeding or demand asserted by any person who is not a party (or a successor to a party) to this Agreement (a “Third-Party Claim”) that is or may give rise to an indemnification claim; provided that the failure of the Claiming Party to give notice as provided in this Section 7.02 will not relieve any Indemnifying Party of its obligations under Section 7.01, except to the extent that such failure actually and materially prejudices the rights of any such Indemnifying Party. Subject to Section 7.03, the Indemnifying Party may elect to assume the defense of any Third-Party Claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who will in such case conduct the defense of such claim, will be approved by the Claiming Party (whose approval will not unreasonably be withheld), and the Claiming Party may participate in such defense at the Claiming Party’s expense, and may retain counsel of its choice; provided further that the Claiming Party will have the right to employ, at the Indemnifying Party’s expense, one firm of counsel of its choice, and local counsel in each applicable jurisdiction (if more than one jurisdiction is involved), to represent the Claiming Party if, in the Claiming Party’s reasonable judgment, there exists an actual or potential conflict of interest between the Claiming Party and the Indemnifying Party, or if the Indemnifying Party (a) elects not to defend, compromise or settle a Third-Party Claim, (b) fails to notify the Claiming Party within 10 Business Days of its election to defend after receipt of notice of such Third-Party Claim, or (c) having timely elected to defend a Third-Party Claim, fails, in the reasonable judgment of the Claiming Party, after at least 10 days’ notice to the Indemnifying Party, adequately to prosecute or pursue such defense, then in each case the Claiming Party may defend such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party. The Indemnifying Party, in the defense of any such Litigation, will not, except with the prior written approval of the Claiming Party (which approval will not be unreasonably withheld), consent to entry of any judgment or entry into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Claiming Party of a release from all liability with respect to Litigation. The Claiming Party will not settle or compromise any such claim without the prior written approval of the Indemnifying Party, which approval will not be unreasonably withheld. The Claiming Party will make its employees available and furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as may reasonably be required in connection with the defense of such Litigation resulting therefrom.

Section 7.03  Pre-Existing Litigation.

(a) Notwithstanding anything to the contrary set forth in Section 7.02, Parent will control (including the selection of counsel reasonably acceptable to the Shareholders’ Representative) all proceedings taken in connection with any Pre-Existing Litigation in which the Company or any of its Subsidiaries is a defendant. Without limiting the foregoing, Parent may in its reasonable discretion pursue or forego any proceedings, appeals, hearings, and settlement conferences with respect to any such Pre-Existing Litigation; provided, however, that Parent (i) will keep the Shareholders’ Representative reasonably apprised as to the status of the defense of any Pre-Existing Litigation or any settlement negotiations with respect thereto; (ii) will furnish to the Shareholders’ Representative, at his reasonable request and expense, any documentation or pleadings relating to such Pre-Existing Litigation the dissemination of which is not otherwise restricted by order of any Governmental Authority and subject to appropriate confidentiality as herein provided; (iii) will afford the Shareholders’ Representative the opportunity to participate at the expense of the Consideration Recipients (including by paying such amounts out of the Shareholders’ Representative Expense Escrow Amount) as may be reasonably requested by the Shareholders’ Representative with Parent in contesting any Pre-Existing Litigation; (iv) will consider in good faith any change in the manner in which any such litigation is conducted that is reasonably requested by the Shareholders’

Representative; and (v) will not settle any such litigation without the Shareholders’ Representative’s prior written consent (which consent will not be unreasonably withheld, conditioned, or delayed).

(b) (i) Notwithstanding anything to the contrary set forth in Section 7.02, the Shareholders’ Representative will control (including the selection of counsel) on behalf of the Surviving Corporation or its Subsidiaries all proceedings taken in connection with any Pre-Existing Litigation in which the Company or any of its Subsidiaries is a plaintiff, as set forth on Schedule 7.03(b) (the “Plaintiff Litigation”). Without limiting the foregoing, the Shareholders’ Representative may in its sole discretion pursue or forego any proceedings, appeals, hearings, and settlement conferences with respect to any Plaintiff Litigation; provided, however, that (A) the Shareholders’ Representative will keep Parent reasonably apprised as to the status of the defense of any Plaintiff Litigation or any settlement negotiations with respect thereto; (B) will furnish to Parent, at its reasonable request and expense, any documentation or pleadings relating to such Plaintiff Litigation the dissemination of which is not otherwise restricted by order of any Governmental Authority and subject to appropriate confidentiality as provided herein; (C) if the prosecution or settlement of any Plaintiff Litigation could reasonably be expected to adversely affect Parent, the Surviving Corporation or any of their Affiliates, the Shareholders’ Representative will consider in good faith any change in the manner in which such Plaintiff Litigation is conducted that is reasonably requested by Parent; (D) if there should arise any claim in such Plaintiff Litigation against a Parent Party, such Parent Party will have the right to participate in such Plaintiff Litigation in the manner set forth in Section 7.02; and (E) the Shareholders’ Representative will not settle any Plaintiff Litigation without the prior written consent of Parent (which consent will not be unreasonably withheld) unless such settlement includes a full unconditional release of all Parent Parties and is in cash.

(ii) From and after the Effective Time, all costs and expenses incurred by the Shareholders’ Representative in connection with such Plaintiff Litigation will be paid from the Shareholders’ Representative Escrow Expense Escrow Amount pursuant to the Escrow Agreement. Neither the Surviving Corporation nor any of its Affiliates will be responsible for any such costs or expenses, whether or not there are sufficient funds in the Shareholders’ Representative Expense Escrow Amount.

(iii) As promptly as reasonably practicable following the payment of any recovery to the Surviving Corporation or its Subsidiaries in connection with any Plaintiff Litigation, Parent and the Shareholders’ Representative will cause the release of any Plaintiff Litigation Amount out of the Escrow Amount in accordance with the terms of this Section 7.03(b), Article 2 of this Agreement and the Escrow Agreement. For purposes of this Agreement, “Plaintiff Litigation Amount” means an amount equal to the value of any recovery in cash by Parent or any of its Affiliates, including the Surviving Corporation, net of any Taxes paid or payable by Parent or any of its Affiliates, with respect to any Plaintiff Litigation pursuant to this Section 7.03(b).

(iv) For purposes of any release from escrow and conveyance of any Plaintiff Litigation Amount, the value of a Parent Share will be deemed equal to the volume-weighted average trading price of a Parent Share on the NYSE as reported by Bloomberg LP for the five consecutive trading days ending on the last Business Day preceding the date of receipt by the Surviving Corporation of the proceeds of any recovery in connection with any Plaintiff Litigation. In no event will the aggregate value of any Plaintiff Litigation Amount conveyed to the Consideration Recipients exceed the amount remaining in the Escrow Amount.

(v) Notwithstanding the foregoing, in no event will any Plaintiff Litigation Amount be released from escrow and conveyed to the Consideration Recipients after the second anniversary of the Closing Date and, after such anniversary, Parent will have the right to control the Plaintiff Litigation and the Consideration Recipients will have no direct or indirect interest in the Plaintiff Litigation Amount.

Section 7.04  Exclusive Remedy.  Except for Losses arising out of or resulting from fraud, from and after the Closing, this Article 7 will provide the sole and exclusive remedy for money damages for any and all Losses subject to indemnification under this Article 7 and suffered by any party hereto in the event that the Closing occurs.

ARTICLE 8

Termination

Section 8.01  Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a) Mutual Consent.  By the mutual written consent of Parent and the Company.

(b) Breach.

(i) By Parent, in the event of either: (A) a breach by the Company of any representation or warranty contained herein, which breach cannot reasonably be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (B) a breach by the Company of any of the covenants or agreements contained herein, which breach cannot reasonably be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and, in the case of either (A) or (B), such breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in Section 6.03(a) or (b) not to be satisfied.

(ii) By the Company, in the event of either: (A) a breach by Parent or Merger Sub of any representation or warranty contained herein, which breach cannot reasonably be or has not been cured within 30 days after the giving of written notice to Parent of such breach; or (B) a breach by Parent or Merger Sub of any of the covenants or agreements contained herein, which breach cannot reasonably be or has not been cured within 30 days after the giving of written notice to Parent of such breach and, in the case of either (A) or (B), such breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in Section 6.02(a) or (b) not to be satisfied.

(c) Delay.  By Parent or the Company, if the Closing Date has failed to occur on or before June 1, 2008, except to the extent that such failure arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) No Approval; Orders.  By Parent or the Company, if (i) the approval of any Governmental Authority or Self-Regulatory Organization required for consummation of the transactions contemplated by this Agreement will have been denied by final non-appealable action of such Governmental Authority or Self-Regulatory Organization, or such Governmental Authority or Self-Regulatory Organization will have requested the permanent withdrawal of any application therefor, or any such approval will be made subject to any condition or restriction that materially restricts or materially adversely affects the consummation of the transactions contemplated by this Agreement, or (ii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement will become final and non-appealable or any Applicable Law is in effect, or is adopted or issued, which has the effect of prohibiting the transactions contemplated by this Agreement.

(e) Failure to Recommend.  By Parent, if the Company Board will have (i) failed to recommend in the Proxy Statement the adoption of this Agreement or (ii) in a manner adverse to Parent (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Company Board of this Agreement and/or the Merger to the Shareholders, (B) taken any public action or made any public statement in connection with the meeting of the Shareholders to be held pursuant to Section 5.10 inconsistent with such recommendation, or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.

(f) Failure to Obtain Shareholder Vote.  By either the Company or Parent, if the Company Shareholders Meeting (including any adjournments or postponements thereof) will have been convened and a vote to adopt this Agreement will have been taken thereat and the adoption of the Merger and this Agreement by the requisite Shareholder vote will not have been obtained (and will not have been obtained at any adjournments or postponements thereof).

(g) Superior Proposal.  By the Company, at any time prior to receipt of the requisite Shareholder vote adopting this Agreement, in accordance with, and subject to the terms and conditions of, Section 5.11(e).

(h) Opinions of ESOP Financial Advisor.  By Parent, if the ESOP Trustee will not have delivered a copy of the opinions of the ESOP Financial Advisor described in Section 5.18 to Parent on or before February 29, 2008.

The party desiring to terminate this Agreement pursuant to any clause of this Section 8.01 (other than clause (a)) will give written notice of such termination to the other party in accordance with Section 9.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.02  Effect of Termination and Abandonment.  In the event of termination of this Agreement pursuant to this Article 8, no party to this Agreement will have any liability or further obligation to any other party hereunder except (a) as set forth in Section 5.03(b), Article 8 and Section 9.10, and (b) that termination will not relieve the Company from liability for any willful breach of this Agreement. In the event of a termination of this Agreement by Parent pursuant to Section 8.01(c) or (d), the term of the Confidentiality Agreement will be extended to March 31, 2009.

Section 8.03  Fees and Expenses.

(a) Except as otherwise set forth in this Agreement, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

(b) Notwithstanding the foregoing, the Company will pay to Parent a termination fee in the amount of $5.0 million (the “Termination Fee”), less any amount paid pursuant to Section 8.03(d), in immediately available funds as liquidated damages and not as a penalty, if:

(i) (A) Parent terminates this Agreement pursuant to Section 8.01(b)(i) on account of a breach by the Company of Section 5.10 or 5.11 or pursuant to Section 8.01(e), or (B) either Parent or the Company terminates this Agreement pursuant to Section 8.01(c) or 8.01(f), and (1) before such termination, an Alternative Transaction with respect to the Company was commenced, proposed or disclosed by any third party (or an Alternative Proposal was received from any third party); and (2) within 12 months after such termination, (x) the Company will have entered into a definitive written agreement relating to an Alternative Transaction with such third party or (y) an Alternative Transaction with such third party will have been consummated; or

(ii) the Company terminates this Agreement pursuant to Section 8.01(g).

Any Termination Fee that becomes payable pursuant to this Section 8.03(b) will be promptly paid, within two Business Days after such amount is owed to Parent hereunder, by wire transfer of immediately available funds to one or more account(s) specified by Parent in writing. Notwithstanding the foregoing, Parent will not be entitled to the Termination Fee pursuant to this Section 8.03(b) if (i) this Agreement will have been terminated pursuant to Section 8.01(a) or Section 8.01(b)(ii); or (ii) the Company will have terminated this Agreement pursuant to Section 8.01(d). The parties have computed, estimated and agreed upon the Termination Fee as an attempt to make a reasonable forecast of probable actual loss because of the difficulty of estimating with exactness the damages that may result. The only damages payable if this Agreement is terminated by Parent or the Company for any of the reasons set forth in Section 8.03(b) will be the Termination Fee.

(c) Upon payment of the Termination Fee, the Company will have no further liability to Merger Sub or Parent at law or in equity with respect to such termination, or with respect to the Company Board’s failure to recommend that the Shareholders adopt this Agreement.

(d) If either (i) Parent terminates this Agreement pursuant to Section 8.01(h) or (ii) the Company or Parent terminates this Agreement (A) pursuant to Section 8.01(f) and the ESOP Trustee has committed an Adverse Voting Action or (B) pursuant to Section 8.01(c) or 8.01(f) and (1) before such termination, an Alternative Transaction with respect to the Company was commenced, proposed or disclosed (or an Alternative Proposal was received); and (2) within 12 months after such termination, (x) the Company will have entered into a definitive written agreement relating to an Alternative Transaction or (y) an Alternative Transaction will have been consummated, then, in each case, the Company will pay, or cause to be paid, to Parent not later than five Business Days following the date of such termination, an amount up to $750,000 for the Transaction Expenses incurred by Parent and its Affiliates in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby.

Any amount that becomes payable pursuant to this Section 8.03(d) will be promptly paid, within two Business Days after such amount is owed to Parent hereunder, by wire transfer of immediately available funds to one or more account(s) specified by Parent in writing.

(e) The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, they would not enter into this Agreement. Accordingly, if either party fails to pay timely any amount due pursuant to this Section 8.03 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the breaching party for the amount payable to the claiming party pursuant to this Section 8.03, the breaching party will pay to the claiming party its reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the applicable federal funds rate.

ARTICLE 9

Miscellaneous

Section 9.01  Survival.  All representations and warranties of the Company, and all representations and warranties of Parent and Merger Sub, contained in this Agreement, and the indemnification obligations set forth in this Agreement relating thereto, will survive the Closing and will remain in full force and effect for two years from the Closing Date and, thereafter, to the extent a claim is made prior to such date with respect to any breach of any such representation or warranty, until such claim is finally determined, settled or abandoned.

Section 9.02  Entire Understanding; No Third-Party Beneficiaries.  This Agreement, including the Schedules and Exhibits hereto, represents the entire understanding of the parties with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made, except the Confidentiality Agreement. Except as set forth in Section 5.14, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that the foregoing will not prohibit or restrict (a) the ESOP Trustee from bringing claims against the Shareholders’ Representative before termination of the ESOP to enforce the Shareholders’ Representative’s duties hereunder or (b) the Shareholders’ Representative from bringing claims to enforce the provisions of this Agreement.

Section 9.03  Waiver; Amendment.  Prior to the Closing Date, any provision of this Agreement may be (a) waived by the party or parties benefited by the provision, or (b) amended or modified at any time, by a duly authorized and executed written instrument among Parent, the Company, Merger Sub and the Shareholders’ Representative; provided that after the Company Shareholders Meeting the amount of Initial Merger Consideration will not be decreased and the form of consideration will not be altered from that provided in this Agreement without the approval of the Shareholders. Waiver of any term or condition of this Agreement (including any extension of time required for performance) will only be effective if in writing and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

Section 9.04  Specific Performance.  The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement in accordance with Article 8, each party hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.05  Notices.  All notices, requests and other communications hereunder to a party will be in writing and will be deemed given (a) on the date of delivery, if personally delivered or by facsimile transmission (with confirmation); (b) on the first Business Day following the date of dispatch, if delivered by a recognized next-day courier service; or (c) on the third Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or facsimile number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

If to the Company, to:

Roger L. Calvert
Ferris, Baker Watts, Incorporated
100 Light Street
Baltimore, MD 21202
Facsimile: (410) 468-2746

With copies to:

Venable LLP
Two Hopkins Plaza, Ste. 1800
Baltimore, MD 21201
Attn: Thomas D. Washburne, Jr., Esq.
Facsimile: (410) 244-7742

and

General Counsel
Ferris, Baker Watts, Incorporated
100 Light Street
Baltimore, MD 21202
Facsimile: (410) 468-2820

If to the Shareholders’ Representative, to:

Adrian G. Teel
100 Light Street, 9th Floor
Baltimore, MD 21202
Facsimile: (410) 659-4695

With a copy to:

Venable LLP
Two Hopkins Plaza, Ste. 1800
Baltimore, MD 21201
Attn: Thomas D. Washburne, Jr., Esq.
Facsimile: (410) 244-7742

If to Parent or Merger Sub, to:

Bruce Neary
RBC Dain Rauscher, Inc.
60 South Sixth Street, Suite 1400
Minneapolis, MN 55402
Telephone: (612) 371-7255
Facsimile: (612) 371-7755

With a copy to:

General Counsel
RBC Dain Rauscher, Inc.
60 South Sixth Street, Suite 1400
Minneapolis, MN 55402
Telephone: (612) 371-7692
Facsimile: (612) 371-7755

Section 9.06  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under it may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted or purported assignment in violation of this Section 9.06 will be null and void;

provided that this Agreement (including the rights, interests and obligations under this Agreement) may be assigned by Parent (a) to any Affiliate of it or (b) by operation of any consolidation, merger or similar transaction of Parent or any permitted assignee of it. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns, whether so expressed or not.

Section 9.07  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original. This Agreement may be delivered by facsimile or as an e-mail attachment and copies of an original executed signature page will be deemed original signatures for purposes of enforcement and construction of this Agreement.

Section 9.08  Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 9.09  Jurisdiction, Venue and Jury Trial Waiver.

(a) Any process against Parent, Merger Sub, the Company, or the Shareholders’ Representative in, or in connection with, any proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the addresses set forth in Section 9.05 with the same effect as though served on it personally. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court located in the State of Delaware in any action or proceeding arising out of or relating to this Agreement.

(b) ALL OF THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10  Shareholders’ Representative.

(a) By virtue of the approval of this Agreement by the Shareholders at the Company Shareholders Meeting, Adrian G. Teel will be constituted and appointed as agent and attorney-in-fact for each Consideration Recipient for and on behalf of each such Consideration Recipient for the purpose of performing any and all actions on behalf of the Consideration Recipients under this Agreement. The appointment of the Shareholders’ Representative is coupled with an interest and all authority hereby conferred will be irrevocable and the Shareholders’ Representative is hereby authorized and directed to perform any and all actions on behalf of the Consideration Recipients under this Agreement. Without limiting the generality of the foregoing, the Consideration Recipients, by virtue of the approval of this Agreement by the Shareholders at the Company Shareholders Meeting, for themselves and their respective heirs, executors, administrators, successors and assigns, hereby authorize the Shareholders’ Representative: (i) to give and receive notices and communications pursuant to this Agreement and the Escrow Agreement and to make and receive service of process in any legal action or proceeding arising out of or related to this Agreement, the Escrow Agreement, or any of the transactions contemplated hereunder or thereunder, and to institute and/or defend any legal action, including any legal action in which Parent is an adverse party; (ii) to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution with respect to any dispute, claim, action, suit or proceeding arising out of this Agreement and the Escrow Agreement, and to comply with orders of courts and awards of arbitrators with respect to such claims; (iii) to effect any amendment to this Agreement or the Escrow Agreement that the Shareholders’ Representative deems necessary or desirable; (iv) to execute and deliver on their behalf all documents and instruments that may be executed and delivered pursuant to this Agreement and the Escrow Agreement (except for letters of transmittal and stock powers); (v) to appoint or provide for a successor Shareholders’ Representative; and (vi) to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing. In the event of the death or permanent disability of the Shareholders’ Representative, and in the absence of a successor having been provided for pursuant to clause (v) of the preceding sentence, a successor Shareholders’ Representative will be appointed by action of Shareholders holding a majority of the Shares, subject to Parent consenting to such appointment. The Shareholders’ Representative will receive compensation for his or her services as follows: (A) a fixed annual fee of $25,000 payable at Closing and on each anniversary of the Closing Date if, as of such anniversary date, any portion of the

Escrow Amount remains undisbursed or any claims hereunder remain unresolved; and (B) in addition to such annual fee, an hourly fee of $350 per hour (pro-rated for any partial hours). Notices or communications to or from the Shareholders’ Representative will constitute notice to or from each of the Consideration Recipients.

(b) The Shareholders’ Representative will not be responsible for any act done or omitted hereunder as Shareholders’ Representative unless such action or omission results from or arises out of fraud, gross negligence, or willful misconduct on the part of the Shareholders’ Representative. The Consideration Recipients will severally indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against any loss, liability, or expense incurred without gross negligence, bad faith, or willful misconduct on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Shareholders’ Representative; provided, however, that nothing herein will prevent or limit the ESOP Trustee from taking such actions as it deems necessary to satisfy its obligations under ERISA before termination of the ESOP.

(c) Each Consideration Recipient hereby agrees that all costs and expenses, including those of any legal counsel or other professional retained by the Shareholders’ Representative, in connection with the acceptance or administration of the Shareholders’ Representative’s duties hereunder, and the compensation payable to the Shareholders’ Representative pursuant to Section 9.10(a), will be paid out of the Shareholders’ Representative Expense Escrow Amount.

(d) A decision, act, consent, or instruction of the Shareholders’ Representative will constitute a decision of all the Consideration Recipients, and will be final, binding and conclusive upon each of the Consideration Recipients, and Parent may rely upon any decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each and all of the Consideration Recipients. Parent and its Affiliates are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent, or instruction of the Shareholders’ Representative.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ROYAL BANK OF CANADA

By:	/s/ George Lewis
Name:     George Lewis

Title:	Group Head, Wealth Management

By:	/s/ Barbara Stymiest
Name:     Barbara Stymiest

Title:	Chief Operating Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

STEAMER ACQUISITION CORP.

By:	/s/ Bruce Neary
Name:     Bruce Neary

Title:	Executive Vice President and Treasurer

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FERRIS, BAKER WATTS, INCORPORATED

By:	/s/ Roger L. Calvert
Name:     Roger L. Calvert

Title:	President & CEO

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ADRIAN G. TEEL

/s/  Adrian G. Teel
Name:     Adrian G. Teel

[SIGNATURE PAGE TO MERGER AGREEMENT]

Exhibit A

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of February 14, 2008 (this “Agreement”), is entered into by and among Royal Bank of Canada, a Canadian chartered bank (“Parent”), and the persons listed on Annex A to this Agreement, each of whom is a shareholder (a “Shareholder”) of Ferris, Baker Watts, Incorporated, a Delaware corporation (the “Company”).

Recitals

A. Parent, Steamer Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company, and Adrian G. Teel, solely in his capacity as the Shareholders’ Representative (the “Shareholders’ Representative”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and the existing shareholders of the Company will be entitled to receive Parent common shares in exchange for their shares of capital stock of the Company (“Company Capital Stock”).

B. As an inducement and as a condition precedent to Parent entering into the Merger Agreement and incurring the obligations set forth therein, Parent has required that each person listed on Annex A enter into this Agreement.

C. Capitalized terms used in this Agreement but not otherwise defined herein have the respective meanings given to such terms in the Merger Agreement.

Agreement

Therefore, the parties hereby agree as follows:

1. Shareholder Voting; Proxy.

(a) During the term of this Agreement, at each meeting of the Company’s shareholders convened to consider and vote upon the approval of the Merger Agreement and the Merger (or as a part of any such action by written consent of the shareholders in lieu of a meeting pursuant to Section 228 of the DGCL), each Shareholder agrees to vote all shares of Company Capital Stock owned of record by such Shareholder as of the record date for the vote or written consent (including, except for any shares for which the Shareholder’s sole voting power results from the Shareholder having been named as proxy pursuant to any proxy solicitation conducted by the Company’s board of directors, any shares of Company Capital Stock over which the Shareholder has voting power, by contract or otherwise) (i) in favor of the approval and adoption of the Merger Agreement and the Merger, (ii) against approval of any proposal made in opposition to or in competition with consummation of the Merger and the Merger Agreement, and (iii) against any other proposal or action that would, or could reasonably be expected to, prohibit or discourage the Merger.

(b) Each Shareholder will be present, in person or by proxy, at all meetings of shareholders of the Company so that all shares of Company Capital Stock are counted for the purposes of determining the presence of a quorum at such meetings. This Agreement is intended to bind each Shareholder only with respect to the specific matters set forth herein, and will not prohibit a Shareholder from acting in accordance with such Shareholder’s fiduciary duties as an officer or director of the Company.

2. No Solicitation; No Transfer.

(a) Until the earlier of the Effective Time or the termination of this Agreement pursuant to its terms, no Shareholder will, nor will any Shareholder authorize or permit any of its Representatives to, and each Shareholder will instruct each such Representative not to, directly or indirectly, take any actions prohibited by Section 5.11 of the Merger Agreement, as if such Shareholder were a party thereto.

(b) Without limiting the provisions of Section 2(a) hereof, each Shareholder agrees that, during the term of this Agreement, such Shareholder may not sell, pledge, assign, or otherwise transfer, or authorize, propose, or agree to the sale, pledge, assignment, or other transfer of, any of such Shareholder’s shares of Company

Capital Stock, unless (i) at least two Business Days’ written notice of the proposed transfer is provided to Parent and (ii) the intended transferee agrees in writing to be bound by this Agreement as if such person were such Shareholder.

3. Representations and Warranties of the Shareholders.  Each Shareholder represents and warrants to Parent as follows:

(a) Authority.  Such Shareholder has the requisite power and authority to enter into this Agreement and to perform such Shareholder’s obligations hereunder. No other proceedings or actions on the part of such Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding obligation, enforceable against such Shareholder in accordance with its terms, except as the enforceability hereof may be limited by Enforcement Limitations, and except for judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

(b) Title; Authority to Vote Shares.  Such Shareholder owns of record and has voting power over the number of shares of Company Capital Stock set forth opposite the Shareholder’s name on Annex A, and such shares are held by the Shareholder free and clear of any Liens that would prevent the Shareholder from performing the Shareholder’s obligations hereunder.

(c) Noncontravention.  Except as expressly provided for herein, neither such Shareholder’s execution and delivery of this Agreement, nor such Shareholder’s consummation of any of the transactions contemplated hereby, nor such Shareholder’s compliance with any of the provisions hereof will, under any agreement or instrument to which such Shareholder is a party or any statute, rule, regulation, judgment, order, decree, or other legal requirement applicable to such Shareholder, result in the creation of any Lien upon any of the Shareholder’s shares of Company Capital Stock.

(d) Litigation.  (i) There is no claim, action, proceeding, or investigation pending or, to such Shareholder’s knowledge, threatened against or relating to the Shareholder before any Governmental Authority or Self-Regulatory Organization (including FINRA), and (ii) the Shareholder is not subject to any outstanding order, writ, injunction, or decree, that, in the case of clause (i) or (ii), if determined adversely, would prohibit the Shareholder from performing the Shareholder’s obligations hereunder.

(e) Reliance.  Each Shareholder has executed and delivered to Parent an irrevocable proxy in the form of Annex B. Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement. Each Shareholder acknowledges that its irrevocable proxy is granted in consideration of the execution and delivery of the Merger Agreement by Parent.

4. Termination.  This Agreement will terminate automatically and without further action on behalf of any party at the earlier of the Effective Time or the date and time the Merger Agreement is terminated pursuant to its terms. In the event of a termination of this Agreement pursuant to this Section 4, this Agreement will forthwith become void and there will be no liability or obligation on the part of any party, but nothing herein will release a Shareholder from any breach of this Agreement. If this Agreement is terminated, the irrevocable proxy of each Shareholder delivered under Section 3(e) hereof will also terminate and be of no further force or effect, and Parent will promptly return each proxy to the applicable Shareholder.

5. Miscellaneous.

(a) Notices.  All notices, requests and other communications hereunder to a party will be in writing and will be deemed given (i) on the date of delivery, if personally delivered or by facsimile transmission (with confirmation); (ii) on the first Business Day following the date of dispatch, if delivered by a recognized next-day courier service; or (iii) on the third Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or facsimile number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

If to a Shareholder, to the address listed for the Shareholder on Annex A.

If to Parent, to:

Bruce Neary
RBC Dain Rauscher, Inc.
60 South Sixth Street, Suite 1400
Minneapolis, MN 55402
Telephone: (612) 371-7255
Facsimile: (612) 371-7755

With a copy to:

General Counsel
RBC Dain Rauscher, Inc.
60 South Sixth Street, Suite 1400
Minneapolis, MN 55402
Telephone: (612) 371-7692
Facsimile: (612) 371-7755

(b) Interpretation.  The headings contained in this Agreement are for convenience and reference purposes only and neither form a part of this Agreement nor affect the interpretation of this Agreement.

(c) Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original. This Agreement may be delivered by facsimile or as an e-mail attachment and copies of an original executed signature page will be deemed original signatures for purposes of enforcement and construction of this Agreement.

(d) Entire Agreement.  This Agreement, including the documents and instruments referred to herein, including the Annexes hereto and the Merger Agreement, constitutes the entire agreement and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(e) Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.

(f) Governing Law; Jurisdiction.  This Agreement will be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state. Any process against Parent or any Shareholder in, or in connection with, any proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the addresses set forth in Section 5(a) hereof with the same effect as though served on such person personally. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court located in the State of Delaware in any action or proceeding arising out of or relating to this Agreement.

(g) Assignment.  Neither this Agreement nor any of the rights, interests or obligations under it may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted or purported assignment in violation of this Section 5(g) will be null and void; provided that this Agreement (including the rights, interests and obligations under this Agreement) may be assigned by Parent (i) to any Affiliate of it or (ii) by operation of any consolidation, merger, or similar transaction of Parent or any permitted assignee of it. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns, whether so expressed or not.

(h) Remedies.  In addition to all other remedies available, the parties agree that, in the event of a breach by a party of any of its obligations hereunder, the non-breaching party will be entitled to specific performance or injunctive relief.

(i) Waiver.  Prior to the Closing Date, any provision of this Agreement may be waived by the party or parties benefited by the provision. Waiver of any term or condition of this Agreement (including any extension of time required for performance) will only be effective if in writing and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

(j) Further Assurances.  From time to time, at Parent’s request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank — Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ROYAL BANK OF CANADA

By:
Name:     George Lewis

Title:	Group Head, Wealth Management

By:
Name:     Barbara Stymiest

Title:	Chief Operating Officer

[SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

SHAREHOLDERS:

By:
George Ferris

By:
Roger Calvert

By:
Adrian Teel

By:
Steven Shea

By:
Craig Hartman

By:
Patrick Vaughan

By:
Dana Gloor

By:
Kevin Rast

[SIGNATURE PAGE TO VOTING AGREEMENT]

Annex A

Number of Shares of
Name and Address of Shareholder	Capital Stock

George Ferris	224,866
5601 Kirkside Drive Chevy Chase, MD 20815
Roger Calvert	12,745
10410 Queensway Drive Ellicott City, MD 21042
Adrian Teel	2,574
2711 Merlot Lane Annapolis, MD 21401
Steven Shea	3,511
10809 Hudson Road Owings Mills, MD 21117
Craig Hartman	1,605
15130 Sapling Ridge Drive Dayton, MD 21036
Patrick Vaughan	5,345
12993 Jerome Jay Drive Cockeysville, MD 21030
Dana Gloor	763
6212 Broken Wing Court Columbia, MD 21045
Kevin Rast	1,653
14551 Manor Road Phoenix, MD 21131

Annex B

IRREVOCABLE PROXY

The undersigned, revoking all prior proxies, hereby constitutes and appoints each of James Chapman and John Taft (the “Proxyholders”) as the true and lawful attorneys-in-fact, with full power of substitution, for and in the name of the undersigned to vote, at any time before the Termination (defined below), all shares of capital stock of Ferris, Baker Watts, Incorporated, a Delaware corporation (the “Company”), or other shares of capital stock of the Company entitled to vote on the business to be transacted, (1) registered in the name of the undersigned at the record date for such vote or written consent, or (2) except as set forth below, over which the undersigned has voting power by power of attorney or other contractual arrangements with the owner of record (collectively, the “Shares”), at any meeting of the shareholders of the Company, and at all adjournments thereof, and pursuant to any consent of the shareholders in lieu of a meeting or otherwise, (i) in favor of the approval and adoption of the Merger Agreement (as defined below) and the Merger (as defined in the Merger Agreement); (ii) against approval of any proposal made in opposition to or in competition with consummation of the Merger and the Merger Agreement; and (iii) against any other proposal or action which would, or could reasonably be expected to, prohibit or discourage the Merger. The Proxyholders may not exercise this proxy with respect to any other matter or in any other manner.

This Irrevocable Proxy is given with respect to the approval of the Agreement and Plan of Merger by and among Royal Bank of Canada, a Canadian chartered bank (“Parent”), Steamer Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company, and Adrian G. Teel, solely in his capacity as the Shareholders’ Representative (the “Shareholders’ Representative”), dated as of February 14, 2008 (the “Merger Agreement”). This Irrevocable Proxy is given to induce Parent to enter into the Merger Agreement, is coupled with an interest, and is irrevocable; provided, however, that this Irrevocable Proxy will terminate automatically and without further action on behalf of the undersigned upon the termination of the Voting Agreement by and among Parent and the undersigned, dated as of the date hereof (the “Termination”).

Notwithstanding clause (2) of the first paragraph above, this Irrevocable Proxy will not include any shares of capital stock of the Company that are not subject to clause (1) of the first paragraph above for which the undersigned’s only voting power results from the undersigned having been named as proxy pursuant to any proxy solicitation conducted by the Company’s board of directors in connection with a meeting of the shareholders of the Company and over which the undersigned does not otherwise have voting power with respect thereto.

The undersigned hereby ratifies and confirms all that the proxies named herein may lawfully do or cause to be done by virtue hereof.

The undersigned has executed this Irrevocable Proxy as of this      day of February, 2008.

By:
Name:

Exhibit B

ESCROW AGREEMENT

This Escrow Agreement, dated as of [          ], 2008 (this “Agreement”), is entered into by and among Royal Bank of Canada, a Canadian chartered bank (“Parent”), Adrian G. Teel, solely in his capacity as the Shareholders’ Representative (the “Shareholders’ Representative”), and U.S. Bank National Association, a national banking association, as escrow agent (the “Escrow Agent”).

Recitals

A. Parent, Steamer Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Ferris, Baker Watts, Incorporated, a Delaware corporation (the “Company”), and the Shareholders’ Representative have entered into an Agreement and Plan of Merger, dated as of February 14, 2008 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”).

B. The Merger Agreement contemplates that at or before the Effective Time, Parent, the Shareholders’ Representative and the Escrow Agent will execute and deliver an escrow agreement in the form hereof.

C. Section 2.12 of the Merger Agreement contemplates that at or before the Effective Time, Parent will deposit with the Escrow Agent [          ] Parent Shares (as defined in the Merger Agreement), with an aggregate value of $17.5 million as determined in accordance with the Merger Agreement, to be deposited into an escrow account (the “Escrow Account”) for payment of any indemnification obligations owed to any Parent Party (as defined in the Merger Agreement) pursuant to the Merger Agreement.

D. Section 2.12 of the Merger Agreement also contemplates that at or before the Effective Time, Parent will deposit with the Escrow Agent [          ] Parent Shares, with an aggregate value of $2.5 million as determined in accordance with the Merger Agreement, to be deposited into an escrow account (the “Shareholders’ Representative Expense Escrow Account”) for, among other things, payment of any expenses of the Shareholders’ Representative pursuant to Section 9.10(c) of the Merger Agreement.

Agreement

In consideration of the payments by Parent pursuant to the Merger Agreement, and the deposit by Parent with the Escrow Agent of the Escrow Shares (as defined in the Merger Agreement) and the Shareholders’ Representative Expense Escrow Shares (as defined in the Merger Agreement) pursuant to this Agreement, and in consideration of the premises and the mutual covenants and conditions contained herein and in the Merger Agreement, the parties hereto agree as follows:

1. Definitions; General Rules of Interpretation.  Unless otherwise defined herein, capitalized terms used but not defined herein will have the meaning ascribed to them in the Merger Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed followed by the words “without limitation.” All pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require.

2. Appointment of the Escrow Agent.  The Escrow Agent is hereby appointed by Parent and the Shareholders’ Representative as escrow agent under this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with the terms and conditions of this Agreement and the instructions given pursuant hereto. The Escrow Agent is entitled to compensation for its services hereunder as reflected on Exhibit A attached hereto, half of which compensation will be paid by Parent and the other half of which will be paid by the Shareholders’ Representative.

3. Establishment of Accounts.

(a) Parent hereby deposits with the Escrow Agent [          ] Parent Shares to be deposited in the Escrow Account. The Escrow Agent accepts such Parent Shares and agrees to establish and maintain a separate escrow account in its capacity as Escrow Agent pursuant to the terms of this Agreement. Parent will, in its sole discretion, deposit with the Escrow Agent a share certificate, or cause an entry to be added to the applicable book entry system, in each case in the name of the Escrow Agent as trustee for the Consideration Recipients, representing the Parent Shares in the Escrow Account. The Escrow Agent will acknowledge in writing the receipt from Parent of the share certificate, or receipt of evidence of an appropriate book entry, evidencing the Parent Shares to be held in the Escrow Account.

(b) Parent hereby deposits with the Escrow Agent [          ] Parent Shares to be deposited in the Shareholders’ Representative Expense Escrow Account. The Escrow Agent accepts such Parent Shares and agrees to establish and maintain a separate escrow account in its capacity as Escrow Agent pursuant to the terms of this Agreement. Parent will, in its sole discretion, deposit with the Escrow Agent a share certificate, or cause an entry to be added to the applicable book entry system, in each case in the name of the Escrow Agent as trustee for the Consideration Recipients, representing the Parent Shares in the Shareholders’ Representative Expense Escrow Account. The Escrow Agent will acknowledge in writing the receipt from Parent of the share certificate, or receipt of evidence of an appropriate book entry, evidencing the Parent Shares to be held in the Shareholders’ Representative Expense Escrow Account.

(c) The Escrow Account and the Shareholders’ Representative Expense Escrow Account are referred to collectively herein as the “Accounts.”

(d) The Escrow Agent will hold and safeguard the Accounts, will treat each Account as a separate trust fund in accordance with the terms of this Agreement and not as the property of the Escrow Agent, and will hold and dispose of the Accounts only in accordance with the terms and conditions of this Agreement.

(e) Except as expressly provided herein, no party hereto will have (i) any right, title, or interest in or possession of any portion of the Accounts; (ii) the ability to pledge, convey, hypothecate, or grant a security interest in any portion of the Accounts; or (iii) any right to have or to hold any of the Accounts as collateral for any obligation, and will not be able to obtain a security interest in any assets (tangible or intangible) contained in or relating to any portion of the Accounts.

(f) Any certificates representing Parent Shares will bear a legend indicating that such certificates are subject to the restrictions set forth in this Agreement, and any book entry relating to the Parent Shares will include a notation that such Parent Shares are subject to the restrictions set forth in this Agreement.

4. Dividends.  The escrowed Parent Shares will be considered to be issued and outstanding Parent Shares and will enjoy all dividend privileges accorded to all other issued and outstanding Parent Shares. Any dividends earned on the Parent Shares constituting the Escrow Account will be added to and become part of the Escrow Account. Any dividends earned on the Parent Shares constituting the Shareholders’ Representative Expense Escrow Account will be added to and become part of the Shareholders’ Representative Expense Escrow Account. Any dividends earned on the escrowed Parent Shares will be invested by the Escrow Agent in any Permitted Investment, as directed in writing jointly by Parent and the Shareholders’ Representative. Whenever the Escrow Agent releases escrowed Parent Shares, or cash after selling any escrowed Parent Shares, to any of the parties hereto in accordance with the provisions of this Agreement, such party will also receive any dividends attributable to such Parent Shares.

5. Investment of Cash Funds; Fractional Shares; Sale of Parent Shares.

(a) Any funds in any Account will initially be invested by the Escrow Agent in such investment(s) as are indicated on Exhibit B attached hereto. From time to time, as directed in writing jointly by Parent and the Shareholders’ Representative, the Escrow Agent will separately invest or reinvest any assets (other than any Parent Shares) in any Account, including any cash dividends in either Account, in any of the following investments:

(i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof;

(ii) commercial paper rated at least A-1 by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and P-1 by Moody’s Investors Service, Inc.;

(iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company that is organized under the laws of the United States or any state thereof, that has capital, surplus, and undivided profits aggregating at least $500 million, and that issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above; or

(iv) money market mutual funds with a right of redemption on a daily basis and having assets of at least $500 million, substantially all of which assets consist of investments of a type described in the foregoing clauses (collectively, “Permitted Investments”);

provided in each case that any Permitted Investment referred to in clauses (i) through (iii) above matures within 90 days or less from the date of acquisition thereof by the Escrow Agent. Any income, interest, and dividends of all kinds earned on the assets constituting either Account will be added to and become part of such Account. The Escrow Agent will not be responsible for any diminution in either Account as a result of losses resulting from Permitted Investments.

(b) The parties hereto recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of funds held in the Accounts or the purchase, sale, retention or other disposition of any Permitted Investment.

(c) Any loss or expense incurred as a result of an investment of funds held in either Account will be borne by such Account.

(d) The Escrow Agent is hereby authorized to execute purchases and sales of Permitted Investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent will send statements to each of the parties hereto on a monthly basis reflecting activity in any Account for the preceding month. No statement need be rendered for any Account if no activity occurred in such Account during the applicable month. Although Parent and the Shareholders’ Representative each recognize that they may obtain a broker confirmation or written statement containing comparable information at no additional cost, Parent and the Shareholders’ Representative hereby agree that confirmations of Permitted Investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered.

(e) Parent and the Shareholders’ Representative acknowledge and agree that the delivery of the escrowed assets is subject to the sale and final settlement of Permitted Investments. Proceeds of a sale of Permitted Investments will be delivered to Parent or the Consideration Recipients, as applicable, as promptly as practicable following the sale and final settlement of such Permitted Investments.

(f) No fraction of a Parent Share will be issued to any Consideration Recipient, but in lieu thereof each Consideration Recipient who would otherwise be entitled to a fraction of a Parent Shares (after aggregating all fractions of Parent Shares to be paid to such person) will be entitled promptly to be paid in cash an amount equal to the value of such fraction of a Parent Share, as determined in accordance with Section 9 hereof.

(g) The Escrow Agent will sell for cash to third parties, via a broker-dealer at prevailing market prices, any Parent Shares that would otherwise be delivered to Parent pursuant to this Agreement, and pay the proceeds of such sale in cash to Parent to settle any claims brought by Parent pursuant to this Agreement or the Merger Agreement.

6. Disbursement of the Escrow Account.

(a) If Parent delivers a notice of a claim (“Claim Notice”) for indemnification under Article 7 of the Merger Agreement to the Shareholders’ Representative for any claim requesting payment from the Escrow Account, then Parent will deliver a duplicate copy of the Claim Notice to the Escrow Agent. For a period of 15 days after receipt of such delivery by the Escrow Agent, the Escrow Agent will not release any amounts from the Escrow Account to Parent unless the Escrow Agent will have received written authorization from the Shareholders’ Representative to make such delivery. After the expiration of such 15-day period, the Shareholders’ Representative will be deemed to have agreed to release the amount specified in the Claim Notice and the Escrow Agent will, as promptly as practicable, (i) sell from the Escrow Account that number of Parent

Shares having a then-current market value equal to the amount set forth in the Claim Notice and (ii) deliver to Parent the cash proceeds of such sale, less the amount of broker and other fees incurred in connection with such sale, provided that no such payment, delivery, or reduction may be made if the Shareholders’ Representative objects to the Claim Notice in a written statement delivered to the Escrow Agent and Parent before the expiration of such 15-day period. If the Shareholders’ Representative so objects, then the Escrow Agent will not release any amount from the Escrow Account to Parent, except for any undisputed amount of such claim (which will be released), until (i) final settlement of the dispute between Parent and the Shareholders’ Representative and (ii) the provision to the Escrow Agent of joint written instructions from Parent and the Shareholders’ Representative that the Escrow Agent pay to Parent the amount set forth in the final settlement. For the 30-day period following the delivery of such objection to Parent, the Shareholders’ Representative and Parent will attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders’ Representative and Parent so agree, a memorandum setting forth their agreement will be prepared and signed by each of Parent and the Shareholders’ Representative and will be furnished to the Escrow Agent, and the Escrow Agent will (x) be entitled to rely on any such memorandum, (y) sell from the Escrow Account that number of Parent Shares having a then-current market value equal to the amount set forth in such memorandum, and (z) distribute the cash proceeds of such sale, less the amount of broker and other fees incurred in connection with such sale, in accordance with the terms of such memorandum and this Agreement. Any disputes relating to any Claim Notice that are not settled by Parent and the Shareholders’ Representative within the 30-day period following delivery of an objection to Parent will be resolved pursuant to Section 18 hereof, and the Escrow Agent will only release any amounts to Parent with respect to such Claim Notice upon receipt by the Escrow Agent of a final and nonappealable court order or decree specifying the amount to be released with respect to such Claim Notice or upon receipt of joint written instructions signed by both Parent and the Shareholders’ Representative.

(b) Notwithstanding Section 6(a) hereof, with respect to any expenses relating to any Pre-Existing Litigation or the settlement of any Adjustment Shortfall pursuant to Section 2.09(f) of the Merger Agreement, Parent may deliver written instructions (a “Parent Request”) to the Escrow Agent requesting payment from the Escrow Account for any such expenses or Adjustment Shortfall. Parent will deliver a duplicate copy of such written instructions to the Shareholders’ Representative. Upon receipt of a Parent Request, the Escrow Agent will, as promptly as practicable, (i) sell from the Escrow Account that number of Parent Shares having a then-current market value equal to the amount of the Parent Request and (ii) deliver to Parent the cash proceeds of such sale, less the amount of broker and other fees incurred in connection with such sale.

(c) Notwithstanding Section 6(a) or (b) hereof, as promptly as reasonably practicable following the payment of any Plaintiff Litigation Amount to the Surviving Corporation or its Subsidiaries that is payable to the Consideration Recipients pursuant to the Merger Agreement, Parent and the Shareholders’ Representative will deliver joint written instructions signed by both Parent and the Shareholders’ Representative directing the Escrow Agent to deliver to Parent, or to such third party as Parent may direct, for issuance to the Consideration Recipients, Parent Shares from the Escrow Account in an amount equal to such Plaintiff Litigation Amount.

7. Disbursement of the Shareholders’ Representative Expense Escrow Account.

(a) The Shareholders’ Representative may deliver written instructions (an “Expense Request”) to the Escrow Agent requesting payment from the Shareholders’ Representative Expense Escrow Account for any expenses of the Shareholders’ Representative pursuant to Section 9.10(c) of the Merger Agreement. The Shareholders’ Representative will deliver a duplicate copy of such written instructions to Parent. Upon receipt of an Expense Request, the Escrow Agent will, as promptly as practicable, (i) sell from the Shareholders’ Representative Expense Escrow Account that number of Parent Shares having a then-current market value equal to the amount of such Expense Request plus the amount of broker or other fees to be incurred in connection with such sale of Parent Shares, and (ii) deliver to the Shareholders’ Representative the cash proceeds of such sale, less the amount of broker and other fees incurred in connection with such sale (such that the amount of cash distributed to the Stockholders’ Representative, after payment of broker or other fees incurred in connection with such sale, is equal to the amount of such Expense Request).

(b) If, after payment of, or provision for in accordance with Section 8(b) hereof, all expenses of the Shareholders’ Representative pursuant to Section 9.10(c) of the Merger Agreement, (i) any assets remain in the Shareholders’ Representative Expense Escrow Account and (ii) there are any uncontested and unsatisfied claims to be paid to Parent pursuant to Section 6 hereof and all assets have been distributed from the Escrow Account, the Escrow Agent will, as promptly as practicable, (A) sell from the Shareholders’ Representative Expense Escrow Account that number of Parent Shares having a then-current market value equal to the amount of any such uncontested and unsatisfied claims to Parent, and (B) deliver to Parent the cash proceeds of such sale, less the amount of broker and other fees incurred in connection with such sale.

8. Final Release from the Accounts.

(a) Within five Business Days after the second anniversary of the date hereof, Parent will deliver a notice to the Escrow Agent and the Shareholders’ Representative setting forth (i) the amount sufficient, in Parent’s reasonable judgment, to satisfy any unsatisfied claims specified in any Claim Notice delivered to the Escrow Agent before the second anniversary of the date hereof and (ii) the amount sufficient, in Parent’s reasonable judgment, to satisfy any unsatisfied claims relating to any Pre-Existing Litigation (the sum of such amounts, the “Retained Amount”). Promptly following the receipt of such notice, the Escrow Agent will (A) determine the difference between the value of the assets remaining in the Escrow Account and the Retained Amount and, if the value of the assets remaining in the Escrow Account exceeds the Retained Amount (the “Escrow Account Release Amount”), (B) deliver to Parent, or to such third party as Parent may direct, for issuance to the Consideration Recipients, Parent Shares from the Escrow Account in an amount equal to the Escrow Account Release Amount. After all claims relating to the Retained Amount have been resolved, the Escrow Agent has sold from the Escrow Account that number of Parent Shares having a then-current market value equal to the amount of such claims, and the Escrow Agent has delivered to Parent the cash proceeds of such sale less the amount of broker and other fees incurred in connection with such sale, the Escrow Agent will release all assets remaining in the Escrow Account for distribution to the Consideration Recipients in accordance with this Section 8(a).

(b) Within five Business Days after the second anniversary of the date hereof, the Shareholders’ Representative will deliver a notice to the Escrow Agent and Parent setting forth the amount sufficient, in the Shareholders’ Representative’s reasonable judgment, to satisfy any expenses of the Shareholders’ Representative pursuant to Section 9.10(c) of the Merger Agreement (such amount, together with the amount of any unsatisfied claims by Parent as determined pursuant to Section 8(a)(i) that exceed the amount remaining in the Escrow Account, if any, the “Retained Expense Amount”). Promptly following the receipt of such notice, the Escrow Agent will (i) determine the difference between the amount remaining in the Shareholders’ Representative Expense Escrow Account and the Retained Expense Amount and, if the amount remaining in the Shareholders’ Representative Expense Escrow Account exceeds the Retained Expense Amount (the “Shareholders’ Representative Release Amount”); (ii) deliver to Parent out of the Shareholders’ Representative Release Amount the portion of the Shareholders’ Representative Release Amount necessary to satisfy any uncontested and unsatisfied Parent claims in cash obtained by selling from the Shareholders’ Representative Release Amount that number of Parent Shares, valued pursuant to Section 9 hereof, equal to the amount of any such uncontested and unsatisfied claims; and (iii) deliver for issuance to the Consideration Recipients, Parent Shares from the Shareholders’ Representative Expense Escrow Account in an amount equal to the Shareholders’ Representative Release Amount less the amount of any contested claims by Parent. After all claims relating to the Retained Expense Amount have been resolved and the appropriate portions, if any, of the Retained Expense Amount have been released to the Shareholders’ Representative from the Shareholders’ Representative Expense Escrow Account, the Escrow Agent will release all assets remaining in the Shareholders’ Representative Expense Escrow Account for distribution to the Consideration Recipients in accordance with this Section 8(b).

9.  Value of Parent Shares.  For purposes of valuing any Parent Shares that are to be distributed to the Consideration Recipients pursuant to this Agreement (including pursuant to Sections 6(c), 8(a) and 8(b) hereof), each such Parent Share will have a value equal to the volume-weighted average trading price of a Parent Share on the NYSE as reported by Bloomberg LP for the five consecutive trading days ending on the last Business Day preceding the date on which any Parent Shares are released from any Account.

10.  Further Provisions Concerning the Escrow Agent.

(a) Notwithstanding any provision contained herein to the contrary, the Escrow Agent, including its officers, directors, employees and agents, will:

(i) not be liable for any action taken or omitted under this Agreement so long as it will have acted in good faith and without gross negligence or willful misconduct;

(ii) have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks, or other documents or instruments submitted to it in connection with its duties hereunder;

(iii) be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and will be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;

(iv) be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action;

(v) be reimbursed for its out-of-pocket expenses including, but not limited to, the reasonable fees and costs of attorneys or agents that it may find necessary to engage in performance of its duties hereunder, which reimbursement will be made one-half by Parent and one-half by the Shareholders’ Representative;

(vi) be indemnified and held harmless severally (and not jointly) by Parent and the Shareholders’ Representative (one-half to be borne by Parent and the other half to be borne by the Shareholders’ Representative solely from amounts in the Shareholders’ Representative Expense Escrow Account) from all losses, liabilities, costs and expenses, including reasonable attorney fees and expenses, which may be incurred by it as a result of its acceptance of the Accounts or arising from the performance of its duties hereunder, unless such losses, liabilities, costs and expenses will have resulted from the bad faith, gross negligence or willful misconduct of the Escrow Agent, and such indemnification will survive its resignation or removal, or the termination of this Agreement;

(vii) in the event that (A) any dispute arises between the parties hereto with respect to the disposition or disbursement of any of the assets held hereunder or (B) the Escrow Agent is uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement (whether because of conflicting demands by the other parties hereto or otherwise), be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets;

(viii) have only those duties as are specifically provided herein;

(ix) have the right, but not the obligation, to consult with counsel of choice and will not be liable for action taken or omitted to be taken by the Escrow Agent either in accordance with the advice of such counsel or in accordance with any joint written instructions from Parent and the Shareholders’ Representative; and

(x) have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

(b) The Escrow Agent will neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto in connection herewith, except for the provisions of the Merger Agreement referenced herein. This Agreement and the Merger Agreement set forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent will be inferred from the terms of this Agreement or any other agreement. In no event will the Escrow Agent be liable, directly or indirectly, for any (i) damages or expenses arising out of the services provided hereunder, other than damages that result from the Escrow Agent’s failure to act in accordance with the standards set forth in Section 10(a)(i) hereof or (ii) special or consequential damages, even if the Escrow Agent has been advised of the possibility of such damages.

(c) Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent will be transferred, will succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

11.  Attachment of Accounts; Compliance with Legal Orders.  If any escrow property is attached, garnished or levied upon by any court order, or the delivery thereof is stayed or enjoined by an order of a court, or any order, judgment or decree will be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized and required to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and if the Escrow Agent obeys or complies with any such writ, order or decree, it will not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of compliance with such writ, order or decree should such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

12.  Payments by the Shareholders’ Representative.  To the extent any payment is owed by the Shareholders’ Representative to the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent’s sole source of payment will be withdrawal of the amount of such payment from the Shareholders’ Representative Expense Escrow Account as satisfaction for such payment; provided, however, that the Escrow Agent will provide prior notice to the Shareholders’ Representative of any such deduction.

13.  Tax Matters.  The Escrow Agent does not have any interest in the Parent Shares deposited hereunder or dividends paid on such Parent Shares but is serving only as escrow holder and having only possession thereof. The Shareholders’ Representative and Parent agree that, for U.S. federal income tax purposes, income earned on the assets in the Accounts will be taxable to the Consideration Recipients. The Escrow Agent will be responsible for information reporting only with respect to income earned on any assets that are part of the Accounts and for which the Escrow Agent has received the necessary information, and is not responsible for any other reporting, except as otherwise provided by applicable law. The Escrow Agent will provide any necessary information reporting forms, other tax forms or certificates to the Shareholders’ Representative consistent with the foregoing.

14.  Termination.  As of the date that the Escrow Agent has distributed all assets held in the Accounts, this Escrow Agreement will terminate.

15.  Resignation or Removal of Escrow Agent.

(a) The Escrow Agent may resign as such following the giving of 30 days’ prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of 30 days’ prior written notice to the Escrow Agent by the other parties hereto. In either event, the duties of the Escrow Agent will terminate 30 days after receipt of such notice (or as of such earlier date as may be mutually agreeable), and the Escrow Agent must then deliver the balance of the amounts then in its possession to a successor escrow agent as will be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

(b) If the other parties hereto have failed to appoint a successor escrow agent prior to the expiration of 30 days following receipt of the notice of resignation or removal, the Escrow Agent may appoint a successor (provided such successor is a bank or trust company having assets of at least $500 million with offices in the State of Minnesota) or petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment will be binding upon all of the parties hereto.

16.  Voting Rights.  The escrowed Parent Shares will be considered to be issued and outstanding Parent Shares owned by the Consideration Recipients and will enjoy all voting rights accorded to all other issued and outstanding Parent Shares. The Shareholders’ Representative will have the right, in his sole discretion, on behalf of the Consideration Recipients of the Company, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the escrowed Parent Shares until such escrowed Parent Shares are sold by the Escrow Agent pursuant to this Agreement or conveyed to the Consideration Recipients, and the Escrow Agent will comply with any such written instructions. In the absence of such instructions, the Escrow Agent will not vote any of the escrowed Parent Shares. The Shareholders’ Representative will have no obligation to solicit consents or proxies from the Consideration Recipients for purposes of any such vote.

17.  Notices.  All notices, requests and other communications hereunder to a party will be in writing and will be deemed given (a) on the date of delivery, if personally delivered or by facsimile transmission (with confirmation); (b) on the first Business Day following the date of dispatch, if delivered by a recognized next-day courier service; or (c) on the third Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or facsimile number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

(i) If to Parent, to:

Bruce Neary
RBC Dain Rauscher, Inc.
60 South Sixth Street, Suite 1400
Minneapolis, MN 55402
Facsimile: (612) 371-7755

With copies to:

Corporate Secretary
Royal Bank of Canada
200 Bay Street, South Tower
Toronto, Ontario, M5J 2J5
Canada
Facsimile: 416-974-3535

and

General Counsel
RBC Dain Rauscher, Inc.
60 South Sixth Street, Suite 1400
Minneapolis, MN 55402
Facsimile: (612) 371-7755

(ii) If to the Shareholders’ Representative:

Adrian G. Teel
100 Light Street, 9th Floor
Baltimore, MD 21202
Facsimile: (410) 659-4695

With a copy to:

Thomas D. Washburne, Jr., Esq.
Venable LLP
Two Hopkins Plaza, Suite 1800
Baltimore, MD 21201
Facsimile: (410) 244-7744

(iii) If to the Escrow Agent:

[Address
Facsimile: ]

With a copy to:

[Address
Facsimile: ]

18.  Governing Law; Jurisdiction.  This Agreement will be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state, without regard to conflict of law principles. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court located in the State of Delaware in any action or proceeding arising out of or relating to this Agreement.

19.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), each of which will be deemed to constitute an original.

20.  Section Headings.  The headings contained in this Agreement are for convenience and reference purposes only and neither form a part of this Agreement nor affect the construction or interpretation of this Agreement.

21.  Amendment, Modification or Waiver.  This Agreement may be amended or modified and any term of this Agreement may be waived if such amendment, modification or waiver is in writing and signed by all parties to this Agreement.

22.  Assignments of Interests.  To the extent any Consideration Recipient is deemed to have an interest in this Agreement, such interest may not be assigned to any other person, other than by operation of law, pursuant to a will, or to a self-directed individual retirement account. No assignment of the interest of Parent hereto will be binding upon the Escrow Agent unless and until written evidence of such assignment in form satisfactory to the Escrow Agent is filed with and accepted by the Escrow Agent. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns, whether so expressed or not.

23.  Further Assurances.  If, after the date hereof, any further action is necessary, proper or desirable to carry out the purposes of this Agreement, then each of the parties hereto will promptly take or cause to be taken all such necessary, proper or desirable actions, including the execution and delivery of such further documents as may be reasonably requested by any party hereto for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

24.  Identification.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person, such as a business entity, a charity, a trust or other legal entity, the Escrow Agent may ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

25.  Security Advice Waiver Language.  Parent and the Shareholders’ Representative acknowledge that regulations of the Comptroller of the Currency grant the parties hereto the right to receive brokerage confirmations of security transactions as they occur. Parent and the Shareholders’ Representative specifically waive such notification to the extent permitted by law and acknowledge that Parent and the Shareholders’ Representative will receive periodic cash transaction statements, which will detail all investment transactions.

26.  Merger Agreement Controls.  To the extent any term or provision of this Agreement conflicts with the terms and provisions of the Merger Agreement, the Merger Agreement will control.

27.  Severability.  If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there will be added as a part of this Agreement, and will negotiate in good faith to so add, a provision to effect, as closely as possible, the original intent of the parties hereto.

[Remainder of Page Intentionally Left Blank — Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

PARENT:

ROYAL BANK OF CANADA

By:
Name:

Title:

By:
Name:

Title:

SHAREHOLDERS’ REPRESENTATIVE:

By:
Name:     Adrian G. Teel

ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:

Title:

Exhibit C

RELEASE

This RELEASE (this “Release”) is being executed and delivered by [          ] (the “Shareholder”) in accordance with Section 6.03(l) of the Agreement and Plan of Merger, dated as of February 14, 2008 (the “Agreement”), by and among Royal Bank of Canada, a Canadian chartered bank (“Parent”), Steamer Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Ferris, Baker Watts, Incorporated, a Delaware corporation (the “Company”), and Adrian G. Teel, solely in his capacity as the Shareholders’ Representative (the “Shareholders’ Representative”). Capitalized terms used in this Release but not otherwise defined herein have the respective meanings given to such terms in the Agreement.

The Shareholder acknowledges that the execution and delivery of this Release is a condition to Parent’s obligation to consummate the transactions contemplated by the Agreement and that Parent is relying on this Release in connection with the consummation of such transactions.

In order to induce Parent to enter into and consummate the transactions contemplated by the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder, intending to be legally bound, agrees as follows:

1. The Shareholder hereby absolutely and unconditionally releases, waives and forever discharges the Company, Parent, and Parent’s Affiliates, and each of their respective individual, joint or mutual, past, present and future representatives, shareholders, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) of and from any and all claims, demands, proceedings, causes of action, orders, obligations, Contracts, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Shareholder now has, has ever had or may hereafter have against the respective Releasees, arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, and whether or not relating to claims pending on, or asserted after, the Closing; provided, however, that nothing contained in this Release will: (i) be construed to extinguish any rights that the Shareholder may have to indemnification or reimbursement from the Company in his or her capacity as a director, officer or employee, whether pursuant to the Company’s organizational documents, the Agreement, or otherwise, or to any liability insurance of the Company (including, without limitation, pursuant to directors and officers liability, professional liability, employment practices and general liability insurance policies); (ii) operate to release any obligations of Parent arising from or relating to the Agreement and the agreements and transactions contemplated thereby; (iii) operate to release any entitlement of the Shareholder to COBRA continuation coverage benefits or any other similar benefits required to be provided by law; or (iv) operate to release any rights to amounts that are earned or reimbursable, and in both cases vested prior to the date hereof, under any Benefit Plan or similar program provided by the Company prior to the date hereof, including earned but unpaid wages and commissions and accrued vacation, or any severance arrangements pursuant to any change in control agreement Previously Disclosed to Parent.

2. The Shareholder hereby absolutely and unconditionally releases, waives and forever discharges the Releasees of and from any and all legal, equitable, or other claims, counterclaims, actions, causes of action, or damages, that arise in any way out of the employment and/or termination of employment with any Releasee and all surrounding circumstances, up through and including the date of his or her execution of this Release including, but not limited to, all: (i) claims for breach of restrictive covenants, repayment of promissory notes, repayment of training costs, unfair competition, raiding, misappropriation of trade secrets, breach of fiduciary duty or duty of loyalty, conversion, defamation, disparagement, tortious interference with contract or prospective advantage, wrongful termination, retaliatory or constructive discharge, training costs and defamation; (ii) claims arising under Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f) et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; and the Equal Pay Act; (iii) claims arising from any federal or state constitutions, federal, state or local statutes, or any contract, quasi contract, common law or tort claims, whether known or unknown, suspected or unsuspected, concealed or hidden, or developed or undeveloped; (iv) all claims for compensation of any kind; and (v) all claims for attorneys’ fees, costs and interest. Shareholder does not release any claims that the law does not allow to be waived or any claims that may arise after the date on which Shareholder signs this Release.

3. Notwithstanding anything to the contrary contained within the provisions of this Release, in no event will this Release diminish, release or otherwise affect any vested monies or other benefits to which the Shareholder may be entitled from or under any pension, retirement savings or deferred compensation plan.

4. The Shareholder acknowledges that this Release is given voluntarily and without any duress or undue influence on the part of any person, firm or corporation. The Shareholder acknowledges and agrees that he or she has not relied upon any statement or representation, written or oral, made by any Releasee or by any of the Releasees’ respective attorneys or agents, in connection with this Release other than the provisions and representations expressly set forth herein. The Shareholder additionally acknowledges that he or she has been advised to and has had the opportunity to consult with an attorney regarding this Release and that he or she understands this Release’s meaning and effect.

5. The Shareholder acknowledges that he or she has been given at least 21 days for review, acceptance, and execution of this Release as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. The Shareholder acknowledges that he or she has been informed of his or her right to revoke this Release as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., by providing written notice of his or her intent to revoke this Release within seven calendar days following his or her respective execution of this Release. To be effective, such revocation must be delivered by hand or by overnight mail, return receipt requested, to: Todd W. Schnell, Senior Associate General Counsel, RBC Dain Rauscher, Dain Rauscher Plaza P-18, 60 South Sixth Street, Minneapolis, MN 55402-4422.

6. The Shareholder expressly agrees that the Releasees will be irreparably damaged if this Release is not specifically enforced. Upon a breach or threatened breach of this Release, the Releasees will, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions of this Release.

7. From time to time after the date hereof, the Shareholder agrees to execute and deliver such documents and take such actions as any Releasee reasonably requests in connection with carrying out and effectuating the intent and purpose hereof and all transactions and undertakings contemplated hereby.

8. The invalidity or unenforceability of any provision of this Release will not affect the validity or enforceability of any other provisions of this Release. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. If this Release is held by a court to be inadequate to release a particular claim encompassed within this Release, this Release will remain in full force and effect with respect to all of the rest of the claims encompassed within this Release.

9. This Release may not be amended or modified except in a writing signed by the person(s) against whose interest such change would operate.

10. This Release may be delivered by facsimile or as an e-mail attachment and copies of an original executed signature page will be deemed original signatures for purposes of enforcement and construction of this Release.

11. This Release will be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state.

12. All words used in this Release will be construed to be of such gender or number as the circumstances require.

[Remainder of Page Intentionally Left Blank — Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Release as of the day and year first written above.

By:
[Name of Shareholder]

[SIGNATURE PAGE TO RELEASE]

Appendix B

February 14, 2008

The Board of Directors
Ferris Baker Watts, Incorporated
100 Light Street Baltimore,
Maryland 21202

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Ferris Baker Watts, Incorporated (“FBW” or the “Company”) of the consideration to be received in the proposed merger (the “Merger”) of Ferris Baker Watts, Incorporated with and into Royal Bank of Canada or a wholly-owned subsidiary designated by them (“RBC” or the “Acquirer”), pursuant to the Merger Agreement, dated as of February 14, 2007, between the Company and the Acquirer (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.10 per share, of FBW will be converted into shares of common stock of the Acquirer pursuant to an exchange ratio based on total consideration of $230 million (the “Merger Consideration”), subject to adjustments provided in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

Keefe, Bruyette & Woods, Inc., has acted as financial advisor to the Company. As part of our investment banking business, we are continually engaged in the valuation of the securities of financial services companies in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of financial services companies, we have experience in, and knowledge of, the valuation of securities broker-dealers and investment banking companies. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, the Company and Acquirer, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Acquirer for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to the Company. We have acted exclusively for the Board of Directors of the Company in rendering this fairness opinion and will receive a fee from the Company for our services. A portion of our fee is contingent upon the successful completion of the Merger.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of the Company and the Acquirer and the Merger, including among other things, the following: (i) the Agreement; (ii) certain financial and other information about the Company including its audited historical financial statements for the three fiscal years ended February 28, 2007, certain unaudited financial statements and analyses, and interim management reports of the Company; (iii) certain financial and other information about the Acquirer that was publicly available, including the Annual Reports to Shareholders for the three fiscal years ended October 31, 2007; (iv) certain other communications from the Company to its stockholders and from the Acquirer to its shareholders; and (v) other financial information concerning the businesses and operations of the Company furnished to us by the Company for purposes of our analysis. We have also held discussions with senior management of the Company and Acquirer regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial information for the Company and the Acquirer, and certain stock market information for the Acquirer, with

Keefe, Bruyette, & Woods 787 Seventh Avenue New York, NY 10019
212 887 7777 Toll Free 800 966 1559

B-1

similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the securities brokerage and, performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon management of the Company as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgment of the Company and that such forecasts and projections will be realized in the amounts and in the time period currently by the Company We have relied upon publicly available financial forecasts and earnings estimates of the Acquirer and we have assumed that such forecasts and estimates reflect the best currently available estimates and judgments of the Acquirer and that such forecasts and estimates will be realized in the amounts and in the time periods currently estimated by the Acquirer. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the assets, liabilities or property of the Company or Acquirer.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of the Company and the Acquirer; (ii) the assets and liabilities of the Company and Acquirer; and (iii) the nature and terms of certain other merger transactions involving securities brokerage and investment banking companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the securities brokerage, investment banking and financial services industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternative that may be available to the Company.

We are not expressing any opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the compensation to the other shareholders of the Company.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the NASD Rules of the Financial Institutions Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the Merger is fair, from a financial point of view, to the holders of the Company’s Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

B-2

Appendix C

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers.

Indemnification.  RBC’s bylaws provide that RBC will indemnify a director or officer of RBC or a former director or officer of RBC, or a person who acts or acted at RBC’s request as a director or officer of an entity of which RBC is or was a shareholder or creditor, and such person’s heirs and legal representatives (the “indemnified persons”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of RBC or such an entity and including all taxes, duties, imposts or governmental charges whatsoever (“taxes”) levied on amounts paid to so indemnify such person against such costs, charges, expenses and taxes if: (1) the indemnified person acted honestly and in good faith with a view to the best interests of RBC; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person’s conduct was lawful. RBC’s bylaws further provide that the foregoing indemnification will not apply in respect of an action by or on behalf of RBC to obtain a judgment in its favor unless the approval of a court is obtained as required by the Bank Act. RBC will exercise all reasonable efforts to obtain or assist in obtaining such approval.

Under the Bank Act, the indemnified persons referred to above are entitled to indemnity from RBC in respect of all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the person in connection with the defense of any civil, criminal, administrative, or investigative proceeding to which the person is subject because of their association with RBC or other entity, if the person seeking indemnity:

•	was not judged by the court or other competent authority to have committed any fault or omitted to do anything they ought to have done; and

•	fulfills the conditions set out in (1) and (2) above.

These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of U.S. federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling RBC pursuant to the foregoing provisions, RBC has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable in the United States.

ITEM 21.	Exhibits and Financial Statement Schedules.

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of February 14, 2008, by and among Royal Bank of Canada, Steamer Acquisition Corp., Ferris, Baker Watts, Incorporated and Adrian G. Teel, solely in his capacity as the shareholders’ representative (included as Appendix A to the proxy statement/prospectus contained in this registration statement)
3.1	Bylaws of Royal Bank of Canada (incorporated by reference to the Current Report on Form 6-K furnished by Royal Bank of Canada to the SEC on November 6, 2007)
5.1	Opinion of Ogilvy Renault LLP
8.1	Opinion of Venable LLP
8.2	Opinion of Ernst & Young LLP
21.1	Principal Subsidiaries of Royal Bank of Canada (incorporated by reference to the Annual Report on Form 40-F of Royal Bank of Canada filed with the SEC on November 30, 2007)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Ogilvy Renault LLP (included in the opinion filed as Exhibit 5.1 to this registration statement)
23.3	Consent of Venable LLP (included in the opinion filed as Exhibit 8.1 to this registration statement)

Exhibit
Number	Description

23.4	Consent of Ernst & Young LLP (included in the opinion filed as Exhibit 8.2 to this registration statement)
23.5	Consent of Keefe, Bruyette & Woods, Inc.*
23.6	Consent of Duff & Phelps, LLC*
24	Power of Attorney (included on the signature page to this registration statement)*
99.1	Form of Letter from ESOP Trustee to Participants in ESOP*
99.2	Form of Proxy Card of Ferris, Baker Watts, Incorporated*

*	Previously filed.

ITEM 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) (i) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(ii) The undersigned registrant hereby undertakes to arrange or provide for a facility in the U.S. for the purpose of responding to such requests.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) The undersigned registrant hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8-A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Royal Bank of Canada has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on May 21, 2008.

ROYAL BANK OF CANADA

By:	/s/ Barbara G. Stymiest
Barbara G. Stymiest
Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* (Gordon M. Nixon)	President & Chief Executive Officer and Director	May 21, 2008

* (David P. O’Brien)	Chairman of the Board	May 21, 2008

* (Janice R. Fukakusa)	Chief Financial Officer (Principal Financial Officer)	May 21, 2008

* (Linda F. Mezon)	Chief Accountant (Principal Accounting Officer)	May 21, 2008

* (W. Geoffrey Beattie)	Director	May 21, 2008

* (Douglas T. Elix)	Director	May 21, 2008

* (John T. Ferguson)	Director	May 21, 2008

* (The Hon. Paule Gauthier)	Director	May 21, 2008

* (Timothy J. Hearn)	Director	May 21, 2008

* (Alice D. Laberge)	Director	May 21, 2008

* (Jacques Lamarre)	Director	May 21, 2008

Signature	Title	Date

* (Brandt C. Louie)	Director	May 21, 2008

* (Michael H. McCain)	Director	May 21, 2008

* (J. Pedro Reinhard)	Director	May 21, 2008

* (Edward Sonshine)	Director	May 21, 2008

* (Kathleen P. Taylor)	Director	May 21, 2008

* (Victor L. Young)	Director	May 21, 2008

* (LaBrena Jones Martin)	Authorized Representative in the United States	May 21, 2008

* By: /s/ Barbara G. Stymiest Barbara G. Stymiest Attorney-in-Fact